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                                                                     Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


- - - - - - - - - - - - - - - - - - - - - - - - - - X
                                                    :
IN RE                                               :
                                                    :    CHAPTER 11
PHILIP SERVICES (DELAWARE), INC., ET AL.            :    CASE NO. 99-02385 (MFW)

                                                    :    (JOINTLY ADMINISTERED)
                                    DEBTORS.        :
                                                    :
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               DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED
    JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., ET AL.



                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) David S. Kurtz
                         Jeffrey W. Linstrom
                         J. Gregory St. Clair
                         Timothy R. Pohl
                         333 W. Wacker Drive
                         Chicago, Illinois 60606-1285
                         (312) 407-0700

                                  -and-

                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         Gregg M. Galardi (I.D.#2991)
                         One Rodney Square
                         P.O. Box 636
                         Wilmington, Delaware  19899-0636
                         (302) 651-3000

                         Attorneys for Philip Services (Delaware), Inc., et al.



Dated:   September 21, 1999




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                                   DISCLAIMER

         PHILIP SERVICES CORP. ("PSC"), PHILIP SERVICES (DELAWARE), INC. ("PSI") AND CERTAIN OF THEIR SUBSIDIARIES LISTED ON EXHIBIT A TO THE PLAN (THE "SUBSIDIARY DEBTORS" AND, TOGETHER WITH PSC AND PSI, THE "DEBTORS") ARE FURNISHING THIS DISCLOSURE STATEMENT AND THE APPENDICES HERETO, THE ACCOMPANYING BALLOTS AND THE RELATED MATERIALS DELIVERED HEREWITH PURSUANT TO SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE, 11 U.S.C. ss.ss. 101-1330, AS AMENDED (THE "BANKRUPTCY CODE"), IN CONNECTION WITH THEIR SOLICITATION (THE "SOLICITATION") FROM HOLDERS OF CERTAIN CLAIMS IN CLASSES 6 AND 7 (THE "HOLDERS OF CLASS 6 AND 7 CLAIMS") OF ACCEPTANCES OF THE PROPOSED JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN (THE "PLAN," A COPY OF WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX A). IN THE EVENT THAT HOLDERS OF CLASS 7 CLAIMS VOTE TO REJECT THE PLAN, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN NOTWITHSTANDING SUCH REJECTION PURSUANT TO THE CRAMDOWN PROVISION OF SECTION 1129(b) OF THE BANKRUPTCY CODE.

         THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THESE CASES SUPPORTS CONFIRMATION OF THE PLAN OF REORGANIZATION DETAILED HEREIN AND
URGES HOLDERS OF CLASS 7 TO VOTE IN FAVOR OF THE PLAN.

         PSC IS A COMPANY AMALGAMATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO AND WITH PROPERTY IN THE UNITED STATES, CANADA AND OTHER INTERNA TIONAL SITES. PSI IS A CORPORATION ESTABLISHED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE.

         PSC AND CERTAIN OF ITS OTHER SUBSIDIARIES THAT ARE NOT DEBTORS IN THESE REORGANIZATION CHAPTER 11 CASES (THE "CANADIAN DEBTORS") HAVE ALSO COMMENCED CASES IN THE SUPERIOR COURT OF JUSTICE IN TORONTO, ONTARIO, CANADA UNDER THE COMPANIES' CREDITORS ARRANGEMENT ACT (THE "CCAA") (THE "CANADIAN CASES"). PSC AND THE OTHER CANADIAN DEBTORS HAVE FILED IN THE CANADIAN CASES AN AMENDED PLAN OF COMPROMISE AND ARRANGEMENT CONSISTENT WITH THE PLAN (THE "CANADIAN PLAN"). THE CANADIAN REORGANIZATION PLAN PROVIDES FOR THE REORGANIZATION OF PSC AND THE OTHER CANADIAN DEBTORS AND THEIR EMERGENCE FROM THE CANADIAN CASES AS OPERATING ENTITIES.

         IN THE EVENT THE CANADIAN REORGANIZATION PLAN IS NOT SANCTIONED, THE REORGANIZATION OF PSC AND THE OTHER CANADIAN DEBTORS WILL BE ACCOMPLISHED THROUGH THE TRANSFER OF THEIR BUSINESSES AS A GOING CONCERN TO ONE OR MORE DIRECT OR INDIRECT SUBSIDIARIES OF REORGANIZED PSI, AS THE RESULT OF THE LENDERS ENFORCING REMEDIES UNDER CANADIAN LAW (THE "ALTERNATE CANADIAN TRANSACTIONS"). IF THE ALTERNATE CANADIAN TRANSACTIONS ARE IMPLEMENTED, CLAIMS OF CANADIAN CREDITORS WILL NOT BE COMPROMISED; HOWEVER, IT IS EXPECTED THAT NO DISTRIBUTIONS WILL BE MADE TO CANADIAN CREDITORS OTHER THAN THE LENDERS.

         THE PLAN PROVIDES THAT IF THE CANADIAN REORGANIZATION PLAN IS NOT SANCTIONED, HOLDERS OF CANADIAN IMPAIRED UNSECURED CLAIMS AGAINST THE CANADIAN DEBTORS MAY PARTICIPATE IN DISTRIBUTIONS PROVIDED UNDER THE PLAN AS IF THEY WERE UNITED STATES CREDITORS IF THEY VOLUNTARILY SUBMIT TO THE PERSONAL AND SUBJECT MATTER JURISDICTION OF THE BANKRUPTCY COURT AND HAVE THEIR CLAIMS ALLOWED AND DETERMINED IN ACCORDANCE WITH THE BANKRUPTCY CODE AND APPLICABLE NONBANKRUPTCY LAWS OF THE UNITED STATES, BY FILING A FORM TO BE PROVIDED TO THEM
BY THE DEBTORS. ANY SUCH DISTRIBUTIONS WILL BE MADE FROM DISTRIBUTIONS THAT

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WOULD OTHERWISE HAVE BEEN MADE TO HOLDERS OF CANADIAN IMPAIRED UNSECURED CLAIMS
IF THE CANADIAN REORGANIZATION PLAN WAS SANCTIONED.

         PSC AND THE OTHER CANADIAN DEBTORS WILL SEEK TO HAVE THE CANADIAN REORGANIZATION PLAN SANCTIONED BY THE CANADIAN COURT ONLY IF CERTAIN CONDITIONS ARE MET INCLUDING THE RESOLUTION OF CLAIMS INVOLVING THE DEBTORS' AUDITORS AND UNDERWRITERS. IF THESE CONDITIONS ARE NOT MET PRIOR TO THE VOTE ON THE CANADIAN PLAN, THEN PSC AND THE OTHER CANADIAN DEBTORS MAY SEEK TO HAVE THE ALTERNATE CANADIAN TRANSACTIONS IMPLEMENTED.

         THE DEBTORS DO NOT BELIEVE THAT THERE WILL BE A MATERIAL ECONOMIC IMPACT ON THE NATURE OR VALUE OF THE DISTRIBUTIONS TO BE MADE UNDER THE PLAN TO HOLDERS OF CLAIMS OR INTERESTS AS A RESULT OF WHETHER THE CANADIAN REORGANIZATION PLAN IS SANCTIONED OR THE ALTERNATE CANADIAN TRANSACTIONS ARE IMPLEMENTED.

         THIS DISCLOSURE STATEMENT IS TO BE USED BY HOLDERS OF CLASS 6 AND 7 CLAIMS SOLELY IN CONNECTION WITH THEIR EVALUATION OF THE PLAN; USE OF THE DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED.

         THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF ANY OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         IN MAKING A DECISION, HOLDERS OF CLASS 6 AND 7 CLAIMS MUST RELY ON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. HOLDERS OF CLASS 6 AND 7 CLAIMS SHOULD NOT CON STRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH HOLDER OF CLASS 6 AND 7 CLAIMS SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE ARTICLE II.M OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION -- CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION." THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

         THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMA TION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY AND INFORMATION AVAILABLE TO THE DEBTORS. WHEN USED IN THIS DOCUMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE" AND "EXPECT" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS AND THEIR MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE DEBTORS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND


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ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR
ACHIEVEMENTS OF THE DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, AMONG OTHERS, THE RISKS DISCUSSED IN ARTICLE VII OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED" AND RISKS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY THE DEBTORS WITH THE SEC AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY OBLIGATIONS, TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

         EXCEPT AS SET FORTH IN ARTICLE XIII.I OF THIS DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURES -- FURTHER INFORMATION" BELOW, NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE APPENDICES AND EXHIBITS ANNEXED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF EXISTING SECURITIES MADE PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS AND INTERESTS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS OR INTERESTS ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING, BUT NOT LIMITED TO, THE INFORMATION REGARDING THE HISTORY, BUSINESSES AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION OF THE DEBTORS (INCLUDING THE PROJECTED RESULTS OF OPERATIONS OF THE REORGANIZED DEBTORS) AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. AS TO CONTESTED MATTERS, HOWEVER, SUCH INFORMATION IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.


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                                TABLE OF CONTENTS

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TABLE OF APPENDICES....................................................................................................-ix-

ARTICLE I.

         INTRODUCTION.....................................................................................................1

ARTICLE II.

         SUMMARY OF THE PLAN OF REORGANIZATION............................................................................2
A.       OVERALL STRUCTURE OF THE PLAN....................................................................................2
B.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS...............................................4
C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.............................................................5
         1.         Classified Claims and Interests.......................................................................6
         2.         Unclassified Claims..................................................................................17
D.       EFFECT OF VOTING ON DISTRIBUTIONS...............................................................................19
         1.         If the Canadian Reorganization Plan Is Sanctioned....................................................19
         2.         If the Alternate Canadian Transactions Are Implemented...............................................19
E.       SUMMARY OF DEBT TO BE INCURRED AND SECURITIES TO BE ISSUED IN
         CONNECTION WITH THE PLAN........................................................................................20
         1.         If the Canadian Reorganization Plan Is Implemented...................................................20
         2.         If the Alternate Canadian Transactions are Implemented...............................................22
F.       SUMMARY OF RELEASES UNDER THE PLAN..............................................................................24
G.       TREATMENT OF DIRECTOR AND OFFICER INDEMNIFICATION OBLIGATIONS UNDER THE PLAN....................................25
H.       POST-CONSUMMATION OPERATIONS OF THE DEBTORS.....................................................................27
         1.         Continued Corporate Existence........................................................................27
         2.         Revesting of Assets..................................................................................27
I.       DISTRIBUTIONS UNDER THE PLAN....................................................................................28
         1.         Distributions for Claims Allowed as of the Effective Date............................................28
         2.         Resolution and Treatment of Disputed, Contingent, and Unliquidated Claims
                    and Disputed Interests...............................................................................31
J.       OTHER MATTERS...................................................................................................32
         1.         Treatment of Executory Contracts and Unexpired Leases................................................32
         2.         Administrative Claims................................................................................33
         3.         Professional Fee Claims..............................................................................34
         4.         Interest on Claims...................................................................................34
         5.         Withholding and Reporting Requirements...............................................................34
         6.         Setoffs..............................................................................................35
         7.         Shareholder Rights Plan..............................................................................35
         8.         Reverse Stock Split..................................................................................36
K.       PRESERVATION OF RIGHTS OF ACTION................................................................................37
L.       RELEASES UNDER THE PLAN.........................................................................................38
         1.         Releases by Debtors..................................................................................38
         2.         Releases by Holders of Lender Claims, Claims and Interests...........................................39
         3.         Reinstatement of Releases............................................................................41
M.       CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION..................................................................41
         1.         Requirements for Confirmation of the Plan............................................................41
         2.         Conditions to Confirmation and Consummation..........................................................42
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
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         3.         Modifications and Amendments.........................................................................45
N.       WAIVER OF CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION........................................................45
O.       EFFECT OF WAIVER OF CANADIAN PLAN CONDITION RELATING TO SANCTIONING OF CANADIAN
         REORGANIZATION PLAN.............................................................................................45
P.       EFFECTS OF CONFIRMATION.........................................................................................46
         1.         Binding Effect.......................................................................................46
         2.         Discharge of the Debtors.............................................................................46
         3.         Permanent Injunction.................................................................................47
         4.         Exculpation and Limitation on Liability; Indemnity...................................................47
Q.       RETENTION OF JURISDICTION.......................................................................................48

ARTICLE III.

         TREATMENT OF TRADE CREDITORS, CUSTOMERS AND EMPLOYEES...........................................................49
A.       TRADE CREDITORS.................................................................................................49
B.       CUSTOMERS/CLIENTS...............................................................................................49
C.       EMPLOYEES  .....................................................................................................49

ARTICLE IV.

         HISTORY OF THE DEBTORS AND EVENTS LEADING TO
         CHAPTER 11 FILING AND PLAN......................................................................................49
A.       OVERVIEW OF BUSINESS OPERATIONS.................................................................................49
         1.         Business Segments....................................................................................49
         2.         Accompanying Financial Data..........................................................................50
         3.         Certain Legal Proceedings............................................................................50
B.       CAPITAL STRUCTURE OF THE DEBTORS................................................................................53
         1.         The Pre-Petition Credit Agreement....................................................................53
         2.         Recapitalization/Equity..............................................................................53
         3.         Debentures...........................................................................................54
C.       EVENTS CONTRIBUTING TO THE NEED FOR RESTRUCTURING...............................................................55
         1.         Acquisition Strategy and Restatement of Financials...................................................55
         2.         Discontinued Operations and Divestitures.............................................................58
         3.         Employee Retention Program...........................................................................59
         4.         Negotiations with Unsecured Creditors................................................................59
         5.         Other Pre-Petition Settlement Negotiations...........................................................59

ARTICLE V.

         CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS...............................................................60
A.       CURRENT CORPORATE STRUCTURE.....................................................................................60
B.       BOARD OF DIRECTORS..............................................................................................60
C.       SENIOR OFFICERS.................................................................................................62
D.       DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS...............................................................65
E.       UNAUDITED PROJECTED FINANCIAL INFORMATION AND BUSINESS AND OPERATING STRATEGIES.................................65

ARTICLE VI.

         CHAPTER 11 CASES/CCAA...........................................................................................66
A.       COMMENCEMENT OF THE CHAPTER 11 CASES............................................................................66
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
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         1.         First Day Relief Granted by the Bankruptcy Court.....................................................66
         2.         Appointment of Official Committee of Unsecured Creditors.............................................69
         3.         Other Matters Occurring in the Cases.................................................................69
         4.         Negotiations with Allen Fracassi.....................................................................70
         5.         Management Stock Options Plan........................................................................70
B.       POST-PETITION OPERATIONS AND LIQUIDITY..........................................................................71
C.       THE COMPANIES' CREDITORS ARRANGEMENT ACT (THE "CCAA") OF CANADA.................................................71
         1.         Stay of Proceedings..................................................................................72
         2.         Payment of Trade Creditors...........................................................................72
         3.         Operations...........................................................................................72
         4.         Authority to Borrow and Charging of Property.........................................................72
         5.         Appointment of Ernst and Young Inc. as Monitor.......................................................72
         6.         Cross-Border Insolvency Protocol.....................................................................73

ARTICLE VII.

         CERTAIN FACTORS TO BE CONSIDERED................................................................................73
A.       GENERAL CONSIDERATIONS..........................................................................................73
B.       CERTAIN BANKRUPTCY/CCAA CONSIDERATIONS..........................................................................73
         1.         General..............................................................................................73
         2.         Effect on Non-Filing Subsidiaries....................................................................73
         3.         Failure to Confirm the Plan..........................................................................74
         4.         Failure to Consummate the Plan.......................................................................74
         5.         Certain Provisions of the Amended Certificate of Incorporation, the By-Laws
                    and Other Agreements.................................................................................74
C.       CERTAIN TAX CONSIDERATIONS......................................................................................74
D.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS...................................................................74
E.       RISKS ASSOCIATED WITH EXIT FACILITY.............................................................................75
F.       RISKS ASSOCIATED WITH NEW COMMON SHARES/REORGANIZED PSI COMMON SHARES;
         CHANGE IN CONTROL...............................................................................................75
G.       RISKS ASSOCIATED WITH NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW
         UNSECURED CONVERTIBLE NOTES.....................................................................................76
H.       DISRUPTION OF OPERATIONS DUE TO BANKRUPTCY FILING...............................................................77
I.       FINANCIAL UNCERTAINTY...........................................................................................77
J.       ACQUISITION STRATEGY; INTEGRATION ISSUES........................................................................77
K.       BUSINESS AND COMPETITION........................................................................................78
L.       ENVIRONMENTAL MATTERS...........................................................................................79
M.       LENDER LOCK-UP AGREEMENT........................................................................................81
N.       UNIMPAIRED CLAIMS...............................................................................................81
O.       UNSECURED CLAIMS................................................................................................81
P.       CLAIMS ESTIMATES................................................................................................82
Q.       AFFILIATE STATUS................................................................................................83
R.       RELIANCE ON KEY PERSONNEL.......................................................................................83
S.       YEAR 2000 ISSUE.................................................................................................83

ARTICLE VIII.

         NEW DEBT AND SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN.............................................84
A.       NEW COMMON SHARES/PSC COMMON SHARES/REORGANIZED PSI COMMON SHARES...............................................84
         1.         If the Canadian Reorganization Plan is Implemented...................................................84
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

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         2.         If the Alternate Canadian Transactions are Implemented...............................................84
B.       NEW SENIOR SECURED TERM DEBT....................................................................................85
C.       NEW SECURED PIK DEBT............................................................................................85
D.       NEW UNSECURED PIK NOTES.........................................................................................87
E.       NEW UNSECURED CONVERTIBLE NOTES.................................................................................88

ARTICLE IX.

         APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS..............................................................89
A.       OFFER AND SALE OF NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK
         NOTES AND NEW UNSECURED CONVERTIBLE NOTES PURSUANT TO THE PLAN:  BANKRUPTCY CODE
         EXEMPTION FROM REGISTRATION REQUIREMENTS........................................................................89
B.       SUBSEQUENT TRANSFERS OF NEW COMMON SHARES, NEW SECURED PIK DEBT,
         NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES.....................................................90
         1.         Federal Securities Laws: Section 1145(c) of the Bankruptcy Code......................................90
         2.         Subsequent Transfers of New Common Shares, New Secured PIK Debt, New
                    Unsecured PIK Notes and New Unsecured Convertible Notes Under State
                    Securities Laws......................................................................................91
C.       REGISTRATION RIGHTS AGREEMENT...................................................................................91
D.       CANADIAN SECURITIES LAWS........................................................................................92

ARTICLE X.

         INCOME TAX CONSEQUENCES OF THE PLAN.............................................................................92
A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS..................................................................94
         1.         Discharge of Indebtedness............................................................................94
         2.         Deductions of Accrued Interest and Original Issue Discount by
                    PSI and Affiliates...................................................................................94
B.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 6 AND
         ALLOWED CLASS 7 CLAIMS .........................................................................................94
         1.         Allowed Class 6 Claims...............................................................................94
         2.         Allowed Class 7 Claims...............................................................................98
         3.         Importance of Obtaining Professional Tax Assistance.................................................102
C.       CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................................................102
         1.         Certain Federal Income Tax Consequences to PSC......................................................103
         2.         Certain Federal Income Tax Consequences to Holders..................................................103

ARTICLE XI.

         FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS........................................................107
A.       FEASIBILITY OF THE PLAN........................................................................................107
B.       ACCEPTANCE OF THE PLAN.........................................................................................108
C.       BEST INTERESTS TEST............................................................................................109
D.       LIQUIDATION ANALYSIS...........................................................................................109
E.       VALUATION OF THE REORGANIZED DEBTORS...........................................................................110
F.       APPLICATION OF THE "BEST INTERESTS" TEST TO THE LIQUIDATION ANALYSIS AND THE
         VALUATION OF THE REORGANIZED DEBTORS...........................................................................110
G.       CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES:
         THE "CRAMDOWN" ALTERNATIVE.....................................................................................110
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ARTICLE XII.

         ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN......................................................111
A.       ALTERNATIVE PLAN(S) OF REORGANIZATION..........................................................................112
B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11......................................................................112

ARTICLE XIII.

         THE SOLICITATION; VOTING PROCEDURE.............................................................................113
A.       SOLICITATION OF VOTES..........................................................................................113
B.       VOTING DEADLINE................................................................................................113
C.       VOTING PROCEDURES..............................................................................................113
D.       FIDUCIARIES AND OTHER REPRESENTATIVES..........................................................................114
E.       PARTIES IN INTEREST ENTITLED TO VOTE...........................................................................114
F.       CLASSES IMPAIRED UNDER THE PLAN................................................................................114
G.       WAIVERS OF DEFECTS, IRREGULARITIES, ETC........................................................................114
H.       WITHDRAWAL OF BALLOTS; REVOCATION..............................................................................115
I.       FURTHER INFORMATION; ADDITIONAL COPIES.........................................................................115

ARTICLE XIV.

         RECOMMENDATION AND CONCLUSION..................................................................................116
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                               TABLE OF APPENDICES


APPENDIX                             NAME

A              Joint Plan of Reorganization of Philip Services
               (Delaware), Inc., et al.

B              Corporate Structure of Philip Services Corp.,
               Philip Services (Delaware), Inc. and Subsidiaries

C              List of Canadian Debtors

D-1            10-K for Year Ended December 31, 1998

D-2            10-Q for Quarter Ended June 30, 1999

E              Liquidation Analysis

F              Projected Financial Information

G              Valuation Analysis

H-1            List of Impaired Unsecured Claims

H-2            List of U.S. Creditors Not Responding to August 13, 1999 Bar Date

H-3            List of U.S. Creditors Added to Exhibit B After July 22, 1999

H-4            List of Canadian Impaired Unsecured Claims



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                                   ARTICLE I.

                                  INTRODUCTION

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that have occurred or are expected to occur during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11 (the "Reorganized Debtors"). This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

         Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLASS 6 AND 7 CLAIMS, PLEASE SEE ARTICLE II OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND ARTICLE VII OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

         THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESS FULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLASS 6 CLAIMS AND CLASS 7 CLAIMS. THE DEBTORS URGE HOLDERS OF CLASS 6 AND 7 CLAIMS TO VOTE TO ACCEPT THE PLAN.


         THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THESE CASES SUPPORTS CONFIRMATION OF THE PLAN OF REORGANIZATION DETAILED HEREIN AND URGES HOLDERS OF CLASS 7 CLAIMS TO VOTE IN FAVOR OF THE PLAN.

         THE PLAN PROVIDES THAT IF CLASS 7 VOTES TO REJECT THE PLAN, THEN HOLDERS OF CLASS 7 CLAIMS WILL RECEIVE NO DISTRIBUTIONS UNDER THE PLAN ON ACCOUNT OF THEIR CLASS 7 CLAIMS. IN ADDITION, IN SUCH EVENT, THE PLAN PROVIDES THAT NO DISTRIBUTIONS WILL BE MADE TO CLASSES 8A, 8B OR 8C.

         THE DEBTORS BELIEVE THAT THE PLAN AND THIS DISCLOSURE STATEMENT ARE CONSISTENT WITH THE LETTER AGREEMENT DATED JUNE 21, 1999 AS AMENDED (THE "LENDER LOCK-UP AGREEMENT"), AMONG PSC AND CERTAIN CONSENTING LENDERS PARTY THERETO, AND THAT THE PLAN IS CONSISTENT WITH THE TERMS OF THE PLAN DESCRIBED IN THE TERM SHEET TO THE LENDER LOCK-UP AGREEMENT. THEREFORE, IN ACCORDANCE WITH THE TERMS OF THE LENDER LOCK-UP AGREEMENT THE CONSENTING LENDERS PARTY THERETO HAVE AGREED TO VOTE TO ACCEPT THE PLAN. THESE CONSENTING LENDERS CONSTITUTE HOLDERS IN EXCESS OF SEVENTY-SIX PERCENT (76%) IN AMOUNT OF CLASS 6 CLAIMS.

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XIII OF THE DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURES."


                                   ARTICLE II.

                      SUMMARY OF THE PLAN OF REORGANIZATION

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.       OVERALL STRUCTURE OF THE PLAN

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.

         The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

         The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan and pay certain of their continuing obligations in the ordinary course of the Reorganized Debtors' businesses as approved by the Bankruptcy Court. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, and (ii) the Claims and/or Interests in other Classes will be modified and receive distributions constituting a partial recovery on such Claims and/or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

         The Plan provides for alternative treatment of Claims and Interests depending upon which of the two alternative restructurings are implemented in the Canadian Cases for PSC and the other Canadian Debtors.

         Generally, if the Canadian Reorganization Plan is sanctioned, the Plan provides that PSC will reorganize and remain the ultimate parent company of the Debtors. Alternatively, if the Alternate Canadian Transactions are implemented, the reorganization of the Canadian Debtors will be accomplished through the transfer of the businesses of the Canadian Debtors as going concerns to one or more direct or indirect subsidiaries of Reorganized PSI, with certain claims and causes of action and other assets being retained by PSC and the other Canadian Debtors, subject to the Lenders' security interests, and Reorganized PSI will emerge from chapter 11 as the ultimate parent company of the Reorganized Debtors. The assets of PSC and the other Canadian Debtors that would not be acquired through the implementation of the Alternate Canadian Transactions, which would include any claim, rights or causes of action, suits and proceedings, whether in law or equity, whether known or unknown, that PSC and/or the other Canadian Debtors may hold, including claims against Deloitte & Touche and Robert Waxman, would remain assets of PSC and the other Canadian Debtors and subject to the Lenders' security interests to the extent such Lender Claims secured by such security interests have not been satisfied in full prior thereto. The Lenders will retain their security interests and deficiency claims against PSC and the other Canadian Debtors and would likely be the sole beneficiaries of any recovery on such assets unless the recoveries cause their debt to have been repaid in full.

         If the Canadian Reorganization Plan is implemented, the Plan provides that as of the Effective Date, if Class 7 votes to accept the Plan: (i) ninety-one percent (91%) of the common stock of Reorganized PSC (the common shares of Reorganized PSC as of the Effective Date and after giving effect to the New Common Shares to be issued under the Plan and a reverse stock split described below are referred to as "PSC Common Shares") will be owned by the holders of the Secured Lender Claims, (ii) five percent (5%) of PSC Common Shares will be owned by the holders of Allowed Class 7 Claims and holders of Canadian Impaired Unsecured Claims (as defined herein), (iii) two percent (2%) of PSC Common Shares will be owned by the holders of Interests under Class 8A,
(iv) one-half of one percent (0.5%) of PSC Common Shares will be owned by the holders of Claims under Class 8C, and (v) one and one-half percent (1.5%) will be owned by the holders of Class 8B Claims and members of the Canadian Class Action settlement class. If Class 7 votes to reject the Plan, then the holders of Secured Lender Claims will receive ninety-five percent (95%) of PSC Common Shares plus the PSC Common Shares that would have been available for distribution to Class 7 had Class 7 voted to accept the Plan and no PSC Common Shares will be owned by the holders of Interests in Class 8A, holders of Claims in Class 8B or the holders of Claims in Class 8C. All of these percentages of ownership of PSC Common Shares are subject to dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes and the exercise of the Management Options or (b) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized PSC, all as described in more detail subsequently in this Disclosure Statement. If the Canadian Reorganization Plan is implemented after the Effective Date, the New Securities to be distributed as described above will be issued by Reorganized PSI as opposed to Reorganized PSC.

         If the Alternate Canadian Transactions are implemented and if Class 7 votes to accept the Plan, (i) the holders of the Secured Lender Claims will own ninety-one percent (91%) of Reorganized PSI Common Shares plus an amount of Reorganized PSI Common Shares equivalent to the amount of New Common Shares that would have been distributed to the class of holders of Canadian Impaired Unsecured Claims if the Canadian Reorganization Plan was sanctioned (based on the Debtors' estimate of the allowed amount of such claims) less an amount of New Common Shares equivalent to the amount of Reorganized PSI Common Shares distributed to the holders of Canadian Impaired Unsecured Claims who make the U.S. Plan Election (as described below under the heading "Summary of the Plan of Reorganization - - Classification and Treatment of Claims and Interests - - The U.S. Plan Election and Distributions on Account Thereof"), (ii) the holders of Allowed Class 7 Claims (including holders of Allowed Canadian Impaired Unsecured Claims that make the U.S. Plan Election as described below) will own five percent (5%) of Reorganized PSI Common Shares, less the aggregate number of Reorganized PSI Common Shares that would have been distributed to those holders of Canadian Impaired Unsecured Claims if the Canadian Reorganization Plan was sanctioned and, (iii) two percent (2%) of Reorganized PSI Common Shares will be owned by the holders of Interests under Class 8A, (iv) one-half of one percent (0.5%) of Reorganized PSI Common Shares will be owned by the holders of Claims under Class 8C (including residents of Canada that make the U.S. Plan Election) and (v) one and one-half percent (1.5%) of Reorganized PSI Common Shares will be owned by the holders of Class 8B Claims (including residents of Canada that make the U.S. Plan Election). If Class 7 votes to reject the Plan, one hundred (100%) of Reorganized PSI Common Shares will be owned by the holders of the Secured Lender Claims. All of these percentages of ownership of Reorganized PSI Common Shares are subject to dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes and the exercise of the Management Options or (b) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized PSI, all as described in more detail subsequently in this Disclosure Statement.

B.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS

         The Plan is premised upon the substantive consolidation of the Debtors only for purposes of treating Class 6, 7 and 8 Claims under the Plan, including voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to other Classes of Claims or Interests set forth in the Plan. Substantive consolidation of Classes 6, 7 and 8 solely for purposes of the Plan is appropriate in this case. As of the Petition Date, the Debtors were, and remain, indebted, jointly and severally, to the prepetition Lenders in the principal amount of approximately $1 billion, together with accrued and unpaid interest and other fees, costs and expenses. The Debtors have undertaken a preliminary review of liens and guarantees in favor of the Lenders and believe that there are no viable causes of action under applicable fraudulent conveyance law to avoid obligations or liens of the Debtors to the Lenders. The going concern enterprise value of the Debtors' consolidated businesses has been established by Ernst & Young Corporate Finance at between $500 million and $600 million, rendering the Lenders substantially undersecured. Because significantly all of the assets of the Debtors are pledged to secure the obligations of the Lenders, under section 1141 of the Bankruptcy Code unsecured creditors and interest holders in Classes 7 and 8 would not be entitled to any distribution on account of their Claims. Thus any distribution is purely as a result of the agreement of the Lenders to pass value to those impaired classes. Accord ingly, there exists no reason in connection with the solicitation, balloting and distribution processes to observe the formalities of separateness among the Debtors for purposes of the solicitation and distributions to Classes 6, 7 and 8 Claims, nor should the Debtors and these creditors incur the additional wholly unnecessary costs that would result absent the limited substantive consolidation proposed in the Plan.

         Pursuant to the limited substantive consolidation, on the Effective Date (a) all guaranties of any Debtor of the payment, performance or collection of another Debtor with respect to Class 6, 7 and 8 Claims shall be deemed eliminated and canceled; (b) any obligation of any Debtor and all guaranties with respect to Class 6, 7 and 8 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors; and (c) each Class 6, 7 and 8 Claim filed in the Chapter 11 Cases of any Debtors shall be deemed filed against the consolidated Debtors and shall be deemed one Class 6, 7 and 8 Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the

Reorganized Debtors, subject to the right of the Debtors or Reorganized
Debtors to effect the Restructuring Transactions as provided in the Plan, (b) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan, for which it otherwise is not liable and the liability of any Debtor for any such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims of Debtors against Debtors and (d) affect Interests in the Debtors which are Subsidiaries of PSC. On the Effective Date, except as specifically set forth in the Plan, the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied, at the option of PSC or PSI with the consent of the Required Lenders, by contributions, distributions or otherwise. On the Effective Date, to the extent a Debtor which is a Subsidiary is not dissolved or merged as part of the Restructuring Transactions, the Interests in such Debtor shall remain outstanding.

C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Facility Claims, Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), do not need to be classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122, but it is possible that a holder of a Claim or Interest may challenge the Debtors' classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after approval of the Plan could necessitate a resolicitation of acceptances of the Plan.

         The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and accordingly the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class. Additionally, distributions to holders of Claims in Classes 8B and 8C will ultimately be determined by the number and amount of Allowed Claims in such Classes as well as the number and amount of holders of Canadian Class 8B and 8C Claims that execute the Canadian Proof of Claim and Election. There can be no assurance that the actual aggregate amounts of Allowed Claims in Impaired Classes will not materially exceed the aggregate amounts estimated by the Debtors. Thus, no representation can be or is being made with respect to the accuracy of the expected percentage recovery by the holder of an Allowed Claim in any particular Class.

         The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Class 9, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Article II.O of the Disclosure

Statement, entitled "Summary of the Plan of Reorganization -- Conditions to Confirmation and/or Consummation." Although the Debtors believe that the Plan could be confirmed under section 1129(b), there can be no assurance that the requirements of such section would be satisfied.

         1.         Classified Claims and Interests

                    Under the Plan, classified Claims against and Interests in the Debtors are divided into nine Classes (and three defined subclasses), and are summarized in the following table.


CLASS DESCRIPTION                               TREATMENT UNDER PLAN

CLASS 1 -   OTHER PRIORITY CLAIMS               Class 1 consists of all Claims entitled to priority pursuant to section 507(a)
                                                of the Bankruptcy Code other than DIP Facility Claims, Priority Tax Claims or
                                                Administrative Claims ("Other Priority Claims"). Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority
                                                Claim, or (iii) the date such Class 1 Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1 Other
                                                Priority Claim, each holder of an Allowed Class 1 Other Priority Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 1 Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (b) such other treatment as to which a Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing.  Class 1 Other Priority Claims are Unimpaired and therefore not entitled to vote on the Plan.

CLASS 2 -   OTHER SECURED CLAIMS                Class 2 consists collectively of all Claims that are secured by a Lien upon property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holders' interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section
                                                506(a) of the Bankruptcy Code ("Secured Claims") against the Reorganized Debtors other than the Secured Claims included in Class 6 below ("Other Secured Claims").
                                                Each holder of a Class 2 Other Secured Claim shall be treated as a separate class for all purposes under the Plan and the Bankruptcy Code, and each holder of an
                                                Allowed Class 2 Other Secured Claim will receive the treatment summarized below in
                                                Option A or B.  Under the Plan, except as to the Liens and security interests of the Account Intermediaries, the Debtors specifically reserve all rights to challenge the validity, nature and perfection of any purported liens and security interests of the holders of Other Secured Claims.

                                                         Option A: Allowed Class 2 Other Secured Claims with respect to which the applicable Debtor or the applicable Reorganized Debtor selects Option A, subject to the consent of the Required Lenders, will be paid in cash, in full, by the Reorganized Debtors,

CLASS DESCRIPTION                               TREATMENT UNDER PLAN

                                                unless the holder of such Claim agrees to less favorable treatment.

                                                         Option B: Allowed Class 2 Other Secured Claims with respect to which the applicable Debtor or Reorganized Debtor selects Option B will be
                                                Reinstated.

                                                The applicable Debtor or Reorganized Debtor will be deemed to have elected Option
                                                B in respect of the Other Secured Claims of the Account Intermediaries and all
                                                other Allowed Class 2 Other Secured Claims except the other Allowed Class 2
                                                Secured Claims which the applicable Debtor or Reorganized Debtor, with the consent of the Required Lenders, elects Option A in writing prior to the Confirmation
                                                Hearing. Class 2 Other Secured Claims are Unimpaired and therefore not entitled to vote on the Plan.

CLASS 3 -   GENERAL UNSECURED CLAIMS            Class 3 consists of all Claims against the Debtors that are not DIP
                                                Facility Claims, Administrative Claims, Priority Tax Claims, Other Priority
                                                Claims, Other Secured Claims, Intercompany Claims of non- Debtors, Lender Claims,
                                                Impaired Unsecured Claims, Securities Claims, Other Securities Claims or Excluded
                                                Indemnification Obligations.  Under the Plan, each holder of an Allowed Class 3
                                                General Unsecured Claim shall, at the option of the Debtors, with the consent of the Required Lenders (a) have its Claim Reinstated or (b) receive such other treatment as to which the applicable Debtor or Reorganized Debtor and such holder shall have agreed upon in writing. Class 3 General Unsecured Claims are Unimpaired and therefore not entitled to vote on the Plan.

CLASS 4 -   INTERCOMPANY CLAIMS OF NON-         Class 4 consists of all intercompany claims of Non-Debtors (the
            DEBTORS                             "Intercompany Claims," as defined in the Plan).  Under the Plan, each holder of an Allowed Class 4 Intercompany Claim (except for the Intercompany
                                                Claims of Phencorp against PSI, Luntz Acquisition (Delaware) Corporation, and RESI
                                                Acquisition (Delaware) Corporation, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 4 Intercompany Claim, will, in the sole discretion of the applicable Debtor as Reorganized Debtor, with the consent of the Required Lenders (a) have its Claim Reinstated or (b) receive such other treatment as the applicable Debtor as Reorganized Debtor and such holder have agreed upon in writing. In the event the Canadian Reorganization Plan is not sanctioned and the Alternate Canadian Transactions are implemented, Phencorp will be liquidated and its receivables distributed to its sole shareholder, Philip
                                                Enterprises, Inc., which will in turn contribute the receivables as a capital contribution to its wholly-owned subsidiary, PSI. Phencorp has agreed to accept the Plan. Class 4 Intercompany Claims of Non-Debtors are Unimpaired and therefore not entitled to vote on the Plan.

CLASS DESCRIPTION                               TREATMENT UNDER PLAN

CLASS 5 -   SUBSIDIARY INTERESTS                Class 5 consists of the issued and outstanding shares of stock of the
                                                Subsidiaries directly or indirectly owned by PSC, as of the Petition Date (the
                                                "Subsidiary Interests").  Under the Plan, subject to the Restructuring
                                                Transactions, all Class 5 Subsidiary Interests will be deemed Allowed Interests and Reinstated on the Effective Date, but the holders of Class 5 Subsidiary
                                                Interests shall receive no distribution under the Plan on account of such
                                                Interests; provided, however, if the Alternate Canadian Transactions are implemented, then the Interests in PSI and the Luntz Corporation owned by Philip
                                                Enterprises, Inc. shall be deemed cancelled and extinguished as of the Effective
                                                Date. Class 5 Subsidiary Interests are Unimpaired and therefore not entitled to vote on the Plan.

CLASS 6 -   SECURED LENDER CLAIMS               Class 6 consists of all Secured Claims of Lenders (the "Secured Lender
                                                Claims") arising under or as a result of the Pre-Petition Credit Agreement, the
                                                Credit Documents and the Lender Lock-up Agreement (the "Pre-Petition Credit
                                                Facility Agreements"). Under the Plan, regardless whether the Canadian
                                                Reorganization Plan is sanctioned or the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, on the Effective Date, the
                                                Pre-Petition Credit Facility Agreements shall be amended and restated by the
                                                Amended and Restated Term Credit Agreement without any further action by any party.

                                                Treatment if the Canadian Reorganization Plan is Sanctioned: Subject to the
                                                adjustment described in the immediately succeeding sentence, each holder of an
                                                Allowed Class 6 Secured Lender Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 Secured Lender Claim, will receive on or as soon as practicable after the Distribution Date, its pro rata share of (A) the Net Asset Sale Proceeds Pool (See Article VIII.B "New Debt
                                                and Securities to Be Issued and Transferred under the Plan - New Senior Secured
                                                Term Debt" (describing the Net Asset Sale Proceeds Pool)); (B) the New Secured PIK
                                                Debt (See Article VIII.C  "New Debt and Securities to Be Issued and Transferred
                                                under the Plan - New Secured PIK Debt"); (C) the New Senior Secured Term Debt (See
                                                Article VIII.B "New Debt and Securities to Be Issued and Transferred under the
                                                Plan - New Senior Secured Term Debt"); and (D)(i) if Class 7 votes to accept the
                                                Plan, 5,967,052,592 shares of the New Common Shares (See Article VIII.A "New Debt
                                                and Securities to be Issued and Transferred under the Plan - New Common Shares/PSC
                                                Common Shares/Reorganized PSI Common Shares") which shall be ninety-one percent
                                                (91%) of the PSC Common Shares issued and outstanding as of the Effective Date
                                                (which shall equal 21,840,000 shares of the PSC Common Shares issued and outstanding as  of the Effective Date, after giving effect to the Reverse Stock
                                                Split) subject to Dilution;  or (ii) if Class 7 votes to reject the Plan,
                                                22,800,000 shares of the PSC Common

CLASS DESCRIPTION                               TREATMENT UNDER PLAN

                                                Shares which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date, subject to Dilution, plus an amount of the PSC Common Shares equal to the aggregate number of the New Common Shares that would have been distributed to Class 7 had Class 7 voted to accept the Plan (based on the Debtors' estimate of the aggregate Allowed amount of such claims), subject to
                                                Dilution, and an amount of New Unsecured PIK Notes equal to the amount that would have been available for distribution to Class 7 had Class 7 voted to accept the
                                                Plan (based on the Debtors' estimate of the aggregate Allowed amount of such
                                                Claims).

                                                Each LC Lender will fund its pro rata share of the Unfunded LC Claim (a) in Cash, or (b) by forgoing distributions that it would otherwise receive in respect of a
                                                Claim in the amount of its pro rata share of the Unfunded LC Claim. If the distributions that would otherwise be received by an LC Lender are insufficient to fund its pro rata share of the Unfunded LC Claim, such deficiency may be paid by foregoing distributions by any Lender that is an Affiliate of such LC Lender.
                                                Any such Cash paid or distributions forgone shall be reallocated among the holders of Allowed Class 6 Secured Lender Claims.

                                                Treatment if the Alternate Canadian Transactions are Implemented: Subject to the
                                                adjustment described in the immediately succeeding paragraph, each holder of an
                                                Allowed Class 6 Secured Lender Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 Secured Lender Claim against the Debtors other than PSC and in exchange for the assignment of its right as a secured creditor to receive certain proceeds of the Alternate Canadian Transactions, shall receive on or as soon as practicable after the Distribution Date its pro rata share of (A) the Net Asset Sale Proceeds Pool, (B) the New Secured PIK Debt, (C) the
                                                New Senior Secured Term Debt and (D) (i) if Class 7 votes to accept the Plan, ninety-one percent (91%) which shall equal 21,840,000 shares of the Reorganized PSI
                                                Common Shares as of the Effective Date, plus the Class 6 Additional Distribution (or
                                                (ii) if Class 7 votes to reject the Plan, one hundred percent (100%) which shall equal 24,000,000 shares of the Reorganized PSI Common Shares as of the Effective
                                                Date (See Article II.C "Summary of the Plan of Reorganization -- Classification and
                                                Treatment of Claims and Interests -- The U.S. Plan Election and Distributions on
                                                Account Thereof") subject to Dilution and no New Unsecured PIK Notes will be issued.
                                                In addition, the holders of Allowed Class 6 Secured Lender Claims shall retain such claims against PSC and the other Canadian Debtors and security interests in assets of PSC and the other Canadian Debtors retained and not transferred  pursuant to the terms of the Alternate Canadian Transactions.

                                                Each LC Lender will fund its pro rata share of the Unfunded LC Claim

CLASS DESCRIPTION                               TREATMENT UNDER PLAN

                                                (a) in Cash, or (b) by forgoing distributions that it would otherwise receive in respect of a Claim in the amount of its pro rata share of the Unfunded LC Claim. If the distributions that would otherwise be received by an LC Lender are insufficient to fund its pro rata share of the Unfunded LC Claim, such deficiency may be paid by the foregoing of distributions by any Lender that is an Affiliate of such LC Lender.
                                                Any such Cash paid or distributions forgone shall be reallocated pro rata among the holders of Allowed Class 6 Secured Lender Claims.

CLASS 7 -   ALL IMPAIRED UNSECURED              Class 7 consists collectively of all Claims as set forth on Exhibit B to the Plan,
            CLAIMS                              the Unsecured Lender Claims, the Old Debenture Claims, the Impaired Trade Claims
                                                and Claims of parties to executory contracts and leases that are rejected in the
                                                Chapter 11 Cases (the "Impaired Unsecured Claims").

                                                Treatment if the Canadian Reorganization Plan is Sanctioned: On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date a Class 7 Claim becomes an Allowed Class 7 Claim, (a) if the holders of Allowed
                                                Class 7 Claims vote to accept the Plan, then each holder of an Allowed Class 7 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 Claim, its pro rata share of (i) subject to the
                                                Class 7 Election, $60 million of New Unsecured PIK Notes (See Article VIII.D "New
                                                Debt and Securities to Be Issued Under the Plan New Unsecured PIK Notes"), and (ii)
                                                327,860,033 shares of the New Common Shares which shall be five percent (5%) of the
                                                PSC Common Shares issued and outstanding as of the Effective Date (which shall equal
                                                1,200,000 PSC Common Shares after giving effect to the Reverse Stock Split) subject to Dilution, which distribution shall be shared pro rata with those holders of allowed Canadian Impaired Unsecured Claims.  The holders of Unsecured Lender Claims shall be deemed to have waived any and all distributions to which they would be entitled under the Plan as holders of Unsecured Lender Claims including the benefits of any and all contractual subordination provisions in respect of the Old
                                                Debentures; or (b) if the holders of Class 7 Claims vote to reject the Plan, then the holders of such Claims shall not receive or retain any property on account of such Claims.

                                                Treatment If the Alternate Canadian Transactions are Implemented: If the holders of
                                                Allowed Class 7 Claims vote to accept the Plan then each holder of an Allowed Class
                                                7 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 Claim, its pro rata share of (a) subject to the
                                                Class 7 Election (See Article II.C "Summary of the Plan of Reorganization -
                                                Classification and Treatment of Claims and Interests -- The Class 7 Election"), $60
                                                million of New Unsecured PIK Notes and (b) five percent (5%) which shall equal
                                                1,200,000 Reorganized PSI Common

CLASS DESCRIPTION                               TREATMENT UNDER PLAN

                                                Shares as of the Effective Date, subject to Dilution, which distributions shall be shared pro rata with holders of Canadian Impaired Unsecured Claims that make the U.S. Plan Election and the holders of Class 6 Claims on account of the
                                                Class 6 Additional Distribution. The holders of Unsecured Lender Claims shall be deemed to have waived any and all distributions to which they would be entitled under the Plan as holders of Unsecured Lender Claims, including the benefits of any and all contractual subordination provisions in respect of the Old Debentures and shall receive no distributions on account of such Unsecured Lender Claims; provided, however, that the holders of the Allowed Unsecured Lender Claims shall retain such
                                                Claims against PSC and the Subsidiaries other than the Debtors. If the holders of
                                                Allowed Class 7 Claims vote to reject the Plan, then the holders of such Claims shall not receive or retain any property on account of such Claims.

                                                Canadian dollar ("CDN") Claims will be converted to United States Dollars for purposes of distributions by applying the June 25, 1999 Dow Jones Canadian to United
                                                States exchange rate of .68254855.

CLASS 8A -   OLD COMMON SHARES                  Class 8A consists of all Interests of holders of the common shares of
                                                PSC issued and outstanding as of the Petition Date (the "Old Common
                                                Shares").

                                                On the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for Class 8A Interests, holders of Allowed Class 8A Interests shall be entitled to (a) if the Canadian Reorganization Plan is sanctioned, retain their
                                                Old Common Shares, which after giving effect to the issuance of New Common Shares shall be two percent (2.0%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 480,000 PSC Common Shares after giving effect to the Reverse Stock Split) subject to Dilution or (b) if the Alternate Canadian
                                                Transactions are implemented or the Canadian Plan Condition is waived, receive two percent (2.0%) or 480,000 Reorganized PSI Common Shares as of the Effective Date,
                                                subject to Dilution.

                                                Notwithstanding any provision contained herein to the contrary, if Class 7 votes to reject the Plan, then the holders of Class 8A Interests shall not receive or retain any property on account of such Interests. In such case, the Reorganized Debtors will take all such corporate actions as are necessary or required on and after the
                                                Effective Date to cancel such Interests.

CLASS 8B -   SECURITIES CLAIMS IN THE           Class 8B consists of all Claims, excluding Other Securities Claims, in
             SECURITIES ACTIONS                 the U.S. Class Action and the Canadian Class Action (collectively the
                                                "Securities Actions") or Claims arising out of the ownership of Old
                                                Common Shares.

CLASS DESCRIPTION                               TREATMENT UNDER PLAN

                                                Treatment if the Canadian Reorganization Plan is Sanctioned: On or as soon as reasonably practicable after the later of the Distribution Date or the date such
                                                Class 8B Claim becomes an Allowed Class 8B Claim, in full satisfaction, settlement, release and discharge thereof and in exchange for Class 8B Claims, each holder of an
                                                Allowed Class 8B Claim will receive its pro rata share of 98,358,010 shares of the
                                                New Common Shares, which shall be in the aggregate one and one-half percent (1.5%)
                                                of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 360,000 PSC Common Shares after giving effect to the Reverse Stock
                                                Split), subject to Dilution, which distributions shall be shared with members of the
                                                Canadian Class Action class if the settlement of the Canadian Class Action is approved and implemented.

                                                Treatment if the Alternate Canadian Transactions are Implemented: On or as soon as reasonably practicable after the later of the Distribution Date or the date such
                                                Class 8B Claim becomes an Allowed Class 8B Claim, in full satisfaction, settlement, release and discharge and in exchange for Class 8B Claims, each holder of an Allowed
                                                Class 8B Claim will receive its pro rata share of one and one-half percent (1.5%)
                                                which shall equal 360,000 Reorganized PSI Common Shares as of the Effective Date,
                                                subject to Dilution, which distributions shall be shared with members of the
                                                Canadian Class Action class if the settlement of the Canadian Class Action is approved and implemented, and subject to the provisions of Article III.F of the Plan which allow Canadian Class 8B Holders that make the U.S. Election to share in the pro rata distribution to Class 8B.

                                                If Class 7 votes to reject the Plan, then holders of Class 8B Claims shall not receive or retain any property under the Plan. Class 8B Claims are Impaired and therefore entitled to vote on the Plan, unless the Bankruptcy Court enters the Class
                                                8 Solicitation Order.

CLASS 8C -   OTHER SECURITIES CLAIMS            Class 8C consists of (a) the Chazen Claims, Liff Claims, Claims arising out of the Great Plains Action and any and all Claims arising from the recission or right of recission of a purchase or sale of a security or Interest of any Debtor or of an affiliate of any Debtor, or for damages arising from the purchase or sale of such a security or Interest (excluding the Securities Claims classified in Class
                                                8B); (b) claims for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of (i) such Claims, (ii) the
                                                Securities Actions, (iii) any actions initiated after the Petition Date that may be subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code or (iv) any actions associated with or arising out of the facts or alleged facts relating to any of the aforementioned claims or actions in each case that may be subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code; and (c) claims relating to


CLASS DESCRIPTION                               TREATMENT UNDER PLAN

                                                Excluded Indemnification Obligations, in each case to the extent not disallowed pursuant to Article IV.K; provided, however, that "Other Securities Claims" shall not include Assumed Indemnification Obligations or Claims against PSC held by
                                                Canadian residents.

                                                Treatment if the Canadian Reorganization Plan is Sanctioned: On the Effective Date,
                                                in full satisfaction, settlement, release and discharge of and in exchange for Class
                                                8C Claims, each holder of an Allowed Class 8C Claim shall receive its pro rata share of 32,786,003 shares of the New Common Shares, which shall be one-half of one percent (0.5%) of the PSC Common Shares issued and outstanding as of the Effective
                                                Date (which shall equal 120,000 PSC Common Shares after giving effect to the Reverse
                                                Stock Split), subject to Dilution.

                                                Treatment if the Alternate Canadian Transactions are Implemented: On or as soon as reasonably practicable after the later of the Distribution Date or the date such
                                                Class 8C Claim becomes an Allowed Class 8C Claim, in full satisfaction, settlement, release and discharge and in exchange for Class 8C Claims, each holder of an Allowed
                                                Class 8C Claim will receive its pro rata share of one-half of one percent (0.5%)
                                                which shall equal 120,000 Reorganized PSI Common Shares as of the Effective Date,
                                                subject to Dilution and subject to the provisions of Article III.F of the Plan which allow Canadian Class 8C Holders that make the U.S. Election to share in the pro rata distribution to Class 8C.

                                                If Class 7 votes to reject the Plan, then holders of Class 8C Claims shall not receive or retain any property under the Plan. Class 8C Other Securities Claims are
                                                Impaired and therefore entitled to vote on the Plan, unless the Bankruptcy Court enters the Class 8 Solicitation Order.

CLASS 9 -   OTHER EQUITY SECURITIES             Class 9 consists of all Other Equity Securities.  Under the Plan, the holders of Other Equity Securities shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Other Equity
                                                Securities shall be deemed cancelled and extinguished. Class 9 Interests are
                                                Impaired and will receive no distribution under the Plan and are therefore deemed to reject the Plan and are not entitled to vote on the Plan.



                    (a)     The Class 7 Election

                           Qualifying Class 7 Creditors are holders of Class 7
Impaired Unsecured Claims that, as of the Voting Deadline, are holders of Allowed Impaired Unsecured Claims in a liquidated amount entitled to a distribution. The Class 7 Election entitles Qualifying Class 7 Creditors to elect to forgo their pro rata distribution of New Unsecured PIK Notes for New Unsecured Convertible Notes (See Article VIII.E "New Debt and Securities to Be Issued Under the Plan - New Unsecured Convertible Notes") subject to certain terms and limitations. Qualifying Class 7 Creditors shall have the right to make the Class 7 Election if Class 7 votes to accept the Plan. If Class 7 votes to accept the Plan, Qualifying Class 7 Creditors electing
New Unsecured Convertible Notes shall receive, in exchange for every $1.00 in face amount of New Unsecured PIK Notes that such Qualifying Class 7 Creditor would have received under the Plan, $1.50 in face amount of New Unsecured Convertible Notes. The aggregate of New Unsecured Convertible Notes shall not exceed $18 million. Holders of Old Debentures that do not make an affirmative Class 7 Election or that do not vote on the Plan shall be deemed to have elected to receive the New Unsecured Convertible Notes. All other Qualifying Class 7 Creditors that do not make an affirmative Class 7 Election or that do not vote on the Plan shall be deemed to have elected to receive the New Unsecured PIK Notes.

                           If Qualifying Class 7 Creditors elect to convert more
than $12 million in aggregate face amount of New Unsecured PIK Notes into New Unsecured Convertible Notes, then each Qualifying Class 7 Creditor shall be entitled to its pro rata share of $18 million in face amount of New Unsecured Convertible Notes (with such pro rata determination to include only Claims of the Qualifying Class 7 Creditors electing the New Unsecured Convertible Notes), and such holders shall be deemed not to have made the Class 7 Election with respect to the balance of their Class 7 Claims.

                           On the Effective Date, the Old Debentures, the Old
Indenture and any agreement with respect to Impaired Unsecured Claims shall be terminated automatically without any further action by any party and shall no longer be of any force or effect, except that, as between the Indenture Trustee and the holders of the Old Debentures, provisions relating to any indemnification of the Indenture Trustee by the holders of Old Debentures, any payment of the Indenture Trustee's compensation, expenses (including, but no limited to, the Indenture Trustee's professional fees and expenses), disbursements and advances, and for any lien prior to the claims of holders of Old Debentures to secure such compensation, fees, expenses, disbursements and advances, shall remain in full force and effect.

                           The following is a numerical example illustrating
the effect of a hypothetical Class 7 Election on distributions of New
Unsecured PIK Notes and New Unsecured Convertible Notes under the Plan, assuming both Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Reorganization Plan. This numerical example is provided for illustrative purposes only and is not a prediction of any amount that actually will be used in making, or result from making, any such calculation.

Hypothetical Numbers:

     (i)      Aggregate Allowed Amount of Class 7 Claims - $100,000,000


     (ii)     Aggregate Amount of Canadian Impaired Unsecured Claims -
              $30,000,000

     (iii)    Aggregate Amount of Allowed Class 7 Claims of Qualifying Creditors
              - $80,000,000

     (iv) Aggregate Amount of Allowed Class 7 Claims of Qualifying Creditors electing New Unsecured Convertible Notes - $50,000,000

                           Under this hypothetical example, holders of Allowed
Class 7 Claims of Qualifying Creditors electing the New Unsecured Convertible Notes are entitled to $23.07 million of New Unsecured PIK Notes. This amount is determined by multiplying such creditors' pro rata share of aggregate Allowed Amount of Class 7 Claims plus the aggregate Amount of Canadian Impaired Unsecured Claims ($50 million divided by $130 million) by the maximum amount of New Unsecured PIK Notes to be issued before taking into consideration the Class 7 Election ($60 million) ($50 million divided by $130 million x $60 million = $23.07 million). However, such creditors have elected to forgo $12 million in New Unsecured PIK Notes in favor of $18 million in New Unsecured Convertible Notes. Therefore, such creditors have reduced their distribution of New Unsecured PIK Notes to $11.07 million ($23.07 million - $12 million = $11.07 million). Such creditors would share pro rata as a group in $18 million of the New Unsecured Convertible Notes (which would be in satisfaction of approximately $26 million in Claims) and would also be entitled to have the balance of their Claims (approximately $24 million) share in the distribution of $11.07 million of New Unsecured PIK Notes.

                           Under the above-described hypothetical numerical
example, the holder of an Allowed Class 7 Claim in the amount of $3,000,000 that is not a Qualifying Class 7 Creditor or a Qualifying Class 7 Creditor that does not elect the Unsecured Convertible Notes in the Class 7 Election would receive
(i) 27,692 shares of PSC Common Shares (after giving effect to Reverse Stock Split) (2.3% of the 1,200,000 PSC Common Shares) (2.3% = $3,000,000 divided by $130,000,000) (2.3% x 1,200,000 = 27,692); and (ii) $1,384,875 in New Unsecured
PIK Notes. This amount of New Unsecured PIK Notes is determined as follows:
($130 million (aggregate Allowed Amount of Class 7 Claims plus aggregate Amount of Canadian Impaired Unsecured Claims) - $50 million (aggregate Amount of Allowed Class 7 Claims of Qualifying Creditors electing New Unsecured Convertible Notes claims) = $80 million); such creditors' pro rata share of $80 million is $3 million/$80 million = .0375; .0375 x New Unsecured PIK Notes for non-electing creditors ($36,930,000) ($48,000,000 - $11,070,000); .0375 x
$36,930,000 = $1,384,875.

                           Under the above-described hypothetical numerical
example, a holder of an Allowed Class 7 Claim in the amount of $3,000,000 that is a Qualifying Class 7 Creditor and elects the New Unsecured Convertible Notes will receive (i) 27,692 shares of PSC Common Shares (after giving effect to Reverse Stock Split) (2.3% of the 1,200,000 PSC Common Shares) ($3,000,000 divided by $130,000,000) (2.3% x 1,200,000 = 27,692); (ii) $664,200 in New
Unsecured PIK Notes determined as follows: ($3,000,000 divided by $50,000,000=
 .06; .06 x New Unsecured PIK Notes for electing creditors ($11,070,000) = $664,200); and (iii) $1,080,000 in New Unsecured Convertible Notes determined as follows: $3,000,000 divided by $50,000,000 = .06; .06 x $18,000,000 =
$1,080,000.

                    (b)     Special Provision Regarding Unimpaired Claims

                           Except as otherwise provided in the Plan, nothing
shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims. Notwithstanding the substantive consolidation of the Debtors, the Unimpaired Claims of any particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor or Reorganized Debtor. Letters of credit issued pursuant to the Pre-Petition Credit Agreement that remain outstanding and undrawn on the Effective Date shall be replaced or, with the consent of the issuers of such letters of credit, supported by letters of credit issued under the Exit Facility.

                    (c) Special Provision Regarding Canadian Class 8B and Class 8C Holders

                           If the Alternate Canadian Transactions are
implemented, and in the event that a Canadian Class 8B or 8C Holder that makes the U.S. Plan Election obtains an order of the Bankruptcy Court determining that such claim is improperly classified or that such claim is not subject to subordination pursuant to section 510(b) or 510(c) of the Bankruptcy Code or disallowance pursuant to section 502(e)(1)(B) of the Bankruptcy Code, such claim shall be deemed to be a Canadian Impaired Unsecured Claim that has filed the Canadian Proof of Claim and Election. The Debtors shall have 30 days to file objections to the Proof of Claim, if any. Only if no objection to the Proof of Claim is filed within the required time period, including any extensions granted by the Bankruptcy Court or agreed to by the Debtors and the holder, or if the Bankruptcy Court enters an order allowing such a claim as other than a subordinated claim, shall such claim be deemed an Allowed Canadian Impaired Unsecured Claim that has filed the U.S. Plan Election. In no event shall the holder of such Claim be a Qualifying Class 7 Creditor.

                    (d) The U.S. Plan Election and Distributions on Account Thereof

                           The Plan allows each holder of a Canadian Impaired
Unsecured Claim and each Canadian Class 8B or 8C Holder to make an election to participate in the Plan by filing the Canadian Proof of Claim and Election form. This election will only be effective if the Alternate Canadian Transactions are implemented. By executing the Canadian Proof of Claim and Election form, the Canadian creditors (a) voluntarily and irrevocably elect to submit to the personal and subject matter jurisdiction of the Bankruptcy Court for purposes of participating in distributions under the Plan, (b) voluntarily and irrevocably consent to have the allowance and priority of such holder's claim determined in accordance with the provisions of the Bankruptcy Code, (c) voluntarily and irrevocably agree to be bound by the provisions of the Plan in all respects and
(d) assert the amount of such holder's claim. A copy of the Canadian Proof of Claim and Election shall be included in the solicitation materials distributed to holders of Canadian Impaired Unsecured Claims and Canadian Class 8C Holders, with a subsequent mailing being made to Canadian Class 8B Holders.

                           The U.S. Plan Election entitles such holder to
receive distributions as provided in Article III.F of the Plan if the Alternate Canadian Transactions are implemented. If the Alternate Canadian Transactions are implemented, any holder of an Allowed Canadian Impaired Unsecured Claim that makes the U.S. Plan Election shall receive a distribution of New Unsecured PIK Notes and Reorganized PSI Common Shares identical to that which a holder of an Allowed Class 7 Claim of equal amount would be entitled. If the Alternate Canadian Transactions are implemented, any Canadian Class 8B or 8C Holder that make the U.S. Plan Election shall receive the distribution to which such holder would be entitled pursuant to Article III.C.4 or III.C.5 of the Plan, as applicable, if such holder's claim were a Class 8B or 8C Claim, respectively. Any distribution to which a holder of a Canadian Impaired Unsecured Claim or a Canadian Class 8B or 8C Holder is entitled under Article III.F of the Plan is subject to the application of the provisions of the Plan governing distributions generally and application of the provisions of the Plan, the Bankruptcy Code and other laws of the United States regarding the determination of allowance and priority of such claims.

                           If the Alternate Canadian Transactions are
implemented, the Lenders will enforce remedies available to them against PSC and the other Canadian Debtors. The proceeds paid on the transfer of the assets of PSC and the other Canadian Debtors will be distributed pursuant to the priorities under Canadian law of the claims against such assets. Canadian Impaired Unsecured Claims will not be compromised pursuant to the Alternate Canadian Transactions, but it is expected that no distributions will be made to the holders of such claims. The distributions that would have been made available under the Canadian Reorganization Plan if the Canadian Reorganization Plan had been sanctioned, for distribution to the holders of Canadian Impaired Unsecured Claims that do not make the U.S. Plan Election, will instead comprise the "Class 6 Additional Distribution" and be distributed to the holders of Class 6 Lender Claims pursuant to Article III.C.1 of the Plan. Holders of Canadian Impaired Unsecured Claims entitled to receive a distribution pursuant to Article III.F of the Plan shall not be entitled to vote on the Plan.

                    (e) Distributions to Classes 6, 7, 8B and 8C if Canadian Plan Condition Is Waived

                           The Plan also provides the Debtors with the right
to waive the condition to the Plan's Effective Date that the Canadian Reorganization Plan or Alternate Canadian Transactions be implemented by the Effective Date. In such events, the Debtors may emerge from chapter 11 before the outcome of the Canadian Cases has been determined. New Securities distributed under the Plan will be issued by Reorganized PSI.

                           If the Canadian Plan Condition is waived,
distributions to holders of Claims in Classes 6 and 7 shall initially be made pursuant to the provisions of Articles III.C.1.(b) and III.C.2.(b) of the Plan, respec tively. If the Canadian Plan Condition is waived, an amount of New Unsecured PIK Notes and the amount of Reorganized PSI Common Shares equivalent to the amount of New Common Shares that would be distributed to the holders of Canadian Impaired Unsecured Claims under the Canadian Reorganization Plan (assuming all such Claims will be allowed) shall be held by the Disbursing Agent pending the implementation of the Canadian Reorganization Plan or the Alternate Canadian Transactions. If the Canadian Reorganization Plan is implemented, such securities shall be deposited into the Disputed Distribution Reserve and shall be distributed to holders of Allowed Class 7 Claims under the Plan and Allowed Canadian Impaired Unsecured Claims in accordance with the Canadian Reorganization Plan. If the Alternate Canadian Transactions are implemented, such securities shall be distributed to holders of Canadian Impaired Unsecured Claims that made the U.S. Plan
Election and to the holders of Class 6 Claims as the Class 6 Additional Distribution pursuant to Articles III.F and III.C.1.(b) of the Plan respectively, subject to the provisions of the Plan governing distributions generally. The time, nature and amount of distributions to holders of Claims in Classes 8B and 8C and Canadian Class 8B and 8C Holders that make the U.S. Plan Election shall be determined upon the approval of the Canadian Reorganization Plan or the Alternate Canadian Transactions, respectively.

         2.         Unclassified Claims

                    (a)    DIP Facility Claims (Unimpaired)

                           DIP Facility Claims consist of the Claims arising
under or as a result of the debtor-in- possession credit facility (the "DIP Facility") provided to the Debtors during the Chapter 11 Cases, pursuant to the credit agreement (the "DIP Facility Agreement"), between PSC and PSI as borrowers, the Subsidiary Debtors and the Canadian Debtors as subsidiary guarantors, Bankers Trust Company ("BTCo") as DIP agent, Canadian Imperial Bank of Commerce ("CIBC") and BTCo as co-arrangers (the "DIP Co-Arrangers"), and other various persons from time to time parties thereto. DIP Facility Claims are Unimpaired under the Plan.

                           Under the Plan, on the Effective Date or the date
such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (a) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (b) such other treatment as to which the Debtors, with the consent of the Required Lenders and the Account Intermediaries, and such holder shall have agreed upon in writing.

                    (b)    Administrative Claims (Unimpaired)

                           The Plan provides that Administrative Claims are
Unimpaired. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, the cost of operating the Debtors' businesses following the Petition Date (e.g., the post-petition salaries and other benefits for the Debtors' employees which the Debtors have obtained an order allowing them to pay in the ordinary course of business, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Petition Date, certain statutory fees and charges assessed under 28 U.S.C. ss. 1930) and the actual, reasonable fees and expenses of the professionals retained by the Debtors and the creditors' committee. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the creditors' committee would be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and would be subject to approval of the Bankruptcy Court as being reasonable.

                           Except as otherwise provided in and subject to the
requirements of the Plan, the Plan provides that on, or as soon as reasonably practicable after the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim
(a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the applicable Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing; provided, however, that Allowed Administra tive Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                           Holders of Administrative Claims based on liabilities
incurred by the Debtors in the ordinary course of their businesses will not be required to file or serve any request for payment of such Claims, as these liabilities will be assumed by the applicable Reorganized Debtor and paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations.

                           The Debtors therefore anticipate that Administrative
Claims against the Debtors will be paid as they come due during the Chapter 11 Cases and that the Administrative Claims after the Administrative Bar Date will, for the most part, consist of the allowed but unpaid fees and expenses incurred by professionals retained in the Chapter 11 Cases.

                    (c)    Priority Tax Claims (Unimpaired)

                           Priority Tax Claims are Unsecured Claims asserted by
federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment. The Plan provides that Priority Tax Claims, if any, are Unimpaired.

                           Under the Plan, except to the extent that a holder of
an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of the Reorganized Debtors, (a) with the consent of the Required Lenders, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments over time in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus simple interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the Effective Date through the date of payment thereof, or (c) such other treatment as to which a Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing. Cash payments of principal will be made in annual installments equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on or before the first anniversary of the Effective Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim will be paid on the first Business Day following such date, or as soon thereafter as is practicable together with any accrued and unpaid interest to the date of payment; and provided further that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

D.       EFFECT OF VOTING ON DISTRIBUTIONS

         1.         If the Canadian Reorganization Plan Is Sanctioned

                    If Class 7 votes to accept the Plan, then holders of Allowed Class 6 Claims shall receive, along with other New Securities, 5,967,052,592 shares of New Common Shares, which shall be ninety-one percent (91%) of the PSC Common Shares issued and outstanding as of the Effective Date, (which shall equal 21,840,000 shares of the PSC Common Shares issued and outstanding as of the Effective Date after giving effect to the Reverse Stock Split) in any case subject to Dilution. Class 7 Claim holders will receive the distributions of New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares, and holders of Claims and Interests in Class 8 will receive or retain PSC Common Shares, as described above.

                    Alternatively, if Class 7 votes to reject the Plan, then the holders of an Allowed Class 6 Claims shall receive, along with other New Securities, 22,800,000 shares of PSC Common Shares, which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date, plus an amount of PSC Common Shares equivalent to the aggregate amount of PSC Common Shares that would have been distributed to Class 7 (based on the Debtors' estimate of the aggregate amount of Allowed Class 7 Claims), subject to Dilution, (as well as an amount of New Unsecured PIK Notes equal to the amount that would have been distributed to Class 7 had Class 7 voted to accept the Plan (based on the Debtors' estimate of the aggregate amount of Allowed Class 7 Claims)). Holders of Class 7 Claims will receive no distributions under the Plan and no distributions will be made to Classes 8A, 8B or 8C or to the holders of Canadian Impaired Unsecured Claims.

         2.         If the Alternate Canadian Transactions Are Implemented

                    If Class 7 votes to accept the Plan, then holders of Allowed Class 6 Claims shall receive, along with other New Securities, ninety-one percent (91%) which shall equal 21,840,000 shares of the Reorganized PSI Common Shares as of the Effective Date, plus the Class 6 Additional Distribution (See
Article II.C "Summary of the Plan of Reorganization - - Classification and Treatment of Claims and Interests - - The U.S. Plan Election and Distributions on Account Thereof"), subject to Dilution. Class 7 Claim holders will receive the distributions of New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares, as described above. Such distributions will be shared with holders of Canadian Impaired Unsecured Claims and Canadian Class 8B and 8C Holders that make the U.S. Plan Election, as described above.

                    Alternatively, if Class 7 votes to reject the Plan, holders of Allowed Class 6 Claims shall receive, along with other New Securities, one hundred percent (100%) which shall equal 24,000,000 shares of the Reorganized PSI Common Shares as of the Effective Date, subject to Dilution, and no New Unsecured PIK Notes will be issued to any Claim holder. The holders of Allowed Class 6 Secured Lender Claims shall retain such claims against PSC and security interests in assets of PSC and the other Canadian Debtors retained and not transferred in connection with the transactions pursuant to the terms of the Alternate Canadian Transactions. Holders of Class 7 Claims will receive no distributions under the Plan nor will Canadian creditors that make the U.S. Plan Election, and no distributions will be made to Classes 8A, 8B or 8C.

E. SUMMARY OF DEBT TO BE INCURRED AND SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         The Debtors anticipate that they will finalize the material terms of a new senior secured facility (the "Exit Facility") prior to the Confirmation Date, pursuant to which the Reorganized Debtors would have access to sufficient working capital to maintain their operations, as well as the operations of the Subsidiaries. Pursuant to the Lender Lock-up Agreement, the credit availability under the Exit Facility is anticipated to be approximately $125 million. The Exit Facility would be secured by guaranties and charges over the accounts receivable and inventory and, if required, substantially all other assets of Reorganized PSC and its subsidiaries, senior to all other security including the security for the New Senior Secured Term Debt. The Debtors anticipate that the Exit Facility would be used to (a) fund repayment of the DIP Facility, (b) provide short-term working capital needs, and (c) fund letters of credit within a sub-limit of the Exit Facility. The maturity of the Exit Facility is contemplated as two years from Plan implementation, but may be refinanced in whole but not in part by a replacement facility with the same priority. The parties continue to negotiate the terms of the Exit Facility, and there can be no assurances that the terms of such a Facility will not differ materially from the description in the Lender Lock-up Agreement or that the parties will be able to reach a final agreement.

         1.         If the Canadian Reorganization Plan Is Implemented.

                    Pursuant to the Plan, on or prior to the Effective Date, PSC shall issue New Common Shares, New Secured PIK Debt and depending upon the votes of Class 7 on the Plan and the class of holders of Canadian Impaired Unsecured Claims on the Canadian Plan, New Unsecured PIK Notes and, if Class 7 votes to accept the Plan and a Qualifying Class 7 Creditor elects New Unsecured Convertible Notes in the Class 7 Election, the New Unsecured Convertible Notes, the principal terms of which are summarized below.

NOTES AND
SECURITIES     AMOUNT                              DIVIDENDS         VOTING            OTHER
----------     ------                              ---------         ------            -----
New            Up to 6,552,000,000 shares          Authorized        1 vote/share      Each 273 shares of New
Common                                             but not antici-   (non-cumula-      Common Shares will be
Shares                                             pated in the      tive)             converted into one PSC
                                                   foreseeable                         Common Share in the Re-
                                                   future                              verse Stock Split.  If Class 7
                                                                                       votes to reject the Plan, there
                                                                                       will be no Reverse Stock Split.

New Se-        $100 million                        Not Applica-      Not Applicable    Term of 5 years; Interest at
cured PIK                                          ble                                 10% per annum; the origi-
Debt                                                                                   nal amount issued shall be convertible
                                                                                       until maturity at the option of the
                                                                                       holders into 25% of the New Common
                                                                                       Shares, in the aggregate on a fully
                                                                                       diluted basis as of the Effective
                                                                                       Date, guaranteed by other Debtors,
                                                                                       Canadian Debtors and Restricted
                                                                                       Subsidiaries; to contain the usual
                                                                                       anti-dilution provisions applicable
                                                                                       in a public offering of convertible debt.

New            $250 million minus an amount        Not Applica-      Not Applicable    Term of 5 years; interest at
Senior         equal to the Net Asset Sale Pro-    ble                                 9% per annum; guaranteed
Secured        ceeds Pool                                                              by other Debtors, Canadian
Term Debt                                                                              Debtors and Restricted
                                                                                       Subsidiaries.

New Unse-      Subject to the Class 7 Election,    Not Applica-      Not Applicable    Term of 10 years;
cured PIK      between $48 million and $60         ble                                 Interest at 6% per annum;
Notes          million                                                                 the pro rata distribution to Lenders
                                                                                       holding Class 7 Claims will be waived
                                                                                       if Class 7 votes to accept the Plan.

                                       20

NOTES AND
SECURITIES     AMOUNT                              DIVIDENDS         VOTING            OTHER
----------     ------                              ---------         ------            -----
New            Up to $18 million                   Not Applica-      Not Applicable    Term: 20 years from the
Unsecured                                          ble                                 Effective Date;
Convertible                                                                            Interest: 3% per annum
Notes                                                                                  commencing on the third anniversary
                                                                                       of the Effective Date; convertible
                                                                                       into PSC Common Shares at a price
                                                                                       of $30 per share (every $30 of
                                                                                       face amount of notes is convertible
                                                                                       into one PSC Common Share);
                                                                                       subject to a put right in the event
                                                                                       of a change of control.


         2.         If the Alternate Canadian Transactions are Implemented

                    If the Alternate Canadian Transactions are implemented, on or prior to the Effective Date, Reorganized PSI will issue Reorganized PSI Common Shares, New Secured PIK Debt, and depending upon the vote of Class 7 on the Plan, New Unsecured PIK Notes, and if Class 7 votes to accept the Plan and a Qualifying Class 7 Creditor elects New Unsecured Convertible Notes in the Class 7 Election, the New Unsecured Convertible Notes, the principal terms of which are summarized below.


NOTES AND
SECURITIES     AMOUNT                              DIVIDENDS         VOTING            OTHER
----------     ------                              ---------         ------            -----
Reorganized      24,000,000 shares                  Authorized but     1 vote/share
PSI                                                 not anticipated    (non-cumu-
Common Shares                                       in the foresee-    lative)
                                                    able future

NOTES AND
SECURITIES     AMOUNT                              DIVIDENDS         VOTING            OTHER
----------     ------                              ---------         ------            -----
New Secured      $100 million                       Not Applicable     Not Applica-    Term of 5 years; Interest at
PIK Debt                                                               ble             10% per annum; the original amount
                                                                                       issued shall be convertible until
                                                                                       maturity at the option of the holders
                                                                                       into 25% of the Reorganized PSI Common
                                                                                       Shares, in the aggregate on a fully
                                                                                       diluted basis as of the Effective Date,
                                                                                       guaranteed by other Debtors, and
                                                                                       Restricted Subsidiaries; to contain
                                                                                       the usual anti-dilution provisions
                                                                                       applicable in a public offering
                                                                                       of convertible debt.

New Senior       $250 million minus an amount       Not Applicable     Not Applica-    Term of 5 years; interest at
Secured          equal to the Net Asset Sale Pro-                      ble             9% per annum; guaranteed
Term Debt        ceeds Pool                                                            by other Debtors, and Re-
                                                                                       stricted Subsidiaries.

New              Subject to the Class 7 Election,   Not Applicable     Not Applica-    Term of 10 years;
Unsecured        between $48 million and $60                           ble             Interest at 6% per annum;
PIK Notes        million                                                               the pro rata distribution to Lenders
                                                                                       holding Class 7 Claims will be waived
                                                                                       if Class 7 votes to accept the Plan.

New              Up to $18 million                  Not Applicable     Not Applica-    Term: 20 years from the
Unsecured                                                              ble             Effective Date;
Convertible                                                                            Interest: 3% per annum
Notes                                                                                  commencing on the third anniversary
                                                                                       of the Effective Date; convertible into
                                                                                       Reorganized PSI Common Shares at a price
                                                                                       of $30 per share (every $30 of face
                                                                                       amount of notes is convertible into
                                                                                       one Reorganized PSI Common Share);
                                                                                       subject to a put right in the event
                                                                                       of a change of control.

                    Pursuant to the Pre-Petition Credit Agreement, the Lenders have a security interest in the proceeds from the sale of the assets of PSC and its Subsidiaries. The proceeds from the sale of certain assets of PSC and its Subsidiaries were held by CIBC, as Administrative Agent, for the benefit of the Administrative Agent and the Lenders. Pursuant to a Proceeds Agreement, dated as of April 5, 1999, between PSC, PSI (and each of the direct and indirect subsidiaries of PSC) and CIBC and the Lenders (the "Proceeds Agreement"), as has been supplanted by the provisions of that certain approved Stipulation and Order Authorizing and Restricting Use of Cash Collateral and Granting Adequate Protection of Secured Claims (the "Cash Collateral Order"), the Lenders agreed to release up to $93,000,000 of net proceeds from the sale of certain assets of PSC and its Subsidiaries to the Debtors in accordance with a budget approved by the Lenders and subject to certain conditions. CIBC transferred the funds not released prior to the Petition Date to BTCo, as agent under the DIP Facility, in accordance with the Cash Collateral Order.

                    In the event of any sale of the U.S. Ferrous Division of the Debtors (the "US Ferrous Division"), the proceeds of such sale as well as the net proceeds from asset sales in excess of the $93,000,000 deposited into the Proceeds Account, shall be maintained in a separate interest-bearing account (the "Excess Proceeds Account") during the Chapter 11 Cases. On the Distribution Date, funds held in the Excess Proceeds Account shall be divided between the Reorganized Companies and the holders of the Secured Lender Claims. As set forth in Article III.C of the Plan, on the Distribution Date, the holders of the Class 6 Secured Lender Claims will receive from any funds in the Excess Proceeds Account (i) to the extent any funds in the Excess Proceeds Account represent the net proceeds from any sale of the US Ferrous Division, sixty-six and two-thirds percent (66 2/3%) of the first $200,000,000 of such funds, and (ii) seventy-five percent (75%) of all other funds held in the Excess Proceeds Account.

                    On the Effective Date, the Reorganized Debtors (in existence after giving effect to the Restructuring Transactions) and the other Restricted Subsidiaries shall also enter into the New Guaranties to guaranty and secure the New Senior Secured Term Debt and the New Secured PIK Debt.

F.       SUMMARY OF RELEASES UNDER THE PLAN

         The Plan contains releases of claims and causes of action of various parties. These releases are described below and set forth in greater detail in
Article II.N of this Disclosure Statement. Pursuant to the Plan, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as debtors in possession and the Subsidiaries will be deemed to have released all claims and causes of action related to the Debtors and the Subsidiaries, the Chapter 11 Cases or the Plan (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and all agreements thereunder) that are based on events occurring on or prior to the Effective Date against (i) directors, officers and employees of the Debtors or Subsidiaries in each case as of the Petition Date (subject to revocation described in Article II.N hereof) and agents and professionals (excluding Deloitte & Touche and any insurance brokers retained by the Debtors) of the Debtors and the Subsidiaries,
(ii) the Lenders (other than any entity specifically excluded from the releases granted in Article IV.I.1 of the Plan that has become a Lender), (iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, (v) BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, (vi) any official committees appointed in the Chapter 11 Cases, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases granted in Article IV.I.1 of the Plan that has become a holder of a DIP Facility Claim),
(viii) the Security Agent, (ix) the Account Intermediaries, (x) any individual corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (ii) - (viii), and (xi) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals (excluding Deloitte & Touche, Robert Waxman, Greg Madesker, Rik Barrese and any insurance brokers retained by the Debtors) of the entities set forth in (ii) - (vii). Under the Plan, any rights of setoff of Deloitte & Touche and any rights of setoff of other parties not released against the Debtors are preserved.

         In addition, as of the Effective Date, the holders of Lender Claims, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition

Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to have released all claims and causes of action (other than the right to enforce the Debtors or the Reorganized Debtors' obligations under the Plan and any agreement thereunder) arising from an event occurring on or prior to the Effective Date relating to the Debtors, the Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors; provided, however, if the Canadian Reorganization Plan is not sanctioned, the holders of Allowed Secured Lender Claims and Allowed Unsecured Lender Claims shall not be deemed to have released PSC or any Subsidiary other than the Debtors from such claims or their security interests against any assets of PSC or any Subsidiary other than the Debtors retained and not transferred in connection with the Alternate Canadian Transactions, provided further, however, any such claims the Lenders hold shall be reduced by the value of any distributions the Lenders receive by the Lenders pursuant to the Plan, provided, further, that this release in this clause (i) shall not be given by any Account Intermediary who is a current Bank Account Service Provider, (ii) the directors, officers and employees of the Debtors or the Subsidiaries in each case as of the Petition Date (and in addition, those who become officers and/or directors thereafter prior to the Effective Date),
(iii) the Lenders (other than any entity specifically excluded from the releases granted in Article IV.I.2.(a) of the Plan that has become a Lender), (iv) the ad hoc steering committee and any other committee of holders of Lender Claims, (v) CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, (vi) BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, (vii) any official committees appointed in the Chapter 11 Cases, (viii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases granted in Article IV.I.2.(a) of the Plan that has become a holder of a DIP Facility Claim), (ix) the Security Agent, (x) the Account Intermediaries, (xi) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (i) - (ix), and (xii) the respective current and professionals of the entities in subclauses
(i) - (ix) (excluding & Touche and any insurance brokers retained by the Debtors) (including current and former officers, directors, employees, shareholders and of the released professionals), acting in such capacity.

         Further, as of the Effective Date, all holders of Claims and Interests will be deemed to have released all claims and causes of action (other than the right to enforce the Debtor or the Reorganized Debtors' obligations under the Plan and any agreement thereunder) arising from an event occurring on or prior to the Effective Date relating to the Debtors, the Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against
(i) the Debtors, the Subsidiaries and the Reorganized Debtors, (ii) the Lenders as of September 15, 1999 or an entity that subsequently becomes a Lender subject to the Debtors' consent, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims as of September 15, 1999 or an entity that subsequently becomes a holder of a DIP Facility Claim subject to the Debtors' consent, and the Security Agent, (iii) the Account Intermediaries, (iv) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclause (ii), and (v) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals of the entities listed in subclause (ii) of
Article IV.I.2.(b) of the Plan (excluding Deloitte & Touche and any insurance brokers retained by the Debtors) acting in such capacity. Under the Plan, holders of Claims (other than the Lenders) and Interests are not deemed to have released any non-Debtor third party other than the Lenders and those parties explicitly listed in subsections (ii), (iii), (iv) and (v) above.

G.       TREATMENT OF DIRECTOR AND OFFICER INDEMNIFICATION OBLIGATIONS UNDER
         THE PLAN

         Pursuant to the Plan, indemnification obligations as to the Reorganized Debtors' directors and officers are divided into two categories: Excluded Indemnification Obligations and Assumed Indemnification Obligations. Excluded Indemnification Obligations are (i) the obligations of the Debtors to indemnify any current or former officers, directors or employees solely as to claims actually asserted as of the Petition Date, or claims asserted after the Petition Date in the following actions or in actions initiated after the Petition Date, in each case arising out of or related to the same nucleus of operative facts alleged in the following actions as of the Petition Date or when such actions were filed: (A) the consolidated, putative class action entitled In re Philip Services, Corp. Securities Litigation, 98 CV 835 (MBM), previously pending against PSC in the United States District Court for the Southern District of New York, and the putative class action entitled Menegon v. Philip Services Corp., et al., File No. 4166 CP 98 (Ontario Court, General Division), (B) the action filed by a group of former shareholders of the Steiner-Liff Metals group of companies on October 6, 1998, with the American Arbitration Association captioned In re Liff Arbitration, Case No. 39 Y 1680012 98 and the litigation styled Liff v. Chodos, Case No. 99 Civ. 1322 (dismissed and pending appeal), (C) the actions filed by a group of former shareholders of the Southern-Foundry Supply group of companies captioned Gary D. Chazen, Robert G. Chazen, Julius L. Chazen and Ruth E. Chazen v. Philip Metals Inc., et al., Case No:99 Civ. 2797
(MBM) (S.D.N.Y.) (dismissed); and Stephen M. Chazen v. Philip Metals Inc., previously known as Philip Metals (Ohio) Inc., Philip Services Corp., Allen Fracassi, and Robert Waxman, No: CV9801642, in the Circuit Court of Jefferson County, Alabama (subsequently dismissed in favor of arbitration) and (D) the action captioned Great Plains Trust Company and Kornitzer Capital Management, Inc. v. Robert M. Christe, R.L. Nelson, Jr., T. Wayne Wren, Jr., Michael W. Ramirez, David E. Fanta, James E. Rief, William L. Fiedler, Michael A. Baker, John U. Clarke, Frank A. Rossi, Thomas J. Tierney and T. Michael Young, No. 1999-38771, in the District Court of Harris County, Texas; (ii) any claims for reimbursement, contribution or indemnity that may be asserted by Robert Waxman, Greg Madesker, Rik Barrese, Drew Luntz, Andrew Luntz and John Luntz; (iii) any claims for reimbursement, contribution or indemnity asserted by present or former professionals or advisors of the Debtors or Subsidiaries, including, without limitation, Deloitte & Touche, any insurance brokers retained by the Debtors, accountants, auditors, financial consultants, underwriters or attorneys as to claims arising out of the matters alleged in the Securities Actions, the Chazen Actions, the Liff Actions, the Great Plains Action, or in any action initiated after the Petition Date based upon similar factual allegations or alleging similar causes of action and any indemnification obligation of such professionals or advisors of the kind described in section 510(b) of the Bankruptcy Code or subject to subordination pursuant to section 510(c) of the Bankruptcy Code and (iv) any reimbursement, contribution or indemnity obligations to current or former directors or officers of any Debtor that are more expansive than those contained in section 7.02 of PSC's bylaws or which are not permissible under the applicable governing corporate statute of the applicable Debtor; provided, however, that "Excluded Indemnification Obligations" shall not impact the setoff rights, if any, of any party, and shall not include Assumed Indemnification Obligations in connection with any governmental, regulatory or enforcement investigation or action or Assumed Indemnification Obligations to pay the reasonable defense costs of any individual who was a director, officer or employee of a Debtor as of the Petition Date in connection with any third party complaint or claim by Deloitte & Touche against such officer, director or employee in connection with any action commenced by the Debtors, the Reorganized Debtors or the Lenders against Deloitte & Touche and/or Robert Waxman arising out of the same nucleus of operative facts alleged in the Securities Actions, the Chazen Actions or the Liff Actions.

         Assumed Indemnification Obligations are (i) the obligations of PSC pursuant to section 7.02 of its bylaws to indemnify current and former directors and officers, on the terms and subject to the limitations described therein, if and to the extent that such indemnification is permissible under the Ontario Business Corporations Act or such other applicable governing corporate statute and (ii) the obligations of the Debtors other than PSC to indemnify current and former directors and officers under their respective bylaws to the extent such indemnification obligations are not more expansive than those of PSC under section 7.02 of its bylaws if and to the extent such indemnification is permissible under the applicable governing corporate statute of the applicable Debtor; in each case, including any affirmative obligation of the Debtors to indemnify current and former directors and officers in connection with any governmental, regulatory or enforcement investigation or action and in each case solely with respect to such officer or director actions subsequent to becoming an officer or director of PSC or of a direct or indirect subsidiary or affiliate of PSC. Assumed Indemnification Obligations shall not include any Excluded Indemnification Obligations.

                    Under the Plan, any Claim other than the Assumed Indemnification Obligations against any Debtor for reimbursement, contribution, indemnity or setoff that is subject to section 510(b) and/or 510(c) of the Bankruptcy Code or related to or arising from the facts surrounding, allegations or actions resulting in a Claim that is subject to section 510(b) and/or 510(c) of the Bankruptcy Code, and any Excluded Indemnification Obligation, shall be deemed rejected for all purposes under the Plan and shall be deemed disallowed under the Plan upon entry of the Confirmation Order pursuant to section 502(e)(1)(B) of the Bankruptcy Code to the fullest extent permitted by law; provided, however, to the extent that any such Claim is not so disallowed and becomes an Allowed Claim against any Debtor, then such Allowed Claim shall be treated as an Allowed Class 8C Claim pursuant to sections 510(b) and/or 510(c) of the Bankruptcy Code.

                    Under the Plan, the Assumed Indemnification Obligations shall be deemed assumed by the Reorganized Debtors as of the Effective Date without any further action by any party and in the event the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, the Assumed Indemnification Obligations of PSC shall be deemed assumed by Reorganized PSI.

                    Any and all rights of the directors and officers to the proceeds of the Debtors' relevant directors and officers insurance policies whether for Excluded Indemnification Obligations or Assumed Indemnification Obligations will be unaffected by and survive the Chapter 11 Cases.

H.       POST-CONSUMMATION OPERATIONS OF THE DEBTORS

         1.         Continued Corporate Existence

                    Following confirmation and consummation of the Plan, subject to the Restructuring Transactions, each of the Debtors and the other Subsidiaries will continue to exist as separate corporate entities in accordance with the laws of their respective states of incorporation and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to consummation, except (i) to the extent such certificates or articles of incorporation and bylaws are amended under the Plan or (ii) if the Canadian Reorganization Plan is sanctioned, Reorganized PSC, with the consent of the Required Lenders, may be continued under the laws of the Province of New Brunswick, which continuance is expressly authorized by the Plan, or if the Alternate Canadian Transactions are implemented, PSC is subject to the Alternate Canadian Transactions. The certificate or articles of incorporation and bylaws of each of the Debtors will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code.

                    Except as otherwise provided in the Plan, nothing shall affect the Debtors' rights and defenses both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoff or recoupments against Unimpaired Claims. Notwithstanding the limited substantive consolidation of the Debtors under the terms of the Plan, the Unimpaired Claims of any particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Reorga nized Debtor.

         2.         Revesting of Assets

                    Pursuant to section 1141(b) of the Bankruptcy Code, all property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the

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


Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.

                    Notwithstanding anything to the contrary set forth in the foregoing paragraph, if the Alternate Canadian Transactions are implemented then the vesting of the property of PSC shall occur pursuant to the Alternate Canadian Transactions and any order of the Canadian Bankruptcy Court or other applicable Canadian Court.

                    On the Effective Date, if the Alternate Canadian Transactions are implemented, PSC, the other Canadian Debtors and PSI shall take any and all steps necessary on their part to implement the Alternate Canadian Transactions and the Lenders shall retain all of their rights as secured creditors with respect to any assets that remain in PSC or the other Canadian Subsidiaries. PSC, PSI and the Reorganized Debtors are expressly authorized to take any and all steps necessary to implement the Alternate Canadian Transactions, including without limitation, PSC obtaining approval of the Alternate Canadian Transactions by the Canadian Bankruptcy Court, entering into any and all agreements necessary on their part to effectuate the Alternate Canadian Transactions, and directing the other Canadian Debtors to obtain approval of the Alternate Canadian Transactions by the Canadian Bankruptcy Court and to enter into any and all agreements necessary to effectuate the Alternate Canadian Transactions. The automatic stay of section 362(a) of the Bankruptcy Code shall be deemed lifted on the Date so that the Alternate Canadian Transactions may be effectuated to permit any required notices to be issued or proceedings to be taken which be necessary so that the transfers of assets pursuant to the Alternate Transactions may be made in compliance with applicable law.

I.       DISTRIBUTIONS UNDER THE PLAN

         Reorganized PSC (if the Canadian Reorganization Plan is sanctioned), Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) or their authorized Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Articles III, VII and IX of the Plan). Distributions provided for in the Plan on account of Allowed Old Debenture Claims shall be made to the indenture trustee, as Disbursing Agent for Old Debenture Claims, for distribution to holders of Allowed Old Debenture Claims. Any such further distributions shall be made pursuant to the Old Indenture and the Plan, particularly to the Indenture Trustee (i) to itself as Indenture Trustee for application of any unpaid fees, compensation, expenses (including the Indenture Trustee's professional fees and expenses) disbursements and advances; (ii) to itself as escrow agent holding an expense fund of approximately $92,000 (such amount determined exclusively by the Indenture Trustee) for the Great Plains Action, and thereafter (iii) on account of Allowed Claims of holders of Old Debentures.

         If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

         Cash payments made pursuant to the Plan will be in U.S. funds for creditors located in the United States and in Canadian funds for creditors located in Canada, unless such creditors in Canada have previously agreed, or contracted for, payment in U.S. funds, by means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

         Except as otherwise provided in the Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Debtors, with the consent of the Required Lenders, shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not violate, or otherwise prejudice, the relative priorities among the classes of Claims.

         On the Effective Date, Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) shall issue or distribute in accordance with the provisions of the Plan all of the New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares. On the Effective Date, Reorganized PSC shall take all steps to provide that holders of Allowed Class 6 Claims are the holders of record on the Effective Date of the New Common Shares to be distributed to such holders under the Plan.

         1.         Distributions for Claims Allowed as of the Effective Date

                    (a)    Distribution Date

                           Except as otherwise provided herein or as ordered by
the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made not later than the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VII and IX of the Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

                    (b) Record Date for Distributions to Holders of Lender Claims and Old Debentures

                           At the close of business on the Distribution Record
Date, the transfer records for the Old Debentures and Lender Claims shall be closed, and there shall be no further changes in the record holders of the Old Debentures or Lender Claims. The Reorganized Debtors, the Disbursing Agent, and the Administrative Agent for the Lenders shall have no obligation to recognize any transfer of such Old Debentures or Lender Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

                    (c)    Calculation of Distribution Amounts of New Common
                           Shares

                           No fractional shares of New Common Shares or
Reorganized PSI Common Shares shall be issued or distributed under the Plan. Each Person entitled to receive New Common Shares will receive the total number of whole shares of New Common Shares or Reorganized PSI Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Shares or Reorganized PSI Common Shares, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (a) fractions 1/2 or greater shall be rounded to the next higher whole number, and
(b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Shares to be distributed to a Class of Claims or Interests shall be adjusted as necessary to account for the rounding provided for in Article VII.F of the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down.

                    (d)    Calculation of Distribution Amounts of New Debt
                           Securities

                           Notwithstanding any other provision of the Plan, New
Debt Securities, other than the New Secured PIK Debt, will be issued in primary denominations of $1,000 and such fractions thereof as necessary.

                    (e)    Delivery of Distributions

                           Distributions to holders of Allowed Claims shall be
made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the holder of an Allowed Old Debenture Claim, at the addresses contained in the official records of the Indenture Trustee under the Old Indenture, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. No undeliverable distributions will go back to the Reorganized Debtors. All claims for undeliverable distributions in respect of Allowed Class 7 Claims (or Canadian Impaired Unsecured Claims for which the U.S. Plan Election is made if the Alternate Canadian Transactions are implemented) must be made on or before the expiration of the eighteenth (18th) month following the Effective Date, after which date all unclaimed property shall be distributed pro rata to the holders of the other Allowed Class 7 Claims (and Canadian Impaired Unsecured Claims for which the U.S. Plan Election is made if the Alternate Canadian Transactions are implemented) and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent or the Indenture Trustee to attempt to locate any holder of an Allowed Claim or Allowed Interest. All distributions pursuant to the Plan shall be at the Reorganized Debtors' expense.

                    (f)    Notes and Old Debentures

                           Except as provided in the Plan for lost, stolen,
mutilated or destroyed notes or Old Debentures, each holder of an Allowed Claim evidenced by a note or Old Debenture shall tender such note or Old Debenture to the Disbursing Agent in accordance with written instructions to be provided in a letter of transmittal to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such notes or Old Debentures will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such notes or Old Debentures with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Old Debenture to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Debentures shall be marked as canceled and delivered to the Reorganized Debtors.

                    (g)    Lost, Mutilated or Destroyed Notes or Old Debentures

                           In addition to any requirements under the applicable
certificate or articles of incorpora tion or bylaws of the applicable Debtor, any holder of a Claim or an Interest evidenced by a note or Old Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such note or Old Debenture, deliver to the Disbursing Agent (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a note or Old Debenture. Upon compliance with Article VII.H.2 of the Plan by a holder of a Claim or an Interest evidenced by a note or Old Debenture, such holder shall, for all purposes under the Plan, be deemed to have surrendered a note or Old Debenture, as applicable.

                    (h)    Failure to Surrender Canceled Note or Old Debentures

                           Any holder of a note or Old Debenture that fails to
surrender or be deemed to have surrendered such note or Old Debenture on or before the second anniversary of the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such note or Old Debenture discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or their respective property.

                    (i) Distribution to Holders of Class 8 Claims and Interests

                           A description of the procedure for the distribution
to holders of Class 8 Claims and Interests, as well as the procedure for the establishment of a reserve for the benefit of holders of Disputed Class 8 Claims and Interests, if any, after such Claims or Interests become Allowed Claims or Interests will be included in the Plan Supplement.

         2. Resolution and Treatment of Disputed, Contingent, and Unliquidated Claims and Disputed Interests

                    (a)    Prosecution of Objections

                           After the Confirmation Date, only the Debtors, the
Reorganized Debtors (subject to Article XIV.G of the Plan), the Creditors' Committee and the Indenture Trustee shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims (and Canadian Impaired Unsecured Claims the holders of which have made the U.S. Plan Election if the Alternate Canadian Transactions are implemented) and Interests. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Class 7 Claim, Disputed Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented or Disputed Interest, without approval of the Bankruptcy Court.

                    (b)    No Distributions Pending Allowance

                           Notwithstanding any other provision of the Plan, no
payments or distributions shall be made with respect to all or any portion of a Disputed Class 7 Claim or Disputed Canadian Impaired Unsecured Claim unless and until some portion thereof has become an Allowed Claim or Allowed Canadian Impaired Unsecured Claim, respectively.

                    (c) Disputed Distribution Reserve; Reserve for Subsequent Distributions to Qualifying Class 7 Creditors

                           On the Effective Date (or as soon thereafter as is
practicable) if holders of Allowed Class 7 Claims are to receive distributions in accordance with Article III.C, the Disbursing Agent shall establish the Disputed Distribution Reserve by withholding from the initial distribution on account of Allowed Class 7 Claims, Allowed Canadian Impaired Unsecured Claims and the Class 6 Additional Distribution (as applicable) an amount of New Unsecured PIK Notes and New Common Shares (or Reorganized PSI Common Shares as applicable) calculated as if all Class 7 Claims and Canadian Impaired Unsecured Claims were Allowed Class 7 Claims and Allowed Canadian Impaired Unsecured Claims as of such date, in an amount equal to one hundred percent (100%) of their Disputed Class 7 and Disputed Canadian Impaired Unsecured Claim Amount. The Disbursing Agent shall also establish a reserve for subsequent distributions to Qualifying Class 7 Creditors containing the maximum amount of New Unsecured Convertible Notes distributable under the Plan, if necessary, less the amount of New Unsecured Convertible Notes distributed to Qualifying Class 7 Creditors on the Distribution Date.

                    (d) Distributions After Allowance of Class 7 Claims and Canadian Impaired Unsecured Claims

                           The Disbursing Agent shall make payments and
distributions from the Disputed Distribution Reserve to each holder of a Disputed Class 7 Claim that has become an Allowed Class 7 Claim and each holder of a Disputed Canadian Impaired Unsecured Claim that has become an Allowed Canadian Impaired Unsecured Claim, in each case in accordance with the provisions of the Plan or the Canadian Reorganization Plan, respectively. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court or the Canadian Bankruptcy Court allowing such Claim or claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim or claim any New Unsecured PIK Notes and New Common Shares (or Reorganized PSI Common Shares, as applicable) in the Disputed Distribution Reserve that would have been distributed on the Distribution Date had such Claim been an Allowed Class 7 Claim or an Allowed Canadian Impaired Unsecured Claim on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each of the Disputed Class 7 Claims and Disputed Canadian Impaired Unsecured Claims, any New Unsecured PIK Notes, New Unsecured Convertible Notes, and New Common Shares or Reorganized PSI Common Shares that remain in the Disputed Distribution Reserve and the reserve for subsequent distributions to Qualifying Class 7 Creditors shall be distributed, as applicable, pro rata to holders of (i) Allowed Claims in Class 7, (ii) Allowed Canadian Impaired Unsecured Claims and (iii) holders of the Class 6 Secured Lender Claims on account of the Class 6 Additional Distribution, if applicable (based on an estimate of the allowed Canadian Impaired Unsecured Claims of holders who did not make the U.S. Plan Election); provided however, that only Qualifying Class 7 Creditors shall be entitled to receive distributions of New Unsecured Convertible Notes from the reserve for subsequent distributions to Qualifying Class 7 Creditors. All distributions made under Article IX.D of the Plan on account of an Allowed Class 7 Claim and Allowed Canadian Impaired Unsecured Claim, shall be made together with any payments or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Class 7 Claim or Allowed Canadian Impaired Unsecured Claim had been an Allowed Class 7 Claim or Allowed Canadian Impaired Unsecured Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Article IX.D more frequently than once every 180 days or to make any individual payments in an amount less than $25.00. Notwithstanding anything herein to the contrary, if the Canadian Reorganization Plan is sanctioned, disbursements to holders of Canadian Impaired Unsecured Claims shall be made in compliance with the Canadian Reorganization Plan.

                    (e)    Distributions Procedures for Class 8 Claims and
                           Interests

                           A description of the procedure for the distribution
to holders of Class 8 Claims and Interests, as well as the procedure for the establishment of a reserve for the benefit of holders of Class 8 Claims and Interests that have not become Allowed, if any, and the procedure for distribution to holders of Class 8 Claims and Interests that have not become Allowed, if any, after such Claims or Interests, become Allowed Claims or Interests will be included in the Plan Supplement.

J.       OTHER MATTERS

         1.         Treatment of Executory Contracts and Unexpired Leases

                    Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Debtors reject an executory contract or unexpired lease that was entered into before the Petition Date, the contract or lease will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement will have an Impaired Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment severance agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code.

                    (a)    Assumed Contracts and Leases; Related Payments

                           Except as otherwise provided in the Plan, or in any
contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each of the Debtors will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by one of the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) as otherwise set forth in the schedule to be provided in the Plan Supplement as being an executory contract or unexpired lease to reject which schedule shall be included in the Plan Supplement, provided however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend the schedule to be provided in the Plan Supplement to delete an unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

                           Each executory contract and unexpired lease that is
assumed and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Confirmation Date.

                           Any monetary amounts by which each executory contract
and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors, or an assignee of the Debtors assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy
Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

                    (b)    Rejected Contracts and Leases; Bar to Rejection
                           Damages

                           Except as otherwise provided in the Plan and subject
to Article VIII.A thereof or as otherwise provided in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which the Debtors, or any of them, are a party shall be rejected under the Plan.

                    (c)    Compensation and Benefit Programs

                           Except and to the extent previously assumed or
rejected by an order of the Bankruptcy Court on or before the Confirmation Date, all employment agreements and employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Article VIII.A of the Plan and in the event the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, assumed and assigned to PSI, except for (i) executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy
Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that Debtors' obligations, if any, to pay all "retiree benefits" as defined in 1114(a) of the Bankruptcy
Code shall continue.

         2.         Administrative Claims

                           The Confirmation Order will establish an
Administrative Claims Bar Date for filing of Administrative Claims that have not been paid, released or otherwise settled (excluding Administrative Claims arising from the sale of goods or services to a Debtor, after the Petition Date, in the ordinary course of business), including Substantial Contribution Claims (but not including claims for Professional Fees or the expenses of the members of any creditors' committee), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees or the expenses of the members of any creditors' committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr.
P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administra tive Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

         3.         Professional Fee Claims

                    All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or any creditors' committee prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

         4.         Interest on Claims

                    Interest and fees and expenses, if any, with respect to Class 2 Other Secured Claims, shall be paid when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim, together with any additional amounts required to be paid with respect to Unimpaired Claims pursuant to section 1124 of the Bankruptcy Code. Except as otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law or an order of the Bankruptcy Court, no holder of an Allowed Claim that is not an Other Secured Claim will be entitled to interest accruing on or after the Petition Date on account of such Claim for any purpose. In addition, interest will neither accrue nor be paid upon any Disputed Claim in respect to the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         5.         Withholding and Reporting Requirements

                    In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each holder of an Allowed Claim or Interest that is to receive a distribution of New

Securities to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Securities to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article VII.G of the Plan. It is the Debtors' intent that distributions under the Plan to holders of Claims are in respect of, and to be applied to principal first and then interest.

         6.         Setoffs

                    The Reorganized Debtors may, but shall not be required to, set off against any Claim (or Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented), and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim (or Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented); provided, however, that neither the failure to do so nor the allowance of any Claim (or Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented) hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder. Notwithstanding anything to the contrary, the Debtors and Reorganized Debtors will not exercise any right of setoff against any Lender, any agents under the Pre-Petition Credit Agreement or the DIP Facility Agreement, the Account Intermediaries or the DIP Lenders.

         7.         Shareholder Rights Plan

                    The Plan provides that a Shareholder Rights Plan will be implemented on the Effective Date. The specific Shareholder Rights Plan to be implemented will depend upon whether the Canadian Reorganization Plan is sanctioned or the Alternate Canadian Transactions are implemented. If the Canadian Reorganization Plan is sanctioned, then the Shareholder Rights Plan will be for Reorganized PSC and governed by Canadian law. If the Alternate Canadian Transactions are implemented, then the Shareholder Rights Plan will be for Reorganized PSI and will be governed by United States law.

                           On the Effective Date, Reorganized PSC shall
implement the Shareholder Rights Plan. Pursuant to the Shareholder Rights Plan, in the event that a person shall become an Acquiring Person (as defined in the Shareholder Rights Plan) (such event being a "Flip-in Event"), each Right will entitle the registered holder to receive, upon payment of the exercise price stated in the Shareholder Rights Plan, that number of shares that has a market value at the date of the Flip-in Event equal to twice the exercise price. The Rights are not exercisable prior to the Flip-in Event. The Rights expire on the termination of the annual meeting of shareholders of Reorganized PSC in the year 2003 unless terminated earlier by the board of directors of Reorganized PSC.

                           Until the Separation Time (as defined in the
Shareholder Rights Plan), the Rights will be evidenced only by outstanding common share certificates. The Shareholder Rights Plan provides that, until the Separation Time, the Rights will be transferred with and only with the associated common shares. Until the Separation Time, or earlier termination or expiration of the Rights, each new share certificate issued after the Record Time (as defined in the Shareholder Rights Plan), upon transfer of existing common shares or the issuance of additional common shares, will have printed thereon a legend incorporating the terms of the Shareholder Rights Plan by reference. As soon as practicable following the Separation Time, separate certificates evidencing the Rights will be mailed to the holders of record of common shares as of the close of business at the separation time, and thereafter the rights certificates alone will evidence the Rights. The Rights will separate and trade apart from the common shares after the separation time.

                           The board of directors of Reorganized PSC may, prior
to a Flip-in Event, waive the dilution effects of the Shareholder Rights Plan in respect of a particular Flip-in Event that would result from a take-over bid (as defined in the Shareholder Rights Plan) made by way of a take-over bid circular to all holders of common shares. In such case, such waiver would be deemed also to be a waiver, on the same terms and conditions, in respect of any other Flip-in Event which occurs by reason of another take-over bid made by way of a take-over bid circular to all holders of common shares and prior to the expiration of the first take-over bid for which the initial waiver was given. The board of directors of Reorganized PSC may also waive the Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence. Additionally, the board of directors of Reorganized PSC may, at its option, redeem all, but not less than all, of the outstanding Rights at a nominal value at any time.

                           An Acquiring Person is, generally, a person who
becomes the Beneficial Owner of twenty percent (20%) or more of the outstanding common shares of PSC pursuant to (a) purchases or other acquisitions, direct or indirect, from non-residents of Canada or from persons whose securities are registered on the books of PSC with a non-Canadian address; (b) purchases or other acquisitions, direct or indirect, that are exempt from the Take-over Bid circular requirements of the Securities Act (Ontario) pursuant to certain exemptions; or (c) purchases or other acquisitions, direct or indirect, made pursuant to a take-over bid that is not a Permitted Bid.

                           The Shareholder Rights Plan excludes from the
definition of Acquiring Person a Person who acquires twenty percent (20%) or more of the outstanding common shares through a Permitted Bid or a Person who is an Investment Manager, Trust Company or Plan Trustee (each as defined in the Shareholder Rights Plan), provided they are not making or proposing to make a Take-Over Bid.

                           A Flip-in Event does not occur if a Take-Over Bid is
a Permitted Bid. A Permitted Bid is a Take-Over Bid, made by means of a Take-over Bid circular, which also:

                           (i) is made to all registered holders of common shares (other than the Offeror);

                           (ii) contains, and the provisions for the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified condition that no common shares will be taken up or paid for pursuant to the Take-Over Bid prior to the close of business on a date which is not less than 45 days following the date of the Take-Over Bid; and

                           (iii) contains an irrevocable and unqualified provision that unless the Take-Over Bid is withdrawn, all common shares may be deposited pursuant to the Take-Over Bid at any time prior to the close of business on the date of first take-up or payment for common shares under the bid and that all common shares deposited pursuant to the Take-Over Bid may be withdrawn at any time prior to the close of business on such date.

                           The Shareholder Rights Plan also provides for a
Competing Permitted Bid, which is a Take-Over Bid made during the pendency of another Permitted Bid that satisfies all of the requirements of a Permitted Bid except that, provided it is outstanding for a minimum period of 21 days, it may expire on the same date as the initial Permitted Bid. A Competing Permitted Bid must contain, and the provisions for the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified provision that no common shares will be taken up and paid for pursuant to the Competing Take-Over Bid prior to the close of business on the date on which common shares may be taken up under the Permitted Bid that preceded the Competing Permitted Bid.

                           In the event the Alternate Canadian Transactions are
implemented, the Shareholder Rights Plan will be revised as necessary to be implemented by PSI and governed by United States law.

         8.         Reverse Stock Split

                           If the Canadian Reorganization Plan is sanctioned by
the Effective Date, and if Class 7 has voted to accept the Plan, on the Effective Date, Reorganized PSC shall take all steps necessary to implement the Reverse Stock Split. If the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, no Reverse Stock Split will occur.

                    On the Effective Date, if the Canadian Reorganization Plan has been sanctioned and Class 7 has voted to accept the Plan, Reorganized PSC will hold a meeting of shareholders at which time, among other things, Reorganized PSC shall request shareholder approval of the Reverse Stock Split. The Reverse Stock Split will provide that every 273 shares of New Common Shares become one PSC Common Share. The exchange of certificates representing New Common Shares will be affected for PSC Common Shares pursuant to an exchange mechanism to be implemented through Reorganized PSC's stock transfer agent. The Reverse Stock Split is to be implemented only if the Canadian Reorganization Plan has been sanctioned and Class 7 votes to accept the Plan. After giving effect to the proposed Reverse Stock Split, Reorganized PSC will have approximately 24,000,000 shares of PSC Common Shares issued and outstanding.

                    As an illustration of the effect of the Reverse Stock Split, set forth below, is the number of New Common Shares to be distributed under the Plan for each Class and the resulting number of PSC Common Shares for each Class after giving effect to the Reverse Stock Split. This illustration assumes that the Canadian Reorganization Plan is sanctioned, Class 7 votes to accept the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to accept the Canadian Reorganization Plan.

Class                                New Common Shares         PSC Common Shares
-----                                -----------------         -----------------

Class 6                                5,967,052,592               21,840,000
Class 7 and the Class                   327,860,033                 1,200,000
of Canadian Impaired
Unsecured Claims
Class 8A                      None (Old Common Shares                 480,000
                              will be retained and diluted
                              by issuance of New Common
                              Stock)
Class 8B (shared with                    98,358,010                   360,000
certain other creditors)
Class 8C (shared with                    32,786,003                   120,000
certain other creditors)

K.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided Articles IV.F and IV.I.1 of the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such retained claims, rights or causes of action, suits or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

         However, if the Alternate Canadian Transactions are implemented, then any rights, causes of action, suits and proceedings, whether in law or equity, whether known or unknown, that PSC and/or the Canadian Debtors may hold, including claims or causes of action, against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese shall remain the property of PSC and the Canadian Debtors and shall remain subject to the Lenders' Claims to the extent such Claims have not been satisfied in full as a result of distributions pursuant to the Plan. The Reorganized Debtors will not own, control, prosecute or receive any proceeds from the successful prosecution or settlement of these causes of action. These causes of action will be prosecuted by PSC and the Canadian Debtors. Under the Alternate Canadian Transactions, the Lenders will retain their security interests and deficiency claims against all remaining assets of PSC and the Canadian Debtors after giving effect to the Alternate Canadian Transactions. The prosecution of the causes of action against Deloitte & Touche and Robert Waxman shall be governed by the terms of the Alternate Canadian Transactions and applicable Canadian law and any recoveries shall be for the benefit of the Lenders on account of their Claims against the Canadian Debtors. In the event such proceeds satisfy the Lenders' deficiency claims in full, then any excess proceeds would be distributed to creditors of PSC in accordance with applicable Canadian law. The proceeds will not be distributed to the Reorganized Debtors and the Reorganized Debtors will have no economic stake in the prosecution of the causes of action against Deloitte & Touche and Robert Waxman.

         Claims against Deloitte & Touche have been asserted in the U.S. and Canadian Class Actions alleging that Deloitte & Touche was negligent in performing its duties as auditors for PSC by failing to discover and disclose certain information in the Debtors' financial statements. The Debtors may have similar claims or causes of action against Deloitte & Touche for breach of its duties to the Debtors in connection with Deloitte & Touche audits. The Debtors have not finalized an analysis of such claims and are not prepared to undertake any estimate of the value of any such claims or the likelihood of recovery.

         If the Canadian Reorganization Plan is implemented, then the causes of action against Deloitte & Touche and Robert Waxman will constitute causes of action retained by the Reorganized Debtors and will be prosecuted or settled by the Reorganized Debtors. Any proceeds obtained from the prosecution or settlement of these causes of action would inure to the benefit of the stockholders of the Reorganized Debtors.

         The failure of the Debtors to specifically list any claim, right of action, suit, or proceeding herein or in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit, or proceeding, and the Reorganized Debtors will retain the right to pursue additional claims, rights of action, suits or proceedings. In addition, at any time before the Effective Date, notwithstanding anything in the Plan to the contrary, the Debtors or the Reorganized Debtors may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

L.       RELEASES UNDER THE PLAN

         1.         Releases by Debtors

                    Under the Plan, as of the Effective Date, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession and the Subsidiaries will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the parties released pursuant to Article IV.I.1 of the Plan, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan, and that could have been asserted by or on behalf of the Debtors or their Estates, the Reorganized Debtors or their Subsidiaries against (i) the directors, officers and employees of the Debtors or the Subsidiaries in each case as of the Petition Date or that have become officers and/or directors thereafter but prior to the Effective Date (other than for indebtedness owed by any such directors, officers or employees to any of the Debtors or their Subsidiaries) and the Debtors' or Subsidiaries' agents and professionals (excluding Deloitte & Touche and any insurance brokers retained by the Debtors), (ii) the Lenders (other than any entity specifically excluded from the releases granted in Article IV.I.1 of the Plan that has become a Lender), (iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, (v) BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, (vi) any official committees appointed in the Chapter 11 Cases, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases granted in Article IV.I.1 of the Plan that has become a holder of a DIP Facility Claim), (viii) the Security Agent,
(ix) the Account Intermediaries, (x) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (ii) - (viii), and (xi) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals (excluding Deloitte & Touche, Robert Waxman, Greg Madesker, Rik Barrese and any insurance brokers retained by the Debtors) (including the current and former officers, directors, employees, agents, shareholders and professionals of the released professionals) of the entities released in subclauses (ii) - (viii) acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Debtors described in clause (i) may be revoked by the Reorganized Debtors if the Canadian Reorganization Plan is sanctioned or by the Administrative Agent if the Alternate Canadian Transactions are implemented, by written notice to such director, officer or employee in the event that the Reorganized Debtors reasonably determine that such director, officer or employee has failed to provide factual information as reasonably requested by the Reorganized Debtors or by the Administra tive Agent in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or related to the same nucleus of operative facts alleged as of the Petition Date in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance in pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Reorganized Debtors, to reimbursement of that person's foregone income and reasonable expenses.

         2.         Releases by Holders of Lender Claims, Claims and Interests

                    (a)    Holders of Lender Claims.

                           Under the Plan, as of the Effective Date, in
consideration for the obligations of the Debtors, the Reorganized Debtors and the Subsidiaries under the Plan and the Lender Lock-up Agreement and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the holders of Lender Claims, the ad hoc steering committee and any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers, the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors; provided, however, if the Canadian Reorganization Plan is not sanctioned, the holders of Allowed Secured Lender Claims and Allowed Unsecured Lender Claims shall not be deemed to have released PSC or any Subsidiary other than the Debtors from such claims or their security interests against any assets of PSC or any Subsidiary other than the Debtors retained and not transferred in connection with the Alternate Canadian Transactions, provided further, however, any such claims the Lenders hold shall be reduced by the value of any distributions the Lenders receive by the Lenders pursuant to the Plan, provided further, that this release in clause (i) shall not be given by any Account Intermediary who is a current Bank Account Service Provider, (ii) the directors, officers and employees of the Debtors or the Subsidiaries in each case as of the Petition Date (and in addition, those who become officers and/or directors thereafter prior to the Effective Date), (iii) the Lenders (other than any entity specifically excluded from the releases granted in Article IV.I.2.(a) of the Plan that has become a Lender), (iv) the ad hoc steering committee and any other committee of holders of Lender Claims, (v) CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, (vi) BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, (vii) any official committees appointed in the Chapter 11 Cases, (viii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases granted in Article IV.I.2.(a) of the Plan that has become a holder of a DIP Facility Claim), (ix) the Security Agent, (x) the Account Intermediaries, (xi) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (iii) - (ix) and (xii) the respective current and former professionals of the entities in subclauses (i) - (ix) (excluding Deloitte & Touche and any insurance brokers retained by the Debtors) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Debtors described in clause (ii) may be revoked by the Administrative Agent, or its successor, by written notice to such director, officer or employee, in the event that the Administrative Agent or its successor reasonably determines that any such director, officer or employee has failed to provide factual information reasonably requested by the Administrative Agent or its successor in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or related to the same nucleus of operative facts alleged as of the Petition Date in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Reorganized Debtors, to reimbursement of that person's foregone income and reasonable expenses, provided further, that nothing contained herein shall affect the rights and obligations of the parties designated in clauses (iii),
(v), (vi), (ix) and (x) of Article IV.I.2.(a) of the Plan under the Priority and Subordination Agreement, dated as of December 4, 1998, the Security Sharing Agreement, dated as of November 30, 1998 and the Intercreditor Agreement, dated as of June 25, 1999.

                    (b) Holders of Claims and Interests.

                           Under the Plan, as of the Effective Date, to the
fullest extent permitted under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Lenders and the Account Intermediaries under the Plan, each present and former holder of a Claim or Interest (other than the releasing parties identified in Article IV.I.2.(b) of the Plan or any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties) will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the parties released pursuant to Article IV.I.2.(b) of the Plan, the Reorganized Debtors the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors, (ii) the Lenders as of September 15, 1999 or an entity that subsequently becomes a Lender subject to the Debtors' consent, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims as of September 15, 1999 or an entity that subsequently becomes a holder of a DIP Facility Claim subject to the Debtors' consent, and the Security Agent, (iii) the Account Intermediaries, (iv) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclause (ii), and (v) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals of the entities listed in subclause (ii) (excluding Deloitte & Touche and any insurance brokers retained by the Debtors) acting in such capacity. Under the Plan, holders of Claims (other than the Lenders) and Interests are not deemed to have released any non-Debtor third party other than the Lenders and those parties explicitly listed in subsections (ii), (iii), (iv) and (v) above.

         3.         Reinstatement of Releases

                    The revocation of any release of any director, officer or employee pursuant to Article IV.I.1 or Article IV.I.2.(a) of the Plan shall be void ab initio to the extent that a court of competent jurisdiction, including, but not limited to the Bankruptcy Court, determines that such director, officer or employee has provided the factual information reasonably requested by the Reorganized Debtors if the Canadian Reorganization Plan is sanctioned or by the Administrative Agent or its successor if the Alternate Canadian Transactions are implemented.

M.       CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

         Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

         1.         Requirements for Confirmation of the Plan

                    The Bankruptcy Court will determine at a hearing on confirmation of the Plan (the "Confirma tion Hearing") whether the following requirements for confirmation, set forth in section 1129 of the Bankruptcy Code, have been satisfied:

                    (a) The Plan complies with the applicable provisions of the Bankruptcy Code.

                    (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                    (c) The Plan has been proposed in good faith and not by any means forbidden by law.

                    (d) Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connec tion with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                    (e) The Debtors have disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors, or
                           (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                    (f) With respect to each Class of Claims or Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. (See Article XI.C of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interest of Creditors -- Best Interests Test.")

                    (g) The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment.

                    (h) If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                    (i) Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. (See
                           Article XI.A of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interest of Creditors -- Feasibility of the Plan.")

                    (j) The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                    The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

         2.         Conditions to Confirmation and Consummation

                    (a)    Conditions to Confirmation

                           The following are conditions precedent to the
occurrence of the Confirmation Date: (i) an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the

Bankruptcy Code, and (ii) the proposed Confirmation Order shall be in form and substance acceptable to the Debtors and the Required Lenders.

                    (b)    Conditions to Consummation

                           The following are conditions precedent to the
occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article X.C of the Plan:

                           (i) The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Required Lenders and shall provide that:

                                    (1)     the Debtors and Reorganized Debtors
                                            are authorized and directed to take
                                            all actions necessary or appropriate
                                            to enter into, implement and
                                            consummate the contracts,
                                            instruments, releases, leases,
                                            indentures and other agreements or
                                            documents created in connection with
                                            the Plan or the Restructuring
                                            Transactions;

                                    (2)     the provisions of the Confirmation
                                            Order are nonseverable and mutually
                                            dependent;

                                    (3)     Reorganized PSC or Reorganized PSI,
                                            or both, as applicable, is
                                            authorized to issue the New
                                            Unsecured PIK Notes, New Unsecured
                                            Convertible Notes, New Common
                                            Shares, Reorganized PSI Common
                                            Shares and Management Options and to
                                            incur the New Senior Secured Term
                                            Debt and New Secured PIK Debt; and

                                    (4)     the New Secured PIK Debt, New
                                            Unsecured PIK Notes, New Unsecured
                                            Convertible Notes and New Common
                                            Shares (or Reorganized PSI Common
                                            Shares, as applicable) offered and
                                            sold under the Plan in exchange for
                                            Claims against the Debtors are
                                            exempt from registration under the
                                            Securities Act of 1933 pursuant to
                                            section 1145 of the Bankruptcy Code,
                                            except to the extent that holders of
                                            New Secured PIK Debt, New Unsecured
                                            PIK Notes, New Unsecured Convertible
                                            Notes and New Common Shares (or
                                            Reorganized PSI Common Share, as
                                            applicable) are "underwriters," as
                                            that term is defined in section 1145
                                            of the Bankruptcy Code.

                           (ii) The Reorganized Debtors shall have credit availability under the Exit Facility, in amount, form and substance acceptable to the Reorganized Debtors and the Required Lenders, to provide the Reorganized Debtors and the Subsidiaries with sufficient working capital to meet ordinary and peak requirements and borrowings to support future projects.

                           (iii)    The following agreements, in form
                                    satisfactory to the Reorganized Debtors and the Required Lenders (and, in addition, the Creditors' Committee and the Indenture Trustee shall retain the authority to approve the specific agreements in subclauses (3) and (4)), shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

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


                                    (1)     Amended Certificates of
                                            Incorporation and Bylaws of the
                                            Debtors and the other Restricted
                                            Subsidiaries;

                                    (2)     Amended and Restated Term Credit
                                            Agreement;

                                    (3)     New Unsecured PIK Notes Indenture;

                                    (4)     New Unsecured Convertible Notes
                                            Indenture;

                                    (5)     New Guaranties and related security
                                            documents;

                                    (6)     Registration Rights Agreement;

                                    (7)     Exit Facility;

                                    (8)     Shareholder Rights Plan; and

                                    (9)     Agreements evidencing sufficient
                                            bonding to meet the Debtors'
                                            projected bonding requirements.

                           (iv) The Amended Certificates of Incorporation and Bylaws of the Reorganized Debtors, as necessary, shall have been filed with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

                           (v) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

                           (vi) The Ontario Superior Court of Justice administering the parallel proceedings under the CCAA shall have (a) entered an order under the CCAA sanctioning the Canadian Reorganization Plan and all conditions to the effectiveness of the Canadian Reorganization Plan shall have been satisfied other than the condition that the Plan shall have become effective or (b) the Alternate Canadian Transactions shall have been authorized to be implemented in accordance with Canadian law and all conditions to the implementation of the Alternate Canadian Transactions shall have been satisfied or waived by the Required Lenders other than the condition that the Plan shall have become effective, and the Alternate Canadian Transactions shall be capable of being implemented on the Effective Date and the only unsatisfied condition to the transactions shall be the effectiveness of the Plan.

                           (vii) The new board of directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) shall have been appointed.

                    (c)    Waiver of Conditions

                           Each of the conditions set forth in Article X.B of
the Plan may be waived in whole or in part by the Debtors with the written consent of the Required Lenders, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Debtors regardless of the circumstances giving rise to the failure such condition to be satisfied (including any action or inaction by a Debtor or Debtor). The failure of a Debtor or Reorganized Debtor to exercise of the foregoing rights shall not be deemed a waiver of any other rights, each such right shall be deemed an ongoing right that may be asserted at any .

                           If the Canadian Plan Condition is waived, (a) all New
Securities shall be issued by Reorganized PSI, (b) PSC and the other Canadian Debtors will continue to be managed by PSC's current board of directors and current management and (c) until either the Canadian Reorganization Plan is sanctioned or the Alternate Canadian Transactions are implemented, all assets of PSC and the other Canadian Debtors will continue to be owned and operated by PSC and the other Canadian Debtors, respectively. If the Canadian Plan Condition is waived, it is contemplated that substantially all equity interests and/or assets of PSC and the other Canadian Debtors ultimately will be transferred as going concerns to Reorganized PSI and/or a newly formed or existing direct or indirect subsidiary or subsidiaries of Reorganized PSI.

         3.         Modifications and Amendments

                    Subject to Article XI of the Plan and the consent of the Required Lenders, after giving notice to the Creditors' Committee and the Indenture Trustee, and to the extent of any modification to the treatment of the Account Intermediaries as holders of Other Secured Claims, the consent of the Account Intermediaries, the Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to "substantial consummation" of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as they have obtained prior approval of the Required Lenders and such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan (it being specifically understood that any settlement of a claim of the Estates against any party specifically excluded from the releases provided in Article IV.I of the Plan shall be deemed to have a material adverse affect on the treatment of holders of Claims and Interests); provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

N.       WAIVER OF CONDITIONS TO CONFIRMATION AND/OR CONSUMMATION

         Each of the conditions set forth in Article X of the Plan may be waived in whole or in part by the Debtors with the written consent of the Required Lenders without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or the Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

O. EFFECT OF WAIVER OF CANADIAN PLAN CONDITION RELATING TO SANCTIONING OF CANADIAN REORGANIZATION PLAN

         It is anticipated that the Canadian Reorganization Plan can be sanctioned or the Alternate Canadian Transactions are implemented concurrently with the Effective Date of the Plan. If, however, it is determined that this condition to the Plan will unreasonably delay the Effective Date, the Debtors, with the consent of the Required Lenders may waive this condition. In the event the Canadian Plan Condition is waived, no distributions will be made to holders of Claims in Classes 8B or 8C or holders of Canadian Impaired Unsecured Claims that have made the U.S. Plan Election pending the conclusion of the Canadian Cases. In that event the distributions that would have been made to such creditors, as well as any Class 6 Additional will be held by

Reorganized PSI the Canadian Debtors until such as either a Canadian Reorganization Plan is or the Alternate Transactions are implemented and then subsequently distributed as under the Plan.

P.       EFFECTS OF CONFIRMATION

         1.         Binding Effect

                    The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, whether or not such holders will receive or retain any property or interest in property under the Plan, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all parties-in-interest in the Chapter 11 Cases.

         2.         Discharge of the Debtors

                    Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims (other than those Reinstated under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, and upon the Effective Date, the Debtors shall (i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan and (ii) terminate all Interests of the holders of (A) Other Equity Securities, and (B) if Class 7 votes to reject the Plan, Old Common Shares.

                    As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, their successors or their property any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date; provided however, that nothing in the Plan shall be deemed to preclude any third party (other than the releasing parties in Article IV.I.2.(a) of the Plan to the extent provided therein) from asserting claims, debts, rights, causes of action, liabilities or equity interests that are not property of the Estates under section 541 of the Bankruptcy Code against any current or former officers, directors or employees of the Debtors or Reorganized Debtors; provided further, that notwithstanding anything contained in the Plan to the contrary, rights and claims of the United States under environmental laws or regulations shall not be discharged, impaired or otherwise affected by the Plan and the Chapter 11 Cases, shall survive the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced and shall be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the bankruptcy cases had not been commenced. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests of the holders of (i) Other Equity Securities and (ii) if Class 7 votes to reject the Plan, Old Common Shares, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         3.         Permanent Injunction

                    Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of the Plan are permanently enjoined from the taking of any of the following actions against the Debtors, the Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding: (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                    As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Article IV.I or XIV.H of the Plan are permanently enjoined from taking any of the following actions on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance: (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                    By accepting distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions in the Plan.

         4.         Exculpation and Limitation on Liability; Indemnity

                    Neither the Debtors, the Subsidiaries, the Reorganized Debtors, the Lenders, any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the Lender Lock-up Agreement or the Allwaste Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                    Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor, Subsidiary or Reorganized Debtor, any Lender or any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the Lender Lock-up Agreement or the Allwaste Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

                    The Debtors, the Reorganized Debtors and the Subsidiaries hereby jointly and severally fully indemnify each of the Lenders, any individual corporation or other entity that was at any time formerly a Lender, a member of the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, and their respective agents, affiliates, directors, officers, employees, and representatives, including counsel (collectively, the "Indemnitees") against any manner of actions, causes of action, suits, proceedings, liabilities and claims of any nature, costs and expenses (including reasonable legal fees) which may be incurred by such Indemnitee or asserted against such Indemnitee arising out of or during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan, other than any liabilities to the extent arising from the gross negligence or willful or intentional misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any of the Reorganized Debtors or any of the Subsidiaries, the Indemnitee shall promptly notify the Reorganized Debtors in writing, and the Reorganized Debtors may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all costs and expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to consult with the Reorganized Debtors in the defense thereof and the fees and expenses of such counsel shall be at the expense of the Reorganized Debtors unless and until the Reorganized Debtors shall have assumed the defense of such claim, action or proceeding. If the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and any of the Reorganized Debtors or Subsidiaries, and the Indemnitee reasonably believes that the joint representation of such entity and the Indemnitee may result in a conflict of interest, the Indemnitee may notify the Reorganized Debtors in writing that it elects to employ separate counsel at the expense of the Reorganized Debtors, and the Reorganized Debtors shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee. In addition, the Reorganized Debtors shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from the Reorganized Debtors, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

Q.       RETENTION OF JURISDICTION

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, subject to the Protocol, the Bankruptcy Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Chapter 11 Plan, and the Ontario Superior Court of Justice administrating the parallel CCAA proceedings will retain exclusive jurisdiction over all matters arising out of, and related to, the CCAA cases and the CCAA plan, as more fully set forth in Article XII of the Plan.

                                  ARTICLE III.

              TREATMENT OF TRADE CREDITORS, CUSTOMERS AND EMPLOYEES

A.       TRADE CREDITORS

         Notwithstanding provisions of the Bankruptcy Code that would otherwise require payment of such prepetition claims to be deferred until consummation of the Plan, the Debtors have obtained the approval of the Bankruptcy Court to make payments on certain prepetition claims of key trade vendors who agree to provide goods and services on the same terms as those that were in effect prior to the Petition Date (the "Key Trade Vendor Order"). On July 19, 1999, the Key Trade Vendor Order was appealed by Republic. Republic's appeal is based on the issue of the Bankruptcy Court's discretion to enter the Key Trade Vendor Order. Republic alleges the general unsecured creditors did not receive adequate notice of the hearing at which the Key Trade Vendor Order was entered and an inadequate evidentiary record existed upon which to enter the Key Trade Vendor Order. This appeal is still pending.

B.       CUSTOMERS/CLIENTS

         It is the intent of the Debtors that the Chapter 11 Cases offer no disruption of service to the Debtors' customers and clients. The Bankruptcy Court has authorized the Debtors to honor certain prepetition customer practices and obligations to customers the Debtors deem necessary, in the same manner such practices were implemented and such obligations were honored before the commencement of the Chapter 11 Cases, including but not limited to customer discounts, credits or deposits, and certain other contractual obligations.

C.       EMPLOYEES

         The Debtors intend that salaries, wages, accrued vacation pay, health-related benefits, and similar employee benefits for current employees will be unaffected. Employee benefit claims that accrue pre-petition, with the exception of certain severance obligations identified as Impaired Unsecured Claims, will be Unimpaired under the terms of the Plan. To ensure the continuity of the Debtors' work force and to further accommodate the Unimpaired treatment of employee benefits, the Debtors have obtained the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date (or to issue replacement checks), to permit employees to use their accrued vacation time (as long as they remain employees of the Debtors) and to continue paying medical benefits under the Debtors' health plan.


                                   ARTICLE IV.

     HISTORY OF THE DEBTORS AND EVENTS LEADING TO CHAPTER 11 FILING AND PLAN

A.       OVERVIEW OF BUSINESS OPERATIONS

         1.         Business Segments

                    PSC's business is organized into two operating divisions, the Metals Services Group and the Industrial Services Group. The Metal Services Group's primary business operations are ferrous processing and industrial metals services. The ferrous metals operations include the collection and processing of ferrous scrap materials for shipment to steel mills and the provision of significant brokerage services for scrap materials. The industrial metals services include on-site services, by-product management and coil processing and distribution services to steel mills. The Metals Services Group primarily services the steel, foundry and automotive industries.

                    The Debtors believe that their Industrial Services Group is one of the largest integrated providers of by-products recovery and industrial outsourcing services in North America, with a network of over 200 facilities. By-products recovery includes solvent distillation, engineered fuel blending, paint overspray recovery, organic and inorganic waste collection processing and polyurethane recycling. Industrial outsourcing services include cleaning and maintenance, waste collection and transportation, container services and tank cleaning, turnaround and outage services, mechanical contracting, refractory services, decommissioning and remediation, analytical services and emergency response services. The Industrial Services Group primarily services the automotive, refining and petrochemical, oil and gas, pulp and paper, steel, transportation and utilities industries.

         2.         Accompanying Financial Data

                    The financial data contained in PSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 are attached in Appendix D-1 and D-2 to the Disclosure Statement, respectively, and are herein incorporated by reference.

         3.         Certain Legal Proceedings

                    Certain of the Debtors' facilities are contaminated primarily as a result of practices at the sites prior to their acquisition by the Debtors. The Debtors have established procedures to routinely evaluate these sites giving consideration to the nature and extent of the contamination. The Debtors have reserved for the remediation of these sites based upon management's judgment and prior experience. The Debtors have estimated the liability to remediate these sites to be approximately $68.0 million.

                    In addition, certain of PSC's subsidiaries have been named as potentially responsible or liable parties in connection with sites listed on the Superfund National Priority List ("NPL"). In the majority of situations, PSC's connection with NPL sites relates to allegations that the Debtors or their predecessors transported waste to the site in question. PSC has reviewed the nature and extent of its alleged connection to these sites, the number, connection and financial ability of the other named and unnamed potentially responsible parties and the nature and estimated cost of the likely remedy. Based on its review, PSC has estimated its liability in connection with these sites to be approximately $20.8 million.

                    Various class actions have been filed against PSC, certain of its past and present directors and officers, the underwriters of PSC's 1997 public offering and PSC's auditors. Each action alleges that PSC's financial disclosures for various time periods between 1995 and 1997 contained material misstatements or omissions in violation of U.S. federal securities laws (provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934) and seeks to represent a class of purchasers of PSC's common shares. On June 2, 1998, the Judicial Panel on Multidistrict Litigation ordered that the class actions be consolidated and transferred to the United States District Court, Southern District of New York. On July 23, 1998, two pre-trial orders of the District Court were made. Pre-Trial Order No. 1 dealt with various administrative matters relating to the consolidation of the actions and a schedule for the plaintiffs to serve and file a consolidated amended class action complaint and for PSC's response. Pre-Trial Order No. 2 appointed a lead plaintiff and lead counsel. On November 13, 1998, PSC filed a motion for an order dismissing the class action on the grounds of forum non conveniens. On May 4, 1999, PSC's motion was granted and the class action was dismissed.

                    A claim (the "Canadian Class Action") brought under the Ontario Class Proceedings Act was commenced on May 5, 1998 against PSC, the underwriters of PSC's 1997 public offering and PSC's auditors. The claim was brought on behalf of persons in Canada who purchased PSC common shares between November 6, 1997 and December 18, 1997, and also seeks damages on behalf of persons in Canada who purchased common shares between May 21, 1996 and April 23, 1998. The plaintiff class in the Canadian Class Action has been certified. The Canadian Class Action contains various allegations that are similar in nature to those made in the U.S. class action claims dismissed on May 4, 1999.

                    The claims and causes of action against the Debtors held by United States residents described in the preceding two paragraphs are classified in the Plan as Class 8B Claims. On June 23, 1999, the Debtors entered into a Memorandum of Understanding (the "MOU") to settle these claims, as well as such claims and causes of action held by United States residents. This settlement is embodied in the Plan providing an aggregate distribution (if Class 7 votes to accept the Plan) of one and one-half percent (1.5%) of PSC Common Shares to holders of Allowed Class 8B Claims and Canadian Class action members if the Canadian Class Action settlement is approved. Additionally, the MOU reflects the Debtors' commitment to support a joint application for attorneys' fees and reasonable expenses of plaintiff's counsel not to exceed $575,000, subject to approval by the Bankruptcy Court, and which shall not be payable until after the Effective Date.

                    Under the Plan, the Class 8B Claims will be discharged as of the Effective Date. Therefore, if the Plan is confirmed and consummated, after the Effective Date, the Securities Claims in the Securities Actions cannot be pursued against the Reorganized Debtors.

                    Similar claims have been asserted against PSC and certain of its past and present officers and directors by the former shareholders of the Steiner-Liff Metals group of companies and the Southern-Foundry Supply group of companies. PSC acquired these companies in October 1997 and issued PSC common shares in partial payment of the purchase price. The claims allege that PSC's financial disclosures for various time periods between 1995 and 1997 contain material misstatements or omissions and that these constitute a breach of certain representations and warranties made to the former shareholders or, alternatively, a violation of United States securities laws. Under the Plan, these claims and causes of action are classified in Class 8C as the Liff Actions and the Chazen Actions. The Plan provides that the Claims against the Debtors arising from the Liff Actions and the Chazen Actions will be discharged on the Effective Date. Therefore, if the Plan is confirmed and consummated, after the Effective Date, the Claims arising from the Liff Actions and the Chazen Actions cannot be pursued against the Reorganized Debtors.

                    Upon the acquisition of Allwaste, Inc. ("Allwaste"), PSC assumed the pre-existing Indenture with respect to Allwaste's 7 1/4 % Convertible Subordinated Debentures ("Old Debentures") which are due in 2014. Effective December 1, 1998, PSC suspended payments of interest on the Old Debentures which created a default under the Indenture. Following PSC's failure to cure the payment default within thirty days, on April 22, 1999, First Union National Bank (the "Indenture Trustee") invoked an acceleration clause and declared the principal of all the Old Debentures to be immediately due and payable. On April 27, 1999, the Indenture Trustee filed suit in the 11th Judicial District Court of Harris County, Texas seeking the full amount due and owing under the Old Debentures (the "Allwaste Collection Action").

                    The commencement of the Chapter 11 Cases automatically stayed the further prosecution of the Allwaste Collection Action pursuant to section 362(a) of the Bankruptcy Code. Moreover, the Debtors believe that the Bankruptcy Court has exclusive jurisdiction over the causes of action asserted in the Allwaste Collection Action and that such matters will be adjudicated in the Chapter 11 Cases by the Bankruptcy Court. Under the Plan, claims arising out of the Old Debentures are classified as Class 7 Impaired Unsecured Claims and will receive the treatment afforded such claims and will be discharged under the Plan as of the Effective Date. Therefore, if the Plan is confirmed and consummated, after the Effective Date, the Reorganized Debtors will have no liability as to the Old Debentures and the Allwaste Collection Action will be fully resolved and will be dismissed with prejudice.

                    On May 25, 1999, the Indenture Trustee filed suit against PSC and the Lenders in the 11th Judicial District Court of Harris County, Texas (the "Allwaste Avoidance Action") alleging that any and all liens, security interests, and obligations conveyed or transferred by PSC to its Lenders were avoidable as fraudulent conveyances. The Debtors believe that the commencement of the Chapter 11 Cases has vested exclusive standing to prosecute avoidance actions, including those asserted by the Indenture Trustee against the defendant Lenders in the Allwaste Avoidance Action, in the Debtors pursuant to the Bankruptcy Code. Therefore, the Debtors believe that the causes of action alleged in the Allwaste Avoidance Action are property of the Debtors' Estates and that further

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
prosecution of the Allwaste Avoidance Action is stayed pursuant to section 362(a) of the Bankruptcy Code. Under the terms of the Plan, the causes of action asserted by the Indenture Trustee against the defendant Lenders will be deemed to be settled and released as a consequence of the treatment of all Claims and Interests, including the Claims of the Lenders and the holders of Old Debentures under the Plan. Therefore, if the Plan is confirmed and consummated, as of the Effective Date, the Allwaste Avoidance Action will be fully resolved and will be dismissed with prejudice.

                    During the pendency of the cases, certain creditors have asserted that the Debtors could pursue a cause of action against PSC and the Lenders alleging that any and all liens, security interests, and guarantees conveyed or transferred by PSC to its Lenders were avoidable as fraudulent conveyances under applicable state law. The Debtors have reviewed the potential for such claims and concluded that such claims are without any meaningful value. Pursuit of such claims would involve lengthy and costly litigation concerning a number of issues which the Lenders would vehemently contest, and would undoubtedly delay the Debtors' emergence form Chapter 11 to the detriment of all parties. The Creditors' Committee has conducted its own evaluation of these issues and the likely results and has reached the same conclusion. Any such claims will be released and discharged under the Plan.

                    On July 30, 1999, Great Plains Trust Company and Kornitzer Capital Management, Inc. ("Plaintiffs") filed a class action petition against Robert M. Christe, R.L. Nelson, Jr., T. Wayne Wren, Jr., Michael W. Ramirez, David E. Fanta, James E. Rief, William L. Fiedler, Michael A. Baker, John U. Clarke, Frank A. Rossi, Thomas J. Tierney and T. Michael Young (the "Allwaste Officers and Directors"), in the District Court of Harris County, Texas. These individuals are all directors and officers of the former Allwaste Inc. The Plaintiffs manage funds which hold Old Debentures issued under the Debtors' July 30, 1997 Supplemental Indenture entered into at the same time PSC acquired Allwaste. Plaintiffs allege that the Allwaste Officers and Directors did not fully investigate the fairness and advisability of the PSC offer to purchase Allwaste, which acquisition purportedly caused the value of the Plaintiffs' Old Debentures to substantially decrease from their value prior to or immediately after PSC's acquisition of Allwaste.

                    In June 1997, pursuant to a Share Purchase Agreement, Republic sold certain corporate entities to RESI Acquisition (Delaware), Inc. ("RESI"), for $17 million. As consideration for the transaction, RESI paid $8 million in cash and executed two promissory notes in favor of Republic in a combined amount of $9 million. PSC, the parent of RESI, signed the notes as unconditional guarantor and also signed a separate Guaranty Agreement. After the notes were executed, the parties made several modifications to the payment schedule, allowing RESI extra time to fulfill its obligations. However, RESI eventually defaulted and Republic thereafter brought an action in the Superior Court of the State of Delaware against PSC and RESI to collect on the notes (the "Republic Action"). In addition to the note involved in the Republic Action, another note issued by Philip Enterprises Inc. in conjunction with the RESI acquisition exists and is the subject of litigation in Canada that has now been stayed in connection with the filing of the Canadian Cases. PSC filed counterclaims alleging damages from the 1997 Share Purchase Agreement. On June 3, 1999, the court issued judgment granting Republic's Motion for Final Judgment on the Pleadings as to the Notes and Guaranty, and denying PSC's Motion to Dismiss. On June 4, 1999, RESI filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As a result of its Chapter 11 filing, the Republic Action against RESI is now stayed pursuant to section 362(a) of the Bankruptcy Code. The Claims of Republic are classified under the Plan as Class 7 Impaired Unsecured Claims, will receive the treatment afforded such claims, and will be discharged under the Plan as of the Effective Date. Therefore, if the Plan is confirmed and consummated, as of the Effective Date, the Reorganized Debtors will have no liability as to the Republic Action and the Republic Action will be fully resolved.

                    Philip Services Corporation and Nortru, Inc., Debtors herein, are defendants in a civil action pending in the United States District Court for the Western District of Louisiana captioned Kilntech Environmental Services, Inc. and Rick W. Davenport v. Philip Environmental, Inc. and Nortru, Inc., Civil Action No. 98-1186-L. Kilntech and Davenport allege, inter alia, that Philip Services Corporation and Nortru have willfully infringed, and continue to willfully infringe, certain patents issued to Davenport covering Davenport's inventions for a fuel

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

blending process that allows for the liquefication of solid hazardous waste and its dispersion into fuel and the specialized equipment for implementing the fuel blending process (together, the "Patented Technology"). Kilntech and Davenport seek damages, including treble damages for willful infringement, and an injunction permanently enjoining the Debtors from using the Patented Technology. Additionally, Kilntech and Davenport have filed an administrative claim in the Debtors' Reorganization Cases requesting payment of an administrative expense claim of $20 million, plus treble damages, for a total of $60 million, plus attorneys' fees pursuant to 11 U.S.C. ss. 503(a). Although the Debtors believe that valid defenses exist to the claims asserted by Kilntech and Davenport, if the Debtors are unsuccessful in defending against the claims of Kilntech and Davenport as an administrative liability of the Debtors, the Debtors' reorganization could be materially and adversely affected and the Debtors' Plan may not be feasible.

                    PSC is also named as a defendant in several lawsuits which have arisen in the ordinary course of business. Management believes that none of these suits is likely to have a material adverse effect on the Debtors' business or financial condition.

B.       CAPITAL STRUCTURE OF THE DEBTORS

         1.         The Pre-Petition Credit Agreement

                    In August 1997, PSC, PSI and certain of their subsidiaries entered into a five year term, $1.5 billion revolving credit agreement, which has been subsequently amended on October 31, 1997, February 19, 1998, June 24, 1998, October 20, 1998 and December 4, 1998 (as amended, the "Pre-Petition Credit Agreement" and the credit issued thereunder, the "Pre-Petition Credit Facility") with the Lenders, a syndicate of international lenders including CIBC, as Administrative Agent, BTCo, as Syndication Agent, CIBC and BTCo as co-arrangers of credit, Dresdner Bank Canada, Dresdner Bank AG New York Branch and Royal Bank of Canada as documentation agents, and various other persons from time to time parties to the Pre-Petition Credit Agreement as lenders. The Pre-Petition Credit Facility replaced the 1996 revolving term loan agreement, refinanced certain other long-term debt and was also available for working capital, capital expenditures and acquisitions. The Pre-Petition Credit Agreement contained certain restrictive covenants and financial covenants including that PSC was required to meet specified interest coverage ratio, debt to EBITDA ratio, fixed charge ratio and working capital ratio tests, and required PSC to maintain a certain level of working capital.

                    Borrowings under the Pre-Petition Credit Facility are guaranteed, jointly and severally by certain of PSC's direct and indirect wholly-owned subsidiaries and are secured by a pledge of all the issued and outstanding securities of PSC's direct and indirect wholly-owned subsidiaries, and a charge over substantially all the present and future assets of PSC and its direct and indirect wholly-owned subsidiaries. The Pre-Petition Credit Facility bears interest based on a moving grid.

         2.         Recapitalization/Equity

                    Prior to April 30, 1996, PSC's common shares were traded on the Nasdaq National Market System. Thereafter, PSC's common shares were traded on the New York Stock Exchange (the "NYSE") under the ticker symbol "PHV" until January 13, 1999, when the common shares were temporarily halted from trading due to PSC's failure to comply with the NYSE's continued listing criteria. On April 23, 1999, the NYSE announced that due to then recent developments in PSC's financial condition, it would suspend the trading of PSC's common shares on the NYSE prior to the opening on April 26, 1999, and would seek to delist those shares. PSC continues to seek to have trading of its common shares on the NYSE resume, but there can be no assurances that PSC will be able to retain such a listing. PSC's common shares continue to be listed and posted for trading on the Toronto Stock Exchange and the Montreal Exchange. There can be no assurance that PSC will be able to obtain or retain such listing.


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

                    PSC used equity offerings in 1996 and 1997 to fund its acquisition strategy, as well as pay down the Pre-Petition Credit Facility. In November 1997, PSC issued 23 million common shares at $16.50 per share. The net proceeds of $362.5 million were used to repay indebtedness outstanding under the Pre-Petition Credit Facility. In addition, PSC issued 38.2 million common shares during 1997 for a total consideration of $622.5 million. The common shares were issued primarily as a result of acquisitions or as the result of the exercise of employee stock options. The share capital of PSC increased from $363.1 million at December 31, 1996 to $1,348.1 million at December 31, 1997.

                    On February 2, 1998, PSC issued 1,381 Common Shares in connection with the conversion of the Old Debentures assumed by PSC pursuant to the Allwaste, Inc. acquisition. The transaction was exempt under section 3(a)(9) of the Securities Act. The number of common shares of PSC outstanding at November 11, 1998 was 131,144,013.

                    PSC has allotted and reserved 10,257,149 Common Shares under its 1991 and 1997 Employee Stock Option Plans, the Serv-Tech Long Term Incentive Plan, and Serv-Tech Amended and Restated 1989 Incentive Stock Option Plan and the Allwaste Amended and Restated 1989 Replacement Non-Qualified Stock Option Plan, including any supplements thereto. The stock options permit the purchase of common shares of PSC at the then current market price. These options currently expire five to ten years from the date of grant. In addition, PSC has allotted and reserved 776,386 common shares in conjunction with the acquisition of Philip Environmental Corporation and the stock options issued thereunder. These options expire on November 26, 2000.

                    It is also contemplated that the Debtors shall enact a management options program, subject to the approval of the Bankruptcy Courts in Canada and the United States and the Lenders, in an effort to retain the current members of management.

                    Pursuant to the Plan, all allotted and reserved but not issued Old Common Shares shall be cancelled and terminated on the Effective Date. In addition, the Old Options are classified in Class 9 under the Plan and will be cancelled and terminated on the Effective Date.

         3.         Debentures

                    The Old Debentures provided for annual mandatory sinking fund payments equal to five percent (5%) of the aggregate principal amount of the Old Debentures issued, commencing June 1, 1999. Interest is payable semi-annually on June 1 and December 1.

                    PSC's acquisition of Allwaste constituted a 'redemption event' pursuant to the Allwaste Indenture. Accordingly, each holder of the Old Debentures had the right to require the redemption of all or any portion of such holder's Old Debentures for cash to the 90th day following the acquisition. During the 90-day period, $3.3 million of Old Debentures were redeemed.

                    In conjunction with the merger, on July 30, 1997, PSC, Allwaste, Inc. and Texas Commerce Trust Co. of New York executed a supplemental indenture with respect to the Allwaste Indenture (the "First Supplemental Allwaste Indenture"). The First Supplemental Allwaste Indenture added PSC as co-obligor on the Allwaste Indenture and transferred conversion rights of holders of Old Debentures from Allwaste Common Stock to PSC Common Shares. In addition, the First Supplemental Allwaste Indenture specified that at any time up to and including June 1, 2014 the holder of any Debenture will have the right to convert the principal amount of such Old Debenture into PSC Common Shares equal to the principal amount of the Old Debenture surrendered for conversion divided by $19.5376. The Old Debentures are redeemable for cash at the option of PSC at a variable conversion rate as defined in the indenture. On February 2, 1998, PSC issued 1,381 Common Shares in connection with the conversion of the Old Debentures. The transaction was exempt under section 3(a)(9) of the Securities Act. The First

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

Supplemental Allwaste Indenture provides that the Old Debentures are subordinated in priority of payment to the indebtedness owing to the Lenders under the Pre-Petition Credit Agreement and related documents.

C.       EVENTS CONTRIBUTING TO THE NEED FOR RESTRUCTURING

         1.         Acquisition Strategy and Restatement of Financials

                    PSC commenced 1998 with the objective of integrating the businesses it had acquired in 1997. The integration was interrupted by a series of events which occurred in 1998 that had a material impact on PSC and resulted in it recording a fiscal loss of $1.6 billion in 1998, including special charges of $1.2 billion.

                    The initial event was the discovery and announcement in January 1998 of a discrepancy between the book and physical inventory values in PSC's yard copper business. The announcement of the discrepancy raised serious questions about the integrity of PSC's accounting and the effectiveness of its control systems, and had a significant negative impact on PSC's business. Shortly after the announcement, numerous class action lawsuits and related claims were commenced against PSC in the United States and Canada. An exhaustive examination of the discrepancy was conducted by PSC, its auditors and special counsel to a committee of independent directors of PSC's board of directors. As a result of these examinations, it was determined that, among other things, unrecorded losses totaling $92 million arising from unauthorized trading of copper outside PSC's normal business practices had been incurred. PSC commenced a civil action against the former president of its metals division and others engaged in the trading in an effort to recover its losses and reported the activities to criminal and other appropriate authorities. In light of PSC's findings, PSC restated its previously reported financial results for 1997, 1996 and 1995. In addition, the staff of the SEC initiated a formal investigation of the circum stances surrounding the 1997, 1996 and 1995 restatements of PSC's financial statements. The SEC has advised that its investigation should not be construed as an indication that any violation of law has occurred, nor should it be considered a reflection upon any person, entity or security. While PSC believes it has made all adjustments necessary to its financial statements for 1997, 1996 and 1995, there can be no assurance that additional adjustments will not be required as a result of the SEC investigation.

                    On February 19, 1998, the Pre-Petition Credit Agreement was amended to add new covenants regarding adjusted debt and EBITDA ratios and additional events of default. In connection with the February 1998 amendment to the Pre-Petition Credit Agreement, on March 16, 1998, PSC and its subsidiaries that guaranteed the obligations under the Pre-Petition Credit Agreement executed security agreements whereby each entity granted to the Security Agent for the benefit of the Lenders a lien upon or security interest in substantially all of their assets to secure such guarantee obligations and the indebtedness under the Pre-Petition Credit Agreement.

                    Starting in late 1997 and continuing throughout 1998, there was a significant deterioration in PSC's copper and ferrous processing businesses due to the most significant decline in metals prices in over 20 years. PSC's Industrial Services Group failed to achieve its cost reduction objectives and its by-products business performed weakly, reflecting industry wide competitive conditions. In addition, declining crude oil prices, which resulted in deferred maintenance spending by customers with petrochemical refinery operations, negatively impacted the revenue and profitability of the Industrial Services Group's operations. PSC reported a first quarter 1998 loss of $565,000 and a second quarter 1998 loss of $73 million. Various initiatives were implemented throughout the year in an effort to improve PSC's operating and financial performance. Management changes were made, including the appointment of a new Chairman, President and Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Presidents of PSC's Metals Services and Industrial Services Groups.

                    The deterioration in its principal business segments caused PSC to violate numerous terms of its then $1.5 billion syndicated Pre-Petition Credit Agreement. As a result of negotiations with PSC's Lenders, on June 24, 1998, the Pre-Petition Credit Agreement was further amended to reduce the credit capacity from $1.5 billion to $1.2 billion and increase the interest charged by 100 basis points. The amendment allowed PSC to access $60 million of the proceeds arising from asset dispositions (of which $20 million was allocated to provide collateral for

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

letters of credit) instead of having such proceeds applied to reduce outstanding debt. In return, PSC agreed to a standstill until September 30, 1998 respecting the incurrence of additional debt and occurrence of dispositions or acquisitions. By June 30, 1998, PSC was not in compliance with certain additional terms in the Pre-Petition Credit Agreement, including the financial covenants which required PSC to maintain a specified interest coverage ratio, debt to EBITDA ratio, fixed charge ratio and working capital ratio. Because PSC was not in compliance with the terms of the Pre-Petition Credit Agreement, the debt outstanding under the Pre-Petition Credit Agreement was classified as a current liability on PSC's June 30, 1998 Consolidated Balance Sheet.

                    As PSC's operating results deteriorated, questions arose as to its ability to meet its obligations under the Pre-Petition Credit Agreement and whether PSC had sufficient available cash to satisfy its working capital and capital expenditure needs. In the third quarter of 1998, a number of factors, including a continuing downturn in metal markets, a permanent decline in the value of investments held by PSC, and the decision to exit certain activities or locations and to divest of PSC's aluminum and US ferrous operations, caused PSC to take special charges of $357 million and report a net loss of $645 million. PSC again made management changes including the appointment in October 1998 of a new Interim Chief Executive Officer and Chief Restructuring Officer.

                    In connection with the announcement, PSC indicated that its first priority was to accelerate its ongoing asset disposition and debt restructuring activities, and refocus its resources on profitable growth. On October 20, 1998, the Pre-Petition Credit Agreement was further amended to permit the use of letters of credit under the Pre-Petition Letter of Credit Facility for general corporate and other purposes and to extend PSC's standstill on incurrence of additional debt until June 30, 1999. On November 13, 1998, the same day that PSC announced that it was suspending interest payments on its Pre-Petition Credit Facility, Carl Icahn, PSC's largest shareholder and debt holder, together with another lender, announced that they were considering utilizing involuntary insolvency proceedings to protect their interests unless PSC met with them to formulate a pre-packaged plan to transfer the ownership and control of the business to PSC's Lenders. PSC commenced negotiations with Mr. Icahn and entered into a standstill agreement with him and the other lender on November 20, 1998. The agreement contemplated a restructuring plan whereby the debt outstanding under the Credit Agreement would be converted into $200 million of new secured debt and the distribution of ninety percent (90%) of the equity of the restructured entity to the Lenders. In accordance with the terms of the standstill agreement, PSC appointed two new directors nominated by Mr. Icahn to PSC's board of directors. Also, in November 1998, PSC replaced its then acting Interim Chief Executive Officer and appointed its Executive Vice Chairman, Allen Fracassi, as Interim Chief Executive Officer.

                    After discussions with its Lenders, PSC determined that the restructuring plan contemplated by the November 20, 1998 standstill agreement would not be approved by the required number of Lenders. PSC presented an alternative debt restructuring plan to its Lenders on December 15, 1998 which provided for the conversion of a smaller portion of the debt outstanding under the Pre-Petition Credit Agreement into equity in an amount to be negotiated with its lending syndicate.

                    On January 11, 1999, PSC announced that it had negotiated a term sheet with a sub-committee of the steering committee of its Lenders. The term sheet set forth the principal terms of a restructuring under a pre-packaged plan of reorganization. Under the January 11, 1999 term sheet, $550 million of debt outstanding under the Credit Agreement would be restructured into $350 million of senior secured term debt and $200 million of secured payment in-kind notes. The balance of the debt outstanding under the Credit Agreement of approxi mately $550 million would be exchanged for ninety percent (90%) of the common shares of restructured PSC. The term sheet contemplated the execution of a Lock-up Agreement with respect to the restructuring. Throughout January, February and March 1999, PSC continued negotiations with its Lenders in an effort to obtain an agreement on a plan to restructure PSC.

                    On April 26, 1999, PSC announced that the terms of the Lock-up Agreement (the "April Lockup Agreement") had been approved by its Lenders. Under the terms of the April Lock-up Agreement, the then outstanding secured debt of $1.07 billion would be converted into $300 million of senior secured debt, $100 million

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

of convertible secured payment-in-kind notes, and ninety percent (90%) of the common shares of Reorganized PSC. The sale of PUMC (as defined below) on May 8, 1999 resulted in a reduction of the restructured senior debt from $300 million to $250 million. Pursuant to the Lock-up Agreement, the Lenders, subject to certain conditions, agreed, among other things, (i) to vote their Lender Claims in favor of the Plan, (ii) not to oppose confirmation of the Plan, (iii) not to transfer their Lender Claims except subject to the April Lock-up Agreement, (iv) to consent to the incurrence of the DIP Facility, the granting of security for the DIP Facility and subordination of their liens to such security, and (v) to subordinate the security for the New Secured PIK Debt or New Senior Secured Term Debt to security for the Exit Facility.

                    The Lenders and PSC also entered into an agreement (the "Proceeds Agreement") pursuant to which the Lenders agreed to allow PSC access to the proceeds of certain asset sales for working capital purposes. Between April 1999 and June 1999, PSC worked to document the restructuring contemplated by the April Lock-up Agreement with its Lenders. These negotiations and efforts resulted in an amended and restated Lock-up Agreement dated June 21, 1999 (as defined previously, the "Lender Lock-up Agreement"). The principal amendments to the Lender Lock-up Agreement were (a) the elimination of the requirement of a pre-petition solicitation of the Lenders, (b) an increase in the New Unsecured PIK Notes to be issued to holders of impaired unsecured claims from $50 million to $60 million, (c) the approval of the Class 7 Election feature of the Plan, permitting certain holders of Impaired Unsecured Claims to forego certain of their New Unsecured PIK Notes for up to $18 million in New Unsecured Convertible Notes, (d) the addition of an equity distribution of up to five percent (5%) of the common shares of Reorganized PSC to holders of unsecured claims, (e) the approval of a settlement reached with counsel for the Securities Claims in the Securities Actions, and (f) an extension of the timetable to implement the restructuring through bankruptcy proceedings. Pursuant to the Lender Lock-up Agreement, holders in excess of seventy-six percent (76%) of the amount of the syndicated lender debt and more than fifty percent (50%) in number of such Lenders, have agreed, subject to the terms of the agreement, to vote for and support the Plan and the Canadian Reorganization Plan. The Lender Lock-up Agreement contemplates a timely completion of the restructuring in accordance with the following schedule:

         - Approval of a Disclosure Statement for the Plan by August 31, 1999

         - Confirmation of the Plan by October 31, 1999; and

         - Consummation of the Plan transactions and emergence from Chapter 11 and CCAA proceedings by November 30, 1999.

                    Failure to achieve any of these events within fifteen (15) days of the specified deadline constitutes a "Termination Event" under the Lender Lock-up Agreement. Upon the occurrence of any Termination Event, each Lender may change or withdraw any votes cast in favor of the Plan and the Lender Lock-up Agreement may be terminated, upon election, by Lenders holding in the aggregate at least fifty-one percent (51%) of the aggregate amount of claims held by the Lenders party to the Lender Lock-up Agreement. As of the date of this Amended Disclosure Statement, the Debtors had failed to achieve approval of a Disclosure Statement by the date required in the Lender Lock-Up Agreement. Accordingly, a "Termination Event" has occurred and the Debtors are in default under the Lender Lock-Up Agreement.

         2.         Discontinued Operations and Divestitures

                    In 1998, in an effort to further implement the restructuring effort, the Debtors undertook to review the divestiture of certain of its businesses and investments. In June of 1998, PSC announced its intention to sell its ferrous and non-ferrous operations and various non-core assets in order to reduce and restructure its debt. However, weak ferrous market conditions lowered the value of the remaining assets and PSC subsequently determined that it would not proceed with the sale of its ferrous businesses.

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
                    On May 21, 1998, PSC sold certain of its spiral weld pipe operation for a purchase price of $3.9 million.

                    On July 7, 1998, PSC's Houston, Texas based steel distribution business was sold for cash proceeds of $95 million, resulting in a gain on sale of approximately $17 million. The results of operations for the steel distribution business are included in the Ferrous operations segment of the Metal Services business. The business generated annual revenue in excess of $130 million and income from operations of $12.5 million in 1997.

                    During the fourth quarter of 1998, PSC divested of its minority interest in Strategic Holdings Inc. for approximately $6.6 million. In December 1998, PSC made the decision to discontinue the Non-Ferrous and Copper Operations of its Metals Services business. A sale of certain of the aluminum operations included in Non-Ferrous Operations closed on January 11, 1999 for a total consideration of approximately $69.5 million.

                    On May 18, 1999, PSC announced that it closed the sale of its sixty-eight percent (68%) interest in Philip Utilities Management Corporation ("PUMC") for approximately $70 million. The net proceeds of this disposition were used to pay down existing indebtedness to the Lenders under the Pre-Petition Credit Agreement in accordance with the terms of the Lock-up Agreement.

                    On May 26, 1999, PSC closed the sale of its Conversion Resources operations in Bedford, Ohio for $529,610.

                    In addition, on May 31, 1999, PSC closed the sale of the operations and the working capital of its Birmingham Excavation Company Subsidiary, Philip/BEC, Inc. ("BEC"). The sale generated total proceeds of $20.9 million. The net proceeds of this disposition were deposited in the Proceeds Account and were subject to the Proceeds Agreement and are now subject to the Cash Collateral Order.

                    On June 1, 1999, Philip Metals, Inc., one of the Debtors, sold certain real estate owned by it located in Brook Park, Ohio for $8.5 million to Park Place, Inc. The net proceeds from the sale of this real estate (approximately $7.9 million) were deposited in the Proceeds Account and were subject to the Proceeds Agreement and are now subject to the Cash Collateral Order.

                    On June 8, 1999, Philip Enterprises Inc., a wholly-owned subsidiary of PSC, entered into an Asset Purchase Agreement whereby it agreed to sell its Montreal East transfer station and related industrial services operations for a purchase price of $3.2 million Canadian Dollars, payable forty percent (40%) at closing, thirty percent (30%) six months post-closing, and thirty percent (30%) twelve months post-closing.

         3.         Employee Retention Program

                    PSC is in the process of formulating an employee retention program to allow the Debtors to retain approximately 150 of its key employees in light of the restructuring of PSC this year, pending approval by the board of directors and the Lenders. However, the cost of such program has been estimated in the financial projections of the Plan. PSC is examining its employees' contributions to the company during the year and determining which employees are invaluable to the Debtors successful restructuring. In order to retain these key employees, PSC is developing a bonus program in which the key employees, upon their continued employment, receive a bonus, depending upon the employee's position in the company, based on a percentage of their base salary. Payments under the program will be staggered up to June 30, 2000. PSC is also formulating an executive retention bonus program pending approval by the board of directors and Lenders. The Program will provide that the key executives will receive a retention bonus based on a portion of their salary. Payments under the program will be staggered up to September 2000.

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

         4.         Negotiations with Unsecured Creditors

                    In February 1999, the Indenture Trustee for the Old Debentures informed PSC that an ad hoc committee of holders of Old Debentures had formed to represent the interest of holders of Old Debentures in connection with the restructuring. The Indenture Trustee retained counsel to represent the Indenture Trustee in connection with the restructuring. The Debtors had an initial meeting with the ad hoc committee of Old Debenture holders and the Indenture Trustee in February 1999, wherein the Debtors outlined the proposed restructuring. After that meeting, the Debtors entered into confidentiality agreements with the Indenture Trustee and members of the ad hoc committee and provided certain requested information relating to the restructuring. The Indenture Trustee also retained a financial advisor to assist in the restructuring negotiations.

                    During April, May and June 1999, the Debtors had several meetings and conference calls with the Indenture Trustee, its counsel and financial advisor in regard to the terms of the restructuring. The Debtors have also conducted negotiations with certain other large holders of Impaired Unsecured Claims, including CIBC and Republic. Those negotiations began in early 1999 and have continued through June 1999.

         5.         Other Pre-Petition Settlement Negotiations

                    In connection with the restructuring, prior to the Petition Date, PSC attempted to resolve various parties' claims. PSC has succeeded in resolving certain claims including various severance claims in an amount of $290,000 to three former senior executives to settle severance obligations totaling $1.7 million. In addition, one former senior executive is entitled to receive bi-weekly severance payments totaling $138,000 over a 30 week period to settle a severance obligation of $960,000. Of the $10.8 million in current severance obligations to senior executives, PSC has negotiated settlements totaling approximately $242,000 with 5 senior executives to reduce the company's severance obligations by $1.1 million.

                    On April 16, 1999, PSC settled a lease obligation with Mellon Bank, N.A. for a payment of approximately $152,000, representing two months rent. The lease, which would have expired in November 2002, related to vacant office space in Pennsylvania, which previously held the PSC's U.S. corporate headquarters.

                    Certain litigation was settled by PSC over the past year. The settlements include the case of National Copper & Smelting v. Allworth in which National Copper claimed that the trichloroethylene it purchased from Allworth was contaminated causing National Copper's machine damage. The case was settled in an amount less than expected legal fees for the defense. The second case settled was U.S. Environmental Protection Agency v. Solvent Recovery Corporation. This case concerned a June 19, 1998 complaint by the EPA alleging three violations of federal law. The Debtors settled the complaint by agreement to pay $4,000 in fines. A third settlement concerned Remry v. Allwaste Environmental Services wherein the Plaintiff, a former PSC employee, succeeded on his claim of a bonus under the employee incentive program in effect from September through December 1996.

                    On June 23, 1999, the Debtors entered into a settlement agreement with GalvPro L.P. pursuant to which the Debtors paid $2,000,000 in exchange for complete, valid and binding mutual releases arising from or in any way relating to either party's performance under a certain Design/Build Agreement dated March 9, 1998 and entered into by D&L Corp. and GalvPro.

                                   ARTICLE V.

                CORPORATE STRUCTURE AND MANAGEMENT OF THE DEBTORS

A.       CURRENT CORPORATE STRUCTURE

         PSC was amalgamated under the laws of the Province of Ontario as Philip Environmental Inc. pursuant to a Certificate and Articles of Amalgamation dated April 15, 1991. On May 22, 1997, a Certificate and Articles of Amendment under the Business Corporations Act (Ontario) were issued changing the name from Philip Environ mental Inc. to Philip Services Corp.

         PSC is a holding company with over 200 wholly-owned Subsidiaries in Canada, the United States, Barbados, and throughout Europe. The Debtors, together with the aforementioned Subsidiaries, their wholly and majority-owned Subsidiaries, and their direct and indirect Subsidiaries, consist of over 200 corporations, limited liability companies, partnerships, limited partnerships and other forms of business entities. The Debtors' primary base of operation is in the United States.

         PSI is a corporation established in the United States under the laws of the State of Delaware. PSI is a wholly-owned direct subsidiary of Philip Enterprises Inc., a Canadian company, which in turn is wholly-owned directly by PSC.

         A more complete description of the Debtors' current corporate structure including the relationship of PSC and PSI to the Subsidiary Debtors, presented in organizational chart form, is presented in Appendix B to the Disclosure Statement. The Appendix also includes an organizational chart showing the anticipated corporate structure of the Debtors and the Subsidiaries if the Alternate Canadian Transactions are implemented.

B.       BOARD OF DIRECTORS

         Following is a list as of August 1999, of the names and ages of each of the Directors of PSC.


                  NAME                       AGE                  TITLE
-----------------------------------------  --------  --------------------------

Robert L. Knauss                              68           Chairman and Director
Houston, Texas

Allen Fracassi                                46                 Director
Ancaster, Ontario

Roy Cairns                                    74                 Director
St. Catharines, Ontario

Harold First                                  62                 Director
Fairlawn, New Jersey

Peter Green                                   61                 Director
Campbellville, Ontario

William E. Haynes                             55                 Director
Houston, Texas

Felix Pardo                                   61                 Director
Cambridge, Massachusetts

                                       59

                  NAME                       AGE                  TITLE
-----------------------------------------  --------  --------------------------

Harland A. Riker                              70                 Director
Palm Beach, Florida

Derrick Rolfe                                 44                 Director
Toronto, Ontario

Arnold S. Tenney                              56                 Director
Downsview, Ontario

Herman Turkstra                               65                 Director
Hamilton, Ontario

         Mr. Knauss has been a director of PSC since August 6, 1997, and was appointed Chairman of PSC on May 6, 1998. From March 1988 until July 31, 1997, he was a director of Allwaste, Inc. He is the Chairman and Chief Executive Officer of Baltic International U.S.A., Inc., an aviation investment company, and a director of the Mexico Fund, Inc., an investment fund based in Mexico City, and Equus II, Inc., an investment fund based in Houston, Texas. Mr. Knauss served for twelve years as the Dean and Distinguished University Professor at the University of Houston Law Center and Dean of Vanderbilt Law School.

         Mr. Fracassi, appointed Executive Vice Chairman of PSC on May 6, 1998, was the President, Chief Executive Officer and a director of PSC since December 1990. He was appointed Interim Chief Executive Officer of PSC on November 20, 1998 and resigned from the position of Executive Vice Chairman on September 14, 1999. Mr. Fracassi is a co-founder of PSC with his brother Philip Fracassi.

         Mr. Cairns has been a director of PSC since December 1990. Mr. Cairns has been counsel to, and was previously a partner with, Chown, Cairns, a law firm. Mr. Cairns is a director of Jumbo Video Limited.

         Mr. First has been a director of Philip since November 1998. From December 1990 to January 1993, Mr. First was the Chief Financial Officer of Icahn Holding Corp. He is currently on the boards of directors of Tel Save.com, PANACO Inc. and Cadus Pharmaceuticals Corporation.

         Mr. Green was elected to the board of directors on June 25, 1998. He has more than 25 years of experience as chief executive or chief operating officer of major companies in North America and Europe. Mr. Green has served on 27 Boards of Directors for companies based in Canada, the U.S., the U.K., and elsewhere. Mr. Green is Chairman of the board of directors of Patheon Inc., a Canadian public pharmaceutical manufacturing services company, and also Chairman of the Board of Trustees of the Superior Propane Income Fund. He was appointed to both positions in 1996.

         Mr. Haynes has been a director of PSC since August 6, 1997. From June 1996 until July 31, 1997, Mr. Haynes was a director of Allwaste, Inc. He is the Chairman, Chief Executive Officer and director of Innovative Valve Technologies, Inc., a publicly traded industrial valve repair and distribution company in which Philip owns a minority equity interest. He served as the President and Chief Executive Officer of Lyondell-Citgo Refining Company Ltd. from July 1992 to December 1995.

         Mr. Pardo has been a director of PSC since March 1994. From May 1992 to March 1998, Mr. Pardo was the President and Chief Executive Officer of Ruhr-American Coal Corporation. Until recently he was Chairman of Newalta Corporation, an oil field waste management company, where he continues to serve as a director. Mr. Pardo was Chief Executive Officer of Newalta Corporation during its restructuring and, from 1992, a partner and director of Quorum Funding, an investment company. Mr. Pardo also serves on the Boards of Directors of Dyckerhoff Inc., PANACO Inc., and Innovative Valve Technologies, Inc.

         Mr. Riker was elected to the board of directors on June 25, 1998. He is a former Senior Vice President of Arthur D. Little, Inc. and Chairman of Arthur
D. Little International, Inc. He has served as a director of Arthur D. Little Ltd., and for twenty years was Chairman of Cambridge Consultants, Ltd., the firm's science and technology affiliate in the UK. He has more than thirty years of international experience, both as a management consultant in the areas of management development, organization planning and industrial development, and as builder and executive manager of the firm's international business.

         Mr. Rolfe has been a director of PSC since January 1991. Since 1992, Mr. Rolfe has been the President and Chief Executive Officer of RM Capital Corporation, an investment company. Mr. Rolfe is also a director of Consolidated Envirowaste Inc., an organic waste processing company.

         Mr. Tenney has been a director of Philip since November 1998. For more than five years, he has been the President, Chief Executive Officer and director of ARC International Corporation, a company which develops, constructs, and operates ice rink facilities. Mr. Tenney is Chairman of Ballantyne of Omaha, Inc. and Chairman of Cabletel Communications Corp.

         Mr. Turkstra has been a director of PSC since September 1996 and has been a member of Turkstra, Mazza, Associates, a law firm, since 1959.

C.       SENIOR OFFICERS

         Following is a list as of August 25, 1999, of the names and ages of the executive officers and the positions with PSC held by each officer.


                  NAME                       AGE                 POSITIONS WITH THE DEBTORS
-----------------------------------------  --------  ---------------------------------------------------

Anthony G. Fernandes                          54            President and Chief Executive Officer
California

Antonio Pingue                                49                  Executive Vice-President,
Niagara Falls, Ontario                                        Corporate and Regulatory Affairs

Colin Soule                                   43              Executive Vice-President, General
Toronto, Ontario                                               Counsel and Corporate Secretary

Phillip C. Widman                             44                Executive Vice-President and
West Simsbury, Connecticut                                         Chief Financial Officer

Gene Iannazzo                                 52               President, Metal Services Group
Cleveland, Ohio

Alec Thomas                                   51            President, Industrial Services Group
Houston, Texas

William Humenuk                               57        Executive Vice President and Chief Administra-
Philadelphia, Pennsylvania                                              tive Officer

Ayman Gabarin                                 34           President and Chief Executive Officer,
London, United Kingdom                                          Philip Services (Europe) Ltd.

         Mr. Fernandes is employed as President and Chief Executive Officer of the Debtors and his employment has been approved by the Bankruptcy Courts in Canada and the United States. Mr. Fernandes replaced Mr. Allen Fracassi, co-founder of Philip Services, who was the CEO of PSC for over 18 years. Mr. Fracassi will assist in providing an orderly transition in leadership.

         Mr. Fernandes has over thirty years of management experience with Atlantic Richfield Company ("ARCO"), and is eminently qualified to assume the position of CEO. More importantly, Mr. Fernandes has valuable experience in a variety of turn-around situations. Most recently, Mr. Fernandes served as Executive Vice President and a member of the board of directors of ARCO, where he participated in or ran a wide variety of businesses including metals and mining, chemicals, pipelines, as well as an environmental remediation group. Notably, although many of these operations initially were troubled, Mr. Fernandes managed to transform them into productive and profitable operations.

         As Executive Vice President, Mr. Fernandes reported directly to the chief executive officer of ARCO, and was responsible for a number of diverse operations in non-oil exploration and producing activities with a total revenue of approximately $10 billion. Mr. Fernandes has recently been elected to the board of directors of Lubricants Specialty Company, and is currently on the board of directors of Black & Veatch, a Kansas City-based engineering company.

         The salient terms of the employment agreement between Mr. Fernandes and PSC are as follows:

         1. Mr. Fernandes will serve an initial two year term (which shall automatically renew for addi tional one year terms unless PSC provides thirty (30) days notice of nonrenewal), report to the board of directors of PSC, and exercise such powers as may from time to time be assigned or vested in him by the board of directors of PSC, including, inter alia, leadership of the efforts of PSC in achieving business plans as may be in effect.

         2. Mr. Fernandes will receive an annual base salary of $500,000 (U.S.) (the "Base Salary"). Under certain circumstances, an annual bonus of up to $500,000 (U.S.) will be paid to Mr. Fernandes. The salary and available bonus payments to Mr. Fernandes reflect his unique knowledge of and experience with the Debtors' businesses and the vital role he will play in the Debtors' restructuring efforts and thereafter.

         3. On the Grant Date (as defined in the proposed employment agreement), subject to Toronto Stock Exchange approval, Mr. Fernandes shall be granted three groups of options in respect of that number of common shares of PSC equal to: (i) two percent (2%) ("Group I"), (ii) one percent (1%) ("Group II"), and (iii) one percent (1%) ("Group III"), of the total number of common shares of PSC issued and outstanding at the time of the conclusion of these Chapter 11 Cases, after giving effect to the exercise of all of Mr. Fernandes' options (whether or not actually exercised). The strike price shall be the Base Option Price (as defined in the employ ment agreement) for Group I, 125 percent of the Base Option Price for Group II, and 145.8 percent of the Base Option Price for Group III. Subject to the other terms of the employment agreement, the options shall become exercisable as follows: the Group I options shall become vested fifty percent (50%) on each of the first and second anniversaries of the Grant Date, the Group II options shall become vested on the third anniversary of the Grant Date, and the Group III options shall become vested on the fourth anniversary of the Grant Date; and all unvested options will immediately vest in the event of a change of control of PSC (as defined in the employment agreement). Additionally, at the conclusion of these Chapter 11 Cases, Mr. Fernandes may purchase up to $250,000 (U.S.) of common shares of PSC at the per-share reorganized equity value of PSC as described in the employment agreement.

         Mr. Pingue joined PSC in 1990 from the Ministry of the Environment, where he held various positions beginning in 1973. In 1985 he became part of the Ministry's newly formed Investigations and Enforcement Branch responsible for conducting and coordinating investigations involving environmental infractions and assisting prosecutors at court proceedings. He became Senior Vice President, Environmental Services and Regulatory Affairs of PSC in 1994, and was promoted to his current position in 1996. Mr. Pingue is a graduate of Ryerson Polytechnical Institute's Environmental Health Program.

         Mr. Soule joined PSC as General Counsel in October 1991. He was appointed Corporate Secretary in January 1992 and in this capacity provides administrative and legal support to PSC's board of directors. Mr. Soule was appointed to the position of Senior Vice President in May 1994 and Executive Vice President in May 1997. Prior to Philip he served as Legal Counsel for Laidlaw Inc. Mr. Soule earned his law degree in 1983 from the Osgoode Hall Law School of York University in Toronto.

         Mr. Widman joined PSC as Chief Financial Officer in July 1998, bringing over 23 years experience in a variety of financial and operational management positions with two major North American corporations. For the past 11 years he has worked with Asea Brown Boveri Inc. ("ABB Inc."), the international electrical engineering company with its United States headquarters in Norwalk, Connecticut. During the past two years Mr. Widman served as ABB Inc.'s Vice President and Chief Financial Officer. Prior to ABB Inc., he held various financial management positions with UNISYS Corporation. Mr. Widman earned an MBA in Finance from Eastern Michigan University in 1979 and has also completed Executive Management Programs at Motorola University (1991) and Duke University
(1997).

         Mr. Iannazzo joined PSC in 1997 as Executive Vice President of the Aluminum Division. Prior to PSC he was founder, President and Chief Executive Officer of Allmet Technologies, a metals recovery business and recycler of waste oxides for the steel industry. Mr. Iannazzo was Vice President of Corporate Marketing for EnviroSource, Inc. and Senior Vice President of International Mill Services, a subsidiary of EnviroSource. He has nearly 30 years of experience in the metals services and recycling industry. Mr. Iannazzo holds a bachelor of science in business administration from West Virginia University and completed certificate programs at the American Management Association and the Wharton School of Finance & Economics.

         Mr. Thomas has 30 years experience in the waste management and industrial services industries. He has owned and operated a number of industrial and environmental companies including Thomas Environmental Management Inc. from 1969 to 1995. In 1995 he sold this business to PSC, and joined the company in charge of remediation services. He became Chief Operating Officer of PSC's Environmental Services Group in 1996 and Senior Vice President of the Northeast Region in charge of environmental and by-products management integration in 1997. Mr. Thomas served as Chief Operating Officer of the Industrial Services Group from January 1998 until he was appointed its President on August 1, 1998. He has completed the Executive Management Program at Harvard University.

         Mr. Humenuk has been the Executive Vice President and Chief Administrative Officer of PSC since June 1998. Prior to that he was a partner with Dechert, Price and Rhoads, a law firm that Mr. Humenuk was a member of from 1967. Mr. Humenuk is a director of the UAM Fund, Inc., UAM Funds Trust and UAM Funds II, Inc.

         Mr. Gabarin has been with PSC since 1992 when his family's company, Corundol Environmental Limited, was sold to Philip Services. He had served as Corundol's President for five years. Mr. Gabarin has held various senior positions at PSC including Vice President of Operations for the Chemical Group and Vice President of Research and Development. In 1994 he became Senior Vice President of Philip Utilities Management Corporation and later Vice President of Business Development. In December 1996 he relocated to the United Kingdom when promoted to his current position. Mr. Gabarin holds a bachelor of applied science degree (mechanical engineering) from the University of Toronto.

D.       DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS

         Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the Debtors intend to announce prior to the Confirmation Date the identities of the individuals proposed to serve as officers of the Reorganized Debtors and the directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived). To the extent possible, the identities of such individuals will be announced by inclusion of a list of proposed directors and/or officers in the Plan Supplement, which will be filed with the Bankruptcy Court at least five (5) Business Days prior to the commencement of the Confirmation Hearing. The new board of directors for Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) will consist of nine (9) directors, who will be nominated by holders of Lender Claims. The nominees of the holders of Lender Claims shall include two (2) members of the existing PSC board of directors and will include two (2) members nominated by High River Limited Partnership ("High River") provided that High River and any holders of Lender Claims acting in concert with it beneficially own at least 25% of the Lender Claims. If one or both of the nominees from the existing board is a nominee on that board of High River or persons acting in concert with it, that person will be counted as a High River nominee on the slate for the new board of directors. The boards of directors of the Reorganized Debtors shall have the responsibil ity for the management, control, and operation of the Reorganized Debtors on and after the Effective Date; provided, however, (i) if the Alternate Canadian Transactions are implemented, then PSC shall be governed pursuant to the terms of the Alternate Canadian Transactions or as otherwise determined by the Canadian Bankruptcy Court and (ii) if the Canadian Plan Condition is waived, PSC shall continue to be governed in accordance with its existing bylaws and by its existing board of directors. It is anticipated that Mr. Fernandes will be selected as a member of the board of directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternative Canadian Transactions occur).

E.       UNAUDITED PROJECTED FINANCIAL INFORMATION AND BUSINESS AND OPERATING
         STRATEGIES

         The Debtors' new business plan (around which the plan of reorganization was developed) provides for the Debtors to exit from Chapter 11 with a new board of directors and a revised capital structure. Upon emergence from Chapter 11, the Reorganized Debtors will be more focused and efficient with an enhanced balance sheet and access to capital pursuant to the Exit Facility, and better positioned to meet the needs and expectations of the Reorganized Debtors' customers going forward.

         The terms of the Debtors' new business plan are set forth in greater detail in the pro forma financial projections contained in Appendix F to the Disclosure Statement.


                                   ARTICLE VI.

                              CHAPTER 11 CASES/CCAA

A.       COMMENCEMENT OF THE CHAPTER 11 CASES

         On June 25, 1999 (the "Petition Date"), the Debtors filed their voluntary petitions for relief pursuant to Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued in possession of their property and are operating and managing their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         1.         First Day Relief Granted by the Bankruptcy Court

                    (a) Applications for Retention of Debtors' Professionals; Ordinary Course Professionals

                           The Bankruptcy Court authorized the Debtors to retain
certain professionals to represent them and assist them in connection with the Chapter 11 Cases. Some of these professionals were intimately involved with the negotiation and development of the Plan and include, among others: (i) Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practices, as United States counsel for the Debtors; and (ii) Logan & Company, Inc., as solicitation and noticing agents for the Debtors. Additionally, the Bankruptcy Court authorized the Debtors to retain, employ and pay certain professionals, including a number of attorneys, accoun tants, consultants, financial advisors, investment bankers and brokers, who have rendered services to the Debtors unrelated to the Chapter 11 Cases (collectively defined in the Motion as the "Ordinary Course Professionals"), to assist with the operations of their businesses in the ordinary course.

                    (b)    Motion to Continue Using Existing Cash Management
                           Systems

                           The Bankruptcy Court authorized the Debtors to
continue to utilize their existing centralized cash management systems, bank accounts, business forms and to engage in intercompany transactions in the ordinary course of the Debtors' businesses.

                    (c) Motion for Authority to Pay Pre-Petition Employee Wages, Salaries and Benefits and Directing All Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations

                           The Bankruptcy Court authorized the Debtors to pay or
otherwise honor the prepetition wages, salaries and employee benefits earned or arising before the Petition Date of all currently active employees and independent contractors, and the Court directed all banks to honor prepetition checks for payment of all such prepetition employee obligations.

                    (d) Motion to Enter Workers' Compensation Insurance Program and Related Agreements

                           The Bankruptcy Court authorized the Debtors to enter
into their workers' compensation insurance program and related agreements, to pay all obligations due under the insurance program and related program documents and to provide all cash and letters of credit required under the insurance program in the ordinary course of their businesses.

                    (e) Motion Prohibiting Utilities From Altering, Refusing or Discontinuing Services and Establishing Procedures for Determining Requests for Additional Adequate Assurance

                           The Bankruptcy Court granted the Debtors' request and
prohibited the Debtors' utility service providers from altering, refusing or discontinuing services on account of prepetition invoices. In addition, the Bankruptcy Court approved the Debtors' proposed procedures for determining requests by the utility service providers for additional adequate assurance.

                    (f) Motion Confirming Authority to Pay Prepetition Sales, Use and Other Taxes

                           The Bankruptcy Court confirmed the Debtors' authority
to pay prepetition sales, use and other taxes collected by the Debtors from their customers or incurred in the ordinary course of their businesses to the appropriate taxing authorities.

                    (g) Motion for Authority to Pay Certain Prepetition Shipping, Warehousing and Distribution Charges and Brokers' Fees.

                           The Bankruptcy Court authorized the Debtors to pay
certain prepetition shipping, warehousing and distribution charges and broker's fees as the Debtors determine, in the exercise of their business judgment, are necessary or appropriate to obtain and/or ensure the transport, delivery or release of the Debtors' goods and to satisfy the liens, if any, held by the shippers, warehouses, distributors or brokers, in respect of such goods.

                    (h) Motion Confirming Grant of Administrative Expense Status to Obligations Arising From Postpetition Delivery of Goods and For Certain Holders of Valid Reclamation Claims, Prohibiting Third Parties from Interfering with Delivery of Goods to Debtors, and for Authority to Pay Certain Expenses in the Ordinary Course of Business

                           The Bankruptcy Court granted the Debtors' request for
an order confirming that the Debtors' undisputed obligations (arising directly and indirectly from the shipment or delivery by suppliers and vendors of scrap metals, chemical by-products, and related items accepted by the Debtors postpetition) will have administrative expense priority status, granting administrative expense treatment for certain holders of valid reclamation claims, and establishing authority to pay certain expenses in the ordinary course of business.

                    (i) Motion for Authority to Honor Certain Prepetition Obligations to Customers and to Continue Customer Programs and Practices

                           The Bankruptcy Court authorized the Debtors to honor
certain prepetition customer practices and obligations to customers the Debtors deem necessary, in the same manner such practices were implemented and such obligations were honored before the commencement of the Chapter 11 Cases, including but not limited to customer discounts, credits or deposits, and certain other contractual obligations.

                    (j) Motion for Authority to Pay Certain Contractors in Satisfaction of Perfected or Potential Mechanics', Materialmen's, or Similar Liens and Interests in the Ordinary Course of Business

                           The Bankruptcy Court authorized the Debtors to pay
certain prepetition obligations owed to mechanics, materialmen and other such entities potentially holding liens that the Debtors deem necessary, including but not limited to certain contractors in satisfaction of perfected or potential liens and interests.

                    (k) Motion Authorizing Payment of Certain Prepetition Claims of Key Trade Vendors

                           The Bankruptcy Court authorized the Debtors, as may
be appropriate, to pay prepetition claims of vendors who agree to provide continuing trade credit on the terms provided prepetition to the Debtors.

                    (l) Motion Authorizing Debtors to Obtain Postpetition Surety Bonds and to Enter Indemnity Agreement and Inter-Creditor Agreement

                           The Debtors sought and obtained a stipulation and
order from the Bankruptcy Court authorizing the Debtors to obtain postpetition surety bonds and to enter approved indemnity agreements dated as of June 28, 1999 and an approved inter-creditor agreement dated June 28, 1999 regarding the treatment of the obligations of the Debtors with respect to bonds the ("Bonding Lien Order"). The indemnity agreement generally provides that the Debtors shall indemnify the parties to the indemnity agreement from any loss, cost, and damage from the failure of the Debtors to perform obligations, including reimbursement obligations, and grants security interests in assets related to bonded projects. The Bonding Lien Order and the intercreditor agreements established the priority of the surety participant's security and claims. The Debtors anticipate that the surety bonds will remain in place post-confirmation on the same terms.

                    (m) Motion Approving Stipulation and Order Authorizing and Restricting Debtors' Use of Cash Collateral and Granting Adequate Protection

                           The Bankruptcy Court granted the Debtors' request for
an order approving a stipulation and order authorizing and restricting the Debtors' use of cash collateral and granting adequate protection of certain secured claims. Pursuant to the terms of the stipulation and order, the Debtors were granted permission to use the cash collateral on a consensual and negotiated basis, and adequate protection was granted to prepetition lenders and holders of certain liens.

                    (n)    Motion Approving Cross-Border Insolvency Protocol

                           The Bankruptcy Court approved the Debtors' proposed
protocol between the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice to govern the resolution of administrative issues anticipated to arise in coordinating the insolvency proceedings. This protocol is designed to coordinate activities in the two insolvency proceedings, protect the rights of parties thereto, and ensure the maintenance of each court's jurisdiction and comity.

                    (o) Motion Establishing Disclosure Statement Hearing Date, a Confirmation Hearing Date, and Certain Other Critical Dates

                           The Bankruptcy Court granted the Debtors' request for
an expeditious confirmation timetable, scheduling hearings on the approval of the Disclosure Statement for August 23, 1999 and confirmation of the Plan on October 13, 1999 respectively. These dates were continued to September 21, 1999 and November 3, 1999, respectively.

                    (p) Motion Establishing Bar Date for Filing Proofs of Impaired Unsecured Claims and Approving Forms and Manner of Notice Thereof

                           The Bankruptcy Court approved the Debtors' proposed
form and manner of notice of the Bar Date and authorized the Debtors to provide such notice, along with a Proof of Claim form, to all parties listed on a certain impaired unsecured creditors list.

         2.         Appointment of Official Committee of Unsecured Creditors

                    On July 12, 1999, the Office of the United States Trustee appointed seven members to the official committee of unsecured creditors (the "Official Committee") to represent the interests of unsecured creditors of the Debtors. Since its formation, the Debtors have consulted with the Official Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Official Committee informed about their operations and have sought the concurrence of the Official Committee for actions and transactions taken outside of the ordinary course of the Debtors' business. The Official Committee has participated actively, together with the Debtors' management and professionals, in connection with negotiation of the Plan.

                    The Official Committee consists of seven members: the U.S. Trustee, Great Plains Trust Company, Kornitzer Capital Management, Inc., Republic Environmental Systems, Inc., Siemens Westinghouse Power Corporation, Plasma Processing Corporation and Mr. Robert M. Chiste. Counsel to the Official Committee is Blank Rome Comisky & McCauley, LLP, One Logan Square, Philadelphia, PA 19103-6998, Attention: Raymond L. Shapiro, Esq. and the Creditors' Committee's Financial Advisor is Loeb Partners Corporation, 61 Broadway, 24th Floor, New York, New York, 10006, Attention: Harvey Tepner. Canadian counsel to the Official Committee is

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Cassels, Brock & Blackwell, Scotia Plaza, Suite 2100, 40 King Street West,
Toronto, Ontario, M5H 3C2, Attention: E.B. Leonard.

                    After the Confirmation Date, the Creditors' Committee shall continue to exist as provided in this paragraph and shall be an active participant in the Claims review process. The Creditors' Committee shall have the right to file objections to Class 7 Claims and, if the Canadian Reorganization Plan is sanctioned, Canadian Impaired Unsecured Claims. The Creditors' Committee shall be reduced to three members as they shall select and be represented by counsel and other professionals retained by the Committee prior to the Effective Date ("Commit tee Professional"). Until all Distributions to Class 7 Claims have been made pursuant to Plan, the Creditors' Committee will continue to exist and may: (i) file such pleadings with the Bankruptcy Court as it deems appropriate or necessary concerning implementation of the Plan; (ii) consult with the Reorganized Debtors concerning objections to, settlements of or litigation over Disputed Class 7 Claims; (iii) monitor, analyze and reconcile the Distributions to holders of Class 7 Claims; and (iv) provide such other services that the Creditors' Committee deems reasonably necessary to protect and enforce the rights and interests of the holders of Class 7 Claims consistent with the provisions of the Plan. Following the Effective Date, the reasonable out of pocket fees and expenses of all Committee Professionals, and the expenses of Committee members, shall be paid by the Reorganized Debtors within ten days after receipt of monthly invoices from such Committee Professionals, provided, however, that the Reorganized Debtors shall be entitled to dispute the reasonableness of any such fees and expenses and further provided that the Reorganized Debtors' aggregate liability for post-Confirmation fees and expenses of the Creditors' Committee and the Creditors' Committee professionals shall not exceed $50,000 in the event the Canadian Reorganization Plan is sanctioned, and $75,000 in the event the Alternate Canadian Transactions are implemented. Any unresolved, disputed fees and expenses shall be presented to the Bankruptcy Court for resolution. If the Canadian Reorganization Plan is sanctioned, the Creditors' Committee shall be entitled to retain Canadian counsel, which may incur post-confirmation fees and expenses payable by the Reorganized Debtors up to an aggregate $50,000.

         3.         Other Matters Occurring in the Cases

                    (a) Motion Authorizing Employment of Loeb Partners Corporation As Financial Advisor and Investment Banker For The Official Committee Of Unsecured Creditors

                           The Bankruptcy Court authorized the Official
Committee of Unsecured Creditors of the to employ Loeb Partners Corporation as its investment banker and financial advisor in these Chapter 11 Cases, effective as of July 15, 1999.

                    (b) Motion Authorizing the Debtors to Enter Into An Employment Agreement with Mr. Anthony G. Fernandes as Chief Executive Officer of PSC

                           On September 14, 1999, the Bankruptcy Court approved
Debtors' motion to enter into an employment agreement and retain Mr. Anthony G. Fernandes as Chief Executive Officer of PSC.

                    (c) Motion for an Order Authorizing Substantive Consolidation of Debtors For Purposes of the Treatment of Classes 6, 7 and 8 Under the Plan

                           On August 9, 1999, the Debtors filed a motion for an
order substantive consolidation of the Debtors for purposes of the treatment of Classes 6, 7 and 8 under the Plan, including for the purposes of voting, confirmation and distribution (the "Substantive Consolidation Motion"). The Debtors expect to have the Substantive Consolidation Motion heard at the same time as the hearing on the confirmation of the Plan.

         4.         Negotiations with Allen Fracassi


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                    PSC is also contemplating entering into a consulting
agreement with Do 4 U Services Corporation whereby Do 4 U Services Corporation will provide certain management consulting services for up to seventy-five (75) hours per month of a nature set out in the consulting agreement. Such consulting services shall be provided for a twelve (12) month period by and/or through Allen Fracassi or other selected individuals in consideration of a set monthly fee, including reasonable out of pocket expenses.

                    In consideration of PSC entering into the aforementioned consulting agreement, Mr. Fracassi and PSC shall enter into a settlement agreement which sets out the terms and conditions of the settlement of all outstanding claims of Mr. Fracassi arising from his employment or the cessation of his employment by PSC, which settlement agreement is in lieu of and not in addition to any other entitlements of Mr. Fracassi. Further, as more fully described in the settlement agreement, Mr. Fracassi shall forever release and discharge PSC from any and all claims now or hereafter existing arising from any event relating to Mr. Fracassi's employment or the cessation of such employment with PSC. In consideration of Mr. Fracassi entering into the settlement agreement and complying with its terms, PSC shall forever release and discharge all claims held by it based on any actions relating to Mr. Fracassi except for:
(i) Mr. Fracassi's outstanding indebtedness to PSC and (ii) any claims which would be Excluded Indemnification Obligations, as subject to revocation by PSC in the event PSC reasonably determines that Mr. Fracassi has failed to provide factual information to PSC in connection with any claim against Deloitte & Touche and Robert Waxman arising out of the same nucleus of operative facts alleged in the Securities Actions, the Chazen Actions or the Liff Actions.

         5.         Management Stock Options Plan

                    On the Effective Date, as soon thereafter as is reasonably practical thereafter, Reorganized PSC, if the Canadian Reorganization Plan is sanctioned, or Reorganized PSI, if the Alternate Canadian Transactions are implemented, will adopt and implement a Management Stock Option Plan. Pursuant to the proposed Management Stock Option Plan, between three and three and one-half percent (3 and 3.5%) of the New Common Shares or Reorganized PSI Common Shares, as applicable will be made available in the form of stock options pursuant to the terms of the Management Stock Option Plan to senior executives of the Reorganized Debtors other than Anthony Fernandes. The terms of the Management Stock Option Plan have not been finalized at this time and are currently being negotiated between the Debtors and the Lenders. A copy of the Management Stock Option Plan will be provided in the Plan Supplement.

B.       POST-PETITION OPERATIONS AND LIQUIDITY

         On June 28, 1999, the Bankruptcy Court entered an interim order authorizing the Debtors to obtain secured postpetition financing up to an aggregate principal amount not to exceed $100 million from certain lenders, to obtain on an interim basis $12 million in letter of credit capacity pending final relief, granting the lenders security interests in all the Debtors' presently owned and after-acquired property to secure the Debtors' obligations under the DIP Credit Agreement subject to a carve-out, and granting the lenders priority with respect to the Debtors' obligations over any and all administrative expenses of the kinds specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject to a carve-out and certain other superpriority claims expressly set forth in the DIP Credit Agreement. On July 27, 1999, the Bankruptcy Court entered the Final Order authorizing the Debtors to obtain secured postpetition financing.

C.       THE COMPANIES' CREDITORS ARRANGEMENT ACT (THE "CCAA") OF CANADA

         As previously stated, PSC is amalgamated under the laws of the Province of Ontario and PSI is a corporation established in the United States under the laws of the State of Delaware.

         On June 25, 1999, PSC and twenty-five of its Canadian subsidiaries (the "Canadian Debtors") commenced a case under the Companies' Creditors Arrangement Act (the "CCAA") of Canada in the Ontario Superior Court of

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Justice (the "Ontario Court"). The CCAA is intended to facilitate the reorganization of major public companies with complicated public debt structures and is the most effective framework for financial restructuring in Canada.

         CCAA protection is not automatic but depends on the discretion of the court. Where the court grants protection under the CCAA, a general stay of proceedings normally is imposed against any and all proceedings and claims. An initial stay of proceedings is restricted by statute to a maximum period of 30 days. The applicant may apply to extend the stay of proceedings and the court normally will extend the stay if the court is satisfied that constructive negotiations for the reorganization are taking place.

         The purpose of the commencement of the Canadian Cases for PSC and the Canadian Debtors was to obtain a stay of proceedings in order to permit the restructuring contemplated by the Plan. The Debtors intend to seek court approval in the Canadian Cases of the Canadian Reorganization Plan or the Alternate Canadian Transactions.

         For the Canadian Reorganization Plan to be sanctioned, the Canadian Reorganization Plan must receive the affirmative vote of two-thirds in value of proven claims and a majority in number of creditors holding proven claims in each class of creditors entitled to vote. Holders of Lender Claims against the Canadian Debtors, and the class of holders of Canadian Impaired Unsecured Claims (similar to Class 7 of the Plan) will have the right to vote on the Canadian Reorganization Plan. Subject to the terms of the Lender Lock-up Agreement, the Lenders have agreed to vote in favor of the Canadian Reorganization Plan. If the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Reorganization Plan, then the Canadian Reorganization Plan cannot be sanctioned.

         On August 27, 1999, the Canadian Court required certain amendments to the Canadian Reorganization Plan to be effected in order for Claims against PSC to be proven and governed by the Canadian Reorganization Plan as well. The Debtors have, in accordance with the Canadian Court's order, so amended the Canadian Reorganiza tion Plan. However, in the event Canadian creditors that may, as a result of such amendments, have the right to vote to approve the Canadian Reorganization Plan, do not waive such right to or otherwise enter into a settlement arrangement acceptable to the Debtors, the Canadian Debtors and the Lenders, the Alternate Canadian Transactions may be implemented

         While the sanctioning of the Canadian Reorganization Plan is a condition to the Effective Date of the Plan, that condition may be waived, enabling the Plan to be confirmed before the outcome of the Canadian proceedings is determined. In such case, (a) all New Securities shall be issued by Reorganized PSI, (b) PSC and the other Canadian Debtors will continue to be managed by PSC's current Board of Directors and current management and (c) until either the Canadian Reorganization Plan is sanctioned or the Alternate Canadian Transactions are imple mented, all assets of PSC and the other Canadian Debtors will continue to be owned and operated by PSC and the other Canadian Debtors, respectively. If the Canadian Plan Condition is waived, it is contemplated that substan tially all equity interests and/or assets of PSC and the other Canadian Debtors ultimately will be transferred as going concerns to one or more direct or indirect subsidiaries of Reorganized PSI.

         Previously, on June 25, 1999, the Ontario Court issued an initial order (the "Initial Order") in connection with the Canadian Cases. The following provides a summary of certain of the matters addressed in the Initial Order:

         1.         Stay of Proceedings

                    The Ontario Court ordered that until Friday, July 23, 1999, all proceedings against the Canadian Debtors are stayed and suspended and all persons with contractual arrangements with the Canadian Debtors for the supply of goods and services are restrained from asserting remedies contractual or otherwise, against the Canadian Debtors.

         2.         Payment of Trade Creditors

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                    The Ontario Court ordered that the Canadian Debtors shall be authorized to continue to pay claims of trade creditors, whether incurred before or after the Initial Order provided that with respect to claims in excess of $2,000, such trade creditors continue to supply trade credit to the Canadian Debtors on terms at least as favorable as those currently extended.

         3.         Operations

                    The Ontario Court ordered that the Canadian Debtors remain in possession and control of their property and to carry on business in a manner consistent with the preservation of the Canadian Debtors' business and property and to continue to engage advisors in the ordinary course of business or in connection with the CCAA restructuring.

         4.         Authority to Borrow and Charging of Property

                    The Ontario Court ordered that the Canadian Debtors are authorized and directed to enter into the DIP Facility and the matters referred to above in sections VI.A.1(l) and (m).

         5.         Appointment of Ernst and Young Inc. as Monitor

                    The Ontario Court ordered that Ernst & Young Inc. (the "Monitor") is appointed as the Monitor to monitor the business and affairs of the Canadian Debtors during the Canadian Proceedings in accordance with the statutory rights and obligations of monitors set forth in the CCAA and the specific rights and obligations set forth in the Initial Order.

         6.         Cross-Border Insolvency Protocol

                    The Ontario Court approved the Canadian Debtors' proposed protocol between the United States Bankruptcy court for the District of Delaware and the Ontario Superior Court of Justice referred to above in section VI.A.1(n).


                                  ARTICLE VII.

                        CERTAIN FACTORS TO BE CONSIDERED

         Holders of Class 6 and 7 Claims should carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.       GENERAL CONSIDERATIONS

         The formulation of a plan of reorganization is the principal purpose of the Chapter 11 Cases. The Plan sets forth the means for satisfying the Claims against the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. See Article II.C of the Disclosure Statement, entitled "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and Interests." Reorganization of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees, and many of their customers, trade creditors and lessors.

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B.       CERTAIN BANKRUPTCY/CCAA CONSIDERATIONS

         1.         General

                    The filing of bankruptcy petitions by the Debtors and the publicity attendant thereto may adversely affect the Debtors' businesses. The Debtors believe that any such adverse effects may be diminished by the support of the consenting lenders for the Plan pursuant to the terms of the Lender Lock-up Agreement and the proposed timetable for the cases. However, such adverse affects are likely to be experienced during the pendency of a protracted bankruptcy case.

         2.         Effect on Non-Filing Subsidiaries

                    Together, the Chapter 11 Cases and the CCAA proceedings have captured most, but not all of PSC's Subsidiaries in North America. For complete lists of entities seeking Chapter 11 and CCAA relief, see Exhibit A to the Plan and Appendix C hereto. There are, however, certain United States, Canadian, and other international Subsidiaries that have not sought either Chapter 11 or CCAA protection.

                    The filing of the Chapter 11 Cases by the Debtors and the publicity attendant thereto might also adversely affect the businesses of any non-filing Subsidiaries. Because the business of PSC is closely related to the businesses of all its Subsidiaries, any downturn in the businesses of non-filing Subsidiaries could affect PSC's prospects also. Although PSC does not believe that the commencement of these Chapter 11 Cases will adversely affect the businesses of any non-filing Subsidiaries, if the Chapter 11 Cases become protracted, the possibility of adverse effects on such non-filing Subsidiaries may increase.

         3.         Failure to Confirm the Plan

                    Even if all Impaired voting classes vote in favor of the Plan and, with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Article XI.A of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interests of Creditors Test -- Feasibility of the Plan," and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. (See Article XI.C of the Disclosure Statement, entitled "Feasibility of the Plan and the Best Interests of Creditors Tests -- Best Interests Test.") Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         4.         Failure to Consummate the Plan

                    The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. Additionally, it is a condition to the Effective Date of the Plan that the Canadian Reorganization Plan is sanctioned. If this condition is waived it is possible that the Plan may become Effective prior to the consummation of either the Canadian Reorganization Plan or the Alternate Canadian Transactions. In such case distributions under the Plan to Classes 8B and 8C and any Class 6 Additional Distributions will be delayed pending a resolution of the Canadian proceedings.

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         5.         Certain Provisions of the Amended Certificate of
                    Incorporation, the By-Laws and Other Agreements

                    The Amended Certificate of Incorporation, the By-Laws and certain other agreements contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Reorganized Debtors.

C.       CERTAIN TAX CONSIDERATIONS

         THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN ARTICLE X OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR HOLDERS OF CLAIMS AND THE DEBTORS RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

D.       INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

         The Projections set forth in Appendix F hereto cover the Debtors' operations through the period ending December 31, 2001. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, realization of the operating strategy of the Reorganized Debtors, industry performance, no material changes in applicable legislation or regulations, exchange rates, or generally accepted accounting principles, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors' operations. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur. (See Article XI.A of the Disclosure Statement, entitled "Feasibility of the Plan and Best Interests of Creditors -- Feasibility of the Plan.")

E.       RISKS ASSOCIATED WITH EXIT FACILITY

         The Debtors' operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. Among the aspects of the Lender Lock-up Agreement between the Debtors and the Lenders is the provision for the Exit Facility. It is anticipated that the Exit Facility will provide credit availability of up to $125 million. The Exit Facility would be secured by guaranties and charges over the accounts receivable and inventory and, if required, substantially all other assets of the Reorganized Debtors and its Subsidiaries, senior to all other security including the security for the New Senior Secured Term Debt. The Debtors anticipate that the Exit Facility would be used to (a) fund repayment of the DIP Facility, (b) provide short-term working capital needs, and (c) fund letters of credit within a sub-limit of the Exit Facility. The maturity of the Exit Facility is contemplated as two years from Plan implementation, but may be refinanced in whole but not in part by a replacement facility with the same priority. The parties continue to negotiate the terms of the Exit Facility, and there can be no assurances that the terms of such a Facility will not differ materially from the terms described herein.

         The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow and the Exit Facility. The proposed Exit Facility contains certain conditions and covenants that the Debtors may not be able to meet,

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however. Moreover, if the Debtors require working capital greater than that provided by the Exit Facility, they may be required either to (a) seek to increase the availability under the Exit Facility, (b) obtain other sources of financing or (c) curtail their operations. Some of the factors which may affect the amount of financing required to consum mate the Plan include, without limitation, a delay in consummating the Plan, and whether the Debtors' cash flow prior to the Effective Date is more than budgeted. The Debtors believe that the recapitalization to be accomplished through the Plan will facilitate the Debtors' ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Debtors. Moreover, there can be no assurance that the Debtors will be able to obtain an acceptable credit facility upon expiration of the Exit Facility.

F. RISKS ASSOCIATED WITH NEW COMMON SHARES/REORGANIZED PSI COMMON SHARES; CHANGE IN CONTROL

         PSC's common shares traded under the symbol "PHV" in the United States on the New York Stock Exchange (the "NYSE") until January 13, 1999, when the common shares were temporarily halted from trading due to the company's failure to comply with the NYSE's continued listing criteria. On April 23, 1999, the NYSE announced that due to then recent developments in PSC's financial condition, it would suspend the trading of PSC's common shares on the NYSE prior to the opening on April 26, 1999, and would seek delisting of those shares. PSC continues to pursue its remedies in regard to the listing of its common shares on the NYSE, but there can be no assurances that PSC will be able to retain such a listing. PSC common shares are listed and posted for trading on the Toronto Stock Exchange and the Montreal Exchange. If the Alternate Canadian Transactions are implemented, Reorganized PSI intends to seek to have the Reorganized PSI Common Shares listed on the NASDAQ or AMEX exchange. There can be no assurance that Reorganized PSI will be able to obtain such a listing.

         Pursuant to the Plan, New Common Shares or Reorganized PSI Common Shares, as the case may be, will be issued in partial satisfaction of the Class 6 Secured Lender Claims, and if Class 7 votes to accept the Plan, the Class 7 Impaired Unsecured Claims and in full satisfaction of the Class 8 Claims and Interests, provided, however, that if the holders of Allowed Class 7 Claims vote to reject the Plan, no New Common Shares or Reorganized PSI Common Shares, as the case may be, will be issued to holders of Class 7, 8A, 8B or 8C Claims. In any case, distribution of New Common Shares or Reorganized PSI Common Shares, as the case may be, shall be subject to dilution on or after the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt and the New Unsecured Convertible Notes and the exercise of the Management Options or (b) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized PSC or Reorganized PSI, as the case may be (the "Dilution"). The Plan contemplates certain management stock options and the issuance of New Secured PIK Debt and, subject to the Class 7 Election, New Unsecured Convertible Notes which will be convertible into PSC Common Shares or Reorganized PSI Common Shares, as the case may be. To the extent such equity interests are issued after the Effective Date, the percentage ownership of PSC Common Shares or Reorganized PSI Common Shares, as the case may be, of the holders of Class 6, Class 7 and Class 8 Claims and Interests will be diluted on a pro rata basis. In addition, the market price of the PSC's common shares in the past has been and may in the future be volatile. A variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general market trends and other factors could result in wide fluctuations in the market price of the PSC Common Shares. Reorganized PSI has never had its stock publicly listed but it is expected that the Reorga nized PSI Common Shares will be subject to wide fluctuations in market price as the shares of PSC have been in the past.

         If the Canadian Reorganization Plan is implemented, and if PSC is delisted and is unable to obtain a relisting on the NYSE in connection with its restructuring, then it will seek to have PSC Common Shares listed on the NASDAQ or AMEX exchanges. There can be no assurances that Reorganized PSC will be able to obtain such a listing.

         Following the Debtors' restructuring, the Lenders, in the aggregate, will own at least ninety-one percent (91%) of Reorganized PSC's or Reorganized PSI's, as the case may be, outstanding common shares and will control

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such board of directors. Accordingly, the Lenders, if acting together, would be able to exert substantial influence over the Reorganized Debtors and to control effectively most matters requiring shareholder approval, including all fundamental corporate actions such as mergers, substantial acquisitions and divestitures. The voting power of these shareholders under certain circumstances could have the effect of causing, delaying or preventing a change of control of the Debtors, the effect of which may be to deprive the Debtors' shareholders of a control premium that might otherwise be realized in connection with the acquisition of the Debtors. In addition, if the Canadian Reorganization Plan is implemented, certain provisions of the PSC's Amended Articles of Amalgamation and Bylaws as well as provisions in certain agreements, including the Shareholder Rights Plan, and the Business Corporations Act (New Brunswick) may have the effect of delaying, deferring or preventing a change of control. Similarly, if the Alternate Canadian Transactions are implemented, then certain provisions of Reorganized PSI's Articles of Incorporation and By-laws as well as provisions in certain agreements, including the Shareholder Rights Plan, and the Delaware General Business Corporation Act may have the effect of delaying, deferring or preventing a change of control.

G. RISKS ASSOCIATED WITH NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES

         There can be no assurance that the Debtors will generate sufficient cash from operations described in the Projections, see Appendix F to the Disclosure Statement, to repay the debt and notes being issued under the Plan at maturity, or that the Debtors will not use cash in excess of the amounts set forth in the Projections and, accordingly, satisfaction of the New Secured PIK Debt, New Senior Secured Term Debt, New Unsecured PIK Notes, and New
Unsecured Convertible Notes at their respective maturity dates may be dependent upon the ability of the Reorga nized Debtors to refinance the indebtedness thereunder at maturity or to raise sufficient capital to make such payments.

H.       DISRUPTION OF OPERATIONS DUE TO BANKRUPTCY FILING

         As noted in Article III of the Disclosure Statement, entitled "Treatment of Trade Creditors, Customers and Employees," as a part of the first day relief sought in the Chapter 11 Cases the Debtors obtained orders from the Bankruptcy Court allowing them to pay prepetition employee obligations and certain prepetition key vendor trade claims in the ordinary course of business. The Debtors therefore believe that the Solicitation with respect to the Plan will not materially adversely affect the Debtors' relationships with customers, employees, and suppliers, provided that the Debtors demonstrate (i) sufficient liquidity to continue to operate their businesses and (ii) a likelihood of emergence from Chapter 11 by November 30, 1999.

         The Debtors believe that relationships with their customers, suppliers and employees will be maintained if the Chapter 11 process continues in a timely fashion. However, if there is a protracted Chapter 11 process, and if the Debtors' relationships with their customers, suppliers and employees are adversely affected, the Debtors' operations could be materially affected. Weakened operating results could adversely affect the Debtors' ability to complete the solicitation of acceptances of the Plan or, if such solicitation is successfully completed, to obtain confirmation of the Plan. In the event that the Debtors fail to confirm the Plan, the risks associated with a protracted Chapter 11 process or a liquidation must also be considered (See Article XII of the Disclosure Statement, entitled "Alternatives to the Confirmation and Consummation of the Plan"). The Debtors anticipate, however, that they will have sufficient cash generated from current operations and provided under the DIP Facility and the Exit Facility to service the obligations that they intend to pay during the period prior to and at consummation.

I.       FINANCIAL UNCERTAINTY

         The Debtors' results of operations for the second half of 1998 were significantly impacted by actions taken by the Debtors to retain customers, suppliers' tightening trade terms and employee attrition. In addition, the results of operations for the year ended December 31, 1998 were impacted by special charges recorded by PSC amounting to $1.211 billion. These charges reflect the effects of (i) decisions made with respect to the potential disposition of

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U.S. ferrous and certain Industrial Services Group operations; (ii) impairments of fixed assets and related goodwill resulting from decisions to exit various business locations or activities and dispose of the related assets; (iii) assessments of the recoverability of fixed assets and the related goodwill of business units in continuing use; (iv) charges for financing fees and debt restructuring costs; (v) severance payments and other costs relating to ongoing cost reduction measures and restructuring; (vi) the reduction in carrying value of PSC's investment in Innovative Valve Technologies Inc. and (vii) a writedown of PSC's investment in Strategic Holdings Inc.

         In December 1998, the Debtors decided to discontinue the non-ferrous and copper operations of their Metals Services business. A sale of certain of the aluminum operations included in the non-ferrous operations closed on January 11, 1999. In addition, the Debtors sold their Houston, Texas steel distribution business in 1998. The Debtors continue to review the divestiture of certain non-core businesses or investments. The proceeds which may be raised from these divestitures is unknown. A gain or loss may be recorded on the divestitures but the amount cannot be determined until definitive agreements are reached.

J.       ACQUISITION STRATEGY; INTEGRATION ISSUES

         From 1992 to 1997, PSC deployed an aggressive strategy of growth through acquisitions. In 1997 alone, PSC acquired over 30 businesses. In connection with these acquisitions, there may be liabilities that PSC failed to discover, including liabilities arising from pollution of the environment or non-compliance with environmental laws by prior owners, and for which PSC, as a successor owner, may be responsible and that are not being discharged under the Plan. Indemnities and warranties for such liabilities from sellers, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

         There are significant uncertainties and risks relating to the integration of an acquired company's operations. Whether the anticipated benefits of an acquisition are ultimately achieved depends on a number of factors, including the ability of the combined companies to achieve administrative cost savings, insurance and bonding cost reductions, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined companies. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the acquisition will materially affect the operations of the combined companies.

         Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, it is difficult to quantify with precision the impact of such decisions on the results of operations and financial condition of the combined companies. In particular, reserves established or charges recorded in connection with an acquisition or the integration thereof may be insufficient and the Debtors may be required to establish additional reserves or record additional charges at a later date. There can be no assurance that any expected synergies will be realized or that the results of the combined operations will be improved in a timely manner, if at all. In addition, the process of integrating the acquired company's operations into those of the Debtors could cause the interruption of, or the loss of momentum in, the activities of either or both companies, which could have an adverse effect on the combined operations.

K.       BUSINESS AND COMPETITION

         The metals and industrial services industries are highly competitive and require substantial capital resources. Competition is both national and regional in nature and the level of competition faced by the Debtors in their various lines of business is significant. Technology is constantly changing. There can be no assurance that the Debtors will be able to keep pace with technological changes, that a competitor will not develop superior technology or that a well capitalized competitor will not enter or expand in the areas in which the Debtors compete.

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         The Debtors' primary competitors in the metals industry are other scrap processors in regions where its metals operations are located. The Debtors face competition both on the purchase and sales sides of its business; however, competition is particularly significant on the purchase side for access to scrap. The Metals Services Group competes on the basis of price, processing capability and service. The availability of scrap depends on a number of factors, including the general level of economic activity in the industries serviced by the Metals Services Group, many of which are cyclical in nature, and market prices for scrap. Competition for access to scrap may intensify during periods of scrap scarcity. There can be no assurance that the Debtors will continue to have adequate access to scrap supplies at economic prices.

         The industrial services sector is also highly competitive and fragmented. The Debtors compete with numerous local, regional and national companies of varying sizes and financial resources. Competition for industrial services is based primarily on hourly rates, productivity, safety, innovative approaches and quality of service. The hazardous waste management industry competes with the Debtors' industrial services operations by providing a price competitive disposal alternative to a number of the Debtors' waste management and by-products recovery services. The hazardous waste management industry currently has substantial excess capacity caused by overbuild ing, continuing efforts by hazardous waste generators to reduce volume and to manage their waste on-site, and the uncertain regulatory environment regarding hazardous waste management and remediation requirements. These factors have led to downward pressure on pricing in a number of the markets served by the Debtors' industrial services operations. The Debtors expect these conditions to continue for the foreseeable future.

         Recently, weak market conditions in the metals recycling and industrial services industries have had a negative impact on revenue in these areas. For example, record steel imports have decreased domestic demand and prices for scrap steel. These conditions have had an effect on the entire market. In addition, the Debtors' Industrial Services Group tends to follow seasonal patterns, with higher levels of activity during the period from April through November and lower levels during the adverse weather conditions of winter and early spring. These operations are also affected by the spending decisions of the Debtors' customers, which in turn are influenced by general economic conditions and other factors. As a result of all these factors, the Debtors' financial performance can vary signifi cantly from period to period.

         The Debtors use a number of proprietary processes in their operations and possess a number of United States patents and various foreign counterparts of those patents. The Debtors rely primarily, however, on a combination of trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. The patents may be circumvented or invalidated and afford only limited protection. Despite the Debtors' efforts to protect their proprietary rights, unauthorized parties may attempt to obtain and use information that the Debtors regard as confidential and proprietary, and there can be no assurance that the Debtors' means of protecting their proprietary rights will be adequate. The Debtors are not aware of any material claims that any of their intellectual property infringes on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Debtors, which may be costly.

         The Debtors' growth also is dependent on the continuation of outsourcing and vendor reduction trends within industrial enterprises. As these enterprises focus on their core business, they are increasingly outsourcing non-core, non-revenue generating activities in order to reduce costs. Such activities can generally be performed on a more cost effective basis by specialized industrial service and resource recovery companies which have greater expertise, technology advantages and economies of scale. In addition, industrial enterprises are evidencing a desire to reduce the number of vendors of industrial and resource recovery services by purchasing services only from those suppliers that can provide a "total service" solution, thereby providing further administrative and cost reductions. If the pace of either of these trends slows or reverses, it could have a material adverse effect on the Debtors' financial position and results of operations.

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L.       ENVIRONMENTAL MATTERS

         Environmental Regulations. The Debtors' operations are subject to various comprehensive laws and regulations related to the protection of the environment. Such laws and regulations, among other things, (i) regulate the nature of the industrial by-products and wastes that the Debtors can accept for processing at its treatment, storage and disposal facilities, the nature of the treatment they can provide at such facilities and the location and expansion of such facilities; (ii) impose liability for remediation and clean-up of environmental contamination, both on-site and off-site, resulting from past and present operations at the Debtors' facilities; and (iii) may require financial assurance that funds will be available for the closure and post-closure care of sites, including acquired facilities. In addition, because the Debtors provide their customers with services designed to protect the environ ment by cleaning and removing materials or substances from their customers' equipment or sites that must be properly handled, recycled or removed for ultimate disposal, the Debtors' operations are subject to regulations which impose liability on persons involved in handling, processing, generating or transporting hazardous materials. These requirements may also be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations have become and are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require the Debtors to modify, supplement, replace or curtail their operating methods, facilities or equipment at costs which may be substantial without any corresponding increase in revenues.

         Hazardous substances are present in some of the processing, transfer, storage, disposal and landfill facilities owned or used by the Debtors. Remediation will be required at these sites at substantial cost. For each of these sites, the Debtors, in conjunction with an environmental consultant, have developed or are developing cost estimates that are periodically reviewed and updated, and the Debtors maintain reserves for these matters based on such cost estimates. Estimates of the Debtors' liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions and are inherently difficult. There can be no assurance that the ultimate cost and expense of corrective action will not substantially exceed such reserves and have a material adverse impact on the Debtors' operations or financial condition.

         In the normal course of business, and as a result of the extensive governmental regulation of industrial and environmental services and resource recovery, the Debtors have been the subject of administrative and judicial proceedings by regulators and have been subject to requirements to remediate environmental contamination or to take corrective action. There will be administrative or court proceedings in the future in connection with the Debtors' present and future operations or the operations of acquired businesses. In such proceedings in the past, the Debtors have been subject to monetary fines and certain orders requiring the Debtors to take environmental remedial action. In the future, the Debtors may be subject to monetary fines, penalties, remediation, clean-up or stop orders, injunctions or orders to cease or suspend certain of their practices. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on the operations or financial condition of the Debtors.

         The Debtors' industrial services businesses are subject to extensive governmental regulation, and the complexity of such regulation makes consistent compliance with such laws and regulations extremely difficult. In addition, the demand for certain of the Debtors' services may be adversely affected by the amendment or repeal of federal, state, provincial, or foreign laws and regulations or by changes in the enforcement policies of the regulatory agencies concerning such laws and regulations.

         Public Concerns. There is a high level of public concern over industrial by-products recovery and waste management operations, including the siting and operation of transfer, processing, storage and disposal facilities and the collection, processing or handling of industrial by-products and waste materials, particularly hazardous materials. Zoning, permit and licensing applications and proceedings and regulatory enforcement proceedings are all matters open to public scrutiny and comment. As a result, from time to time, the Debtors have been, and may in the future be, subject to citizen opposition and publicity which may have a negative effect on their operations and delay or


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limit the expansion and development of operating properties and could have a material adverse effect on their operations or financial condition.

         Environmental Insurance Coverage. Consistent with industry trends, the Debtors may not be able to obtain adequate amounts of environmental impairment insurance at a reasonable premium to cover liability to third parties for environmental damages. Accordingly, if the Debtors were to incur liability for environmental damage either not provided for under such coverage or in excess of such coverage, the Debtors' financial position and results of operations could be materially and adversely affected.

         Jurisdictional Restrictions on Waste Transfers. In the past, various states, provinces, counties and municipalities have attempted to restrict the flow of waste across their borders, and various United States and Canadian federal, provincial, state, county and municipal governments may seek to do the same in the future. Any such border closing may result in the Debtors incurring increased third-party disposal costs in connection with alternate disposal arrangements.

         The Debtors are required under certain United States and Canadian laws and regulations to demonstrate financial responsibility for possible bodily injury and property damage to third parties caused by both sudden and non-sudden occurrences. The Debtors are also required to provide financial assurance that funds will be available when needed for closure and post-closure care at certain of its treatment, storage and disposal facilities, the costs of which could be substantial. Such laws and regulations allow the financial assurance requirements to be satisfied by various means, including letters of credit, surety bonds, trust funds, a financial (net worth) test and a guarantee by a parent company. In the United States, a company must pay the closure costs for a waste treatment, storage or disposal facility owned by it upon the closure of the facility and thereafter pay post-closure care costs. There can be no assurance that these costs will not materially exceed the amounts provided pursuant to financial assurance requirements. In addition, if such a facility is closed prior to its originally anticipated time, it is unlikely that sufficient funds will have been accrued over the life of the facility to fund such costs, and the owner of the facility could suffer a material adverse impact as a result. Consequently, it may be difficult to close such facilities to reduce operating costs at times when, as is currently the case in the industrial services industry, excess treatment, storage or disposal capacity exists.

M.       LENDER LOCK-UP AGREEMENT

         The Plan is structured to implement the terms agreed to between the Debtors and the Lenders memorialized in the Lender Lock-Up Agreement. Pursuant to the Lender Lock-Up Agreement the holders of in excess of seventy-six percent (76%) in the amount of Lender Claims and fifty percent (50%) in number of such Lenders have agreed, subject to the terms of the Lender Lock-up Agreement, to vote for the Plan and the Canadian Plan. The Debtors are currently not in compliance with certain terms of the Lender Lock-up Agreement. For example, the Lender Lockup Agreement required the Debtors to have received approval of the Disclosure Statement for the Plan by September 15, 1999. As a result each Lender is able to withdraw its support for the Plan and the Lender Lock-up Agreement may be terminated, upon election, by Lenders holding in aggregate at least fifty-one percent (51%) of the aggregate amount of Claims held by the Lenders party to the Lender Lock-up Agreement. Accordingly, there can be no assurance that the Debtors' Plan will gain the favorable vote of Class 6.

N.       UNIMPAIRED CLAIMS

         The Plan provides that the only claims against the Debtors that are Impaired are the claims set forth in Classes 6, 7, 8 and 9. All other claims against the Debtors are being left Unimpaired under the Plan. The Unimpaired Claims include, but are not limited to, claims relating to environmental liability, certain claims of employees for severance/retirement obligations, contingent liabilities relating to indemnification obligations arising out of the sale and acquisition of businesses or assets, certain indemnification claims of current and former directors and officers assumed pursuant to the Plan, certain litigation claims, certain claims arising out of services rendered and


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goods sold and certain other contingent and unliquidated obligations. To the extent that such claims are required to be reflected on financial statements, the Debtors believe that their financial statements and projected financial statements properly reflect these claims in accordance with generally accepted accounting principles. However, the actual amount of such claims may materially differ from those set forth in the financial statements and projections. Moreover, many Unimpaired Claims are of an off-balance sheet nature and the Debtors' liability as to such claims cannot be and has not been estimated. Further, there are likely to be Unimpaired Claims that exist which the Debtors are not aware of at this time. The Debtors are taking no action in the Chapter 11 Cases to estimate, disallow, liquidate or otherwise cap or quantify any Unimpaired Claims. The liability of the Debtors as to the Unimpaired Claims after their emergence from Chapter 11 will not have been reduced or otherwise affected by the Chapter 11 Cases or the Plan. There can be no assurance that the Debtors' financial position and results of operations after emergence from Chapter 11 pursuant to the Plan could not be materially and adversely affected by the Unimpaired Claims.

O.       UNSECURED CLAIMS

         The Plan divides Unsecured Claims that are not DIP Facility Claims, Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Intercompany Claims of non-Debtors, Secured Lender Claims, Securities Claims, Other Securities Claims or Excluded Indemnification Obligations into Class 3 General Unsecured Claims and Class 7 Impaired Unsecured Claims.

         As set forth on Exhibit B to the Plan and as further described in Appendix H-1 through H-3 hereto, Class 7 Impaired Unsecured Claims consist of those Unsecured Claims not otherwise classified above for which the Debtors, in exercise of their business judgment, do not anticipate a go-forward business relationship between the Reorganized Debtors and the affected creditors. As set forth in more detail in Appendix H-1, these Claims include certain Unsecured Claims arising from litigation, past employment and severance obligations, Old Debenture Claims, rejected or expired lease and contract obligations and Impaired Trade Claims and other trade obligations relating to discontinued operations or severed business relationships. Excluded from Exhibit B are Canadian Impaired Unsecured Claims. As set forth in Exhibit C to the Plan and as further described in Appendix H-4, in order to comply with the ruling by Justice Blair in the Canadian Bankruptcy Court, Canadian Impaired Unsecured Claims consist of those Impaired Unsecured Claims (a) of Canadian residents against Canadian Debtors that have not also been asserted against a United States Debtor and (b) of United States residents against Canadian Debtors other than PSC that have not also been asserted against a United States Debtor. In accordance with terms proposed by the Official Committee, timely Claims filed in the wrong jurisdiction (Canada or the United States) will be deemed to have been filed in the correct jurisdiction without prejudice to the claimant. The remaining Unsecured Claims are classified as Class 3 General Unsecured Claims and are Unimpaired under the Plan.

P.       CLAIMS ESTIMATES

         There can be no assurance that the estimated Claim amounts set forth herein for Class 7 are correct, and the actual Allowed amount of Claims in Class 7 may differ from the estimates. Estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims in Class 7 may vary from those estimated herein, and the pro rata distribution of New Unsecured PIK Notes, New Common Shares and New Unsecured Convertible Notes to holders of Impaired Unsecured Claims is subject to such variation. In addition, the distributions to holders of Allowed Class 7 Claims is dependent upon the aggregate amount of the Canadian Impaired Unsecured Claims. The amount of such Claims will ultimately be determined by the Bankruptcy Court, Canadian Bankruptcy Court or by estimation. There can be no assurance that the estimated amount of the Canadian Impaired Unsecured Claims is correct, and the actual amount of such claims ultimately allowed or estimated may differ from the estimates. The estimated amounts are subject to risks, uncertainties and assumptions, which if the risks or uncertainties materialize, or underlying assumptions prove incorrect, the actual amount of Canadian Impaired Unsecured Claims may vary from the estimates.

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         Pursuant to a July 1, 1999 order of the Bankruptcy Court, August 13,
1999 was established as the deadline for filing Proofs of Claim in the Chapter 11 Cases (the "Bar Date"), Proofs of Claim were distributed to holders of Impaired Unsecured Claims on or before July 6, 1999. As set forth in more detail in Appendix H-1, as of September 9, 1999, $93 million of the Proofs of Claim relating to Impaired Unsecured Claims scheduled on Exhibit B to the Plan have been filed. Combined with the scheduled holders of Impaired Unsecured Claims summarized in Appendix H-2 who failed to file a Proof of Claim by the Bar Date and the holders of Impaired Unsecured Claims added to Exhibit B after July 22, 1999 (the date of the first amendment to Exhibit B) summarized in Appendix H-3, the Debtors estimate that Class 7 presently consists of approximately $100.7 million in Impaired Unsecured Claims. In addition, as set forth in Appendix H-4, the Debtors presently estimate that the Canadian Impaired Unsecured Claims set forth in Exhibit C to the Plan do not exceed $54.5 million. The Debtors are in the process of evaluating, formulating objections to and resolving the Claims relating to Class 7, which process will continue after the Confirmation Date.

         The amount of Class 7 Claims may also be impacted significantly if claims otherwise classified as Class 8B or 8C are subsequently determined not to be subject to subordination under section 510(b) or 510(c) or disallowance pursuant to 502(e)(1)(b) and are included in Class 7. Moreover, if claims such as those alleged by Deloitte & Touche, currently asserted in the Canadian proceedings, are asserted in the United States proceedings and the Bankruptcy Court determines such claims are not subject to subordination or disallowance, the distributions to holders of Class 7 Claims could be substantially reduced. Additionally, in the event a settlement is reached with Deloitte & Touche, there can be no assurance that any such settlement will not further dilute recoveries to holders of Class 7 Claims by the inclusion of any such settlement amount in Class 7; no settlement that results in a Claim in Class 7 that would participate in the distributions to holders of Allowed Claims shall be reached without the consent of the Creditors' Committee.

Q.       AFFILIATE STATUS

         To the extent that Persons deemed to be "underwriters" receive New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes or New Unsecured Convertible Notes issued pursuant to the Plan, such Persons do not receive the exemption from the securities laws under section 1145 of the Bankruptcy Code. Whether or not any particular person would be deemed to be an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" with respect to any security to be issued pursuant to the Plan. Given the complex, subjective nature of the question of whether a particular person may be an underwriter, the Debtors make no representations concerning the right of any person to trade in the New Securities to be transferred pursuant to the Plan. The Debtors recommend that holders of Claims receiving New Securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

         Persons that are "affiliates" of the Reorganized Debtor but are not otherwise "underwriters" within the meaning of section 1145(b) of the Bankruptcy Code, may be able to sell the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes without registration, pursuant to the exemption from registration provided by Rule 144 under the Securities Act. Rule 144 permits "affiliates" of the issuer to sell, within any three-month period, the greater of one percent (1%) of the shares or other units of the class outstanding, or the average weekly trading volume in such securities on all national securities exchanges or automated quotation systems, during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

R.       RELIANCE ON KEY PERSONNEL

         One of the Debtors' primary assets is their highly skilled personnel, who have the ability to leave the Debtors and so deprive them of the skill and knowledge essential for performance of new and existing contracts.

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The Debtors operate a service business which is highly dependent on their customers' belief that the Debtors will perform tasks of the highest standards over an extended period of time. Continued deterioration of the Debtors' business, or loss of a significant number of key personnel, will have a material adverse effect on the Debtors and may threaten their ability to survive as going concerns.

         The Debtors' successful transition through the restructuring process is dependent in part on their ability to retain and motivate their officers and key employees. The Debtors' current financial difficulties have had a detrimental effect on their ability to attract and retain key officers and employees. There can be no assurance that the Debtors will be able to retain or employ qualified management and technical personnel. While the Debtors have entered into employment agreements with certain members of their senior management, should any of these persons be unable or unwilling to continue their employment with the Debtors, the business prospects of the Debtors could be materially and adversely affected.

S.       YEAR 2000 ISSUE

         The Year 2000 issue affects computer systems that have time sensitive programs that may not properly recognize the year 2000. The Debtors are actively engaged, but have not yet completed, reviewing, correcting and testing all of the Year 2000 compliance issues. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially or adversely affect the Debtors' results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, the Debtors are unable to determine at this time whether the consequences of the Year 2000 failures will have a material adverse affect on the results of operations, liquidity and financial condition of the Debtors.


                                  ARTICLE VIII.

       NEW DEBT AND SECURITIES TO BE ISSUED AND TRANSFERRED UNDER THE PLAN

         The following discussion summarizes the material provisions of the New Common Shares, New Senior Secured Term Debt, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Reorganized Debtors, the form of the Amended and Restated Term Credit Agreement, the form of New Unsecured PIK Notes Indenture, the form of the New Unsecured Convertible Notes Indenture and the Shareholder Rights Plan, to be appended in the Plan Supplement.

A.       NEW COMMON SHARES/PSC COMMON SHARES/REORGANIZED PSI COMMON SHARES

         1.         If the Canadian Reorganization Plan is Implemented

                    The New Common Shares will be issued to the various classes under the Plan according to the terms described above. The effects of the Reverse Stock Split on the New Common Shares and the resulting PSC Common Shares are also described above. Following the continuance of Reorganized PSC in New Brunswick, the rights of holders of the PSC Common Shares will be governed by the laws of the Province of New Brunswick, as well as by the Reorganized Debtor Articles of Incorporation and the Reorganized Debtor Bylaws. Under the Reorganized Debtor Articles of Incorporation, the holders of PSC Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. The PSC Common Shares will not have cumulative voting rights. As a result, the holders of more than fifty percent (50%) of PSC Common Shares will be able to elect one hundred percent (100%) of the directors to be elected if they choose to do so. In such event, the holders of the remaining PSC Common Shares will not be able to elect any directors. Holders of PSC Common Shares will be entitled to participate equally in such dividends as may be

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declared by the board of directors out of funds legally available therefor.
However, it is not anticipated that dividends will be paid on the PSC Common Shares in the foreseeable future. In the event of a liquidation, dissolution or winding up of the Reorganized Debtor, holders of PSC Common Shares will be entitled to participate equally in all assets remaining after payment of liabilities and the liquidation preference of any preferred shares of the Reorganized Debtor. Holders of PSC Common Shares will have no preemptive rights. Holders of PSC Common Shares will have no rights to convert their PSC Common Shares into any other securities and will have no redemption provisions or sinking fund provisions with respect to such shares. The registrar and transfer agent for the PSC Common Shares will be selected prior to the Effective Date.

         2.         If the Alternate Canadian Transactions are Implemented

                    In the event the Alternate Canadian Transactions are implemented, Reorganized PSI will issue up to 24,000,000 shares of Reorganized PSI Common Shares pro rata to the various classes according to the terms set forth in Article II.C.1 and II.E above. The rights of the holders of Reorganized PSI Common Shares will be governed by the laws of the State of Delaware as well as the Reorganized Debtor Certificate of Incorporation and Reorganized Debtor Bylaws. Under the Reorganized Debtor Certificate of Incorporation, the holders of PSI Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of Directors. The Reorganized PSI Common Shares will not have cumulative voting rights. As a result, the holders of more than fifty percent (50%) of Reorganized PSI Common Shares will be able to elect one hundred percent (100%) of the Directors to be elected if they choose to do so. In such event, the remaining Reorganized PSI Shareholders will not be able to elect any directors. Holders of Reorganized PSI Common Shares will be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, it is not anticipated that dividends will be paid on the Reorganized PSI Common Shares in the foreseeable future. In the event of a dissolution or winding up of Reorganized PSI, holders of Reorganized PSI Common Shares will be entitled to participate equally in all assets remaining after payment of liabilities and the liquidation preference of any preferred shares of Reorganized PSI. Holders of Reorganized PSI Common Shares will have no rights to convert their Reorganized PSI Common Shares into any other securities and will have no redemption provisions or sinking fund provisions with respect to such shares. The registrar and transfer agent for the Reorganized PSI Common Shares will be selected prior to the Effective Date.

B.       NEW SENIOR SECURED TERM DEBT

         The New Senior Secured Term Debt of Reorganized PSI will be governed by the terms of the Amended and Restated Term Credit Agreement and will be in the aggregate principal amount of $250 million minus an amount equal to the Net Asset Sale Proceeds Pool (the amount the Lenders receive from the proceeds in partial satisfaction of their Secured Lender Claims). Reorganized PSI shall have the right to prepay the New Senior Secured Debt subject to a prepayment premium. Interest on the New Senior Secured Term Debt will be nine percent (9%) per annum payable quarterly in arrears on the first business day of each financial quarter, provided that during the first 12 months subsequent to the Effective Date of the Plan, Reorganized PSI shall pay interest on the New Senior Secured Term Debt to the extent of the lesser of nine percent (9%) per annum and $20,000,000, and accrue the balance thereof subject to the mandatory prepayment obligations in effect for the New Senior Secured Term Debt. In addition, the New Senior Secured Term Debt, as well as the New Secured PIK Debt, will be secured by guaranties and charges over substantially all of the assets of the Reorganized Debtors, ranking in priority to all claims other than the Exit Facility, and existing Liens, ranking in priority to the Liens of the Lenders under the Pre-Petition Credit Agreement, as may be applicable to particular assets. The New Senior Secured Term Debt will mature five (5) years from the Effective Date of the Plan and shall be governed by the terms of the Amended and Restated Term Credit Agreement.

         The covenants for the New Senior Secured Term Debt will be substantially similar to those in the Pre-Petition Credit Agreement and the financial covenants shall be set forth in the Plan Supplement.

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C.       NEW SECURED PIK DEBT

         The New Secured PIK Debt will be issued to holders of Class 6 Secured Lender Claims. The New Secured PIK Debt will be issued by Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) under the Amended and Restated Term Credit Agreement between Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) and Reorganized PSI (if the Canadian Reorganization Plan is sanctioned) and holders of Secured Lender Claims.

         The New Secured PIK Debt will mature five years after the Effective Date. The New Secured PIK Debt will have a rate of interest of ten percent (10%) per annum. Subject to the terms of mandatory prepayments described in the second succeeding sentence, interest will compound quarterly in arrears and will be payable at maturity. The mandatory prepayments require that proceeds from an annual cash sweep for the first two years and a cumulative quarterly cash sweep thereafter will be applied in the following manner: (i) first, to pay any interest accrued during the first twelve months subsequent to the Effective Date with respect to New Senior Secured Term Debt, together with accrued interest on any such deferred interest at the rate of nine percent (9%) per annum; (ii) second, to pay accrued but unpaid interest with respect to the New Secured PIK Debt and (iii) third, to repay New Senior Secured Term Debt. Such mandatory prepayments from "Cash Flow Available for Debt Service" or "Net Asset Sale Proceeds" (each as defined in the Restructuring Term Sheet) shall not cause the incurrence of additional prepayment penalties or fees.

         The New Secured PIK Debt will be convertible until maturity at the option of the holders into twenty-five percent (25%) of the PSC Common Shares (if the Canadian Reorganization Plan is sanctioned) or the Reorganized PSI Common Shares (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived), in the aggregate, on a fully-diluted basis as of the Effective Date. The New Secured PIK Debt will contain anti-Dilution provisions applicable in a public offering of convertible debt, including giving effect to the issuance of any PSC Common Shares or Reorganized PSI Common Shares, as the case may be, under the Shareholder Rights Plan. Interest on New Secured PIK Debt will not be convertible.

         The New Secured PIK Debt will be redeemable in the following circumstances: If (a) an offer is made to holders of PSC Common Shares or Reorganized PSI Common Shares, as the case may be, to acquire all of the shares, or, in the case of an offer by an existing beneficial owner or owners of such shares, to acquire all of such shares not already owned by such owner(s) together with persons acting in concert (the shares already owned being the "Offeror's Existing Holdings"), (b) under the offer the Offeror acquires (1) PSC Common Shares or Reorga nized PSI Common Shares, as the case may be, which together with the Offeror's Existing Holdings amount to sixty-seven percent (67%) or more of the PSC Common Shares or Reorganized PSI Common Shares, as the case may be, or (2) a majority of the PSC Common Shares or Reorganized PSI Common Shares, as the case may be, other than the Offeror's Existing Holdings, whichever is greater, and (c) the person or persons making the offer (the "Offeror") notifies the Reorganized Debtors that it requires the Reorganized Debtors to exercise such redemption right, then, subject to the following sentence, the Reorganized Debtors will have the right to redeem the New Secured PIK Debt for a price (the "Redemption Price") equal to 115% of the face amount of such notes plus all accrued interest on the New Secured PIK Debt. If the Offeror has notified the Reorganized Debtors that it requires the Reorganized Debtors to exercise the redemption right and the amount the holders of the New Secured PIK Debt would have received by converting the convertible New Secured PIK Debt to PSC Common Shares or Reorganized PSI Common Shares, as the case may be, and tendering them to the Offeror under its offer (the "Tender Price") would be greater than the Redemption Price of such Notes, any New Secured PIK Note which has not been converted by the close of business on the day prior to the redemption dates set out in the redemption notice issued by the Reorganized Debtors will be deemed to have been converted and tendered to the Offeror's offer, and the holders of the convertible New Secured PIK Debt will be entitled to receive the Tender Price.

         The New Secured PIK Debt may not be redeemed prior to the end of the first full year after the Effective Date except as provided above. Commencing in the second year after the Effective Date, PSC may redeem the New Secured PIK Debt upon payment of the following percentage of the face amount of the New Secured PIK Debt during the periods following the Effective Date indicated below, plus all accrued interest on the New Secured PIK Debt:


Year 1          Not redeemable
Year 2          125%
Year 3          125%
Year 4          116 2/3 %
Year 5          108 1/3%
Maturity        100%

         The New Secured PIK Debt will be secured by guaranties and charges over substantially all of the assets of the Reorganized Debtors and their affiliates and will rank pari passu with the New Senior Secured Term Debt, ranking in priority to all claims other than the exit/working capital financing, and existing senior liens ranking in priority to the Liens of the Lenders under the Pre-Petition Credit Agreement, as may be applicable to particular assets.

         Covenants

         The covenants of the New Secured PIK Debt will be stated in the Amended and Restated Credit Agreement. So long as the Amended and Restated Credit Agreement is in effect, there are restrictions on the creation, incurrence or existence of debt; the creation, incurrence or existence of liens; the disposition of property; transactions with affiliates; acquisitions; capital expenditures; and the treatment of the New Unsecured PIK Notes. Additionally, the financial covenants governing the New Senior Secured Term Debt and described above also apply to the New Secured PIK Debt.

D.       NEW UNSECURED PIK NOTES

         The New Unsecured PIK Notes will be issued by Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) to holders of Allowed Class 7 Claims, holders of Canadian Impaired Unsecured Claims, and, if Class 7 votes to reject the Plan, to holders of Allowed Class 6 Claims, provided, however, that if Class 7 votes to reject the Plan and the Alternate Canadian Transactions are implemented, no New Unsecured PIK Notes will be issued. If the Canadian Reorganization Plan is sanctioned, then the amount of the New Unsecured PIK Notes to be distributed under the U.S. Plan will be between $48 million and $60 million, depending upon the Class 7 Election, minus the amount of the New Unsecured PIK Notes to be allocated under the Canadian Reorganization Plan. If the Alternate Canadian Transactions are implemented, then the amount of New Unsecured PIK Notes to be distributed under the U.S. Plan will be between $48 million and $60 million, depending upon the Class 7 Election. The New Unsecured PIK Notes will be issued under the New Unsecured PIK Notes Indenture between Reorganized PSC or Reorganized PSI, as the case may be, and a trustee to be selected by the Reorganized Debtors. The New Unsecured PIK Notes Indenture shall be substantially in the form included in the Plan Supplement. The New Unsecured PIK Notes Indenture shall meet the requirements of the Trust Indenture Act of 1939, as amended.

         The New Unsecured PIK Notes will mature ten (10) years from the Effective Date. The New Unsecured PIK Notes will have a rate of interest at six percent (6%) per annum. Interest will accrue and be paid in arrears by the issuance of additional New Unsecured PIK Notes, provided that, if the New Secured PIK Debt is not in default, cash interest will be payable semi-annually on the New Unsecured PIK Notes following repayment in full of the New Secured PIK Debt. All interest shall be based on a 360-day year and actual days elapsed. Commencing five (5) years from the Effective Date, provided the New Senior Secured Term Debt is not in default, the New Unsecured PIK Notes will be amortized in equal installments at the end of years six (6) to ten (10). The New Unsecured PIK Notes will be unsecured obligations of Reorganized PSC or Reorganized PSI, as the case may be, and shall be pari passu with the New Unsecured Convertible Notes. The New Unsecured PIK Notes will be fully subordinated to all debt governed by a bank credit facility (including the Exit Facility and the New Senior Debt) and any extensions, renewals or refinancings of any such debt. The New Unsecured PIK Notes will be redeemable at the option of the Reorganized Debtors, at any time at the principal amount outstanding plus accrued interest. Upon a change of control in the Reorganized Debtors (as will be defined in the Indenture) each holder of the New Unsecured PIK Notes will be entitled to put that holder's New Unsecured PIK Note to the Reorganized Debtors at a discount rate of sixteen percent (16%).

         In the event the New Unsecured PIK Notes are not paid when due, the holders thereof will be entitled to exercise their rights and remedies pursuant to the New Unsecured PIK Notes Indenture and applicable law.

E.       NEW UNSECURED CONVERTIBLE NOTES

         The New Unsecured Convertible Notes will be issued by Reorganized PSC (if the Canadian Reorganiza tion Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) in an aggregate face amount not to exceed $18 million. The terms of the New Unsecured Convertible Notes will be governed by the New Unsecured Convertible Notes Indenture. The New Unsecured Convertible Notes Indenture shall meet the requirements of the Trust Indenture Act of 1939 as amended. The New Unsecured Convertible Notes will be unsecured obligations of Reorganized PSC or Reorganized PSI, as the case may be, and shall be pari passu with the New Unsecured PIK Notes.

         The New Unsecured Convertible Notes shall have an interest rate of three percent (3%) per annum, payable semi-annually, commencing on the third anniversary of the Effective Date, mature on the 20th anniversary of the Effective Date and are convertible into PSC Common Shares (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI Common Shares (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) at a price of $30 per share (every $30 of face amount of New Unsecured Convertible Notes is convertible into one share of PSC Common Shares or Reorganized PSI Common Shares, as the case may be).

         The Reorganized Debtors will use their reasonable best efforts to list the New Unsecured Convertible Notes on the same stock exchange market as the PSC Common Shares or Reorganized PSI Common Shares, as the case may be, are listed. The holders of the New Unsecured Convertible Notes shall have the right upon a "Change of Control" to choose to put the New Unsecured Convertible Notes to Reorganized PSC or Reorganized PSI, as the case may be, in exchange for the amounts specified in the schedule below or to accept new convertible notes issued by the acquiring entity with terms economically comparable to the New Unsecured Convertible Notes prior to the Change of Control. "Change of Control" shall mean an acquisition by a person or persons acting in concert of ownership of more than fifty percent (50%) of the common shares of Reorganized PSC or Reorganized PSI, as the case may be, excluding changes in ownership resulting from transactions by parties owning greater than ten percent (10%) of the common shares of Reorganized PSC or Reorganized PSI, as the case may be, as of the Effective Date. Upon a change of control through an acquisition by a person or persons acting in concert of ownership of more than fifty percent (50%) of the common shares of Reorganized PSC or Reorganized PSI, as the case may be, with no exclusion for parties owning greater than ten percent (10%) of the common shares of Reorganized Debtors on the Effective Date of the Plan, the Reorganized Debtors may redeem the New Unsecured Convertible notes at the principal amount outstanding plus accrued and unpaid interest.

         If Class 7 votes to reject the Plan, no New Unsecured Convertible Notes will be issued. Moreover, if no Qualifying Class 7 Creditors choose New Unsecured Convertible Notes in the Class 7 Election, no New Unsecured Convertible Notes will be issued.

         The following is a schedule of the amounts at which the holders of the convertible notes will be entitled to demand redemption upon a change of control:


                           Timeframe                                   Calculation and Amount
                           ---------                                   ----------------------
Anytime from issuance to 1st Anniversary              18,000 (1.06)[minus power of 5] (1.03)[minus power of 5]=$11,602,646
1st Anniversary to 2nd Anniversary                    18,000 (1.06)[minus power of 4] (1.03)[minus power of 5]=$12,298,805
2nd Anniversary to 3rd Anniversary                    18,000 (1.06)[minus power of 3] (1.03)[minus power of 5]=$13,036,733
3rd Anniversary to 4th Anniversary                    18,000 (1.06)[minus power of 2] (1.03)[minus power of 5]=$13,818,937
4th Anniversary to 5th Anniversary                    18,000 (1.06)[minus power of 1] (1.03)[minus power of 5]=$14,648,074
5th Anniversary to 6th Anniversary                    18,000 (1.03)[minus power of 5]=$15,526,958
6th Anniversary to 7th Anniversary                    18,000 (1.03)[minus power of 4]=$15,992,767
7th Anniversary to 8th Anniversary                    18,000 (1.03)[minus power of 3]=$16,472,550
8th Anniversary to 9th Anniversary                    18,000 (1.03)[minus power of 2]=$16,966,726
9th Anniversary to 10th Anniversary                   18,000 (1.03)[minus power of 1]=$17,475,728
after 10th Anniversary (i.e. post the 10th year)      $18,000,000

Plus in each event accrued but unpaid interest at the time of redemption


                                   ARTICLE IX.

               APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

         No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer of the New Common Shares1, the New Secured PIK Debt, the New Unsecured PIK Notes or the New Unsecured Convertible Notes pursuant to this solicitation, issuance or subsequent transfer of such securities under the Plan. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code and state securities laws exempt from federal and state securities registration requirements (i) the offer and the sale of such securities pursuant to the Plan; and (ii) subsequent transfers of such securities.

A. OFFER AND SALE OF NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES PURSUANT TO THE PLAN: BANKRUPTCY CODE EXEMPTION FROM REGISTRATION REQUIREMENTS

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under both the Securities Act and state securities laws, if three principal requirements are satisfied: (i) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtors believe that the offer and sale of the

--------
1 The discussion in Articles IX-X as to "New Common Shares" is equally applicable to "PSC Common Shares" and "Reorganized PSI Common Shares."

New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

B. SUBSEQUENT TRANSFERS OF NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES

         1.         Federal Securities Laws: Section 1145(c) of the Bankruptcy
                    Code

                    Section 1145(c) of the Bankruptcy Code deems any offer or sale of securities of the kind and in the manner specified in section 1145(a)(1) of the Bankruptcy Code to have been a public offering. Accordingly, the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes generally will be freely transferable by holders of Impaired Claims and Interests under the Securities Act unless the Holder is deemed, by section 1145(b) of the Bankruptcy Code, to be an "underwriter" for purposes of section 2(11) of the Securities Act with respect to such securities. Section 1145(b) of the Bankruptcy Code deems any entity to be an "underwriter" under section 2(11) of the Securities Act, if such entity:

                    (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest;

                    (b) offers to sell securities offered or sold under a plan the holders of such securities;

                    (c) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (A) with view to distribution of such securities; and (B) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

                    (d) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

                    Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

                    To the extent that holders of Impaired Claims or Interests who receive New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes or other securities pursuant to the Plan are deemed to be "underwriters," such securities may not be resold by such persons unless such securities are registered under the Securities Act or an exemption from such registration requirements is available. However, it is anticipated that holders of a portion of the New Common Shares will be entitled to demand that the Reorga nized Debtor register the resale of such shares under the Securities Act and that such holders of New Common Shares will be permitted to obtain registration of the sale of their New Common Shares in certain circumstances in connection with certain registered offerings of New Common Shares by Reorganized PSC. (See Article IX.C hereof - "Registration Rights Agreement").

                    Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, and/or New Unsecured Convertible Notes under the Plan would be an "underwriter" with respect to the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, and/or New Unsecured Convertible Notes.

                    GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CON VERTIBLE NOTES. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES AND NEW UNSECURED CONVERTIBLE NOTES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE NEW COMMON SHARES, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES, AND NEW UNSECURED CONVERTIBLE NOTES WITHOUT COMPLIANCE WITH THE SECURITIES ACT OR THE EXCHANGE ACT.

                    Persons that are "affiliates" of the Reorganized Debtors but are not otherwise "underwriters" within the meaning of section 1145(b) of the Bankruptcy Code, may be able to sell the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes without registration, pursuant to the exemption from registration provided by Rule 144 under the Securities Act. Rule 144 permits "affiliates" of the issuer to publicly sell, within any three-month period, the greater of one percent (1%) of the shares or other units of the class outstanding, or the average weekly trading volume in such securities on all national securities exchanges or automated quotation systems, during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

         2. Subsequent Transfers of New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes Under State Securities Laws

                    If the New Common Shares are listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes, and New Unsecured Convertible Notes will be generally freely tradeable under state securities laws. If the New Common Shares are not listed on any of the above exchanges or the Nasdaq National Market, the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. A majority of states provide an exemption from registration for secondary market transactions under the so-called "manual exemption" if financial and other information about an issuer is published in certain manuals published by Moody's Investor Service, Inc. or Standard & Poor's. If the New Common Shares are not listed on one of the above exchanges or the Nasdaq National Market, the Reorganized Debtors intend to provide the necessary information in order to be able to take advantage of such manual exemptions.

C.       REGISTRATION RIGHTS AGREEMENT

         On or before the Effective Date, Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) will enter into a "Registration Rights Agreement" with certain holders of Allowed Lender Claims (the "Relevant Holders") with respect to rights of registration as to the New Common Shares or the Reorganized PSI Common Shares, as the case may be. The execution and delivery of such agreement is a condition precedent to the Effective Date.

         Under the Registration Rights Agreement, each Relevant Holder will have the right to require on one occasion the relevant Reorganized Debtor to file a registration statement in the United States and/or a prospectus with the applicable Canadian securities authorities with respect to an offering of such Relevant Holder's shares of New Common Stock or the Reorganized PSI Common Shares, as the case may be. Such right is subject to a number of exceptions and limitations, including with regard to the number of shares to be registered and with regard to the aggregate number of registration statements the relevant Reorganized Debtor must file. In addition, Relevant

Holders will have the right to participate, subject to certain limitations, in registrations of offerings of New Common Stock or the Reorganized PSI Common Shares, as the case may be, demanded by other Relevant Holders or in certain public or private sales by Reorganized PSC or Reorganized PSI, as the case may be, of its common stock. The Registration Rights Agreement will contain customary representations and warranties of Reorganized PSC or Reorganized PSI, as the case may be, and the Relevant Holders, and will also provide for mutual indemnification of the parties.

D.       CANADIAN SECURITIES LAWS

         If the Canadian Reorganization Plan is sanctioned, the issuance by PSC of the New Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes will be subject to the Securities Act (Ontario) and to the applicable securities laws of such other provinces of Canada in which persons entitled to receive such securities reside. The issuance and subsequent transfer of such securities will be made pursuant to an exemption from applicable dealer registration and prospectus requirements of applicable Canadian securities laws or pursuant to discretionary orders and/or rulings from applicable Canadian provincial securities regulatory authorities. Based on relief granted in connection with similar CCAA restructurings in the past to other public companies, PSC believes that such discretionary relief is obtainable.

         If at the time of any subsequent transfer in Canada of New Common Shares, New Secured PIK Debt, New Unsecured PIK Debt or New Unsecured Convertible Notes, the seller holds a sufficient number of any securities of PSC to affect materially its control, a prospectus will be required to be delivered to the purchaser(s). For these purposes, the holding by any person or combination of persons of more than twenty percent (20%) of the voting securities of a company is deemed to affect materially the control of the company. The Shareholder Rights Plan contains additional provisions which would apply in the case of such a transfer.

         If the Alternate Canadian Transactions are implemented, the issuance by Reorganized PSI of the Reorganized PSI Common Shares, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes will be subject to the applicable securities law of the provinces of Canada in which persons entitled to receive such securities reside. The issuance of such securities will be made pursuant to an exemption from dealer registration and prospectus requirements of applicable Canadian provincial securities laws or pursuant to discretionary orders and/or rulings from applicable Canadian provincial securities regulatory authorities. Reorganized PSI will apply, as necessary, to applicable Canadian securities regulatory authorities for discretionary orders and/or rulings to exempt the subsequent transfer of securities issued by Reorganized PSI pursuant to the Plan from dealer registration and prospectus requirements.


                                   ARTICLE X.

                       INCOME TAX CONSEQUENCES OF THE PLAN

                    THE DISCUSSION BELOW, WHICH WAS PREPARED BY THE DEBTORS AFTER CONSULTATION WITH THEIR U.S. COUNSEL, SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, IS A GENERAL SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CANA DIAN REORGANIZATION PLAN TO THE DEBTORS AND THEIR CREDITORS HOLDING ALLOWED CLASS 6 CLAIMS AND ALLOWED CLASS 7 CLAIMS WHO ARE SUBJECT TO U.S. FEDERAL INCOME TAXATION ON A NET BASIS.

                    DUE TO THE UNSETTLED AND COMPLEX NATURE OF SOME OF THE TAX ISSUES, AS WELL AS THE POSSIBILITY THAT DEVELOPMENTS SUBSEQUENT TO THE DATE HEREOF COULD AFFECT THE TAX CONSEQUENCES OF THE CANADIAN REORGANIZATION PLAN, THE FOLLOWING DISCUSSION SHOULD NOT BE REGARDED AS DEFINITIVE OR AS COVERING ALL POSSIBLE TAX

CONSEQUENCES. ADDITIONALLY, THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR CREDITOR IN LIGHT OF ITS SPECIFIC INVESTMENT CIRCUMSTANCES OR TO CERTAIN CREDITORS SUBJECT TO SPECIAL TREATMENT UNDER THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING BUT NOT LIMITED TO, FOREIGN CORPORATIONS AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FINANCIAL INSTITUTIONS, BANKS, LIFE INSURANCE COMPANIES, AND TAX-EXEMPT ORGANIZATIONS) AND DOES NOT DISCUSS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. FURTHER, THE DISCUSSION WITH RESPECT TO CREDITORS OF THE DEBTORS IS LIMITED TO PERSONS WHO HOLD DEBT CLAIMS OF THE DEBTORS AS "CAPITAL ASSETS" AND WHO WILL HOLD THE NEW SENIOR SECURED TERM DEBT, NEW SECURED PIK DEBT, NEW UNSECURED PIK NOTES, NEW UNSECURED CONVERTIBLE NOTES AND NEW COMMON SHARES AS "CAPITAL ASSETS" (GENERALLY, PROPERTY HELD FOR INVESTMENT) WITHIN THE MEANING OF SECTION 1221 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"). FOR THE FOREGOING REASONS, HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE CANADIAN REORGANIZATION PLAN. IN PARTICULAR, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING ANY CANADIAN INCOME AND WITHHOLDING TAX CONSEQUENCES TO THEM RESULTING FROM THE CANADIAN REORGANIZA TION PLAN, THE EXCHANGE CONTEMPLATED BY THE CANADIAN REORGANIZATION PLAN, AND HOLDING ANY OF THE INSTRUMENTS CONTEMPLATED BY THE CANADIAN REORGANIZATION PLAN. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE CANADIAN REORGANIZATION PLAN AS TO ANY HOLDER OF CLAIMS, NOR ARE THE DEBTORS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

                    THIS SUMMARY IS BASED UPON THE LAWS, REGULATIONS, RULINGS AND DECISIONS IN EFFECT ON THE DATE HEREOF AND UPON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION OR JUDICIAL DECISION. MOREOVER, DUE TO A LACK OF DEFINITIVE JUDICIAL OR ADMINISTRATIVE AUTHORITY AND INTERPRETATION, SUBSTANTIAL UNCERTAIN TIES EXIST WITH RESPECT TO VARIOUS TAX CONSEQUENCES OF THE CANADIAN REORGANIZA TION PLAN AS DISCUSSED HEREIN. NO RULINGS HAVE BEEN OR ARE EXPECTED TO BE RE QUESTED FROM THE U.S. INTERNAL REVENUE SERVICE (THE "SERVICE") CONCERNING ANY OF THE TAX MATTERS DESCRIBED HEREIN AND THERE CAN BE NO ASSURANCE THAT THE SERVICE WILL NOT CHALLENGE THE POSITIONS TAKEN BY THE DEBTORS OR THEIR AFFILIATES WITH RESPECT TO ANY OF THE ISSUES ADDRESSED HEREIN OR THAT A COURT WOULD NOT SUSTAIN SUCH A CHALLENGE.

                    THIS SUMMARY DOES NOT REVIEW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF, OR ANY OTHER CONSIDERATIONS RELATING TO, THE ALTERNATE CANADIAN TRANSACTIONS. AS THESE MAY BE DIFFERENT IN MATERIAL RESPECTS FROM THOSE OF THE CANADIAN REORGANIZATION PLAN WHICH ARE DESCRIBED BELOW, CREDITORS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE ALTERNATE CANADIAN TRANSACTIONS.

A.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS


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         1.         Discharge of Indebtedness

                    Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have resulted in a tax deduction. Section 108 of the Tax Code provides, however, that when the discharge of indebtedness occurs in a case under the Bankruptcy Code, gross income does not include any amount that otherwise would be included in gross income by reason of the discharge of indebtedness. Instead, the discharged indebtedness in a bankruptcy case will generally be applied to reduce certain tax attributes of the taxpayer, including net operating losses ("NOLs"), investment tax credit carryforwards ("ITCs") and tax basis in property. (NOLs, ITCs and tax basis in property of PSI, the common parent of the Debtors' U.S. consolidated group for U.S. federal income tax purposes, and of Allwaste and other U.S. Debtors liable on Claims (the "U.S. Debtors") are referred to collectively as "Tax Attributes".)

                    Satisfaction of Allowed Class 6 Claims, Allowed Class 7 Claims and cancellation of other indebtedness pursuant to the Canadian Reorganization Plan will result in a discharge of indebtedness and a corresponding reduction in the respective U.S. Debtor's Tax Attributes in an amount equal to the difference between the consideration transferred in satisfaction of the discharged Claims and the amount of the discharged indebted ness. For these purposes, the amount of consideration transferred will be the sum of (i) any cash (including any cash from the Net Asset Sale Proceeds Pool),
(ii) the "issue price" of any new debt instruments exchanged for Claims, and
(iii) the fair market value of any New Common Shares exchanged for Claims. Based on its intended reporting positions, PSI expects the amount of discharged indebtedness under the Canadian Reorganization Plan to result in a significant reduction in the U.S. Debtors' Tax Attributes, including the elimination of PSI's NOLs.

         2. Deductions of Accrued Interest and Original Issue Discount by PSI and Affiliates

                    To the extent a portion of the consideration issued to Creditors pursuant to the Canadian Reorganization Plan is attributable to accrued and unpaid interest on their Claims, the relevant U.S. Debtor satisfying such Claim would be entitled to interest deductions in the amount of such accrued interest, assuming it has not already deducted such amounts. Under present law, the amount of consideration which is treated as paid in respect of accrued interest is unclear where Creditors are receiving less than the full principal amount of their Claims; however, the Debtor intends to treat the full amount of the consideration transferred to Creditors pursuant to the Canadian Reorganization Plan as paid in respect of the principal amount of such Creditors' Claims and to take the position that no amount of the consideration to be received by Creditors pursuant to the Canadian Reorganiza tion Plan is attributable to accrued and unpaid interest on such Creditors' Claims.

B. U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLASS 6 AND ALLOWED CLASS 7 CLAIMS

         1.         Allowed Class 6 Claims

                    The U.S. federal income tax consequences of the Canadian Reorganization Plan to a Class 6 Creditor receiving New Senior Secured Term Debt, New Secured PIK Debt, New Common Shares, the Net Asset Sale Proceeds Pool and potentially New Unsecured PIK Notes (the New Senior Secured Term Debt, New Secured PIK Debt and New Unsecured PIK Notes, as applicable, are referred to in this Section "Allowed Class 6 Claims" as the "New Debt") will depend on a number of factors, including whether the New Debt is properly classified as debt or equity for U.S. federal income tax purposes, whether the debt under the Pre-Petition Credit Agreement (the "Old Senior Secured Term Debt") or the New Debt are "securities" of the same issuer for U.S. federal income tax purposes (a "Tax Security"), and whether the Old Senior Secured Term Debt or New Debt are considered traded on an established securities market ("publicly traded") for purposes of the original issue discount rules. The Debtor's intended position with respect to each of these factors is briefly discussed below; however, Class 6 Creditors are urged to consult their tax advisors with respect to these factors.

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

                    Although the matter is not free from doubt, the Debtor intends to (i) treat the New Debt as debt for U.S. federal income tax purposes,
(ii) take the position that the Old Senior Secured Term Debt is not a Tax Security, (iii) take the position that the Old Senior Secured Term Debt, the New Senior Secured Term Debt and the New Secured PIK Debt are not publicly traded for purposes of the original issue discount rules and (iv) take the position that the New Unsecured PIK Notes are publicly traded for purposes of the original issue discount rules. Since the determination of whether a debt obligation is publicly traded depends on the nature of the trading in such debt obligation once issued, the determination of whether the New Debt is publicly traded cannot be made with certainty at this time.

                    The defined term "New Debt" is used to simplify the following discussion. However, where the tax treatment of the New Debt is discussed below, such treatment applies separately to each instrument included in the defined term "New Debt".

                    (a)    General

                           Pursuant to the Canadian Reorganization Plan,
holders of Allowed Class 6 Claims will exchange the Old Senior Secured Term Debt for the New Debt, New Common Shares and the Net Asset Sale Proceeds Pool. Based on the intended position that the Old Senior Secured Term Debt is not a Tax Security, a Class 6 Creditor generally should recognize gain or loss on the exchange of the Old Senior Secured Term Debt for the New Debt and New Common Shares equal to the difference between (A) (i) the sum of the issue price of the New Debt, the fair market value of the New Common Shares and any cash received less (ii) any amounts attributable to accrued and unpaid interest on the Old Senior Secured Term Debt and (B) the holder's tax basis in the Old Senior Secured Term Debt. The characterization of such gain or loss will depend on the holder's tax position and circumstances, including whether the Class 6 Claim is a "market discount" obligation. Class 6 Creditors are strongly urged to consult their tax advisors regarding the characterization of any gain or loss recognized as a result of the Canadian Reorganization Plan.

                           The Debtor believes that the issue prices of the
New Senior Secured Term Debt and New Secured PIK Debt should be determined under section 1274(a) of the Tax Code and should equal their respective stated principal amounts, and the issue price of the New Unsecured PIK Notes should be determined under section 1273 of the Tax Code and should equal their fair market value. The holder of a Class 6 Claim generally should have an initial tax basis in the New Senior Secured Term Debt, New Secured PIK Debt and New Unsecured PIK Notes equal to their respective issue prices and an initial tax basis in the New Common Shares equal to their fair market value. The holding period with respect to each instrument should begin on the day following the day on which the Class 6 Creditor has the right to receive it.

                           If the New Unsecured PIK Notes are not publicly
traded for purposes of the original issue discount ("OID") rules then the issue price of the New Unsecured PIK Notes would be the lesser of the face amount of the New Unsecured PIK Notes or the amount of all payments under the New Unsecured PIK Notes discounted at the applicable federal rate.

                    (b)    Accrued Interest on the Old Senior Secured Term Debt

                           As discussed in "U.S. Federal Income Tax Consequences
to the Debtors" above, although the manner in which consideration paid in respect of accrued but unpaid interest and principal of the Old Senior Secured Term Debt is unclear, the Debtor intends to take the position that the full amount of consideration distributed to the Class 6 Creditors pursuant to the Canadian Reorganization Plan is allocable to the principal amount of such Creditors' Claims and to take the position that no amount of the consideration to be distributed is allocable to accrued but unpaid interest on such Creditors' Claims.

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

                           A Class 6 Creditor that previously included in income
accrued but unpaid interest attributable to Old Senior Secured Term Debt should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration received by the Creditor which is attributable to accrued interest for U.S. federal income tax purposes. If and to the extent that, contrary to the Debtor's intended position, a portion of the consideration received by a Class 6 Creditor which it has not previously included in its income as accrued but unpaid interest attributable to the Old Senior Secured Term Debt is treated for U.S. federal income tax purposes as attributable to accrued but unpaid interest, the Creditor will recognize ordinary income in the amount of such interest, regardless of whether the Creditor realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized.

                           If a Class 6 Creditor is treated as having received
consideration in satisfaction of accrued interest on the Old Senior Secured Term Debt, then the Creditor's basis in the portion of the consideration received which is treated as received in satisfaction of accrued interest should be equal to the amount of interest income treated as satisfied by the receipt of such consideration. Additionally, a Creditor's tax holding period in such consideration should begin on the day following the date on which it has a right to receive such consideration.

                    (c) Original Issue Discount on the New Senior Secured Term Debt

                           Assuming that the New Debt is properly characterized
as debt for U.S. federal income tax purposes, it would be treated as issued with OID to the extent its "stated redemption price at maturity" exceeds its "issue price". An instrument's stated redemption price at maturity includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," defined as interest payments required to be made at fixed periodic intervals of one year or less (other than interest payable in debt instruments of the issuer). The interest payments on the New Senior Secured Term Debt should constitute qualified stated interest only to the extent of $20 million (i.e., the amount required to be made each year over the term of the debt instrument). The interest payments on the New Secured PIK Debt and the New Unsecured PIK Notes should not constitute qualified stated interest because they are payable in kind and/or payments in cash which are not made at least annually. Accordingly, the stated redemption price at maturity of the New Debt should equal their respective stated principal amounts plus all interest payments (other than payments of qualified stated interest) required to be made under the New Debt.

                           The determination of the "issue price" of the New
Debt depends on whether either the Old Senior Secured Term Debt or the New Debt is publicly traded for purposes of the OID rules. As stated above, although the matter is not free from doubt, the Debtor believes that the issue price of the New Senior Secured Term Debt and New Secured PIK Debt would be determined by reference to the rules applicable to debt that is not traded on an established securities market. Accordingly, the issue price of the New Senior Secured Term Debt and New Secured PIK Debt generally would be their stated principal amount under section 1274(a) of the Tax Code.

                           As stated earlier, although the matter is not free
from doubt, the Debtor intends to take the position that the New Unsecured PIK Notes will be publicly traded for purposes of the OID rules. Conse quently, under section 1273 of the Tax Code, the issue price of the New Unsecured PIK Notes would be equal to their fair market value on the issue date. If, contrary to the Debtor's intended position, the issue price of the New Unsecured PIK Notes was ultimately determined to be determined by reference to the rules governing non-publicly traded debt instruments, the amount of OID and other consequences to holders would likely differ from those resulting from the application of section 1273 of the Tax Code.

                           A holder of a debt instrument that bears OID is
required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is considered allocable to the accrual period. The amount of OID that is allocable to an accrual period is generally equal to (A) the product of the adjusted issue price of the New Debt at the beginning of

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the accrual period (the issue price of the New Debt increased by prior accruals of OID and decreased by prior cash payments other than payments of qualified stated interest) and its yield-to-maturity (the discount rate, which when applied to all payments under the New Debt, results in a present value equal to the issue price of the New Debt) less (B) the amount of qualified stated interest allocable to that accrual period.

                           The general effect of the OID rules is that holders,
including holders that use a cash-basis method of accounting, will be required to accrue OID as interest income with respect to the New Debt over the life of the New Debt based on its yield-to-maturity. Cash payments (other than payments of qualified stated interest) on the New Debt are not separately included in a holder's income as interest, but rather are treated first as payments of previously accrued OID and then as payments of principal.

                           As noted above, the issuance of additional New
Unsecured PIK Notes will not be treated as a payment of interest. Instead, the underlying New Unsecured PIK Notes and any additional New Unsecured PIK Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, the issuance of any additional New Unsecured PIK Notes should be treated simply as a division of the underlying New Unsecured PIK Notes, so that the holder's tax basis and adjusted issue price in the underlying instruments should be allocated among the underlying instruments and the additional instruments in proportion to their relative principal amounts.

                    (d)    Adjustment of Conversion Price of New Secured PIK
                           Debt

                           The conversion ratio of the New Secured PIK Debt is
subject to adjustment under certain circumstances. Section 305 of the Tax Code, and the Treasury Regulations issued thereunder, may treat holders of New Secured PIK Debt as having received a constructive distribution, resulting in ordinary income to the extent of PSC's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), if, and to the extent that, certain adjustments of the conversion ratio increase the proportionate interest of a holder in the fully diluted share ownership of PSC, whether or not such holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the New Secured PIK Debt to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding New Common Shares in the assets or earnings and profits of PSC, then such increase in the proportionate interest of holders of New Common Shares generally will be treated as a taxable distribution to such holders with respect to their New Common Shares.

                    (e)    Conversion of New Secured PIK Debt into New Common
                           Shares

                           In general, no gain or loss will be recognized for
U.S. federal income tax purposes upon a conversion of the New Secured PIK Debt into New Common Shares. However, cash paid in lieu of a fractional share of New Common Shares will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the New Secured PIK Debt allocable to such fractional share. The initial tax basis of New Common Shares received on conversion of the New Secured PIK Debt will equal the adjusted tax basis of the converted New Secured PIK Debt on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional share of New Common Shares considered to be exchanged for cash. The holding period for New Common Shares received on conversion will include the period during which the converted New Secured PIK Debt was held.

                    (f) Sale, Exchange or Redemption of New Common Shares and New Debt

                           The sale or exchange of New Common Shares generally
should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Common Shares. Depending upon the circumstances, a redemption by PSC of New Common Shares may result in capital gain or loss to the holder of such security, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of PSC's earnings and profits (as determined for U.S. federal income tax purposes) at the time of the redemption.

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                           In general, the sale, exchange or redemption of the
New Debt by a Class 6 Creditor (except for exchanges of New Secured PIK Debt for New Common Shares as discussed above) would result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Debt.

         2.         Allowed Class 7 Claims

                    The U.S. federal income tax consequences of the Canadian Reorganization Plan to a Class 7 creditor receiving New Unsecured PIK Notes and/or New Unsecured Convertible Notes (the New Unsecured PIK Notes and New Unsecured Convertible Notes, as applicable, are referred to in this Section "Allowed Class 7 Claims" as the "New Notes") and New Common Shares will depend on a number of factors, including whether the New Notes are properly classified as debt or equity for U.S. federal income tax purposes, whether the exchanged Claim and New Notes are both "securities" of PSC for U.S. federal income tax purposes (a PSC "Tax Security"), and whether the exchanged Claims or New Notes are considered traded on an established securities market ("publicly traded") for purposes of the original issue discount rules. PSC's intended position regarding the New Notes with respect to each of these factors is briefly discussed below; however, Class 7 creditors are urged to consult their tax advisors with respect to these factors. Additionally, whether any of the exchanged Claims is a Tax Security or publicly traded depends on the facts and circumstances of each exchanged Claim, and Class 7 creditors are urged to consult their tax advisors with respect to these factors.

                    Although the matter is not free from doubt, the Debtor intends to (i) treat the New Notes as debt for U.S. federal income tax purposes,
(ii) take the position that the New Notes are Tax Securities and (iii) take the position that the New Notes are publicly traded for purposes of the original issue discount rules. Since the determination of whether a debt obligation is publicly traded depends on the nature of the trading in such debt obligation once issued, the determination of whether the New Notes are publicly traded cannot be made with certainty at this time.

                    The defined term "New Notes" is used to simplify the following discussion. However, where the tax treatment of the New Notes is discussed below, such treatment applies separately to each instrument included in the defined term "New Notes".

                    (a)     General

                           Pursuant to the Canadian Reorganization Plan, holders
of Allowed Class 7 Claims will exchange their Claims for the New Notes and New Common Shares. Generally, a Class 7 creditor will not recognize gain or loss on its exchange if the Creditor's exchanged Claim is a PSC Tax Security. Whether an instrument constitutes a Tax Security is determined based on all the facts and circumstances. Certain authorities have held that the length of the term of a debt instrument is a factor in determining whether such instrument is a Tax Security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a Tax Security, whereas a term of ten years or more is evidence that it is a Tax Security. In addition, claims in the nature of legal actions, accounts receivable or bank loans generally are not treated as Tax Securities; whereas, bonds, notes or other evidences of indebtedness issued to investors with a term of at least ten years generally are treated as Tax Securities.

                           Holders of Allowed Class 7 Claims whose exchanged
Claims are PSC Tax Securities generally should not recognize gain or loss with respect to the exchange of such Claims for New Notes and New Common Shares because such exchanges should constitute a recapitalization pursuant to a plan of reorganization within the meaning of section 368(a)(1)(E) of the Tax Code. Accordingly, with respect to such exchanges, such holders should (i) allocate their basis in their exchanged Claims to the New Notes and New Common Shares based on the relative fair market value of such securities, and (ii) have tax holding periods for the New Notes and New Common Shares received in exchange for their exchanged Claims that include their tax holding periods for such exchanged Claims (except to the extent such securities are attributable to accrued interest).

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                           Holders of Allowed Class 7 Claims whose exchanged
Claims are not PSC Tax Securities (including all holders of Class 7 Claims whose Claims are against specific entities other than PSC itself) generally should recognize gain or loss on the exchange of such Claims for the New Notes and New Common Shares equal to the difference between (A) (i) the sum of the issue price of the New Notes and the fair market value of the New Common Shares received less (ii) any amounts attributable to accrued and unpaid interest on the exchanged Claims and (B) the holder's tax basis in the exchanged Claims. Accordingly, with respect to such exchanges, such holders should have an initial tax basis in the New Unsecured PIK Notes and New Unsecured Convertible Notes equal to their respective issue prices and an initial tax basis in the New Common Shares equal to their fair market value. The holding period with respect to each instrument should begin on the day following the day on which the Creditor has the right to receive it. The characterization of such gain or loss will depend on the holder's tax position and circumstances, including whether the Class 7 Claim is a "market discount" obligation. Class 7 creditors are strongly urged to consult their tax advisors regarding the characterization of any gain or loss recognized as a result of the Canadian Reorganization Plan.

                           The determination of the "issue price" of the New
Notes depends on whether the New Notes are publicly traded for purposes of the OID rules. As stated above, although the matter is not free from doubt, the Debtor believes that the New Notes will be publicly traded for purposes of the OID rules. Accordingly, the issue price of the New Notes should be equal to their fair market value on the issue date as determined under section 1273 of the Tax Code.

                           If the New Notes are not publicly traded for purposes
of the OID rules (and a "substantial amount" of the exchanged Claims are not publicly traded for purposes of the OID rules, which the Debtor believes to be the case) then the issue price of the New Notes would be the lesser of the face amount of the New Notes or the amount of all payments under the New Notes discounted at the applicable federal rate.

                    (b)    Accrued Interest on Unsecured Claims

                           Although the manner in which consideration is to be
allocated between accrued but unpaid interest and principal of the unsecured Claims for U.S. federal income tax purposes is unclear, the Debtor intends to take the position that the full amount of the consideration distributed to Class 7 creditors pursuant to the Canadian Reorganization Plan is allocable to the principal amount of such Creditors' Claims and to take the position that no amount of consideration to be distributed is allocable to accrued but unpaid interest on such Creditors' Claims.

                           A Class 7 creditor that previously included in income
accrued but unpaid interest attributable to its unsecured Claims should recognize an ordinary loss to the extent that such previously included accrued interest exceeds the amount of consideration received by the Creditor which is attributable to accrued interest for U.S. federal income tax purposes. If and to the extent that, contrary to the Debtor's intended position, a portion of the consideration received by a Class 7 creditor which it has not previously included in its income as accrued but unpaid interest attributable to its unsecured Claims is treated for U.S. federal income tax purposes as attributable to accrued but unpaid interest, such Creditor will recognize ordinary income in the amount of such interest, regardless of whether the Creditor realizes an overall gain or loss upon the surrender of its Claim or whether such gain or loss is recognized.

                           If a Class 7 creditor is treated as having received
consideration in satisfaction of accrued interest on the unsecured Claims, then the Creditor's basis in the portion of the New Notes treated as received in satisfaction of accrued interest on the unsecured Claims should be equal to the amount of interest income treated as satisfied by the receipt of such instruments. Additionally, a Creditor's tax holding period in the New Notes should begin on the day following the date on which it has a right to receive them.

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                    (c)    Original Issue Discount on the New Notes

                           Assuming that the New Notes are properly
characterized as debt instruments for U.S. federal income tax purposes, they would be treated as issued with OID to the extent their "stated redemption price at maturity" exceeds their "issue price". An instrument's stated redemption price at maturity includes all payments required to be made over the term of the instrument other than payments of "qualified stated interest," defined as interest payments required to be made at fixed periodic intervals of one year or less (other than interest payable in debt instruments of the issuer). The interest payments on the New Notes should not constitute qualified stated interest because they are payable in kind and/or payments in cash which are not made at least annually. Accord ingly, the stated redemption price at maturity of the New Notes should equal their stated principal amount plus all interest payments required to be made under the New Notes.

                           The determination of the "issue price" of the New
Notes depends on whether the New Notes are publicly traded for purposes of the OID rules. As stated above, although the matter is not free from doubt, the Debtor intends to take the position that the New Notes will be publicly traded for purposes of the OID rules. Consequently, the issue price of the New Notes should be equal to their fair market value on the issue date. If, contrary to the Debtor's intended position, the issue price of the New Notes was ultimately determined to be determined by reference to the rules governing non-publicly traded debt instruments, the issue price would likely differ from those resulting from the application of section 1273 of the Tax Code.

                           A holder of a debt instrument that bears OID is
required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is considered allocable to the accrual period. The amount of OID that is allocable to an accrual period is generally equal to the product of the adjusted issue price of the New Notes at the beginning of the accrual period (the issue price of the New Notes increased by prior accruals of OID and decreased by prior cash payments) and its yield-to-maturity (the discount rate, which when applied to all payments under the New Notes, results in a present value equal to the issue price of the New Notes).

                           The general effect of the OID rules is that holders,
including holders that use a cash-basis method of accounting, will be required to accrue OID as interest income with respect to the New Notes over the life of the New Notes based on their yield-to-maturity (which may differ from the stated interest rate of the New Notes).

                           As noted above, the issuance of additional New
Unsecured PIK Notes will not be treated as a payment of interest. Instead, the underlying New Unsecured PIK Notes and any additional New Unsecured PIK Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, the issuance of any additional New Unsecured PIK Notes should be treated simply as a division of the underlying New Unsecured PIK Notes, so that the holder's tax basis and adjusted issue price in the underlying New Unsecured PIK Notes should be allocated among underlying New Unsecured PIK Notes and the additional New Unsecured PIK Notes in proportion to their relative principal amounts.

                    (d)    Bond Premium on New Notes

                           A holder that has a tax basis in its New Notes in
excess of the issue price of such bonds should be permitted to reduce its original issue discount income with respect to such bonds by a ratable portion of such excess. Class 7 creditors having a relatively high basis in their unsecured Claims should be able to offset a substantial portion of their original issue discount income with respect to the New Notes by amortizing this premium. Additionally, in general, if the tax basis of New Notes in the hands of a Class 7 creditor exceeds the stated redemption price at maturity of such New Notes (which may occur for Class 7 creditors who receive recapitalization treatment in the exchange because they hold exchanged Claims which are PSC Tax Securities), the New Notes will be considered to be issued with "bond premium". To amortize bond premium, the holder must make an election that

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applies to all debt instruments it holds or subsequently acquires. A holder that elects to amortize bond premium must reduce its tax basis in the New Notes by an amount equal to the amortized premium.

                    (e)    Market Discount on New Notes

                           The Tax Code generally requires holders of debt
instruments with "market discount," (generally, the amount by which the "revised issue price" of a debt instrument (i.e., the sum of its issue price plus accrued original issue discount) exceeds the holder's adjusted tax basis in such debt instrument), to treat as ordinary income any gain realized on the disposition of such debt instruments to the extent of the market discount accrued during the holder's period of ownership. Holders should consult their own tax advisors as to the potential application of the market discount rules to them in light of their individual circumstances, and the advisability of making an election to accrue market discount on a current basis.

                    (f) Adjustment of Conversion Price of New Unsecured Convertible Notes

                           The conversion ratio of the New Unsecured Convertible
Notes is subject to adjustment under certain circumstances. Section 305 of the Tax Code, and the Treasury Regulations issued thereunder, may treat holders of New Unsecured Convertible Notes as having received a constructive distribution, resulting in ordinary income to the extent of PSC's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), if, and to the extent that, certain adjustments of the conversion ratio increase the proportion ate interest of a holder in the fully diluted share ownership of PSC, whether or not such holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the New Unsecured Convertible Notes to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding New Common Shares in the assets or earnings and profits of PSC, then such increase in the proportion ate interest of holders of New Common Shares generally will be treated as a taxable distribution to such holders with respect to their New Common Shares.

                    (g) Conversion of New Unsecured Convertible Notes into New Common Shares

                           In general, no gain or loss will be recognized for
U.S. federal income tax purposes upon a conversion of New Unsecured Convertible Notes into New Common Shares. However, cash paid in lieu of a fractional share of New Common Shares, if any, will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the New Unsecured Convertible Note allocable to such fractional share. The initial tax basis of New Common Shares received on conversion of the New Unsecured Convertible Notes will equal the adjusted tax basis of the converted New Unsecured Convertible Notes on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional share of New Common Shares considered to be exchanged for cash. The holding period for New Common Shares received on conversion will include the period during which the converted New Unsecured Convertible Notes were held.

                    (h) Sale, Exchange or Redemption of New Common Shares and New Notes

                           The sale or exchange of New Common Shares generally
should result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Common Shares. Depending upon the circumstances, a redemption by PSC of New Common Shares may result in capital gain or loss to the holder of such security, or may be treated as a dividend, generally taxable as ordinary income to the holder to the extent of PSC's earnings and profits (as determined for U.S. federal income tax purposes) at the time of the redemption.

                           In general, assuming the New Notes are properly
treated as debt for U.S. federal income tax purposes, and subject to the market discount rules discussed above, the sale, exchange or redemption of the New Notes by a Class 7 creditor (except for exchanges of New Unsecured Convertible Notes for New Common Shares as

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discussed above) would result in capital gain or loss equal to the difference between the amount realized and the holder's tax basis in such New Notes.

         3.         Importance of Obtaining Professional Tax Assistance

                    THE FOREGOING IS INTENDED TO BE ONLY A GENERAL SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CANADIAN REORGANIZATION PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CANADIAN REORGANIZATION PLAN WHICH ARE DESCRIBED HEREIN AND THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES (INCLUDING CANADA INCOME TAX, WITHHOLDING TAX AND OTHER CONSEQUENCES) OF THE CANADIAN REORGANIZATION PLAN WHICH ARE NOT ADDRESSED HEREIN, ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY SIGNIFICANTLY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE CANADIAN REORGANI ZATION PLAN, INCLUDING ANY CANADA INCOME OR WITHHOLDING TAX CONSEQUENCES TO IT.

                    THE FOREGOING SUMMARY DOES NOT REVIEW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF, OR ANY OTHER CONSIDERATIONS RELATING TO, THE ALTERNATE CANADIAN TRANSACTIONS. AS THESE MAY BE DIFFERENT IN MATERIAL RESPECTS FROM THOSE OF THE CANADIAN REORGANIZATION PLAN WHICH ARE DESCRIBED ABOVE, CREDITORS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE ALTERNATE CANADIAN TRANSACTIONS.

C.       CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a summary of certain Canadian federal income tax considerations generally applicable to PSC and to holders of indebtedness to which Allowed Class 6 Claims and Allowed Class 7 Claims ("Old Debt") relate, who receive proceeds out of the Net Asset Sale Proceeds Pool or New Senior Secured Term Debt, New Secured PIK Debt, New Unsecured PIK Notes or New Unsecured Convertible Notes ("New Debt") or New Common Shares, as the case may be, pursuant to the implementation of the Canadian Reorganization Plan (collectively, "New Property"), and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the "Tax Act"), hold Old Debt and New Property as capital property and deal at arm's length and are not affiliated with PSC ("Holders"). Generally, property will be considered to be capital property to a Holder provided that the Holder does not hold the property in the course of carrying on a business and has not acquired it in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Holders (as defined below) whose New Common Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the irrevocable election permitted by subsection 39(4) of the Tax Act. A Holder that is, as defined under the Tax Act, a "specified financial institution", or a "financial institution" subject to special provisions of the Tax Act applicable to "mark-to-market property", should consult its own tax advisors as the following summary does not apply to such a Holder.

         This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax consequences.

         NO ADVANCE INCOME TAX RULINGS HAVE BEEN REQUESTED FROM REVENUE CANADA WITH RESPECT TO ANY INCOME TAX CONSEQUENCES OF THE CANADIAN REORGANIZATION PLAN AND NO OPINION OF COUNSEL HAS BEEN SOUGHT OR OBTAINED

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WITH RESPECT TO SUCH CONSEQUENCES. NO REPRESENTATIONS REGARDING THE PARTICULAR
TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE CANADIAN REORGANIZATION PLAN TO ANY HOLDER ARE BEING MADE.

         THE SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER. ACCORDINGLY, HOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

         THIS SUMMARY DOES NOT REVIEW THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF, OR ANY OTHER CONSIDERATIONS RELATING, TO THE ALTERNATE CANADIAN TRANSACTIONS, AS THESE MAY BE DIFFERENT IN MATERIAL RESPECTS FROM THOSE OF THE CANADIAN REORGANIZATION PLAN WHICH ARE DESCRIBED BELOW, HOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE ALTERNATE CANADIAN TRANSACTIONS.

         1.         Certain Federal Income Tax Consequences to PSC

                    The Canadian Reorganization Plan will result in the forgiveness of certain of PSC's indebted ness. Such forgiveness will reduce, in prescribed order, certain tax attributes of PSC and, if appropriate agreements and tax designations have been filed as prescribed by the Tax Act, certain tax attributes of taxable Canadian corporations controlled by PSC. Tax attributes reduced as a result of debt forgiveness include non-capital losses, net capital losses, cumulative eligible capital, the undepreciated capital cost of depreciable property and the adjusted cost base of certain capital property (the "Tax Shield"). Generally, three-quarters of the amount by which the debt forgiveness exceeds the Tax Shield will be required to be included in PSC's income for the taxation year in which the debt forgiveness takes place. PSC believes that the implementation of the Canadian Reorganization Plan should not result in any amount being required to be included in its income or in the income of any taxable Canadian corporation controlled by it.

         2.         Certain Federal Income Tax Consequences to Holders

                    (a)    Non-resident Holders

                           The following is a summary of certain Canadian
federal income tax considerations generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is not and is not deemed to be a resident of Canada and does not use or hold and is not deemed to use or hold Old Debt or New Property in carrying on a business in Canada (a "Non-resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-resident Holder that is an insurer carrying on business in Canada and elsewhere.

                           (i)      Receipt of New Property

                                    A Non-resident Holder who pursuant to
either Plan New Property in full or partial satisfaction of the outstanding principal amount of Old Debt should not be subject to tax in respect of such receipt and should acquire the New Property for a cost equal to its then fair market value.

                           (ii)     Withholding Tax

                                    Interest which is or is deemed to be paid
or credited PSC to a Non-resident Holder on New Debt may be subject to withholding tax under the Tax Act, depending on the final terms and conditions of such New Debt. Based on the current draft terms and conditions of the New Debt, the following consequences should arise.

                                    Interest which is or is deemed to be paid or
credited by PSC to a Non-resident Holder on New Secured PIK Debt will be subject to withholding tax under the Tax Act. Interest which is or is

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deemed to be paid or credited by PSC to a Non-resident Holder on New Unsecured
PIK Notes issued in full or partial satisfaction of the outstanding principal amount of Old Debt should not be subject to withholding tax under the Tax Act. However, interest which is or is deemed to be paid or credited, whether in cash or kind, by PSC to a Non-resident Holder on New Unsecured PIK Notes issued from time to time as payment in kind in respect of PSC's obligation to pay interest on any New Unsecured PIK Notes will be subject to withholding tax under the Tax Act if the principal amount of such notes is payable within 5 years from the date on which they are issued. Interest which is or is deemed to be paid or credited by PSC to a Non-resident Holder on New Unsecured Convertible Notes may, depending on their terms and conditions, be subject to withholding tax under the Tax Act. Certain dispositions of New Debt, including to PSC upon repayment, may result in interest being deemed to have been paid to a Nonresident Holder.

                                    Withholding tax is imposed under the Tax
Act at a rate of twenty-five percent (25%) of the amount of interest which is or is deemed to be paid or credited, subject to reduction in accordance with the provisions of any applicable tax treaty. Under the Canada-United States Income Tax Convention, the rate of withholding tax in respect of interest is generally reduced to ten percent (10%).

                           (iii)    Conversions

                                    A Non-resident Holder of New Secured PIK
Notes or New Unsecured Convertible Notes who converts such notes into New Common Shares will generally be treated as not having disposed on the notes and the cost of the New Common Shares to such Non-resident Holder will be equal to the aggregate adjusted cost base to the Non-resident Holder of the converted notes immediately before the conversion.

                           (iv)     Dispositions

                                    A Non-resident Holder will not be subject to
tax under the Tax Act on any capital gain realized on the disposition of New Unsecured PIK Notes. A Non-resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of New Common Shares, New Convertible Notes or New Secured PIK Notes unless the shares constitute "taxable Canadian property" at the time of their disposition. New Common Shares, provided they are and continue to be listed on a prescribed stock exchange (which includes the Toronto Stock Exchange), generally will not constitute taxable Canadian property to a Non-resident Holder unless at any time during the 60-month period immediately preceding their disposition, the Non-resident Holder, persons with whom the Non-resident Holder did not deal at arm's length, or the Non-resident Holder together with all such persons, owned twenty-five percent (25%) or more of the issued shares of any class of PSC. For this purpose, a Non-resident Holder will be considered to own any share if such person has an interest in or option or other right to acquire such share, either by virtue of holding New Unsecured Convertible Notes or New Secured PIK Notes or otherwise.

                    (b)    Resident Holders

                           The following is a summary of certain Canadian
federal income tax considerations generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty, is or is deemed to be a resident of Canada (a "Resident Holder").

                           (i)      Receipt of New Property

                                    A Resident Holder who receives New Property
in full or partial satisfaction of the outstanding principal amount of Old Debt will be treated as having disposed of an interest in the Old Debt for proceeds of disposition equal to the aggregate fair market value of the New Property so received, and should be treated as having a cost in such New Property equal to its fair market value. Generally, such disposition will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of

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dispositions, exceed (or are less than) the aggregate adjusted cost base to the
Resident Holder, immediately before the disposition, of the interest in the Old Debt so disposed of.

                           (ii)     Disposition of New Common Shares

                                    A Resident Holder who disposes of New Common
Shares will generally realize a capital gain (or capital loss) to the extent that the proceeds of disposition therefor, net of any reasonable costs of disposition, exceed (or are less than) the Resident Holder's aggregate adjusted cost base immediately before the disposition of the New Common Shares disposed of.

                                    In the case of a Resident Holder that is a
corporation, the amount of any capital loss otherwise determined on the disposition of its New Common Shares may in certain circumstances be reduced by the amount of certain dividends previously received on such New Common Shares, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation, a partnership or a trust is a member of a partnership or a beneficiary of a trust that owns New Common Shares.

                           (iii)    Interest and Premium on New Debt

                                    A Resident Holder of New Debt that is a
corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in its income for a taxation year any interest that accrues to the Resident Holder to the end of that taxation year or becomes receivable or is received by it before the end of that year, except to the extent that such amount was included in its income for a preceding taxation year.

                                    Any other Resident Holder of New Debt,
including an individual, will be required to include in income for a taxation year any interest received or receivable by such holder in that year (depending upon the method regularly followed by the Resident Holder in computing income), except to the extent that such amount was included in the Resident Holder's income for a preceding taxation year.

                                    Any premium paid by the issuer of New Debt
because it exercises its right to redeem the New Debt before maturity thereof will generally be deemed to be interest received at that time by a Resident Holder to the extent that such premium can reasonably be considered to relate to, and does not exceed, the value, at the time of the redemption, of the interest that would have been paid or payable by such issuer on such redeemed New Debt for a taxation year ending after the redemption.

                           (iv)     Disposition of New Debt

                                    Where a Resident Holder assigns or otherwise
transfers New Debt, the Resident Holder must include in income for the taxation year in which the assignment or other transfer occurs, an amount of interest that has accrued on the New Debt up to that time and that is not payable until after that time, to the extent that such interest was not otherwise included in computing the Resident Holder's income for that taxation year or a previous taxation year.

                                    Where, in a taxation year, a Resident Holder
has disposed of New Debt for consideration equal to its fair market value, the Resident Holder generally may deduct in computing income for the year such portion of the total of all amounts included in the Resident Holder's income for that taxation year or a preceding taxation year as interest on such New Debt as cannot reasonably be considered to have been received or become receivable by the Resident Holder in that taxation year or a preceding taxation year. Any amount so deducted by the Resident Holder in computing income will not reduce the Resident Holder's capital gain or increase the Resident Holder's capital loss from the disposition of the New Debt.

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                                    A Resident Holder who disposes of New Debt
will generally realize capital gain (or capital loss) to the extent that the proceeds of disposition therefor (which should exclude amounts included in income in respect of such disposition as interest), net of any reasonable costs of disposition, exceed (or are less than) the Resident Holder's aggregate adjusted cost base immediately before the disposition of the New Debt disposed of.

                           (v)      Conversions

                                    A Resident Holder of New Secured PIK Notes
or New Unsecured Convertible Notes who converts such notes into New Common Shares will generally be treated as not having disposed of the notes and the cost of the New Common Shares to such Resident Holder will be equal to the aggregate adjusted cost base to the Resident Holder of the converted notes immediately before the conversion.

                           (vi)     Treatment of Capital Gains (or Losses)

                                    Three-quarters of the amount of any capital
gain (a "taxable capital gain") realized by a Resident Holder in a taxation year generally must be included in income in that year, and three-quarters of the amount of any capital loss (an "allowable capital loss") realized in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

                                    Capital gains realized by a Resident Holder
that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

                                    For the purpose of determining the adjusted
cost base of any New Properties acquired at any time by a Resident Holder, the cost of such properties will be determined by averaging their cost with the adjusted cost base of all other identical properties held immediately before the time of such acquisition by the Holder as capital property.

                           (vii)    Refundable Tax

                                    A Resident Holder that is a
"Canadian-controlled private corporation" (as defined in the Tax Act) may be liable for a refundable tax of six and two-thirds percent (6 2/3%) on investment income, including interest and taxable capital gains. This tax will be refunded when the corporation pays taxable dividends (at a rate of one dollar for every three dollars of taxable dividends paid).

                           (viii)   Foreign Tax Credit or Deduction

                                    Assuming that the rate of any foreign
withholding tax paid by a Resident Holder in respect of interest received on New Senior Secured Term Debt does not exceed fifteen percent (15%), such tax will generally be treated as a foreign income tax eligible for credit against such Resident Holder's Canadian federal income tax otherwise payable or for deduction in computing such Resident Holder's income, to the extent and in the circumstances provided for in the Tax Act. Any such foreign withholding tax paid by the Resident Holder at a rate exceeding fifteen percent (15%) will generally be eligible for deduction in computing such Resident Holder's income or, in the case of a Resident Holder that is not (and for the purposes of the Tax Act is not treated as) an individual, a credit against such Resident Holder's Canadian federal income tax otherwise payable, to the extent and in the circumstances provided for in the Tax Act.

                                  ARTICLE XI.


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             FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.       FEASIBILITY OF THE PLAN

         In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

         To support their belief in the feasibility of the Plan, the Debtors have relied upon Pro Forma Financial Projections for six months ended December 31, 1999 and Fiscal Years 2000 through 2001, as set forth in Appendix F annexed to this Disclosure Statement.

         The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the Exit Facility, and to fund their operations as contemplated by the Business Plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

         The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

         The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environ mental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in Article VII of the Disclosure Statement entitled "Certain Factors to be Considered", which sets forth important factors that could cause actual results to differ from those in the Projections.

         PSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

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         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995: The Projections contain statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in the Projections include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors' future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Debtors' liquidity position or operations of the Debtors' various businesses, adverse developments in the Debtors' efforts to renegotiate their funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors' strategic business plan (including the time line to emerge from Chapter
11), the difficulty in controlling industry costs and integrating new operations, the ability of the Debtors to realize the anticipated general and administrative expense savings and overhead reductions presently contemplated, the ability of the Debtors to return the Debtors' operations to profitability, the level and nature of any restructuring and other one-time charges, the difficulty in estimating costs relating to exiting certain markets and consolidating and closing certain operations, and the possible negative effects of a change in applicable legislation.

B.       ACCEPTANCE OF THE PLAN

         As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, Class 6 and 7 will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.       BEST INTERESTS TEST

         As noted above, even if a plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its Chapter 11 cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

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         The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors.

         Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders. Therefore, the Debtors believe that the members of each Class of Impaired Claims and Interests will receive more under the Plan than they would receive if the Debtors were liquidated.

D.       LIQUIDATION ANALYSIS

         The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive greater value under the Plan than they would in a liquidation. The liquidation analysis (the "Liquidation Analysis") for consolidated PSC, including the Debtors, the Canadian Debtors and the non-filing Subsidiaries (collectively, "Consolidated PSC") is annexed as Appendix E to this Disclosure Statement.

         The Liquidation Analysis presumes the liquidation of Consolidated PSC under the law of the respective jurisdictions of incorporation/amalgamation for each individual Subsidiary. The Liquidation Analysis relies on certain projected future events and necessarily relies on certain estimates and assumptions in order to arrive at a hypothetical liquidation value for Consolidated PSC.

         The Liquidation Analysis provides that in the event of a liquidation as described therein, the proceeds available to satisfy Class 6 Secured Lender Claims would be approximately $277.5 million, leaving a shortfall to satisfaction of Lender Claims of approximately $726.3 million. The Liquidation Analysis provides that no distribution would be available to holders of Class 7 Impaired Unsecured Claims or holders of Class 8A Interests, Class 8B Claims or Class 8C Claims. Therefore, because the Plan provides for distributions or retention of interests for Classes 7, 8A, 8B and 8C, if Class 7 votes to accept the Plan, such holders of Impaired Claims and Interests in such classes will receive a greater recovery under the Plan than they would in a liquidation. The Plan also meets the "best interests test" with respect to Lender Claims. In a liquidation, the distributions on account of Lender Claims is shown in the Liquidation Analysis to be significantly less than the value of distributions provided under the Plan. Although the Debtors believe that the Plan meets the "best interests test" of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test.

E.       VALUATION OF THE REORGANIZED DEBTORS

         In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate a post-confirmation going concern enterprise value for the Reorganized Debtors. Accordingly, the Debtors directed Ernst & Young Corporate Finance Inc. ("EYCF") to prepare such a valuation. A summary of the valuation prepared by EYCF is attached with Appendix G to the Disclosure Statement.

         As shown in the valuation, EYCF has determined pursuant to various well-accepted valuation techniques that the enterprise value of Reorganized PSC and its Subsidiaries and affiliates is in a range of $500 million to $600 million. The mid-point range of this range of value is $550 million.

F. APPLICATION OF THE "BEST INTERESTS" TEST TO THE LIQUIDATION ANALYSIS AND THE VALUATION OF THE REORGANIZED DEBTORS

         It is impossible to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of such recoveries is due to, among other things, the inherent uncertainty with respect to future performance and the question of a public market for the New Common Shares or Reorganized PSI Common Shares, as the case may be, New Secured PIK Debt, New Unsecured PIK Notes and New Unsecured Convertible Notes. Such a valuation is made even more difficult because the analysis regarding the amount of Class 7 Claims that will ultimately be Allowed is preliminary and subject to change.

         After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for the distribution to Creditors in the Chapter 11 Cases versus the valuation of the of the Reorganized Debtors as a going concern, each as set forth above, the Debtors have determined that the confirmation of the Plan will provide each holder of an Allowed Class 6 Secured Lender Claim and each holder of Allowed Class 7 Impaired Unsecured Claim with a recovery that is not less than such holder would receive pursuant to a liquidation under Chapter 7.

G. CONFIRMATION WITHOUT ACCEPTANCE OF ALL IMPAIRED CLASSES: THE "CRAMDOWN" ALTERNATIVE

         In view of the deemed rejection by Class 9, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this paragraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

         The Debtors also will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code if the holders of Allowed Class 7 Claims vote to reject the Plan. Serious legal and factual questions have been raised by certain parties in interest as to whether such a "cramdown" can be accomplished under the Bankruptcy Code. The Debtors, the Lenders, the Creditors' Committee and First Union as Indenture Trustee all disagree with this contention.

                                  ARTICLE XII.

            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Class 6 and 7 Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. The Plan as presented is the result of considerable negotiations between PSC and an ad hoc steering committee of Lenders, as well as significant unsecured creditors.

         If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization, or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.       ALTERNATIVE PLAN(S) OF REORGANIZATION

         If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party-in-interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

         Additionally, it is not clear whether the Debtors could survive as going concerns in a protracted alternative plan of reorganization. They could have difficulty sustaining operations in the face of high costs, erosion of customer confidence, and liquidity difficulties that could well result if they remained Debtors for any length of time.

         With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, the result of extensive negotiations between the Debtors and various creditor constituencies, enables creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.       LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

         The Debtors believe that in a liquidation under Chapter 7, before Creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors'

Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

         Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return the Debtors anticipate is provided by the Plan.

                                  ARTICLE XIII.

                       THE SOLICITATION; VOTING PROCEDURE

A.       SOLICITATION OF VOTES

         This Disclosure Statement, including all Appendices hereto, together with the related materials included herewith, is being furnished to the holders of Class 6 and 7 Claims for the purposes of voting on the Plan. As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

         The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date, subject to the approval of the Required Lenders. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

B.       VOTING DEADLINE

         All votes to accept or reject the Plan must be cast by using the ballot (the "Ballot") enclosed with this Disclosure Statement. No other votes will be counted. Ballots must be RECEIVED by the Voting Agent no later than 5:00 p.m. (Prevailing Eastern Time) on the Voting Deadline or if the date is extended as set forth below, the period during which Ballots will be accepted will terminate at 5:00 p.m. (Prevailing Eastern Time) on such extended date (in either case, the "Voting Deadline").

         The Debtors reserve the absolute right to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not the Requisite Acceptances have been received, by making a public announcement of such extension no later than 9:00 a.m. (Prevailing Eastern Time) on the first Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Debtors will exercise their right to extend the solicitation period for the receipt of Ballots.

         Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

C.       VOTING PROCEDURES

         The failure of a Holder of Class 6 or 7 Claim to deliver a duly executed Ballot will be deemed to constitute an abstention by such Lender with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

         You should provide all of the information requested by the Ballots you receive. You should complete and return all Ballots that you receive in the return envelope provided with each such Ballot. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE VOTING AGENT.

D.       FIDUCIARIES AND OTHER REPRESENTATIVES

         If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corpora tion, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

E.       PARTIES IN INTEREST ENTITLED TO VOTE

         Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

F.       CLASSES IMPAIRED UNDER THE PLAN

         Classes 6 and 7 are entitled to vote to accept or reject the Plan, provided, however, that in the event the Alternate Canadian Transactions are implemented, the Canadian Impaired Unsecured Claims that make the U.S. Plan Election shall not be entitled to vote on the Plan. If the Class 8 Solicitation Order is entered, Classes 8A, 8B and 8C will be deemed to have rejected the Plan and therefore will not be entitled to vote. If the Class 8 Solicitation Order is not entered, then Classes 8A, 8B and 8C will be entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or the Plan. By operation of law, Class 9 is deemed to have rejected the Plan and therefore is not entitled to vote to accept or reject the Plan.

G.       WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

         Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H.       WITHDRAWAL OF BALLOTS; REVOCATION

         Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth in Article XIII below. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptan ces of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

         Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

         Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

I.       FURTHER INFORMATION; ADDITIONAL COPIES

         If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

                              Philip Services Corp.
                                       c/o
                              Logan & Company, Inc.
                                 546 Valley Road
                        Upper Montclair, New Jersey 07043
                                 (743) 509-3190

                                  ARTICLE XIV.

                          RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors, the Committee and the Debenture Holders urge all holders of Class 6 and 7 Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Voting Agent on or before 5:00 p.m. Prevailing Eastern Time on the Voting Deadline.


Dated:   Hamilton, Ontario
         September 21, 1999

PHILIP SERVICES CORP.
(for itself and on behalf of the Debtors)



By:                 /s/ Phillip C. Widman
                    -----------------------
Name:               Phillip C. Widman
Title:              Chief Financial Officer

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)

David S. Kurtz
Jeffrey W. Linstrom
J. Gregory St. Clair
Timothy R. Pohl
333 W. Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

          -and-

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP



By:     /s/  Gregg M. Galardi
        --------------------------------------------

Gregg M. Galardi (I.D. #2991)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for Philip Services (Delaware), Inc., et al.

                                   APPENDIX A

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                  OF PHILIP SERVICES (DELAWARE), INC., ET AL.

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - - - X
                                                :
IN RE                                           :
                                                :        CHAPTER 11
PHILIP SERVICES (DELAWARE), INC., ET AL.        :        CASE NO. 99-02385 (MFW)
                                                :        (JOINTLY ADMINISTERED)
                        DEBTORS.                :
                                                :
- - - - - - - - - - - - - - - - - - - - - - - - X











                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                   OF PHILIP SERVICES (DELAWARE), INC., ET AL.


                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) David S. Kurtz
                         Jeffrey W. Linstrom
                         J. Gregory St. Clair
                         Timothy R. Pohl
                         333 W. Wacker Drive
                         Chicago, Illinois 60606-1285
                         (312) 407-0700

                                  -and-

                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         Gregg M. Galardi (I.D.#2991)
                         One Rodney Square
                         P.O. Box 636
                         Wilmington, Delaware  19899-0636
                         (302) 651-3000

                         Attorneys for Philip Services (Delaware), Inc., et al.




Dated:  September 21, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

TABLE OF EXHIBITS..............................................................v

INTRODUCTION...................................................................1

ARTICLE I.

          DEFINITIONS, RULES OF INTERPRETATION,
          COMPUTATION OF TIME AND GOVERNING LAW................................1
          A.       Scope of Definitions; Rules of Construction.................1
          B.       Definitions.................................................1
          C.       Rules of Interpretation....................................14
          D.       Computation of Time........................................14

ARTICLE II.

          CLASSIFICATION OF CLAIMS AND INTERESTS..............................14
          A.       Introduction...............................................14
          B.       Unclassified Claims........................................15
                   1.  DIP Facility Claims....................................15
                   2.  Administrative Claims..................................15
                   3.  Priority Tax Claims....................................15
          C.       Summary of Classified Claims and Interests.................15
          D.       Classification of Unimpaired Classes of Claims and
                   Interests .................................................15
                   1.  Class 1:  Other Priority Claims........................15
                   2.  Class 2:  Other Secured Claims.........................15
                   3.  Class 3:  General Unsecured Claims.....................16
                   4.  Class 4:  Intercompany Claims of Non-Debtors...........16
                   5.  Class 5:  Subsidiary Interests.........................16
          E.       Classification of Impaired Classes of Claims and
                   Interests .................................................16
                   1.  Class 6:  Secured Lender Claims........................16
                   2.  Class 7:  All Impaired Unsecured Claims................16
                   3.  Class 8A: Old Common Shares............................16
                   4.  Class 8B: Securities Claims in the Securities Actions..16
                   5.  Class 8C: Other Securities Claims......................16
                   6.  Class 9:  Other Equity Securities......................16

ARTICLE III.

          TREATMENT OF CLAIMS AND INTERESTS...................................16
          A.       Unclassified Claims........................................16
                   1.  DIP Facility Claims....................................16
                   2.  Administrative Claims..................................17
                   3.  Priority Tax Claims....................................17
          B.       Unimpaired Classes of Claims and Interests.................17
                   1.  Class 1:  Other Priority Claims........................17
                   2.  Class 2:  Other Secured Claims.........................17
                   3.  Class 3:  General Unsecured Claims.....................18
                   4.  Class 4:  Intercompany Claims of Non-Debtors...........18
                   5.  Class 5:  Subsidiary Interests.........................18
          C.       Impaired Classes of Claims and Interests...................18
                   1.  Class 6:  Secured Lender Claims........................18
                   2.  Class 7:  Impaired Unsecured Claims....................19
                   3.  Class 8A: Old Common Shares............................20
                   4.  Class 8B: Securities Claims in the Securities Actions..20

                   5.  Class 8C: Other Securities Claims......................21
                   6.  Class 9: Other Equity Securities.......................21
          D.       Special Provision Regarding Unimpaired Claims..............21
          E.       Special Provision Regarding Canadian Class 8B and
                   Class 8C Holders...........................................22
          F.       Distributions to Certain Holders of Canadian Impaired
                   Unsecured Claims and Canadian Class 8B and 8C Holders......22
          G.       Distributions to Classes 6, 7, 8B and 8C if Canadian
                   Plan Condition Is Waived...................................22
          H.       Accrual Of Post-Petition Interest..........................23

ARTICLE IV.

          MEANS FOR IMPLEMENTATION OF THE PLAN................................23
          A.       Continued Corporate Existence..............................23
          B.       Corporate Action...........................................23
                   1.  Asset Transfer Pursuant to the Alternate Canadian
                       Transactions...........................................23
                   2.  Cancellation of Old Securities and Agreements..........23
                   3.  Certificate of Incorporation and Bylaws................24
                   4.  Restructuring Transactions.............................24
                   5.  Shareholder Rights Plan................................24
                   6.  Reverse Stock Split....................................24
                   7.  Shareholder Approval...................................24
          C.       Plan Transactions .........................................25
                   1.  New Securities.........................................25
                   2.  New Senior Secured Debt................................25
                   3.  New Guaranties.........................................25
                   4.  Exit Facility..........................................25
                   5.  Tax Related Transactions...............................26
          D.       Directors and Officers.....................................26
          E.       Revesting of Assets; Releases of Liens.....................26
          F.       Preservation of Rights of Action...........................26
          G.       Effectuating Documents; Further Transactions...............27
          H.       Exemption from Certain Transfer Taxes......................27
          I.       Releases and Related Matters...............................27
                   1.  Releases by Debtors....................................27
                   2.  Releases by Holders of Lender Claims, Claims and
                       Interests..............................................28
                   3.  Injunction Related to Releases.........................29
                   4.  Reinstatement of Certain Releases......................29
          J.       Substantive Consolidation for Purposes of
                   Treating Impaired Claims...................................29
          K.       Contribution and Indemnity Claims Other Than Assumed
                   Indemnification Obligations................................30
          L.       Assumed Indemnification Obligations........................30

ARTICLE V.

          ACCEPTANCE OR REJECTION OF THE PLAN.................................30
          A.       Classes Entitled to Vote...................................30
          B.       Acceptance by Impaired Classes.............................30
          C.       Cramdown...................................................30

ARTICLE VI.

          SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN.................31

ARTICLE VII.

          PROVISIONS GOVERNING DISTRIBUTIONS..................................31
          A.       Distributions for Claims Allowed as of the
                   Effective Date.............................................31
          B.       Interest on Claims.........................................31
          C.       Distributions by Disbursing Agent and the Indenture
                   Trustee....................................................31

          D.       Record Date for Distributions to Holders of Lender
                   Claims and Old Debentures..................................32
          E.       Means of Cash Payment......................................32
          F.       Calculation of Distribution Amounts........................32
                   1.  New Common Shares......................................32
                   2.  New Debt Securities....................................32
                   3.  Conversion Rate........................................32
          G.       Delivery of Distributions..................................32
          H.       Surrender of Securities and Instruments....................33
                   1.  Notes and Old Debentures...............................33
                   2.  Lost, Mutilated or Destroyed Notes or Old Debentures...33
                   3.  Failure to Surrender Canceled Note or Old Debentures...33
          I.       Withholding and Reporting Requirements.....................33
          J.       Setoffs....................................................33

ARTICLE VIII.

          TREATMENT OF EXECUTORY CONTRACTS
          AND UNEXPIRED LEASES................................................34
          A.       Assumed Contracts and Leases...............................34
          B.       Payments Related to Assumption of Contracts and Leases.....34
          C.       Rejected Contracts and Leases..............................34
          D.       Compensation and Benefit Programs..........................34

ARTICLE IX.

          PROCEDURES FOR RESOLVING DISPUTED,
          CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS..........35
          A.       Prosecution of Objections..................................35
          B.       No Distributions Pending Allowance.........................35
          C.       Disputed Distribution Reserve; Reserve for Subsequent
                   Distributions to Qualifying Class 7 Creditors..............35
          D.       Distributions After Allowance of Class 7 Claims and
                   Canadian Impaired Unsecured Claims.........................35
          E.       Distribution Procedures for Class 8 Claims and Interests...36

ARTICLE X.

          CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN...36
          A.       Conditions to Confirmation.................................36
          B.       Conditions to Effective Date...............................36
          C.       Waiver of Conditions.......................................38

ARTICLE XI.

          MODIFICATIONS AND AMENDMENTS........................................38

ARTICLE XII.

          RETENTION OF JURISDICTION...........................................38

ARTICLE XIII.

          COMPROMISES AND SETTLEMENTS.........................................40

ARTICLE XIV.

          MISCELLANEOUS PROVISIONS............................................40
          A.       Bar Dates For Certain Post-Petition Claims.................40
                   1.  Administrative Claims; Substantial Contribution
                       Claims.................................................40
                   2.  Professional Fee Claims................................40

          B.       Payment of Statutory Fees..................................40
          C.       Severability of Plan Provisions............................41
          D.       Successors and Assigns.....................................41
          E.       Releases and Satisfaction of Subordination Rights..........41
          F.       Discharge of the Debtors; Injunction.......................41
                   1.  Discharge..............................................41
                   2.  Injunction.............................................42
          G.       Committees.................................................42
          H.       Exculpation and Limitation of Liability; Indemnity.........43
          I.       Binding Effect.............................................44
          J.       Revocation, Withdrawal or Non-Consummation.................44
          K.       Plan Supplement............................................44
          L.       Notices....................................................44
          M.       Payment of Certain Fees and Expenses.......................45
          N.       Prepayment.................................................45
          O.       Term of Injunctions or Stays...............................45
          P.       Governing Law..............................................45

                                TABLE OF EXHIBITS


  EXHIBIT                                NAME
  -------                                ----
    A                      List of Subsidiary Debtors

    B                      List of Impaired Unsecured Claims

    C                      List of Canadian Impaired Unsecured Claims

    D                      Canadian Reorganization Plan

                                  INTRODUCTION

         Philip Services (Delaware), Inc., a Delaware corporation ("PSI"), Philip Services Corp., an Ontario corporation ("PSC"), and those entities listed on Exhibit A hereto (the "Subsidiary Debtors") hereby propose the following joint plan of reorganization (the "Plan") for the resolution of their outstanding creditor Claims and equity Interests. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. All capitalized terms not defined in this Introduction have the meanings ascribed in
Article I of this Plan. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtors' history, businesses, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, including the New Securities to be issued under the Plan.

         As explained in the Disclosure Statement, the precise treatment of certain classes of Claims and Interests under the Plan differs depending on which of two alternative restructurings are implemented in the Canadian CCAA proceedings of PSC and the other Canadian Debtors: the Canadian Reorganization Plan or the Alternate Canadian Transactions. If the Canadian Reorganization Plan is sanctioned, PSC and the other Canadian Debtors will reorganize and PSC, as reorganized, will emerge from chapter 11 and its CCAA proceedings as the ultimate parent company of the Reorganized Debtors and the Canadian Debtors. Alternatively, if the Alternate Canadian Transactions are implemented, the reorganization of the Canadian Debtors will be accomplished through the transfer of the businesses of the Canadian Debtors as going concerns to one or more direct or indirect subsidiaries of Reorganized PSI, with certain claims and causes of action and other assets being retained by PSC and the other Canadian Debtors, subject to the Lenders' security interests and Reorganized PSI will emerge from chapter 11 as the ultimate parent company of the Reorganized Debtors. In addition, the precise treatment of certain classes of Claims and Interests under the Plan may differ if the Debtors waive the condition to the Effective Date of this Plan that either the Canadian Reorganization Plan has been sanctioned or the Alternate Canadian Transactions have been implemented and thus this Plan becomes effective before the outcome of the Canadian Debtors' CCAA proceedings has been determined. The Debtors believe that there will not be a material economic impact on the nature or value of the distributions to be made under this Plan as a result of which of these alternatives are implemented.

         All holders of Claims and all holders of Interests are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and
Article XI of this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.


                                     ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                      COMPUTATION OF TIME AND GOVERNING LAW

A.       SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.       DEFINITIONS

         1.1 "Account Intermediaries" means (a) CIBC in its capacity as the provider of the CIBC Bank Account Services, (b) Comerica and its affiliates in their respective capacities as the providers of Comerica Bank Account Services and (c) for purposes of Articles IV.I.1 and IV.I.2, includes Royal Bank of Canada in its capacity as the former provider of bank account services to one or more of the Canadian Debtors.

         1.2 "Administrative Agent" means CIBC or its successor as administrative agent for the Lenders under the Pre-Petition Credit Agreement.

         1.3 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under 28 U.S.C. ss. 1930 and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A)of the Bankruptcy Code.

         1.4      "Agreed LC Claim" means $20 million.

         1.5 "Allowed Canadian Impaired Unsecured Claim" means (a) with respect to a Canadian Impaired Unsecured Claims the holder of which has made the U.S. Plan Election, if the Alternate Canadian Transactions are implemented, (1) a claim as to which no objection to allowance or request for estimation has been interposed on or before the Effective Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, (2) as to which any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, and (3) that has been allowed by a Final Order and (b) with respect to a Canadian Impaired Unsecured Claim if the Canadian Reorganization Plan is sanctioned, a claim that has been allowed pursuant to the Canadian Reorganization Plan.

         1.6 "Allowed Claim" means a Claim (a) as to which no objection to allowance or request for estimation has been interposed on or before the Effective Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, (b) as to which any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (c) that has been allowed by a Final Order or (d) that is expressly allowed in a liquidated amount in the Plan; provided, however, that, with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim allowed in accordance with Article XIV.A of this Plan; provided further, however, that all Class 1, 2, 3 and 4 Claims, if any, shall, except as otherwise provided herein or in Orders of the Bankruptcy Court, be treated for all purposes as if the Chapter 11 Cases were not filed, and the determination of whether any such Claims shall be allowed and/or the amount of any such Claims (as to which no proof of Claim need be filed) shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

         1.7 "Allowed" means, when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class.

         1.8 "Allowed Class . . . Claim" means an Allowed Claim in the particular Class described.

         1.9 "Allowed Class . . . Interest" means an Interest in the particular Class described (a) that has been allowed by a Final Order, (b) for which (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any Final Order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or
(c) that is expressly allowed in the Plan.

         1.10 "Allwaste Lock-up Agreement" means the Term Sheet executed as of July 8, 1999 by Kornitzer Capital Management, Inc. and Great Plains Trust Company.

         1.11 "Alternate Canadian Transactions" means, if the Canadian Reorganization Plan is not sanctioned, the series of transactions pursuant to which the Lenders will enforce the remedies available to them under Canadian law against one or more of PSC or the other Canadian Debtors; the businesses of the Canadian Debtors will be transferred as going concerns to one or more direct or indirect subsidiaries of Reorganized PSI; and the proceeds of such transfers will be distributed in accordance with the priorities under Canadian law of the claims against the transferred assets.

         1.12 "Amended and Restated Term Credit Agreement" means collectively, the agreement, together with ancillary documents, to be entered into among Reorganized PSC and/or Reorganized PSI and holders of Secured Lender Claims as of the Effective Date, pursuant to which the New Senior Secured Term Debt and New Secured PIK Debt will be governed, which agreement shall be substantially in the form included in the Plan Supplement.

         1.13 "Amended Certificates of Incorporation and Bylaws" means the Reorganized Debtors' certificates of incorporation and bylaws, as amended by the Plan.

         1.14 "Assumed Indemnification Obligations" means (a) the obligations of PSC pursuant to section 7.02 of its bylaws to indemnify current and former directors and officers, on the terms and subject to the limitations described therein, if and to the extent that such indemnification is permissible under the Ontario Business Corporations Act or such other applicable governing corporate statute and (b) the obligations of the Debtors other than PSC to indemnify current and former directors and officers under their respective bylaws to the extent such indemnification obligations are not more expansive than those of PSC under section 7.02 of its bylaws if and to the extent such indemnification is permissible under the applicable governing corporate statute of the applicable Debtor, in each case, including any affirmative obligation of the Debtors to indemnify current and former directors and officers in connection with any governmental, regulatory or enforcement investigation or action and in each case solely with respect to such officer or director actions subsequent to becoming an officer or director of PSC or of a direct or indirect subsidiary or affiliate of PSC. Notwithstanding anything herein to the contrary, Assumed Indemnification Obligations shall not include any Excluded Indemnification Obligations.

         1.15 "Ballots" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims and/or Interests entitled to vote under Article II hereof in connection with the solicitation of acceptances of the Plan.

         1.16 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as now in effect or hereafter amended.

         1.17 "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

         1.18 "Bankruptcy Rules" means collectively the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

         1.19     "BTCo" means Bankers Trust Company.

         1.20 "Bar Date(s)" means the date(s), if any, designated by the Bankruptcy Court as the last dates for filing Proofs of Claim or Interest against the Debtors.

         1.21 "Bonding Lien Order" means the Stipulation and Order Authorizing Debtors to Obtain Post-Petition Surety Bonds and to Enter into Indemnity Agreement and Intercreditor Agreement, dated June 28, 1999.

         1.22 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

         1.23 "Canadian Bankruptcy Court" means the Ontario Superior Court of Justice.

         1.24 "Canadian Claim" means (a) a claim of a Canadian resident against a Canadian Debtor that has not also been asserted against a United States Debtor and (b) a claim of a United States resident against a Canadian Debtor other than PSC that has not also been asserted against a United States Debtor.

         1.25 "Canadian Class Action" means the putative class action entitled Menegon v. Philip Services Corp., et al., File No. 4166 CP 98 (Ontario Court, General Division).

         1.26 "Canadian Class 8B Holder" means a Canadian resident that is a holder of a claim that would be classified in Class 8B if such holder was not a Canadian resident.

         1.27 "Canadian Class 8C Holder" means a Canadian resident that is a holder of a claim that would be classified in Class 8C if such holder was not a Canadian resident.

         1.28 "Canadian Debtors" means PSC and the Subsidiaries that have commenced proceedings in the Canadian Bankruptcy Court under the CCAA.

         1.29 "Canadian Impaired Unsecured Claims" means those Canadian Claims listed on Exhibit C hereto, as amended or supplemented from time to time.

         1.30 "Canadian Plan Condition" means the condition to the Effective Date contained in Article X.B.6.

1.31 "Canadian Proof of Claim and Election" means the form to be received by Logan & Company Inc. by the Voting Deadline by a holder of a Canadian Impaired Unsecured Claim or Canadian Class 8C Holder (a) voluntarily and irrevocably electing to submit to the personal and subject matter jurisdiction of the Bankruptcy Court for purposes of participating in distributions under this Plan,
(b) voluntarily and irrevocably consenting to have the allowance and priority of such holder's claim determined in accordance with the provisions of the Bankruptcy Code, (c) voluntarily and irrevocably agreeing to be bound by the provisions of the Plan in all respects and (d) asserting the amount of such holder's claim, a copy of which shall be included in the solicitation materials distributed to holders of Canadian Impaired Unsecured Claims and Canadian Class 8C Holders.

1.32 "Canadian Reorganization Plan" means the Plan of Compromise and Arrangement proposed by the Canadian Debtors in their CCAA proceedings providing for the reorganization of PSC and the other Canadian Debtors, as may be amended from time to time.

1.33     "Cash" means legal tender of the United States or equivalents thereof.

1.34 "Cash Collateral Order" means the Amended Final Stipulation and Order Authorizing and Restricting Use of Cash Collateral and Granting Adequate Protection of Secured Claims, dated July 29, 1999.

1.35       "CCAA" means the Companies' Creditors Arrangement Act (Canada).

1.36 "Chapter 11 Cases" means the jointly administered Chapter 11 cases of the Debtors.

1.37 "Chazen Actions" means the actions filed by a group of former shareholders of the Southern-Foundry Supply group of companies captioned Gary D. Chazen, Robert G. Chazen, Julius L. Chazen and Ruth E. Chazen v. Philip Metals Inc., et al., Case No:99 Civ. 2797 (MBM) (dismissed); and Stephen M. Chazen v. Philip Metals Inc., previously known as Philip Metals (Ohio) Inc., Philip Services Corp., Allen Fracassi, and Robert Waxman, No: CV9801642, in the Circuit Court of Jefferson County, Alabama (subsequently dismissed in favor of arbitration), and any and all actions that could be asserted by such Plaintiffs based upon the facts that have been or could be alleged in these actions or any other facts arising out of the acquisition by PSC of the Southern-Foundry Supply group of companies.

1.38     "Chazen Claims" means any Claims arising out of the Chazen Actions.

1.39     "CIBC" means Canadian Imperial Bank of Commerce.

1.40 "CIBC Bank Account Services" means "CIBC Bank Account Services" as defined in the Pre-Petition Credit Agreement.

1.41 "Claim" means a claim, as such term is defined by section 101(5) of the Bankruptcy Code, against the Debtors, or any of them, whether or not asserted.

1.42 "Claims Objection Deadline" means the last day for filing objections to Claims (other than Claims set forth in Article 1.82), which day shall be established by an order of the Bankruptcy Court.

1.43 "Claims Estimation Deadline" means the last day for filing a request for estimation of a Disputed Class 7 Claim (and if the Alternate Canadian Transactions are implemented, a Disputed Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented), for the purpose of establishing the Disputed Claims Reserve, which day shall be 15 days after the Confirmation Date.

1.44 "Class" means a category of holders of Claims or Interests, as described in Article II below.

1.45 "Class 6 Additional Distribution" means, if the Alternate Canadian Transactions are implemented (a) an amount of Reorganized PSI Common Shares equivalent to the aggregate amount of New Common Shares after the Reverse Stock Split to which holders of Canadian Impaired Unsecured Claims that do not make the U.S. Plan Election would have been entitled if the Canadian Reorganization Plan had been sanctioned as of the Effective Date (based on the Debtors' estimate of the Allowed amount of such claims) and (b) an amount of New Unsecured PIK Notes equal to the aggregate amount to which holders of Canadian Impaired Unsecured Claims that do not make the U.S. Plan Election would have been entitled if they had each made the U.S. Plan Election (based on the Debtors' estimate of the Allowed amount of such claims).





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

1.46 "Class 7 Election" means that election to be made by Qualifying Class 7 Creditors on the Ballot to be submitted on or before the Voting Deadline as to a distribution of New Unsecured PIK Notes or New Unsecured Convertible Notes pursuant to Article III.C.2.

1.47 "Class 8 Solicitation Order" means a Final Order of the Bankruptcy Court or other court of competent jurisdiction in form and substance satisfactory to PSC providing that Class 8 is not entitled to vote on the Plan and Class 8 is deemed to have rejected the Plan.

1.48 "Collateral" means any property or interest in the property of a Debtor's Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

1.49 "Comerica Bank Account Services" means "Comerica Bank Account Services" as defined in the Pre-Petition Credit Agreement.

1.50     "Confirmation" means entry by the Bankruptcy Court of the Confirmation
Order.

1.51 "Confirmation Date" means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

1.52 "Confirmation Hearing" means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code.

1.53 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

1.54 "Credit Documents" means the "Credit Documents" as defined in the Pre-Petition Credit Agreement.

1.55 "Creditor" means any Person who holds a Claim against any of the Debtors.

1.56 "Creditors' Committee" means the committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.57 "Cure" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable nonbankruptcy law.

1.58 "Debtor(s)" means individually PSI, PSC and each of the Subsidiary Debtors, and collectively, PSI, PSC and the Subsidiary Debtors, including in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code, and as reorganized hereunder.

1.59 "Deloitte & Touche" means Deloitte & Touche, its successors and affiliates.

1.60 "Dilution" means dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes and the exercise of the Management Options or (b) otherwise as a result of the issuance of common shares, implementation of other management incentive programs or other action taken by the board of directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived).

1.61 "DIP Agent" means BTCo, in its capacity as administrative agent under the DIP Facility Agreement.

1.62 "DIP Co-Arrangers" means BTCo and CIBC, in their capacities as co-arrangers of the DIP Facility.

1.63 "DIP Facility" means the debtor-in-possession credit facility provided to the Debtors during the Chapter 11 Cases in the principal amount of $100 million of available credit, pursuant to the DIP Facility Agreement.



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

1.64 "DIP Facility Agreement" means the Credit Agreement between PSC and PSI as borrowers, the Subsidiary Debtors as guarantors, certain other Subsidiaries as guarantors, the DIP Agent, and the DIP Co-Arrangers, and the other lender signatories thereto.

1.65 "DIP Facility Claim" means a Claim arising under or as a result of the DIP Facility.

1.66 "DIP Order" means the Interim Order Authorizing Debtors to Obtain Post-Petition Financing Pursuant to 11 U.S.C. ss.ss.364(c) and 364(d), dated July 27, 1999.

1.67 "Disbursing Agent" means Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) or any party designated by Reorganized PSC or PSI as applicable, to serve as a disbursing agent under the Plan and, with respect to the Old Debentures, shall mean the indenture trustee under the Old Indenture.

1.68 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as amended, supplemented or modified from time to time and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3018.

1.69 "Disputed Canadian Impaired Unsecured Claim" means a Canadian Impaired Unsecured Claim that has not become an Allowed Canadian Impaired Unsecured Claim or been estimated pursuant to the Plan, the Confirmation Order, Stipulation or a Final Order of the Bankruptcy Court.

1.70 "Disputed Class 7 Claim" means any Impaired Unsecured Claim which has not become an Allowed Claim, or been estimated pursuant to the Plan, the Confirmation Order, Stipulation or a Final Order of the Bankruptcy Court.

1.71     "Disputed Class 7 and Canadian Impaired Unsecured Claim Amount" means
(a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Class 7 Claim (or a Disputed Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented), (i) the liquidated amount set forth in such Proof of Claim; (ii) an amount agreed to by the Debtors and the holder of such Claim or Disputed Canadian Impaired Unsecured Claim; or (iii) if a request for estimation is filed by the Debtors or other parties in interest by the Claims Estimation Deadline, the amount at which such Claim or Canadian Impaired Unsecured Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Class 7 Claim (or a Disputed Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented),
(i) an amount agreed to by the Debtors and the holder of such Disputed Class 7 Claim or Disputed Canadian Impaired Unsecured Claim or (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Class 7 Claim or Disputed Canadian Impaired Unsecured Claim, provided, however, that the Debtors, the claimant or other parties in interest must file a request for estimation of such Disputed Class 7 Claim or Disputed Canadian Impaired Unsecured Claim no later than the Claims Estimation Deadline; (c) if the Claim was listed on the Impaired Unsecured Claims List as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero; (d) if the Alternate Canadian Transactions are implemented the Debtors' estimate of the maximum aggregate liability for Disputed Canadian Impaired Unsecured Claims the holders of which have not made the U.S. Plan Election or (e) if the Canadian Reorganization Plan is sanctioned, the maximum aggregate liability for Canadian Impaired Unsecured Claims as determined under the Canadian Reorganization Plan.

1.72 "Disputed Distribution Reserve" means the reserve, if any, established and maintained by the Disbursing Agent, into which the Reorganized Debtors shall deposit the amount of New Unsecured PIK Notes and New Common Shares (or Reorganized PSI Common Shares if applicable) determined pursuant to Article IX.C hereof.

1.73 "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, upon which distributions are made by the Reorganized Debtors, provided that (a) distributions to holders of Allowed DIP Facility, Allowed Administrative, Allowed Priority Tax and Allowed Class 6 Claims shall be made within thirty (30) Business Days after the Effective Date and (b) distributions to holders of (i) Allowed Class 7 Claims and (ii) if the Alternate Canadian Transactions are implemented, on account of Canadian Impaired Unsecured Claims that make the U.S. Plan Election and with respect to the Class 6 Additional Distribution, shall not occur prior to the estimation of Disputed Class 7 Claims and Disputed Canadian Impaired Unsecured Claims for the purpose of establishing the Disputed Distribution Reserve as set forth in Article IX.C.





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1.74     "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims or Interests, which date shall be the Confirmation Date or such other date designated in the Confirmation Order.

1.75 "Effective Date" means the Business Day on which all conditions to the consummation of the Plan as set forth in Article X.B hereof have been satisfied or waived as provided in Article X.C hereof and is the effective date of the Plan.

1.76 "Estate(s)" means individually the estate of each Debtor in the Chapter 11 Cases, and, collectively, the estates of all Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

1.77 "Excess Proceeds Account" means a separate interest-bearing account established by the DIP Agent into which Net Asset Sale Proceeds of all asset sales of PSC and the Subsidiaries consummated on or after the Petition Date are deposited and into which all proceeds at any time deposited into the Pre-Petition Proceeds Account (without giving effect to any disbursements from the Pre-Petition Proceeds Account prior to the Petition Date) in excess of $93,000,000 (after post-closing adjustments of no greater than $4,000,000 deposited into the Pre-Petition Proceeds Account with respect to the sale of certain assets of PSC's aluminum division prior to the Petition Date) shall also be deposited, which funds shall be held by the DIP Agent to be distributed in accordance with this Plan on the Effective Date.

1.78 "Excluded Indemnification Obligations" means (i) the obligations of the Debtors to indemnify any current or former officers, directors or employees solely as to claims actually asserted as of the Petition Date, or claims asserted after the Petition Date in the following actions or in actions initiated after the Petition Date, in each case arising out of or related to the same nucleus of operative facts alleged in the following actions as of the Petition Date or when such actions were filed: (A) the consolidated, putative class action entitled In re Philip Services, Corp Securities Litigation, 98 CV 835 (MBM), previously pending against PSC in the United States District Court for the Southern District of New York, and the putative class action entitled Menegon v. Philip Services Corp., et al., File No. 4166 CP 98 (Ontario Court, General Division), (B) the action filed by a group of former shareholders of the Steiner-Liff Metals group of companies on October 6, 1998, with the American Arbitration Association captioned In re Liff Arbitration, Case No. 39 Y 1680012 98 and the litigation styled Liff v. Chodos, Case No. 99 Civ. 1322 (dismissed and pending appeal), (C) the actions filed by a group of former shareholders of the Southern-Foundry Supply group of companies captioned Gary D. Chazen, Robert
G. Chazen, Julius L. Chazen and Ruth E. Chazen v. Philip Metals Inc., et al., Case No:99 Civ. 2797 (MBM) (S.D.N.Y.) (dismissed); and Stephen M. Chazen v. Philip Metals Inc., previously known as Philip Metals (Ohio) Inc., Philip Services Corp., Allen Fracassi, and Robert Waxman, No: CV9801642, in the Circuit Court of Jefferson County, Alabama (subsequently dismissed in favor of arbitration) and (D) the action captioned Great Plains Trust Company and Kornitzer Capital Management, Inc. v. Robert M. Christe, R.L. Nelson, Jr., T. Wayne Wren, Jr., Michael W. Ramirez, David E. Fanta, James E. Rief, William L. Fiedler, Michael A. Baker, John U. Clarke, Frank A. Rossi, Thomas J. Tierney and
T. Michael Young, No. 1999-38771, in the District Court of Harris County, Texas;
(ii) any claims for reimbursement, contribution or indemnity that may be asserted by Robert Waxman, Greg Madesker, Rik Barrese, Drew Luntz, Andrew Luntz and John Luntz; (iii) any claims for reimbursement, contribution or indemnity asserted by present or former professionals or advisors of the Debtors or Subsidiaries, including, without limitation, Deloitte & Touche, any insurance brokers retained by the Debtors, accountants, auditors, financial consultants, underwriters or attorneys as to claims arising out of the matters alleged in the Securities Actions, the Chazen Actions, the Liff Actions, the Great Plains Action, or in any action initiated after the Petition Date based upon similar factual allegations or alleging similar causes of action and any indemnification obligation of such professionals or advisors of the kind described in section 510(b) of the Bankruptcy Code or subject to subordination pursuant to section 510(c) of the Bankruptcy Code and (iv) any reimbursement, contribution or indemnity obligations to current or former directors or officers of any Debtor that are more expansive than those contained in section 7.02 of PSC's bylaws or which are not permissible under the applicable governing corporate statute of the applicable Debtor; provided, however, that "Excluded Indemnification Obligations" shall not impact the setoff rights, if any, of any party, and shall not include Assumed Indemnification Obligations in connection with any governmental, regulatory or enforcement investigation or action or Assumed Indemnification Obligations to pay the reasonable defense costs of any individual who was a director, officer or employee of a Debtor as of the Petition Date in connection with any third party complaint or claim by Deloitte & Touche and/or Robert Waxman against such officer, director or employee in connection with any action commenced by the Debtors, the Reorganized Debtors or the Lenders against Deloitte & Touche arising out of the same nucleus of operative facts alleged in the Securities Actions, the Chazen Actions or the Liff Actions.

1.79 "Exit Facility" means the new senior secured credit facility in an aggregate principal amount of approximately $125 million, which the Reorganized Debtors anticipate entering into as a condition to the consummation of the Plan.

1.80     "Exit Lender(s)" means the lender(s) under the Exit Facility.



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1.81     "Final Order" means an order or judgment of the Bankruptcy Court, as entered on the docket in the Chapter 11 Cases, or the order or judgment of any other court of competent jurisdiction, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.82 "General Unsecured Claim" means a Claim against the Debtors, that is not a DIP Facility Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Intercompany Claim of a Non-Debtor, Secured Lender Claim, Unsecured Lender Claim, Impaired Unsecured Claim, Securities Claim, Other Securities Claim or Excluded Indemnification Obligation.

1.83 "Great Plains Action" means the action captioned Great Plains Trust Company and Kornitzer Capital Management, Inc. v. Robert M. Christe, R.L. Nelson, Jr., T. Wayne Wren, Jr., Michael W. Ramirez, David E. Fanta, James E. Rief, William L. Fiedler, Michael A. Baker, John U. Clarke, Frank A. Rossi, Thomas J. Tierney and T. Michael Young, No. 1999-38771, in the District Court of Harris County, Texas.

1.84 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.85 "Impaired Trade Claims" means Claims in excess of $50,000 of trade vendors who do not agree to continue to provide trade credit to the Debtors in accordance with terms provided prior to the Petition Date or who have not actually provided such terms during the Chapter 11 Cases.

1.86 "Impaired Unsecured Claims" means collectively the Claims listed on the Impaired Unsecured Claims List, the Unsecured Lender Claims, the Old Debenture Claims, Impaired Trade Claims and Claims of parties to executory contracts and leases that are rejected in the Chapter 11 Cases.

1.87 "Impaired Unsecured Claims List" means the list of Impaired Unsecured Claims attached hereto as Exhibit B as amended or supplemented from time to time.

1.88 "Indenture Trustee" means First Union National Bank or its successor, in either case in its capacity as indenture trustee for the Old Debentures.

1.89 "Intercompany Claim" means, as the case may be, any Claim of (a) any Subsidiary against a Debtor, (b) any Subsidiary against any other Subsidiary, or
(c) PSC against any Subsidiary.

1.90 "Interest" means (a) the legal, equitable, contractual and other rights of any Person (including any 401K plan or plan participant) with respect to Old Common Shares, Old Stock Options or any Other Equity Securities of any Debtor and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

1.91 "LC Lenders" means the "LC Lenders" as defined in the Pre-Petition Credit Agreement.

1.92 "Lender" means a "Lender" as defined in the Pre-Petition Credit Agreement, CIBC as Administrative Agent, BTCo as syndication agent, CIBC and BTCo as co-arrangers, and their individual successors and assigns.

1.93 "Lender Claim" means a Claim of a Lender arising under or as a result of the Pre-Petition Credit Facility Agreements.

1.94 "Lender Lock-up Agreement" means the letter agreement dated as of April 5, 1999, as amended and restated as of June 21, 1999, and as may be amended further subsequent to the date hereof, among PSC and the lenders signatories thereto with respect to the principal terms and conditions of this Plan.

1.95 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.96 "Liff Actions" means the action filed by a group of former shareholders of the Steiner-Liff Metals group of companies on October 6, 1998, with the American Arbitration Association captioned In re Liff Arbitration, Case No. 39 Y 168 00112 98, the litigation styled Liff v. Chodos, Case No. 99 Civ. 1322 (MBM) (S.D.N.Y.) (dismissed and pending appeal) and any




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

and all actions that could be asserted by such Plaintiffs based upon the facts that have been or could be alleged in this action or any other facts arising out of the acquisition by PSC of the Steiner-Liff Metals group of companies.

1.97     "Liff Claims" means any Claims arising out of the Liff Actions.

1.98 "Litigation Claims" means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Article IV.F of this Plan.

1.99 "Management Option Agreement(s)" means the stock option agreement(s) to be entered into by Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) and the Management Option Plan Participants, pursuant to which the Management Options will be granted.

1.100 "Management Option Plan" means a stock option plan to be adopted by the Board of Directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) on or after the Effective Date.

1.101 "Management Option Plan Participants" means the employees of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) entitled to participate in the Management Option Plan.

1.102 "Management Options" means the options to be issued by Reorganized PSC or PSI, as applicable, to the Management Option Plan Participants to purchase PSC Common Shares (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI Common Shares (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) pursuant to the provisions of the Management Option Agreement to be entered into under the Management Option Plan, subject to Dilution.

1.103 "Net Asset Sale Proceeds" means the cash proceeds of asset sales of PSC and the Subsidiaries net only of reasonable costs and expenses and the payment of Other Secured Claims (excluding the Secured Claims of the Account Intermediaries) secured by Liens on such assets senior to the Liens securing the Secured Lender Claims on such assets.

1.104 "Net Asset Sale Proceeds Pool" means the amount of cash in the Excess Proceeds Account equal to sixty-six and two-thirds percent (66-b%) of the first $200,000,000 of any Net Asset Sale Proceeds of the U.S. Ferrous division, if the US Ferrous division is sold, plus seventy-five percent (75%) of all other Net Asset Sale Proceeds in the Excess Proceeds Account.

1.105 "New Common Shares" means common shares of Reorganized PSC to be authorized under Article IV.C.1 of the Plan (if the Canadian Reorganization Plan is sanctioned), and for the purposes of the Reverse Stock Split, shall include the common shares of Reorganized PSC, if any, to be retained by holders of Allowed Class 8A Interests under the Plan.

1.106 "New Debt Securities" means collectively the New Secured PIK Debt, the New Unsecured PIK Notes and the New Unsecured Convertible Notes.

1.107 "New Guaranties" means collectively the secured guaranties of the Reorganized Subsidiary Debtors (in existence after giving effect to the Restructuring Transactions) and the other Restricted Subsidiaries to be entered into as of the Effective Date to guaranty and secure the New Senior Secured Term Debt and the New Secured PIK Debt.

1.108 "New Securities" means collectively the New Common Shares (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI Common Shares (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived), New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes and Management Options.

1.109 "New Secured PIK Debt" means the 10% Secured Convertible PIK Debt due 2004 of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) in the aggregate principal amount of $100 million, to be issued and distributed pursuant to the Plan on the Distribution Date and governed by the terms of the Amended and Restated Term Credit Agreement, the original face amount of which are convertible until maturity at the option of the holders into twenty-five percent (25%) of (i) the PSC Common Shares (if the Canadian Reorganization Plan is sanctioned) or (ii) Reorganized PSI Common Shares (if the Alternate




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Canadian Transactions are implemented or the Canadian Plan Condition is waived), in the aggregate, not subject to Dilution, as of the Effective Date and having usual anti-dilution provisions applicable in a public offering of convertible debt, including giving effect to the issuance of any New Common Shares, PSC Common Shares or Reorganized PSI Common Shares under the Shareholder Rights
Plan.

1.110 "New Senior Secured Term Debt" means the secured term debt of Reorganized PSI due 2004, to be governed by the terms of the Amended and Restated Term Credit Agreement, to be distributed under the Plan on the Distribution Date in the aggregate principal amount of $250 million minus an amount equal to the Net Asset Sale Proceeds Pool.

1.111 "New Unsecured Convertible Notes" means the 3% Unsecured Convertible Notes due 2019 of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived), to be governed by the terms of the New Unsecured Convertible Notes Indenture, in an aggregate face amount not to exceed $18 million, to be issued and distributed pursuant to the Plan on the Class 7 Distribution Date and governed by the terms of the New Unsecured Convertible Notes Indenture; provided, however, that no New Unsecured Convertible Notes will be issued if Class 7 votes to reject the Plan.

1.112 "New Unsecured Convertible Notes Indenture" means the indenture to be entered into between Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Unsecured Convertible Notes shall be issued, which indenture shall be substantially in the form included in the Plan Supplement.

1.113 "New Unsecured PIK Notes Indenture" means the indenture to be entered into between Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Unsecured PIK Notes shall be issued, which indenture shall be substantially in the form included in the Plan Supplement.

1.114 "New Unsecured PIK Notes" means the 6% Unsecured PIK Notes due 2009 of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) in the aggregate principal amount not to exceed $60 million, to be issued and distributed pursuant to the Plan on the Class 7 Distribution Date and governed by the terms of the New Unsecured PIK Notes Indenture; provided, however, that no New Unsecured PIK Notes will be issued (i) if the Canadian Reorganization Plan is sanctioned, and Class 7 votes to reject the Plan and the class of holders of Canadian Impaired Unsecured Claims votes to reject the Canadian Reorganization Plan or (ii) if the Alternate Canadian Transactions are implemented and Class 7 votes to reject the Plan.

1.115 "Old Common Shares" means the common shares of PSC issued and outstanding as of the Petition Date.

1.116 "Old Debentures" means the 7 1/4% Convertible Subordinated Debentures due 2014, issued and outstanding under the Old Indenture.

1.117 "Old Indenture" means the Indenture, dated June 1, 1989, between Allwaste, Inc. and TCT, as trustee, as modified by the First Supplemental Indenture, dated as of July 30, 1997, between Allwaste, Inc., PSC and TCT, as trustee, pursuant to which the Old Debentures were issued and are outstanding.

1.118 "Old Securities" means collectively the Old Common Shares, the Other Equity Securities and the Old Debentures.

1.119 "Old Stock Options" means the outstanding options to purchase Old Common Shares, as of the Petition Date.

1.120 "Ordinary Course Professionals' Order" means an order entered by the Bankruptcy Court authorizing the Debtors, or any of them, to retain, employ and pay certain professionals, as specified in the order, which are not involved in the administration of the Chapter 11 Cases, in the ordinary course of business, without further order of the Bankruptcy Court.

1.121 "Other Equity Securities" means collectively the Old Stock Options, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Old Common Shares or other ownership interests in any Debtor or of an affiliate of any Debtor, and any contracts, subscriptions, commitments or


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agreements pursuant to which the non-debtor party was or could have been entitled to receive shares, securities or other ownership interests in any Debtor, excluding Subsidiary Interests.

1.122     "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, a Priority Tax Claim or an Administrative Claim.

1.123 "Other Secured Claims" means collectively the Secured Claims of the Account Intermediaries, the issuers of letters of credit issued under the Permitted LC Facility established pursuant to Amending Agreement No. 3 to the Pre-Petition Credit Agreement and all other Secured Claims against the Debtors, as the case may be, other than the Secured Lender Claims included in Class 6.

1.124 "Other Securities Claims" means (a) the Chazen Claims, Liff Claims, Claims arising out of the Great Plains Action and any and all Claims arising from the recission or right of recission of a purchase or sale of a security or Interest of any Debtor or of an affiliate of any Debtor, or for damages arising from the purchase or sale of such a security or Interest (excluding the Securities Claims classified in Class 8B); (b) claims for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of (i) such Claims, (ii) the Securities Actions, (iii) any actions initiated after the Petition Date that may be subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code or (iv) any actions associated with or arising out of the facts or alleged facts relating to any of the aforementioned claims or actions in each case that may be subordinated pursuant to section 510(b) or 510(c) of the Bankruptcy Code; and (c) claims relating to Excluded Indemnification Obligations, in each case to the extent not disallowed pursuant to Article IV.K; provided, however, that "Other Securities Claims" shall not include Assumed Indemnification Obligations or Claims against PSC held by Canadian residents.

1.125 "Person" means Person as defined in section 101 (41) of the Bankruptcy Code.

1.126 "Petition Date" means the dates on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

1.127     "Phencorp" means Phencorp International Finance Inc.

1.128 "Plan" means this chapter 11 reorganization plan and all exhibits annexed hereto or referenced herein, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders, and to the extent of any modification to the treatment of the Account Intermediaries as holders of Other Secured Claims, the consent of the Account Intermediaries.

1.129 "Plan Supplement" means the compilation of documents and forms of documents specified in the Plan which will be filed with the Bankruptcy Court not later than five (5) Business Days prior to date of the commencement of the Confirmation Hearing.

1.130 "Pre-Petition Credit Agreement" means the Credit Agreement dated as of August 11, 1997, among PSC, as borrower in Canada, PSI, as borrower in the United States, the Lenders, CIBC, as administrative agent for the Lenders, BTCo, as syndication agent, and CIBC and BTCo, as co-arrangers, as amended by amending agreements dated as of October 31, 1997, February 19, 1998, June 24, 1998, October 20, 1998, and December 4, 1998.

1.131 "Pre-Petition Credit Facility Agreements" mean the Pre-Petition Credit Agreement, the Credit Documents and the Lender Lock-up Agreement.

1.132 "Pre-Petition Proceeds Account" means the account established under the Proceeds Agreement into which proceeds of certain asset sales were deposited prior to the Petition Date.

1.133 "Priority Tax Claim" means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.134 "Proceeds Agreement" means the Proceeds Agreement dated April 5, 1999, as amended, made by and among PSC, the Subsidiaries and the Lenders.

1.135 "Professional" means any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and any professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.



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1.136     "Professional Fee Claim" means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

1.137 "Proof of Claim" means collectively (i) the proof of claim that must be filed by certain holders of Impaired Unsecured Claims pursuant to an Order of the Bankruptcy Court entered on June 28, 1999, and (ii) any other proof of claim filed in the Chapter 11 Cases as required by the Plan, the Bankruptcy Code, the Bankruptcy Rules or any order of the Bankruptcy Court.

1.138 "Protocol" means the Cross-Border Insolvency Protocol entered in the Chapter 11 Cases and the CCAA cases of the Canadian Debtors.

1.139 "PSC Common Shares" means (if the Canadian Reorganization Plan is sanctioned) the common shares of Reorganized PSC outstanding after giving effect to the issuance of the New Common Shares and the Reverse Stock Split, if applicable.

1.140 "Qualifying Class 7 Creditors" means the holders of Class 7 Impaired Unsecured Claims that as of the Voting Record Date are holders of Allowed Impaired Unsecured Claims (or a portion of a Disputed Class 7 Claim the portion of which is not disputed) entitled to a distribution.

1.141 "Registration Rights Agreement" means an agreement to be entered into between Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) and certain holders of Allowed Lender Claims with respect to rights of registration as to the New Common Shares or Reorganized PSI Common Shares in substantially the form included in the Plan Supplement.

1.142 "Reinstated" or "Reinstatement" means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the holder of such Claim or Interest so as to leave such Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (c) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; or (d) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest; provided, however, that, except as to the Other Secured Claims of the Account Intermediaries, any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim or Interest is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.143 "Reorganized PSC" means PSC or its successor, on and after the Effective Date.

1.144     "Reorganized PSI" means PSI, on and after the Effective Date.

1.145 "Reorganized PSI Common Shares" means shares of common stock of Reorganized PSI to be authorized under Article IV.C.1 of the Plan (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived).

1.146 "Reorganized Debtor(s)" means individually any Debtor and collectively all Debtors, on or after the Effective Date.

1.147 "Reorganized Subsidiary Debtor(s)" means individually any Debtor and collectively all Debtors, on or after the Effective Date.

1.148 "Required Lenders" means the "Required Lenders" as defined in the Pre-Petition Credit Agreement.

1.149 "Restricted Subsidiaries" means "Restricted Subsidiaries" as defined in the Pre-Petition Credit Agreement.

1.150     "Restructuring Transactions" has the meaning ascribed thereto in
Article IV.B.4 hereof.





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1.151     "Reverse Stock Split" means (if the Canadian Reorganization Plan is sanctioned by the Effective Date) the reverse stock split of Reorganized PSC to be implemented only if Class 7 votes to accept the Plan, which if so implemented shall be done simultaneously with the Effective Date pursuant to which each 273 New Common Shares shall be consolidated into one PSC Common Share and as a result 24,000,000 shares of PSC Common Shares will be issued and outstanding.

1.152 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs, if any, filed in the Bankruptcy Court by the Debtors as such schedules or statements as may be amended or supplemented from time to time in accordance with Fed. R. Bankr. P. 1009 or orders of the Bankruptcy Court.

1.153 "Secured Claim" means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.154 "Secured Lender Claim" means a Secured Claim of a Lender arising under or as a result of the Pre-Petition Credit Facility Agreements other than any Other Secured Claims.

1.155      "Securities Act" means the Securities Act of 1933, 15
U.S.C.ss.ss.77a-77aa, as now in effect or hereafter amended.

1.156 "Securities Actions" means collectively (i) the U.S. Class Action and (ii) the Canadian Class Action.

1.157 "Securities Claim" means a Claim of any Person (other than a Claim against PSC held by a Canadian resident) as to causes of action asserted in the Securities Actions or Claims arising out of the ownership of Old Common Shares, excluding the Other Securities Claims.

1.158 "Security Agent" means the "Security Agent" as defined in the Pre-Petition Credit Agreement.

1.159 "Shareholder Rights Plan" means the Shareholder Rights Plan to be implemented on the Effective Date for Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived) substantially in the forms included in the Plan Supplement.

1.160 "Subsidiaries" means collectively all of the direct and indirect subsidiaries of PSC, Reorganized PSC and/or Reorganized PSI.

1.161 "Subsidiary Debtors" means the direct and indirect subsidiaries of PSC listed on Exhibit A.

1.162 "Subsidiary Interests" means collectively the issued and outstanding shares of stock of the Subsidiaries as of the Petition Date.

1.163 "Substantial Contribution Claim" means a claim for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3),(4) or (5) of the Bankruptcy Code.

1.164     "TCT" means Texas Commerce Trust Company of New York.

1.165 "Unfunded LC Claim" means the amount, if any, by which the Agreed LC Claim exceeds the amount actually drawn from the Petition Date through the Effective Date on letters of credit issued pursuant to the Pre-Petition Credit Agreement, which for greater certainty do not include letters of credit issued under the Permitted LC Facility established pursuant to Amending Agreement No. 3 to the Pre-Petition Credit Agreement.

1.166 "Unimpaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.167     "Unimpaired Claim" means a Claim that is not an Impaired Claim.

1.168 "United States Debtors" means the Debtors in these jointly administered Chapter 11 proceedings, other than PSC.



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1.169     "Unsecured Lender Claim" means a Claim of a Lender arising under or as a result of the Pre-Petition Credit Facility Agreements that is not a Secured Lender Claim, other than Lender Claims in respect of letters of credit issued pursuant to the Pre-Petition Credit Agreement that are contingent as of the Effective Date.

1.170 "U.S. Class Action" means the consolidated, putative class action entitled In re Philip Services, Corp Securities Litigation, 98 CV 835 (MBM), previously pending against PSC in the United States District Court for the Southern District of New York.

1.171 "U.S. Plan Election" means (a) the election to receive distributions under this Plan by holders of Canadian Impaired Unsecured Claims or Canadian Class 8C Holders made by filing by the Voting Deadline the Canadian Proof of Claim and Election and (b) the election to receive distributions under this Plan by Canadian Class 8B Holders (i) that have opted out of the Canadian Class Action class if the settlement of the Canadian Class Action is approved and implemented or (ii) by filing by a date to be determined by the Debtors prior to the Effective Date a form substantially similar to the Canadian Proof of Claim and Election if the settlement of the Canadian Class Action is not approved and implemented, provided that such elections shall only become effective if the Alternate Canadian Transactions are implemented.

1.172 "Voting Deadline" means the voting deadline on the Plan as set by an order of the Bankruptcy Court.

1.173 "Voting Record Date" means the voting record date as to the Plan as set by an order of the Bankruptcy Court.

C.       RULES OF INTERPRETATION

         For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan; (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.       COMPUTATION OF TIME

         In computing any period of time prescribed or allowed by the Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.


                                  ARTICLE II.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

A.       INTRODUCTION

         The Plan is premised on the substantive consolidation of the Debtors only with respect to the treatment of Class 6, 7 and 8 Claims, as provided in
Article IV.J. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests. All Claims and Interests, except DIP Facility Claims, Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

         A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

B.        UNCLASSIFIED CLAIMS  (NOT ENTITLED TO VOTE ON THE PLAN)

          1.    DIP Facility Claims

          2.    Administrative Claims

          3.    Priority Tax Claims

C.        SUMMARY OF CLASSIFIED CLAIMS AND INTERESTS

         Class                                                Status

Class 1 - Other Priority Claims                Unimpaired - not entitled to vote
Class 2 - Other Secured Claims                 Unimpaired - not entitled to vote
Class 3 - General Unsecured Claims             Unimpaired - not entitled to vote
Class 4 - Intercompany Claims of Non-Debtors   Unimpaired (except for
                                               Intercompany Claims of Phencorp
                                               against PSI, Luntz Acquisition
                                               (Delaware) Corporation, RESI
                                               Acquisition (Delaware)
                                               Corporation and Industrial
                                               Services Technology, Inc. ) - not
                                               entitled to vote (Phencorp deemed
                                               to accept)

Class 5 - Subsidiary Interests                 Unimpaired - not entitled to vote

Class 6 - Secured Lender Claims                Impaired - entitled to vote

Class 7 - Impaired Unsecured Claims            Impaired - entitled to vote

Class 8A - Old Common Shares                   Impaired - entitled to vote,
                                               unless the Class 8 Solicitation
                                               Order is entered, in which case
                                               deemed to reject

Class 8B - Securities Claims in the
Securities Actions                             Impaired - entitled to vote,
                                               unless the Class 8 Solicitation
                                               Order is entered, in which case
                                               deemed to reject

Class 8C - Other Securities Claims             Impaired - entitled to vote
                                               unless the Class 8 Solicitation
                                               Order is entered, in which case
                                               deemed to reject

Class 9 - Other Equity Securities              Impaired - deemed to reject

D. CLASSIFICATION OF UNIMPAIRED CLASSES OF CLAIMS AND INTERESTS (DEEMED TO HAVE ACCEPTED THE PLAN AND THEREFORE NOT ENTITLED TO VOTE)

         1.      Class 1:  Other Priority Claims

         Class 1 consists of all Other Priority Claims.

         2.      Class 2:  Other Secured Claims

         Class 2 consists of separate subclasses for each Other Secured Claim secured by a Lien upon property in which an Estate has an interest. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

         3.      Class 3:  General Unsecured Claims

         Class 3 consists of all General Unsecured Claims.

         4.     Class 4:  Intercompany Claims of Non-Debtors

         Class 4 consists of all Intercompany Claims of all Non-Debtors against Debtors.

         5.     Class 5:  Subsidiary Interests

         Class 5 consists of the Subsidiary Interests.

E. CLASSIFICATION OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS. (Classes 6 and 7 are entitled to vote on the Plan. If the Class 8 Solicitation Order is entered, then Classes 8A, 8B and 8C will be deemed to have rejected the Plan and, therefore, will not be entitled to vote. If the Class 8 Solicitation Order is not entered, then Classes 8A, 8B and 8C will be entitled to vote.)

         1.     Class 6:  Secured Lender Claims

         Class 6 consists of all Secured Lender Claims. Notwithstanding anything contained in this Plan to the contrary, the Secured Lender Claims shall be deemed Allowed Class 6 Claims in an amount to be determined by the Bankruptcy Court.

         2.     Class 7:  All Impaired Unsecured Claims

         Class 7 consists of all Impaired Unsecured Claims.

         3.     Class 8A:  Old Common Shares

         Class 8A consists of the Interests of holders of Old Common Shares.

         4.     Class 8B:  Securities Claims in the Securities Actions

         Class 8B consists of all the Securities Claims of the putative plaintiffs in the Securities Actions.

         5.    Class 8C:  Other Securities Claims

         Class 8C consists of all Other Securities Claims.

         6.    Class 9:  Other Equity Securities

         Class 9 consists of the Interests of holders of Other Equity
Securities.


                                  ARTICLE III.

                       TREATMENT OF CLAIMS AND INTERESTS

A.       UNCLASSIFIED CLAIMS

         1.       DIP Facility Claims

         On the Effective Date or the date such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holder of such DIP Facility Claim, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (a) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (b) such other treatment as to which the Debtors, with the consent of the Required Lenders and the Account Intermediaries, and such holder shall have agreed upon in writing.

         2.      Administrative Claims

         Except as otherwise provided for herein, and subject to the requirements of Article XIV.A hereof, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim
(a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which the applicable Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing; provided, however, that Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         3.         Priority Tax Claims

         On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim (a) with the consent of the Required Lenders, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments over time in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim plus simple interest on the unpaid portion thereof at the rate of seven percent (7%) per annum from the Effective Date through the date of payment thereof, or (c) such other treatment as to which a Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing. Cash payments of principal shall be made in annual installments, each such installment amount being equal to ten percent (10%) of such Allowed Priority Tax Claim plus accrued and unpaid interest, with the first payment to be due on or before the first anniversary of the Effective Date, or as soon thereafter as is practicable, and subsequent payments to be due on the anniversary of the first payment date or as soon thereafter as is practicable; provided, however, that any installments remaining unpaid on the date that is six years after the date of assessment of the tax that is the basis for the Allowed Priority Tax Claim shall be paid on the first Business Day following such date, or as soon thereafter as is practicable, together with any accrued and unpaid interest to the date of payment; and provided further that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

B.       UNIMPAIRED CLASSES OF CLAIMS AND INTERESTS

         1.         Class 1:  Other Priority Claims

         On, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Class 1 Other Priority Claim becomes an Allowed Class 1 Other Priority Claim, or (iii) the date such Class 1 Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Class 1 Other Priority Claim, each holder of an Allowed Class 1 Other Priority Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 1 Other Priority Claim
(a) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (b) such other treatment as to which a Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing.

         2.         Class 2:  Other Secured Claims

         Each holder of a Class 2 Other Secured Claim shall be treated as a separate class for all purposes under this Plan, and each holder of an Allowed Class 2 Other Secured Claim shall receive the treatment set forth below in Option A or B. Except as to the Liens and security interests of the Account Intermediaries, the Debtors specifically reserve all rights to challenge the validity, nature and perfection of any purported Liens and security interests of the holders of Other Secured Claims.

         Option A: Allowed Class 2 Other Secured Claims with respect to which the applicable Debtor or the applicable Reorganized Debtor selects Option A will, subject to the consent of the Required Lenders, be paid in cash, in full, by the Reorganized Debtors, unless the holder of such Claim agrees to less favorable treatment.

         Option B: Allowed Class 2 Other Secured Claims with respect to which the applicable Debtor or Reorganized Debtor selects Option B will be Reinstated.

         The applicable Debtor or Reorganized Debtor will be deemed to have elected Option B in respect of the Other Secured Claims of the Account Intermediaries and all other Allowed Class 2 Other Secured Claims except those with respect to those other Allowed Class 2 Other Secured Claims which the applicable Debtor, with the consent of the Required Lenders, elects Option A in writing prior to the Confirmation Hearing.

         3.         Class 3:  General Unsecured Claims

         Each holder of an Allowed Class 3 General Unsecured Claim shall, at the option of the Debtors, (a) have its Claim Reinstated or (b) receive such other treatment as to which the applicable Debtor or Reorganized Debtor, with the consent of the Required Lenders, and such holder shall have agreed upon in writing.

         4.         Class 4:  Intercompany Claims of Non-Debtors

         Except as provided herein, each holder of an Allowed Class 4 Intercompany Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 4 Intercompany Claim, shall, in the sole discretion of the applicable Debtor or Reorganized Debtor, (a) have its Claim Reinstated or (b) receive such other treatment as the applicable Debtor or Reorganized Debtor, with the consent of the Required Lenders, and such holder have agreed upon in writing.

         5.        Class 5:  Subsidiary Interests

         Subject to the Restructuring Transactions, all Class 5 Subsidiary Interests will be deemed Allowed Interests and Reinstated on the Effective Date, but the holders of the Class 5 Subsidiary Interests shall receive no distribution under the Plan on account of such Interests; provided, however, if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, then the Interests in PSI and Luntz Corporation owned by Philip Enterprises, Inc. shall be deemed cancelled and extinguished as of the Effective Date.

C.       IMPAIRED CLASSES OF CLAIMS AND INTERESTS

         1.        Class 6:  Secured Lender Claims

                   (a) Treatment if the Canadian Reorganization Plan Is Sanctioned. On the Effective Date, the Pre-Petition Credit Facility Agreements shall be amended and restated by the Amended and Restated Term Credit Agreement without any further action by any party. Subject to the adjustment described in the immediately succeeding paragraph, each holder of an Allowed Class 6 Secured Lender Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 Secured Lender Claim, shall receive on or as soon as practicable after the Distribution Date its pro rata share of (A) the Net Asset Sale Proceeds Pool, (B) the New Secured PIK Debt, (C) the New Senior Secured Term Debt and (D) (i) if Class 7 votes to accept the Plan, 5,967,052,592 shares of the New Common Shares which shall be ninety-one percent (91%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 21,840,000 PSC Common Shares after giving effect to the Reverse Stock Split), subject to Dilution or (ii) if Class 7 votes to reject the Plan, 22,800,000 shares of the PSC Common Shares which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date plus an amount of PSC Common Shares equal to the aggregate number of New Common Shares that would have been available for distribution to Class 7 had Class 7 voted to accept the Plan (based on the Debtors' estimate of the aggregate amount of Allowed Class 7 Claims), subject to Dilution, and an amount of New Unsecured PIK Notes equal to the amount that would have been distributed to Class 7 had Class 7 voted to accept the Plan (based on the Debtors' estimate of the aggregate amount of Allowed Class 7 Claims).

                  Each LC Lender will fund its pro rata share of the Unfunded LC Claim (a) in Cash, or (b) by forgoing distributions that it would otherwise receive in respect of a Claim in the amount of its pro rata share of the Unfunded LC Claim. If the distributions that would otherwise be received by an LC Lender are insufficient to fund its pro rata share of the Unfunded LC Claim, such deficiency may be paid by forgoing distributions to the extent necessary by any Lender that is an Affiliate of such LC Lender. Any such Cash paid or distributions forgone shall be reallocated pro rata among the holders of Allowed Class 6 Secured Lender Claims.

                  On the Effective Date, Reorganized PSC shall record such holders of Allowed Class 6 Lender Claims as holders of record of such New Common Shares. Each holder of an Allowed Class 6 Secured Lender Claim shall vote the New Common Shares distributed to it under the Plan in favor of each of the matters set forth in Article IV.B.7 hereof.

                  (b) Treatment if the Alternate Canadian Transactions Are Implemented. On the Effective Date, the Pre-Petition Credit Facility Agreements shall be amended and restated by the Amended and Restated Term Credit Agreement, except as provided in the last sentence of this paragraph, without any further action by any party. Subject to the adjustment described in the immediately succeeding paragraph, each holder of an Allowed Class 6 Secured Lender Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 Secured Lender Claim against the Debtors other than PSC and in exchange for the assignment of its right as a secured creditor to receive certain proceeds of the Alternate Canadian Transactions, shall receive on or as soon as practicable after the Distribution Date its pro rata share of (A) the Net Asset Sale Proceeds Pool,
(B) the New Secured PIK Debt, (C) the New Senior Secured Term Debt and (D) (i) if Class 7 votes to accept the Plan, ninety-one percent (91%) which shall equal 21,840,000 Reorganized PSI Common Shares as of the Effective Date, plus the Class 6 Additional Distribution or (ii) if Class 7 votes to reject the Plan, one hundred percent (100%) which shall equal 24,000,000 shares of the Reorganized PSI Common Shares as of the Effective Date, subject to Dilution. The holders of Allowed Class 6 Secured Lender Claims shall retain such claims against PSC and the other Canadian Debtors and security interests in assets of PSC and the other Canadian Debtors retained and not transferred in connection with the Alternate Canadian Transactions and such claims shall continue to be governed by the Pre-Petition Credit Facility Agreements.

                  Each LC Lender will fund its pro rata share of the Unfunded LC Claim (a) in Cash, or (b) by forgoing distributions that it would otherwise receive in respect of a Claim in the amount of its pro rata share of the Unfunded LC Claim. If the distributions that would otherwise be received by an LC Lender are insufficient to fund its pro rata share of the Unfunded LC Claim, such deficiency may be paid by forgoing distributions to the extent necessary by any Lender that is an Affiliate of such LC Lender. Any such Cash paid or distributions forgone shall be reallocated pro rata among the holders of Allowed Class 6 Secured Lender Claims.

         2.        Class 7:  Impaired Unsecured Claims

         On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Class 7 Claim becomes an Allowed Class 7
Claim:

               (a)        Treatment if the Canadian Reorganization Plan Is
Sanctioned.

                    (i) If the holders of Allowed Class 7 Claims vote to accept the Plan then each holder of an Allowed Class 7 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 Claim, its pro rata share of (a) subject to the Class 7 Election, $60 million of New Unsecured PIK Notes to be issued pursuant to
Article IV.C.1 of the Plan and (b) 327,860,033 New Common Shares which shall be five percent (5%) of the PSC Common Shares issued and outstanding as of the Effective Date, (which shall equal 1,200,000 PSC Common Shares after giving effect to the Reverse Stock Split), subject to Dilution, in each case which distribution shall be shared pro rata with the holders of allowed Canadian Impaired Unsecured Claims under the Canadian Reorganization Plan. The holders of Unsecured Lender Claims shall be deemed to have waived any and all distributions to which they would be entitled under the Plan as holders of Unsecured Lender Claims, including the benefits of any and all contractual subordination provisions in respect of the Old Debentures and shall receive no distributions on account of such Unsecured Lender Claims; or

                    (ii) if the holders of Allowed Class 7 Claims vote to reject the Plan, then the holders of such Claims shall not receive or retain any property on account of such Claims.

               (b) Treatment if the Alternate Canadian Transactions Are Implemented.

                    (i) If the holders of Allowed Class 7 Claims vote to accept the Plan then each holder of an Allowed Class 7 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 7 Claim, its pro rata share of (a) subject to the Class 7 Election, $60 million of New Unsecured PIK Notes to be issued pursuant to
Article IV.C.1 of the Plan and (b) five percent (5%) which shall equal 1,200,000 Reorganized PSI Common Shares as of the Effective Date, subject to Dilution and to the provisions of Article III.F. The holders of Unsecured Lender Claims shall be deemed to have waived any and all distributions to which they would be entitled under the Plan as holders of Unsecured Lender Claims, including the benefits of any and all contractual subordination provisions in respect of the Old Debentures and shall receive no distributions on account of such Unsecured Lender Claims; provided, however, that the holders of the Allowed Unsecured Lender Claims shall retain such Claims against PSC and the Subsidiaries other than the Debtors in the assets retained and not transferred in connection with the Alternate Canadian Transactions and such claims shall continue to be governed by the Pre-Petition Credit Facility Agreement; or

                    (ii) if the holders of Allowed Class 7 Claims vote to reject the Plan, then the holders of such Claims shall not receive or retain any property on account of such Claims.

                  (c)        Other Provisions Applicable to Class 7.

                  Qualifying Class 7 Creditors shall have the right to make the Class 7 Election if Class 7 votes to accept the Plan. The Class 7 Election shall entitle Qualifying Class 7 Creditors to elect to forgo their pro rata distribution of New Unsecured PIK Notes and instead receive New Unsecured Convertible Notes. If Class 7 votes to accept the Plan, Qualifying Class 7 Creditors electing New Unsecured Convertible Notes shall receive, in exchange for every $1.00 in face amount of New Unsecured PIK Notes that such Qualifying Class 7 Creditor would have received under the Plan, $1.50 in face amount of New Unsecured Convertible Notes. The aggregate of New Unsecured Convertible Notes shall not exceed $18 million. Holders of Old Debentures that do not make an affirmative Class 7 Election or that do not vote on the Plan shall be deemed to have elected to receive the New Unsecured Convertible Notes. All other Qualifying Class 7 Creditors that do not make an affirmative Class 7 Election or that do not vote on the Plan shall be deemed to have elected to receive the New Unsecured PIK Notes.

                  If Qualifying Class 7 Creditors elect to convert more than $12 million in aggregate face amount of New Unsecured PIK Notes into New Unsecured Convertible Notes, then each Qualifying Class 7 Creditor shall be entitled to its pro rata share of $18 million in face amount of New Unsecured Convertible Notes (with such pro rata determination to include only Claims of the Qualifying Class 7 Creditors electing or that have been deemed to have elected the New Unsecured Convertible Notes), and such holders shall be deemed not to have made the Class 7 Election with respect to the balance of their Class 7 Claims.

                  On the Effective Date, the Old Debentures, the Old Indenture and any agreement with respect to Impaired Unsecured Claims shall be terminated automatically without any further action by any party and shall no longer be of any force or effect, except that, as between the Indenture Trustee and the holders of the Old Debentures, provisions relating to any indemnification of the Indenture Trustee by the holders of Old Debentures, any payment of the Indenture Trustee's compensation, expenses (including, but no limited to, the Indenture Trustee's professional fees and expenses), disbursements and advances, and for any lien prior to the claims of holders of Old Debentures to secure such compensation, fees, expenses, disbursements and advances, shall remain in full force and effect.

         3.        Class 8A:  Old Common Shares

         On the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for Class 8A Interests, holders of Allowed Class 8A Interests shall be entitled to (a) if the Canadian Reorganization Plan is sanctioned, retain their Old Common Shares, which after giving effect to the issuance of New Common Shares shall be two percent (2.0%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 480,000 of the PSC Common Shares after giving effect to the Reverse Stock Split) subject to Dilution or (b) if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, receive two percent (2.0%) which shall equal 480,000 Reorganized PSI Common Shares as of the Effective Date, subject to Dilution.

         Notwithstanding any provision contained herein to the contrary, if Class 7 votes to reject the Plan, then the holders of Class 8A Interests shall not receive or retain any property on account of such Interests. In such case, the Reorganized Debtors will take all such corporate actions as are necessary or required on and after the Effective Date to cancel such Interests.

         4.       Class 8B: Securities Claims in the Securities Actions

                  (a)             Treatment if the Canadian Reorganization
Plan Is Sanctioned.

                  On or as soon as reasonably practicable after the later of the Distribution Date or the date such Class 8B Claim becomes an Allowed Class 8B Claim, in full satisfaction, settlement, release and discharge and in exchange for Class 8B Claims, each holder of an Allowed Class 8B Claim will receive its
(a) pro rata share of 98,358,010 shares of the New Common Shares, which shall be in the aggregate, one and one-half percent (1.5%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 360,000 PSC Common Shares after giving effect to the Reverse Stock Split) subject to Dilution, which distributions shall be shared with members of the Canadian Class Action class if the settlement of the Canadian Class Action is approved and implemented.

                   (b) Treatment if the Alternate Canadian Transactions Are Implemented.

                  On or as soon as reasonably practicable after the later of the Distribution Date or the date such Class 8B Claim becomes an Allowed Class 8B Claim, in full satisfaction, settlement, release and discharge and in exchange for Class 8B Claims, each holder of an Allowed Class 8B Claim will receive its pro rata share of one and one-half percent (1.5%) which shall equal 360,000 Reorganized PSI Common Shares as of the Effective Date, subject to Dilution and to the provisions of Article III.F, which distributions shall be shared with members of the Canadian Class Action class if the settlement of the Canadian Class Action is approved and implemented.

                  (c)             Other Provisions Applicable to Class 8B.

                  Notwithstanding any provision contained herein to the contrary, if Class 7 votes to reject the Plan, then the holders of Class 8B Claims shall not receive or retain any property on account of such Claims.

          5.      Class 8C: Other Securities Claims

                  (a)             Treatment if the Canadian Reorganization
Plan Is Sanctioned.

                  On the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for Class 8C Claims, each holder of an Allowed Class 8C Claim shall receive its pro rata share of 32,786,003 shares of the New Common Shares, which shall be one-half of one percent (0.5%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 120,000 shares of the PSC Common Shares after giving effect to the Reverse Stock Split) subject to Dilution.

                  (b) Treatment if the Alternate Canadian Transactions Are Implemented.

                  On the Effective Date, in full satisfaction, settlement, release and discharge of and in exchange for Class 8C Claims, each holder of an Allowed Class 8C Claim shall receive its pro rata share of one-half of one percent (0.5%) which shall equal 120,000 Reorganized PSI Common Shares issued and outstanding as of the Effective Date, subject to Dilution and to the provisions of Article III.F.

                  (c)             Other Provisions Applicable to Class 8C.

                  Notwithstanding any provision contained herein to the contrary, if Class 7 votes to reject the Plan, then the holders of Class 8C Claims shall not receive or retain any property on account of such Claims.

         6.        Class 9: Other Equity Securities

         The holders of Other Equity Securities shall not receive or retain any property under the Plan on account of such Interests. On the Effective Date, all of the Other Equity Securities shall be deemed cancelled and extinguished.

D.       SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

         Except as otherwise provided in the Plan, the Cash Collateral Order, the DIP Order or the Bonding Lien Order, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims. Notwithstanding the substantive consolidation of the Debtors, the Unimpaired Claims of any particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor or Reorganized Debtor. Letters of credit issued pursuant to the Pre-Petition Credit Agreement that remain outstanding and undrawn on the Effective Date shall be replaced or, with the consent of the issuers of such letters of credit, supported by letters of credit issued under the Exit Facility. The terms and provisions of the Bonding Lien Order shall continue in full force and effect post-Confirmation with respect to any surety bonds issued and outstanding pursuant thereto.

E.  SPECIAL PROVISION REGARDING CANADIAN CLASS 8B AND CLASS 8C HOLDERS

         If the Alternate Canadian Transactions are implemented, and in the event that a Canadian Class 8B or 8C Holder that makes the U.S. Plan Election obtains an order of the Bankruptcy Court determining that such claim is improperly classified or that such claim is not subject to subordination pursuant to section 510(b) or 510(c) of the Bankruptcy Code or disallowance pursuant to section 502(e)(1)(B) of the Bankruptcy Code, such claim shall be deemed to be a Canadian Impaired Unsecured Claim that has filed the Canadian Proof of Claim and Election. The Debtors shall have 30 days to file objections to the proof of Claim, if any. Only if no objection to the Proof of Claim is filed within the required time period, including any extensions granted by the Bankruptcy Court or agreed to by the Debtors and the holder, or if the Bankruptcy Court enters an order allowing such a claim as other than a subordinated claim, shall such claim be deemed an Allowed Canadian Impaired Unsecured Claim that has filed the U.S. Plan Election. In no event shall the holder of such Claim be a Qualifying Class 7 Creditor.

F. DISTRIBUTIONS TO CERTAIN HOLDERS OF CANADIAN IMPAIRED UNSECURED CLAIMS AND CANADIAN CLASS 8B AND 8C HOLDERS

     Each holder of a Canadian Impaired Unsecured Claim and each Canadian Class 8B or 8C Holder may make the U.S. Plan Election, entitling such holder to receive distributions as provided in this Article III.F if the Alternate Canadian Transactions are implemented. If the Alternate Canadian Transactions are implemented, any holder of an Allowed Canadian Impaired Unsecured Claim that makes the U.S. Plan Election shall receive a distribution of New Unsecured PIK Notes and Reorganized PSI Common Shares identical to that which a holder of an Allowed Class 7 Claim of equal amount would be entitled. If the Alternate Canadian Transactions are implemented, any Canadian Class 8B or 8C Holder that make the U.S. Plan Election shall receive the distribution to which such holder would be entitled pursuant to Article III.C.4 or III.C.5, as applicable, if such holder's claim were a Class 8B or 8C Claim, respectively. Any distribution to which a holder of a Canadian Impaired Unsecured Claim or a Canadian Class 8B or 8C Holder is entitled under this Article III.F is subject to the application of the provisions of this Plan governing distributions generally and application of the provisions of this Plan, the Bankruptcy Code and other laws of the United States regarding the determination of allowance and priority of such claims.

     If the Alternate Canadian Transactions are implemented, the Lenders will enforce remedies available to them against PSC and the other Canadian Debtors. The proceeds paid on the transfer of the assets of PSC and the other Canadian Debtors will be distributed pursuant to the priorities under Canadian law of the claims against such assets. Canadian Impaired Unsecured Claims will not be compromised pursuant to the Alternate Canadian Transactions, but it is expected that no distributions will be made to the holders of such claims. The distributions that would have been made available under the Canadian Reorganization Plan, if the Canadian Reorganization Plan had been sanctioned, for distribution to the holders of Canadian Impaired Unsecured Claims that do not make the U.S. Plan Election, will instead comprise the Class 6 Additional Distribution and be distributed to the holders of Class 6 Lender Claims pursuant to Article III.C.1.

     Holders of Canadian Impaired Unsecured Claims entitled to receive a distribution pursuant to this Article III.F shall not be entitled to vote on the Plan.

G.   DISTRIBUTIONS TO CLASSES 6, 7, 8B AND 8C IF CANADIAN PLAN CONDITION IS
WAIVED

     If the Canadian Plan Condition is waived, distributions to holders of Claims in Classes 6 and 7 shall initially be made pursuant to the provisions of Articles III.C.1.(b) and III.C.2.(b), respectively. If the Canadian Plan Condition is waived, an amount of New Unsecured PIK Notes and the amount of Reorganized PSI Common Shares equivalent to the amount of New Common Shares that would be distributed to the holders of Canadian Impaired Unsecured Claims under the Canadian Reorganization Plan (assuming all such Claims will be allowed) shall be held by the Disbursing Agent pending the implementation of the Canadian Reorganization Plan or the Alternate Canadian Transactions. If the Canadian Reorganization Plan is implemented, such securities shall be deposited into the Disputed Distribution Reserve and shall be distributed to holders of Allowed Class 7 Claims under this Plan and Allowed Canadian Impaired Unsecured Claims in accordance with the Canadian Reorganization Plan. If the Alternate Canadian Transactions are implemented, such securities shall be distributed pursuant to Articles III.F and III.C.1.(b) respectively, subject to the provisions of the Plan governing distributions generally. The time, nature and amount of distributions to holders of Claims in Classes 8B and 8C and Canadian Class 8B and 8C Holders that make the U.S. Plan Election shall be determined upon the approval of the Canadian Reorganization Plan or the Alternate Canadian Transactions, respectively.

H.   ACCRUAL OF POST-PETITION INTEREST

     Interest on and fees and expenses, if any, with respect to Allowed Class 2 Other Secured Claims, shall be paid when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim, together with any additional amounts required to be paid with respect to Unimpaired Claims pursuant to section 1124 of the Bankruptcy Code. Except as otherwise provided above, elsewhere in this Plan, or in an order of the Bankruptcy Court, no holder of an Allowed Claim that is not an Other Secured Claim shall be entitled to the accrual of post-petition interest or the payment by the Debtors or Reorganized Debtors of post-petition interest on account of such Claim for any purpose.

                                   ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   CONTINUED CORPORATE EXISTENCE

     Subject to the Restructuring Transactions, the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to the Effective Date, except (i) to the extent such certificates or articles of incorporation and bylaws are amended by this Plan or (ii) if the Canadian Reorganization Plan is sanctioned, Reorganized PSC, with the consent of the Required Lenders, continues under the laws of the Province of New Brunswick, which continuance is hereby expressly authorized by this Plan. Notwithstanding anything to the contrary in this Plan, including Article IV.J hereof as to substantive consolidation, subject to the Restructuring Transactions, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise.

B.   CORPORATE ACTION

     1.   Asset Transfer Pursuant to the Alternate Canadian Transactions

     On the Effective Date, if the Alternate Canadian Transactions are implemented, PSC, the other Canadian Debtors and PSI shall take any and all steps necessary on their part to implement the Alternate Canadian Transactions. PSC, PSI and the Reorganized Debtors are expressly authorized to take any and all steps necessary to implement the Alternate Canadian Transactions, including without limitation, PSC obtaining approval of the Alternate Canadian Transactions by the Canadian Bankruptcy Court, entering into any and all agreements necessary on their part to effectuate the Alternate Canadian Transactions, and directing the other Canadian Debtors to obtain approval of the Alternate Canadian Transactions by the Canadian Bankruptcy Court and to enter into any and all agreements necessary to effectuate the Alternate Canadian Transactions. The automatic stay of section 362(a) of the Bankruptcy Code shall be deemed lifted on the Effective Date so that the Alternate Canadian Transactions may be effectuated and shall be deemed lifted on or prior to the Effective Date to the extent necessary to permit any required notices to be issued or proceedings to be taken which may be necessary prior to the Effective Date so that the transfer of assets pursuant to the Alternate Canadian Transactions on or after the Effective Date may be made in compliance with applicable law.

     2.   Cancellation of Old Securities and Agreements

     On the Effective Date, except as otherwise provided for herein, (i) the Old Debentures, Other Equity Securities, any other note, bond (with the exception of surety bonds outstanding), indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor (except as provided in Article III.C.2.(c)), except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, shall be canceled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designations governing the Old Debentures and Other Equity Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, as the case may be, shall be discharged. As of the Effective Date, all Old Common Shares that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

     3.   Certificate of Incorporation and Bylaws 4.

     The certificate or articles of incorporation and bylaws of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of nonvoting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code.

     4.   Restructuring Transactions

     On or after the Effective Date, the applicable Reorganized Debtors with the consent of the Required Lenders (to the extent such actions are taken on the Effective Date) may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to simplify otherwise the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated. Such restructuring is contemplated to include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

     5.   Shareholder Rights Plan

     On the Effective Date, Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) shall implement the Shareholder Rights Plan.

     6.   Reverse Stock Split

     If the Canadian Reorganization Plan is sanctioned, and if Class 7 has voted to accept the Plan, on the Effective Date Reorganized PSC shall take all steps necessary to implement the Reverse Stock Split.

     7.   Shareholder Approval

     If the Canadian Reorganization Plan is sanctioned, on or immediately after the Effective Date and the distribution of New Common Shares to the holders of Allowed Class 6 Secured Lender Claims, Reorganized PSC shall hold a meeting of its shareholders for the purposes of: (i) ratifying and approving the Shareholder Rights Plan; (ii) electing the directors of Reorganized PSC set out in the Plan Supplement; (iii) amending the articles of incorporation of Reorganized PSC to allow for the implementation of the Reverse Stock Split; (iv) authorizing the continuance of Reorganized PSC under the laws of New Brunswick; and (v) if Class 7 votes to reject the Plan, canceling the Old Common Shares.

C.   PLAN TRANSACTIONS

     1.  New Securities

         (a)    Authorization

         If the Canadian Reorganization Plan is sanctioned, the issuance by Reorganized PSC of $100 million in principal amount of New Secured PIK Debt, up to $60 million in principal amount of New Unsecured PIK Notes, up to $18 million in principal amount of New Unsecured Convertible Notes, up to 6,426,056,637 shares of New Common Shares, and Management Options to purchase the PSC Common Shares according to the terms of the Management Option Plan to be adopted by the Board of Directors of Reorganized PSC on or after the Effective Date, subject to Dilution (except with respect to the New Secured PIK Debt) as of the Effective Date, is hereby authorized without further act or action under applicable law, regulation, order or rule.

         If the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, as of the Effective Date, the issuance by Reorganized PSI of $100 million in principal amount of New Secured PIK Debt, up to $60 million in principal amount of New Unsecured PIK Notes, up to $18 million in principal amount of New Unsecured Convertible Notes, up to 24,000,000 shares of Reorganized PSI Common Shares, and Management Options to purchase Reorganized PSI Common Shares according to the terms of the Management Option Plan to be adopted by the Board of Directors of Reorganized PSI on or after the Effective Date, as of the Effective Date, is hereby authorized without further act or action under applicable law, regulation, order or rule.

         (b)     Issuance

         The New Securities authorized pursuant to Article IV.C.1 hereof shall be issued pursuant to the Plan without further act or action under applicable law, regulation, order or rule other than the application for and receipt of discretionary rulings of certain of the applicable Canadian provincial securities regulatory authorities for the issuance of New Securities. Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) shall use its reasonable best efforts to list the New Unsecured PIK Notes and the New Unsecured Convertible Notes on an American stock exchange.

     2.   New Senior Secured Debt

     On the Effective Date, Reorganized PSC and Reorganized PSI (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) shall execute and deliver the Amended and Restated Term Credit Agreement to govern the New Senior Secured Term Debt and the New Secured PIK Debt.

     3.   New Guaranties

     On the Effective Date, the Reorganized Subsidiary Debtors (in existence after giving effect to the Restructuring Transactions) and the other Restricted Subsidiaries shall enter into the New Guaranties and related security documents.

     4.   Exit Facility

     The Debtors, together with the Subsidiaries, expect to enter into a post-confirmation loan facility, the Exit Facility, in order to (a) refinance amounts outstanding on the Effective Date under the DIP Facility, (b) make other payments required to be made on the Effective Date or the Distribution Date, and
(c) provide the additional borrowing capacity required by the Reorganized Debtors and the Subsidiaries following the Effective Date to maintain their operations.

     5.   Tax Related Transactions

     Immediately prior to implementation of the Plan, each holder of a Claim under the Pre-Petition Credit Agreement shall be deemed to have exchanged such Claim for an undivided co-ownership interest in all of the Claims under the Pre-Petition Credit Agreement in the same aggregate principal amount as the Claim so exchanged.

D.   DIRECTORS AND OFFICERS

     Subject to the requirements of section 1129(a)(5) of the Bankruptcy Code, the Debtors intend to announce prior to the Confirmation Date the identities of the individuals proposed to serve as officers of the Reorganized Debtors and the directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived). To the extent possible, the identities of such individuals will be announced by inclusion of a list of proposed directors and/or officers in the Plan Supplement, which will be filed with the Bankruptcy Court at least five (5) Business Days prior to the commencement of the Confirmation Hearing. The new board of directors for Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) will consist of nine (9) directors, who will be nominated by holders of Lender Claims. The nominees of the holders of Lender Claims shall include two
(2) members of the existing PSC board of directors and will include two (2) members nominated by

High River Limited Partnership ("High River") provided that High River and any holders of Lender Claims acting in concert with it beneficially own at least twenty-five percent (25%) of the Lender Claims. If one or both of the nominees from the existing board is a nominee on that board of High River or persons acting in concert with it, that person will be counted as a High River nominee on the slate for the new board of directors. The boards of directors of the Reorganized Debtors shall have the responsibility for the management, control, and operation of the Reorganized Debtors on and after the Effective Date; provided, however, (i) if the Alternate Canadian Transactions are implemented, then PSC shall be governed pursuant to the terms of the Alternate Canadian Transactions or as otherwise determined by the Canadian Bankruptcy Court and
(ii) if the Canadian Plan Condition is waived, PSC shall continue to be governed in accordance with its existing bylaws and by its existing board of directors.

E.   REVESTING OF ASSETS; RELEASES OF LIENS

     The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Debtor on the Effective Date. Thereafter, each Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Debtor shall be free and clear of all Liens, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional fees and expenses.

     Notwithstanding anything to the contrary set forth in the foregoing paragraph, if the Alternate Canadian Transactions are implemented then the vesting of the property of PSC shall occur pursuant to the Alternate Canadian Transactions and any order of the Canadian Bankruptcy Court or other applicable Canadian Court.

F.   PRESERVATION OF RIGHTS OF ACTION

     Except as otherwise provided in this Plan (including this Article IV.F and Article IV.I.1) or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such retained claims, rights or causes of action, suits or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

     Notwithstanding anything to the contrary in this Plan and without limiting the right of PSC or any other Canadian Debtor in respect of any other claim, if the Alternate Canadian Transactions are implemented, then any claim, rights or causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that PSC and/or the Canadian Debtors may hold against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese shall remain property of such entities and shall remain subject to the Lenders' Claims to the extent such claims have not been satisfied in full as a result of distributions pursuant to the Plan.

G.   EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

     The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of PSC, PSI or any applicable Debtor, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of PSC, PSI or any applicable Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

H.   EXEMPTION FROM CERTAIN TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

I.       RELEASES AND RELATED MATTERS

         1.  Releases by Debtors

         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession and the Subsidiaries will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors or their Subsidiaries, the parties released pursuant to this Article IV.I.1, the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan, and that could have been asserted by or on behalf of the Debtors or their Estates, the Reorganized Debtors or their Subsidiaries against (i) the directors, officers and employees of the Debtors or the Subsidiaries in each case as of the Petition Date or that have become officers and/or directors thereafter but prior to the Effective Date (other than for indebtedness owed by any such directors, officers or employees to any of the Debtors or their Subsidiaries) and the Debtors' or Subsidiaries' agents and professionals (excluding Deloitte & Touche and any insurance brokers retained by the Debtors), (ii) the Lenders (other than any entity specifically excluded from the releases granted in this Article IV.I.1 that has become a Lender), (iii) the ad hoc steering committee and any other committee of holders of Lender Claims,
(iv) CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, (v) BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, (vi) any official committees appointed in the Chapter 11 Cases, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases granted in this Article IV.I.1 that has become a holder of a DIP Facility Claim), (viii) the Security Agent, (ix) the Account Intermediaries, (x) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (ii) - (viii) of this Article IV.I.1, and (xi) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals (excluding Deloitte & Touche, Robert Waxman, Greg Madesker, Rik Barrese and any insurance brokers retained by the Debtors) (including the current and former officers, directors, employees, agents, shareholders and professionals of the released professionals) of the entities released in subclauses (ii) - (viii) of this Article IV.I.1 acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Debtors described in clause (i) of this Article IV.I.1 may be revoked by the Reorganized Debtors if the Canadian Reorganization Plan is sanctioned or by the Administrative Agent if the Alternate Canadian Transactions are implemented, by written notice to such director, officer or employee in the event that the Reorganized Debtors reasonably determine that such director, officer or employee has failed to provide factual information as reasonably requested by the Reorganized Debtors or by the Administrative Agent in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or related to the same nucleus of operative facts alleged as of the Petition Date in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance in pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Reorganized Debtors, to reimbursement of that person's foregone income and reasonable expenses.

         2.  Releases by Holders of Lender Claims, Claims and Interests

                  (a) Holders of Lender Claims. As of the Effective Date, in consideration for the obligations of the Debtors, the Reorganized Debtors and the Subsidiaries under the Plan and the Lender Lock-up Agreement and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the holders of Lender Claims, the ad hoc steering committee and any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers, the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the Reorganized Debtors, the Chapter 11 Cases, the Lender Lock-up Agreement or the

Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors; provided, however, if the Canadian Reorganization Plan is not sanctioned, the holders of Allowed Secured Lender Claims and Allowed Unsecured Lender Claims shall not be deemed to have released PSC or any Subsidiary other than the Debtors from such claims or their security interests against any assets of PSC or any Subsidiary other than the Debtors retained and not transferred in connection with the Alternate Canadian Transactions, provided further, however, any such claims the Lenders hold shall be reduced by the value of any distributions the Lenders receive by the Lenders pursuant to the Plan, provided, further, that this release in this clause (i) shall not be given by any Account Intermediary who is a current Bank Account Service Provider, (ii) the directors, officers and employees of the Debtors or the Subsidiaries in each case as of the Petition Date (and in addition, those who become officers and/or directors thereafter prior to the Effective Date), (iii) the Lenders (other than any entity specifically excluded from the releases granted in this Article IV.I.2.(a) that has become a Lender), (iv) the ad hoc steering committee and any other committee of holders of Lender Claims, (v) CIBC, as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, (vi) BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, (vii) any official committees appointed in the Chapter 11 Cases, (viii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases granted in this Article IV.I.2.(a) that has become a holder of a DIP Facility Claim), (ix) the Security Agent, (x) the Account Intermediaries, (xi) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclauses (iii) - (ix) of this Article IV.I.2.(a) and (xii) the respective current and former professionals of the entities in subclauses (i) -
(ix) of this Article IV.I.2.(a) (excluding Deloitte & Touche and any insurance brokers retained by the Debtors) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Debtors described in clause
(ii) of this Article IV.I.2(a) may be revoked by the Administrative Agent, or its successor, by written notice to such director, officer or employee, in the event that the Administrative Agent or its successor reasonably determines that any such director, officer or employee has failed to provide factual information reasonably requested by the Administrative Agent or its successor in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or related to the same nucleus of operative facts alleged as of the Petition Date in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Reorganized Debtors, to reimbursement of that person's foregone income and reasonable expenses, provided further, that nothing contained herein shall affect the rights and obligations of the parties designated in clauses (iii),
(v), (vi), (ix) and (x) of this Article IV.I.2.(a) under the Priority and Subordination Agreement, dated as of December 4, 1998, the Security Sharing Agreement, dated as of November 30, 1998 and the Intercreditor Agreement, dated as of June 25, 1999.

                  (b) Holders of Claims and Interests. As of the Effective
Date, to the fullest extent permitted under applicable law, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Lenders and the Account Intermediaries under the Plan, each present and former holder of a Claim or Interest (other than the releasing parties identified in Article IV.I.2(a) above or any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties) will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or Subsidiaries, the parties released pursuant to this Article IV.I.2(b), the Reorganized Debtors the Chapter 11 Cases, the Lender Lock-up Agreement or the Plan against (i) the Debtors, the Subsidiaries and the Reorganized Debtors, (ii) the Lenders as of September 15, 1999 or an entity that subsequently becomes a Lender subject to the Debtors' consent, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims as of September 15, 1999 or an entity that subsequently becomes a holder of a DIP Facility Claim subject to the Debtors' consent, and the Security Agent, (iii) the Account Intermediaries, (iv) any individual, corporation or other entity that was at any time formerly one of the foregoing released parties identified in subclause (ii) of this Article IV.I.2(b) and (v) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals of the entities listed in subclause (ii) of this Article IV.I.2.(b) (excluding Deloitte & Touche and any insurance brokers retained by the Debtors) acting in such capacity. Under the Plan, holders of Claims (other than the Lenders) and Interests are not deemed to have released any non-Debtor third party other than the Lenders and those parties explicitly listed in subsections (ii), (iii), (iv) and (v) above.

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

         3.  Injunction Related to Releases

         As further provided in Article XIV.F, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

         4.   Reinstatement of Certain Releases

         The revocation of any release of any director, officer or employee pursuant to Articles IV.I.1 or 2(a) hereof shall be void ab initio to the extent that a court of competent jurisdiction, including, but not limited to the Bankruptcy Court, determines that such director, officer or employee has provided the factual information reasonably requested by the Reorganized Debtors if the Canadian Reorganization Plan is sanctioned or by the Administrative Agent or its successor if the Alternate Canadian Transactions are implemented.

J.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS

         The Plan is premised upon the substantive consolidation of the Debtors only for purposes of treating Class 6, 7 or 8 Claims under the Plan, including for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Interests set forth in the Plan. On the Effective Date, (a) all guaranties of any Debtor of the payment, performance or collection of another Debtor with respect to Class 6, 7 or 8 Claims shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guaranties with respect to Class 6, 7 or 8 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations, shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors; and (c) each Class 6, 7 or 8 Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed one Class 6, 7 or 8 Claim against and obligation of the consolidated Debtors. Except as set forth in this Article IV.J, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions as provided in Article IV.B.3 hereof, (b) cause any Debtor to be liable for any Impaired Claim or Unimpaired Claim under the Plan, for which it otherwise is not liable, and the liability of any Debtor for any such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims of Debtors against Debtors, and (d) affect Interests in the Subsidiary Debtors. On the Effective Date, the Intercompany Claims of Debtors against Debtors shall be Reinstated or discharged and satisfied, at the option of the Reorganized Debtors with the consent of the Required Lenders, by contributions, distributions or otherwise as determined by the Reorganized Debtors. On the Effective Date, to the extent a Subsidiary Debtor is not dissolved or merged as part of the Restructuring Transactions or except as otherwise expressly provided for in the Plan, the Interests in such Subsidiary Debtor shall remain outstanding.

K. CONTRIBUTION AND INDEMNITY CLAIMS OTHER THAN ASSUMED INDEMNIFICATION OBLIGATIONS

         Any Claim other than the Assumed Indemnification Obligations against any Debtor for reimbursement, contribution, indemnity or setoff that is subject to section 510(b) and/or 510(c) of the Bankruptcy Code or related to or arising from the facts surrounding, allegations or actions resulting in a Claim that is subject to section 510(b) and/or 510(c) of the Bankruptcy Code or arising out of such facts or alleged facts, and any Excluded Indemnification Obligation, shall be deemed rejected for all purposes under the Plan and shall be deemed disallowed under the Plan upon entry of the Confirmation Order pursuant to section 502(e)(1)(B) of the Bankruptcy Code to the fullest extent permitted by law; provided, however, to the extent that any such Claim is not so disallowed and becomes an Allowed Claim against any Debtor, then such Allowed Claim shall be treated as an Allowed Class 8C Claim pursuant to sections 510(b) and/or 510(c) of the Bankruptcy Code.

L.       ASSUMED INDEMNIFICATION OBLIGATIONS

         The Assumed Indemnification Obligations shall be deemed assumed by the Reorganized Debtors as of the Effective Date without any further action by any party and in the event the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, the Assumed Indemnification Obligations of PSC shall be deemed assumed by Reorganized PSI.

                                   ARTICLE V.

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.       CLASSES ENTITLED TO VOTE

         Classes 6 and 7 are entitled to vote to accept or reject the Plan. If the Class 8 Solicitation Order is entered, Classes 8A, 8B and 8C will be deemed to have rejected the Plan and therefore will not be entitled to vote. If the Class 8 Solicitation Order is not entered, then Classes 8A, 8B and 8C will be entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. By operation of law, Class 9 is deemed to have rejected the Plan and therefore is not entitled to vote to accept or reject the Plan.

B.       ACCEPTANCE BY IMPAIRED CLASSES

         An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

C.       CRAMDOWN

         The Debtors will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed rejection by Class 9. Subject to
Article XI hereof, the Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.


                                   ARTICLE VI.

               SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

         On the Effective Date, Reorganized PSC and Reorganized PSI (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) shall issue for distribution in accordance with the provisions of the Plan all of the New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI Common Shares (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived), pursuant to the provisions of the Plan. All securities to be issued will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. The form of the Amended and Restated Credit Agreement governing the New Secured PIK Debt shall be in substantially the form attached in the Plan Supplement. The form of indenture governing the New Unsecured PIK Notes shall be in substantially the form attached to the Plan Supplement. The form of the New Convertible Notes Indenture governing the New Unsecured Convertible Notes shall be substantially in the form attached to the Plan Supplement.


                                  ARTICLE VII.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

         Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made not later than the Distribution Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VII and IX of this Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim or


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

Interest that is an Allowed Claim or Allowed Interest on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

B.       INTEREST ON CLAIMS

         Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

C.       DISTRIBUTIONS BY DISBURSING AGENT AND THE INDENTURE TRUSTEE

         The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, VII and IX hereof). Distributions provided for in the Plan on account of Allowed Old Debenture Claims shall be made to the Indenture Trustee, as Disbursing Agent for Old Debenture Claims, for further distribution to holders of Allowed Old Debenture Claims. Any such further distributions shall be made pursuant to the Old Indenture and the Plan, particularly to the Indenture Trustee (i) to itself as Indenture Trustee for application of any unpaid fees, compensation, expenses (including the Indenture Trustee's professional fees and expenses) disbursements and advances; (ii) to itself as escrow agent holding an expense fund of approximately $92,000 (such amount determined exclusively by the Indenture Trustee) for the Great Plains Action, and thereafter (iii) on account of Allowed Claims of holders of Old Debentures.

         If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.       RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF LENDER CLAIMS AND OLD
         DEBENTURES

         At the close of business on the Distribution Record Date, the transfer records for the Old Debentures and Lender Claims shall be closed, and there shall be no further changes in the record holders of the Old Debentures or Lender Claims. The Reorganized Debtors, the Disbursing Agent, and the Administrative Agent for the Lenders shall have no obligation to recognize any transfer of such Old Debentures or Lender Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

E.       MEANS OF CASH PAYMENT

         Cash payments made pursuant to this Plan shall be in U.S. funds for creditors located in the United States and in Canadian funds for creditors located in Canada, unless such creditors in Canada have previously agreed, or contracted for, payment in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

F.       CALCULATION OF DISTRIBUTION AMOUNTS

         1.  New Common Shares

         No fractional shares of New Common Shares or Reorganized PSI Common Shares shall be issued or distributed under the Plan. Each Person entitled to receive New Common Shares will receive the total number of whole shares of New Common Shares or Reorganized PSI Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Shares or Reorganized PSI Common Shares, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (a) fractions 1/2 or greater shall be rounded to the next higher whole number, and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Shares to be distributed to a Class of Claims or Interests shall be adjusted as necessary to account for the rounding provided for in this Article VII.F. No consideration shall be provided in lieu of fractional shares that are rounded down.

         2.  New Debt Securities

         New Debt Securities will be issued in denominations of $1,000 and such fractions thereof as is necessary.

         3.  Conversion Rate

         Canadian dollar ("CDN") Claims will be converted to United States dollars for purposes of distributions by applying the June 25, 1999 Dow Jones Canadian to United States exchange rate of .68254855.

G.       DELIVERY OF DISTRIBUTIONS

         Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the holder of an Allowed Old Debenture Claim, at the addresses contained in the official records of the indenture trustee under the Old Indenture, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. No undeliverable distributions will go back to the Reorganized Debtors. All claims for undeliverable distributions in respect of Allowed Class 7 Claims (or Canadian Impaired Unsecured Claims for which the U.S. Plan Election is made if the Alternate Canadian Transactions are implemented) must be made on or before the expiration of the eighteenth (18th) month following the Effective Date, after which date all unclaimed property shall be distributed pro rata to the holders of the other Allowed Class 7 Claims (and Canadian Impaired Unsecured Claims for which the U.S. Plan Election is made if the Alternate Canadian Transactions are implemented) and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent or the indenture trustee to attempt to locate any holder of an Allowed Claim or Allowed Interest. All distributions pursuant to the Plan shall be at the Reorganized Debtors' expense.

H.       SURRENDER OF SECURITIES AND INSTRUMENTS

         1.  Notes and Old Debentures

         Except as provided in Article VII.H.2 for lost, stolen, mutilated or destroyed Old Debentures, each holder of an Allowed Claim evidenced by a note or Old Debenture shall tender such note or Old Debenture to the Disbursing Agent in accordance with written instructions to be provided in a letter of transmittal to such holders by the Disbursing Agent as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such notes or Old Debentures will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such notes or Old Debentures with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Old Debenture to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Debentures shall be marked as canceled and delivered to the Reorganized Debtors.

         2.  Lost, Mutilated or Destroyed Notes or Old Debentures

         In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of a Claim or an Interest evidenced by a note or Old Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such note or Old Debenture, deliver to the Disbursing Agent (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a note or Old Debenture. Upon compliance with this
Article VII.H.2 by a holder of a Claim or an Interest evidenced by a note or Old Debenture, such holder shall, for all purposes under the Plan, be deemed to have surrendered a note or Old Debenture, as applicable.

         3.  Failure to Surrender Canceled Note or Old Debentures

         Any note or Old Debenture holder that fails to surrender or be deemed to have surrendered such note or Old Debenture within the second anniversary after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such note or Old Debenture discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or its respective property.

I.       WITHHOLDING AND REPORTING REQUIREMENTS

         In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each holder of an Allowed Claim or Interest that is to receive a distribution of New Securities pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any New Securities to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Article VII.G. It is the Debtors' intent that distributions under the Plan to holders of Claims are in respect of, and to be applied to principal first and then interest.

J.       SETOFFS

         The Reorganized Debtors may, but shall not be required to, set off against any Claim (or Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented), and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the holder of such Claim (or Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented); provided, however, that neither the failure to do so nor the allowance of any Claim (or Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented) hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or Reorganized Debtors may have against such holder. Notwithstanding anything to the contrary, the Debtors and Reorganized Debtors will not exercise any right of setoff against any Lender, any agents under the Pre-Petition Credit Agreement or the DIP Facility Agreement, the Account Intermediaries or the DIP Lenders.


                                  ARTICLE VIII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.       ASSUMED CONTRACTS AND LEASES

         Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, or
(iii) is otherwise set forth in the schedule to be filed in the Plan Supplement as being an executory contract or unexpired lease to be rejected, provided, however, that the Debtors reserve their right, at any time prior to the Confirmation Date, to amend the schedule to be filed in the Plan Supplement to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

         Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B.       PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.       REJECTED CONTRACTS AND LEASES

         Except as otherwise provided in the Plan and subject to Article VIII.A hereof or as otherwise provided in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, none of the executory contracts and unexpired leases to which the Debtors, or any of them, are a party shall be rejected under the Plan.

D.       COMPENSATION AND BENEFIT PROGRAMS

         Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, all employment agreements and employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under Article VIII.A of the Plan and in the event the Alternate Canadian Transactions are implemented or the Canadian Plan Condition is waived, assumed and assigned to PSI, except for (i) executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.


                                   ARTICLE IX.

                       PROCEDURES FOR RESOLVING DISPUTED,
           CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS

A.       PROSECUTION OF OBJECTIONS

         After the Confirmation Date, only the Debtors, the Reorganized Debtors (subject to Article XIV.G), the Creditors' Committee and the Indenture Trustee shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims (and Canadian Impaired Unsecured Claims the holders of which have made the U.S. Plan Election if the Alternate Canadian Transactions are implemented) and Interests. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Class 7 Claim, Disputed Canadian Impaired Unsecured Claim the holder of which has made the U.S. Plan Election if the Alternate Canadian Transactions are implemented or Disputed Interest, without approval of the Bankruptcy Court.

B.       NO DISTRIBUTIONS PENDING ALLOWANCE

         Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Class 7 Claim or Disputed Canadian Impaired Unsecured Claim unless and until some portion thereof has become an Allowed Claim or Allowed Canadian Impaired Unsecured Claim, respectively.

C. DISPUTED DISTRIBUTION RESERVE; RESERVE FOR SUBSEQUENT DISTRIBUTIONS TO QUALIFYING CLASS 7 CREDITORS

         On the Effective Date (or as soon thereafter as is practicable) if holders of Allowed Class 7 Claims are to receive distributions in accordance with Article III.C, the Disbursing Agent shall establish the Disputed Distribution Reserve by withholding from the initial distribution on account of Allowed Class 7 Claims, Allowed Canadian Impaired Unsecured Claims and the Class 6 Additional Distribution (as applicable) an amount of New Unsecured PIK Notes and New Common Shares (or Reorganized PSI Common Shares as applicable) calculated as if all Class 7 Claims and Canadian Impaired Unsecured Claims were Allowed Class 7 Claims and Allowed Canadian Impaired Unsecured Claims as of such date, in an amount equal to one hundred percent (100%) of their Disputed Class 7 and Disputed Canadian Impaired Unsecured Claim Amount. The Disbursing Agent shall also establish a reserve for subsequent distributions to Qualifying Class 7 Creditors containing the maximum amount of New Unsecured Convertible Notes distributable under the Plan, if necessary, less the amount of New Unsecured Convertible Notes distributed to Qualifying Class 7 Creditors on the Distribution Date.

D. DISTRIBUTIONS AFTER ALLOWANCE OF CLASS 7 CLAIMS AND CANADIAN IMPAIRED UNSECURED CLAIMS

         The Disbursing Agent shall make payments and distributions from the Disputed Distribution Reserve to each holder of a Disputed Class 7 Claim that has become an Allowed Class 7 Claim and each holder of a Disputed Canadian Impaired Unsecured Claim that has become an Allowed Canadian Impaired Unsecured Claim, in each case in accordance with the provisions of this Plan or the Canadian Reorganization Plan, respectively. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court or the Canadian Bankruptcy Court allowing such Claim or claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim or claim any New Unsecured PIK Notes and New Common Shares (or Reorganized PSI Common Shares, as applicable) in the Disputed Distribution Reserve that would have been distributed on the Distribution Date had such Claim been an Allowed Class 7 Claim or an Allowed Canadian Impaired Unsecured Claim on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each of the Disputed Class 7 Claims and Disputed Canadian Impaired Unsecured Claims, any New Unsecured PIK Notes, New Unsecured Convertible Notes, and New Common Shares or Reorganized PSI
Common Shares that remain in the Disputed Distribution Reserve and the reserve for subsequent distributions to Qualifying Class 7 Creditors shall be distributed, as applicable, pro rata to holders of (i) Allowed Claims in Class 7, (ii) Allowed Canadian Impaired Unsecured Claims and (iii) holders of the Class 6 Secured Lender Claims on account of the Class 6 Additional Distribution, if applicable (based on an estimate of the allowed Canadian Impaired Unsecured Claims of holders who did not make the U.S. Plan Election); provided however, that only Qualifying Class 7 Creditors shall be entitled to receive distributions of New Unsecured Convertible Notes from the reserve for subsequent distributions to Qualifying Class 7 Creditors. All distributions made under this
Article IX.D of the Plan on account of an Allowed Class 7 Claim and Allowed Canadian Impaired Unsecured Claim, shall be made together with any payments or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Class 7 Claim or Allowed Canadian Impaired Unsecured Claim had been an Allowed Class 7 Claim or Allowed Canadian Impaired Unsecured Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Article IX.D more frequently than once every 180 days or to make any individual payments in an amount less than $25.00. Notwithstanding anything herein to the contrary, if the Canadian Reorganization Plan is sanctioned, disbursements to holders of Canadian Impaired Unsecured Claims shall be made in compliance with the Canadian Reorganization Plan.

E.       DISTRIBUTION PROCEDURES FOR CLASS 8 CLAIMS AND INTERESTS

         A description of the procedure for the distribution to holders of Class 8 Claims and Interests, as well as the procedure for the establishment of a reserve for the benefit of holders of Class 8 Claims and Interests on account of Class 8 Claims and Interests that have not become Allowed, if any, and the procedure for distribution to holders of Class 8 Claims and Interests that have not become Allowed, if any, after such Claims or Interests, become Allowed Claims or Interests will be included in the Plan Supplement.

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


                                   ARTICLE X.

        CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.       CONDITIONS TO CONFIRMATION

         The following are conditions precedent to the occurrence of the Confirmation Date: (i) the entry of an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code and (ii) the proposed Confirmation Order shall be in form and substance acceptable to the Debtors and the Required Lenders.

B.       CONDITIONS TO EFFECTIVE DATE

         The following are conditions precedent to the occurrence of the Effective Date, each of which must be (i) satisfied or (ii) waived in accordance with Article X.C below:

                  1. The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to the Debtors and the Required Lenders and shall provide that:

                           (a) the Debtors and Reorganized Debtors are
                               authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions;

                           (b) the provisions of the Confirmation Order are
                               nonseverable and mutually dependent;

                           (c) Reorganized PSC or Reorganized PSI, or both, as
                               applicable is authorized to issue the New
                               Unsecured PIK Notes, New Unsecured Convertible Notes, New Common Shares, Reorganized PSI Common Shares and Management Options and incur the New Senior Secured Term Debt and New Secured PIK Debt; and

                           (d) the New Secured PIK Debt, New Unsecured PIK
                               Notes, New Unsecured Convertible Notes and New Common Shares (or Reorganized PSI Common Shares, as applicable) issued under the Plan in exchange for Claims against the Debtors are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of the New Secured PIK Debt, New Unsecured PIK Notes, New Unsecured Convertible Notes and New Common Shares (or Reorganized PSI Common Shares, as applicable) are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

                  2. The Reorganized Debtors shall have credit availability under the Exit Facility, in amount, form and substance acceptable to the Reorganized Debtors and the Required Lenders, to provide the Reorganized Debtors and the Subsidiaries with sufficient working capital to meet ordinary and peak requirements and additional borrowings to support future projects.

                  3. The following agreements, in form and substance satisfactory to the Reorganized Debtors and the Required Lenders (and, in addition, the Creditors' Committee and the Indenture Trustee shall retain the authority to approve the specific agreements in subclauses (b) and (c)), shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

                           (a) Amended Certificates of Incorporation and Bylaws
                               of the Reorganized Debtors and the other
                               Restricted Subsidiaries;

                           (b) New Unsecured PIK Notes Indenture;

                           (c) New Unsecured Convertible Notes Indenture;

                           (d) Amended and Restated Term Credit Agreement;

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

                           (e) New Guaranties and related security documents;

                           (f) Registration Rights Agreement;

                           (g) Exit Facility;

                           (h) Shareholder Rights Plan; and

                           (i) Agreements evidencing sufficient bonding to meet
                               the Debtors' projected bonding requirements.

                  4. The Amended Certificates of Incorporation and Bylaws of the Reorganized Debtors, as necessary, shall have been filed with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

                  5. All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

                  6. (a) The Canadian Bankruptcy Court shall have entered an order under the CCAA sanctioning the Canadian Reorganization Plan and all conditions to the effectiveness of the Canadian Reorganization Plan shall have been satisfied other than the condition that this Plan shall have become effective or (b) the Alternate Canadian Transactions shall have been authorized to be implemented in accordance with Canadian law and all conditions to the implementation of the Alternate Canadian Transactions shall have been satisfied or waived by the Required Lenders other than the condition that this Plan shall have become effective, and the Alternate Canadian Transactions shall be capable of being implemented on the Effective Date and the only unsatisfied condition to the transactions shall be the effectiveness of this Plan.

                  7. The new Board of Directors of Reorganized PSC (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI (if the Alternate Canadian Transactions are implemented or if the Canadian Plan Condition is waived) shall have been appointed.

C.       WAIVER OF CONDITIONS

                  1. Each of the conditions set forth in Article X.B above may be waived in whole or in part by the Debtors with the written consent of the Required Lenders, without any other notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                  2. If the Canadian Plan Condition is waived, (a) all New Securities shall be issued by Reorganized PSI, (b) PSC and the other Canadian Debtors will continue to be managed by PSC's current Board of Directors and current management and (c) until either the Canadian Reorganization Plan is sanctioned or the Alternate Canadian Transactions are implemented, all assets of PSC and the other Canadian Debtors will continue to be owned and operated by PSC and the other Canadian Debtors, respectively. If the Canadian Plan Condition is waived, it is contemplated that substantially all equity interests and/or assets of PSC and the other Canadian Debtors ultimately will be transferred as going concerns to Reorganized PSI and/or a newly formed or existing direct or indirect subsidiary or subsidiaries of Reorganized PSI.


                                   ARTICLE XI.

                          MODIFICATIONS AND AMENDMENTS

         Subject to the consent of the Required Lenders, after giving notice to the Creditors' Committee and the Indenture Trustee, and to the extent of any modification to the treatment of the Account Intermediaries as holders of Other Secured Claims, the consent of the Account Intermediaries, the Debtors may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under


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

section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as they have obtained the prior approval of the Required Lenders and such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan (it being specifically understood that any settlement of a claim of the Estates against any party specifically excluded from the releases provided in Article IV.I shall be deemed to have a material adverse affect on the treatment of holders of Claims and Interests); provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.


                                  ARTICLE XII.

                            RETENTION OF JURISDICTION

         Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, subject to the Protocol, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

                  (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (or any Canadian Impaired Unsecured Claim or claim held by a Canadian Class 8B or 8C Holder that has made the U.S. Plan Election), resolve any counterclaim with respect thereto, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                  (ii) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

                  (iii) Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

                  (iv) Effectuate performance of and payments under the provisions of the Plan;

                  (v) Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

                  (vi) Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (vii) Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

                  (viii) Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (ix) Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation or enforcement of the Plan or the Confirmation Order;

                  (x) Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

                  (xi) Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  (xii) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

                  (xiii) Except as otherwise limited herein, recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

                  (xiv) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                  (xv) Hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge;

                  (xvi) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

                  (xvii) Enter a final decree closing the Chapter 11 Cases.

         Notwithstanding the jurisdiction retained in this Article XII, from and after the Confirmation Date, the Bankruptcy Court shall not have the power to issue any order in the Chapter 11 Cases which modifies the provisions of the Amended and Restated Term Credit Agreement or the rights of holders of the New Senior Secured Term Debt, the New Secured PIK Debt or the New Common Shares (if the Canadian Reorganization Plan is sanctioned) or Reorganized PSI Common Shares (if the Alternate Canadian Transactions are implemented).


                                  ARTICLE XIII.

                           COMPROMISES AND SETTLEMENTS

         Pursuant to Fed. R. Bankr. P. 9019(a), the Debtors may compromise and settle various Claims against them and/or claims that they may have against other Persons. The Debtors, subject to the prior approval of the Required Lenders, expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against the Debtors and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Articles IV.E and IV.F of the Plan.


                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

A.       BAR DATES FOR CERTAIN POST-PETITION CLAIMS

         1.  Administrative Claims; Substantial Contribution Claims

         The Confirmation Order will establish an Administrative Claims Bar Date for filing of Administrative Claims that have not been paid, released or otherwise settled (excluding Administrative Claims arising from the sale of goods or services to a Debtor, after the Petition Date, in the ordinary course of business), including Substantial Contribution Claims (but not including claims for Professional Fees or the expenses of the members of any creditors' committee), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than claims for Professional Fees or the expenses of the members of any creditors' committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

         2.  Professional Fee Claims

         All final requests for compensation or reimbursement of Professional Fees pursuant to section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or any creditors' committee prior to the Effective Date (other than Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code) must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B.       PAYMENT OF STATUTORY FEES

         All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation, shall be paid on or before the Effective Date.

C.       SEVERABILITY OF PLAN PROVISIONS

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of any Debtor with the consent of the Required Lenders, and to the extent of any modification to the treatment of the Account Intermediaries as holders of Other Secured Claims, the consent of the Account Intermediaries, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.       SUCCESSORS AND ASSIGNS

         The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

E.       RELEASES AND SATISFACTION OF SUBORDINATION RIGHTS

         All Claims of the holders of the Lender Claims and the Old Debentures against the Debtors and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights or otherwise shall be deemed satisfied by the distributions under, described in, contemplated by and/or implemented in Article III.C of this Plan. All other claimed subordination rights against the holders of Old Debentures, other than the subordination of the claims of holders of Old Debentures to the claims of or payments to the Indenture Trustee under the Old Indenture, are deemed satisfied by this Plan. Distributions under, described in, contemplated by and/or implemented by this Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim, including, but not limited to, holders of Lender Claims and Old Debenture Claims, by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

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

F.       DISCHARGE OF THE DEBTORS; INJUNCTION

         1.  Discharge

         Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims (other than those Reinstated under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall
(i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan, and (ii) terminate all Interests of the holders of (A) Other Equity Securities and (B) if Class 7 votes to reject the Plan, Old Common Shares.

         As of the Confirmation Date, except as provided in the Plan or the Confirmation Order, all entities shall be precluded from asserting against the Debtors or the Reorganized Debtors, their successors or their property any other or further claims, debts, rights, causes of action, liabilities or equity interests relating to the Debtors based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date; provided however, that nothing in this Plan shall be deemed to preclude any third party (other than the releasing parties in Article IV.I.2.(a) to the extent provided therein) from asserting claims, debts, rights, causes of action, liabilities or equity interests that are not property of the Estates under section 541 of the Bankruptcy Code against any current or former officers, directors or employees of the Debtors or Reorganized Debtors; provided further, that notwithstanding anything contained in the Plan to the contrary, rights and claims of the United States under environmental laws or regulations shall not be discharged, impaired or otherwise affected by the Plan and the Chapter 11 Cases, shall survive the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced and shall be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the bankruptcy cases had not been commenced. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests of the holders of (i) Other Equity Securities and (ii) if Class 7 votes to reject the Plan, Old Common Shares, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         2.  Injunction

                  (a) Injunction Related to Discharged Claims and Terminated Interests

                  Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is Impaired or terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, Reorganized Debtors or their property on account of any such discharged Claims, debts or liabilities or terminated interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors and (e) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  (b)  Released Claims

                  As of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to Article IV.I or XIV.H are permanently enjoined from taking any of the following actions on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance: (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

                  (c)  Consent of Injunction

                  By accepting a distribution pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Article XIV.F.

G.       COMMITTEES

         After the Confirmation Date, the Creditors' Committee shall continue to exist as provided in this paragraph and shall be an active participant in the Claims review process. The Creditors' Committee shall have the right to file objections to Class 7 Claims (and Canadian Impaired Unsecured Claims that have made the U.S. Plan Election) and, if the Canadian Reorganization Plan is sanctioned, Canadian Impaired Unsecured Claims. The Creditors' Committee shall be reduced to three members as they shall select and be represented by counsel and other professionals retained by the Committee prior to the Effective Date ("Committee Professional"). Until all Distributions to Class 7 Claims have been made pursuant to Plan, the Creditors' Committee will continue to exist and may:
(i) file such pleadings with the Bankruptcy Court as it deems appropriate or necessary concerning implementation of the Plan; (ii) consult with the Reorganized Debtors concerning objections to, settlements of or litigation over Disputed Class 7 Claims; (iii) monitor, analyze and reconcile the Distributions to holders of Class 7 Claims; and (iv) provide such other services that the Creditors' Committee deems reasonably necessary to protect and enforce the rights and interests of the holders of Class 7 Claims consistent with the provisions of this Plan. Following the Effective Date, the reasonable out of pocket fees and expenses of all Committee Professionals, and the expenses of Committee members, shall be paid by the Reorganized Debtors within ten days after receipt of monthly invoices from such Committee Professionals, provided, however, that the Reorganized Debtors shall be entitled to dispute the reasonableness of any such fees and expenses and further provided that the Reorganized Debtors' aggregate liability for post-Confirmation fees and expenses of the Creditors' Committee and the Creditors' Committee professionals shall not exceed $50,000 in the event the Canadian Reorganization Plan is sanctioned, and $75,000 in the event the Alternate Canadian Transactions are implemented. Any unresolved, disputed fees and expenses shall be presented to the Bankruptcy Court for resolution. If the Canadian Reorganization Plan is sanctioned, the Canadian Counsel retained by the Creditors' Committee may incur post-confirmation fees and expenses payable by the Reorganized Debtors up to an aggregate $50,000.

H.       EXCULPATION AND LIMITATION OF LIABILITY; INDEMNITY

         Neither the Debtors, the Subsidiaries, the Reorganized Debtors, the Lenders, any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the Lender Lock-up Agreement or the Allwaste Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor, Subsidiary or Reorganized Debtor, any Lender or any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit

Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, any official committees appointed in the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the Lender Lock-up Agreement or the Allwaste Lock-up Agreement, the solicitation of acceptances of the Plan, the Lender Lock-up Agreement or the Allwaste Lock-up Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

         The Debtors, the Reorganized Debtors and the Subsidiaries hereby jointly and severally fully indemnify each of the Lenders, any individual, corporation or other entity that was at any time a Lender, a member of the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Pre-Petition Credit Agreement, BTCo as Syndication Agent and co-arranger under the Pre-Petition Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, and their respective agents, affiliates, directors, officers, employees, and representatives, including counsel (collectively, the "Indemnitees") against any manner of actions, causes of action, suits, proceedings, liabilities and claims of any nature, costs and expenses (including reasonable legal fees) which may be incurred by such Indemnitee or asserted against such Indemnitee arising out of or during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan, other than any liabilities to the extent arising from the gross negligence or willful or intentional misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any of the Reorganized Debtors or any of the Subsidiaries, the Indemnitee shall promptly notify the Reorganized Debtors in writing, and the Reorganized Debtors may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all costs and expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to consult with the Reorganized Debtors in the defense thereof and the fees and expenses of such counsel shall be at the expense of the Reorganized Debtors unless and until the Reorganized Debtors shall have assumed the defense of such claim, action or proceeding. If the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and any of the Reorganized Debtors or Subsidiaries, and the Indemnitee reasonably believes that the joint representation of such entity and the Indemnitee may result in a conflict of interest, the Indemnitee may notify the Reorganized Debtors in writing that it elects to employ separate counsel at the expense of the Reorganized Debtors, and the Reorganized Debtors shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee. In addition, the Reorganized Debtors shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from the Reorganized Debtors, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

I.       BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors and all other parties-in-interest in these Chapter 11 Cases.

J.       REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

         Subject to the approval of the Required Lenders, the Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (b) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person.

K.       PLAN SUPPLEMENT

         Any and all exhibits, lists or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to date of the commencement of the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with
Article XIV.K of the Plan.

L.       NOTICES

         Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

         PHILIP SERVICES (DELAWARE), INC., et al.
         100 King St. W.
         P. O. Box 2440, LCD #1
         Hamilton, Ontario L8N4J6
         Att'n: Colin Soule, Esq.
         Telephone:   (905) 521-1600
         Facsimile:   (905) 521-9160

         with a copy to:

         SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
         333 West Wacker Drive
         Chicago, Illinois  60606-1285
         Att'n: David S. Kurtz, Esq.
         Telephone:   (312) 407-0700
         Facsimile:   (312) 407-0411

M.       PAYMENT OF CERTAIN FEES AND EXPENSES

         On the Effective Date, so long as the signatories to the Allwaste Lock-up Agreement have performed their obligations thereunder, the Reorganized Debtors shall reimburse (a) First Union National Bank for its reasonable legal fees (determined on an hourly basis) and expenses in connection with the Debtors' restructuring and the Chapter 11 Cases, (b) the Indenture Trustee's reasonable fees and expenses as trustee, paying agent, registrar and authentication agent as to the Old Debentures, (c) the reasonable fees of Chanin, Kirkland & Messina (i) not to exceed $75,000 per month plus expenses for the two-month period commencing on April 25, 1999, and then (ii) not to exceed $37,500 per month for the period commencing on June 25, 1999 and ending on the earliest of (1) October 25, 1999, (2) the date on which Chanin, Kirkland & Messina is retained as financial advisor to the Creditors' Committee and (3) the occurrence of a "Termination Event" as defined in the Lender Lock-up Agreement and (d) unreimbursed travel expenses of the holders of Old Debentures serving on the ad-hoc committee of holders of Old Debentures not to exceed $2,500 prior to June 25, 1999 and $2,500 subsequent to June 25, 1999.

N.       PREPAYMENT

         Except as otherwise provided in this Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Debtors, with the consent of the Required Lenders, shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the classes of Claims.

O.       TERM OF INJUNCTIONS OR STAYS

         Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

P.       GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

Dated:   September 21, 1999

                                  PHILIP SERVICES CORP.
                                  (for itself and on behalf of the Debtors)



                                  By:         /s/  Phillip C. Widman
                                         ---------------------------------------

                                  Name:            Phillip C. Widman
                                         ---------------------------------------

                                  Title:           Chief Financial Officer
                                         ---------------------------------------

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)

David S. Kurtz
Jeffrey W. Linstrom
J. Gregory St. Clair
Timothy R. Pohl
333 W. Wacker Drive
Chicago, Illinois 60606-1285
(312) 407-0700

          -and-

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP



By:      /s/  Gregg M. Galardi
    -------------------------------

Gregg M. Galardi (I.D. #2991)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Attorneys for Philip Services (Delaware), Inc., et al.

                                   EXHIBIT A

                           LIST OF SUBSIDIARY DEBTORS

                                              EXHIBIT A

                                     LIST OF SUBSIDIARY DEBTORS

      RESI Acquisition (Delaware) Corporation
      Philip Services (Delaware), Inc.
      21st Century Environmental Management, Inc. of Nevada
      21st Century Environmental Management, Inc. of Puerto Rico
      21st Century Environmental Management, Inc. of Rhode Island
      21st Century Environmental Management, Inc.
      Ace/Allwaste Environmental Services of Indiana, Inc.
      Advanced Environmental Systems, Inc.
      Advanced Energy Corporation
      All Safety and Supply, Inc.
      Allies Staffing, Inc.
      Allquest Capital, Inc.
      AllScaff, Inc.
      Allwaste Asbestos Abatement, Inc.
      Allwaste Tank Cleaning, Inc.
      Allwaste Services of El Paso, Inc.
      Allwaste Asbestos Abatement Holdings, Inc.
      Allwaste Asbestos Abatement of New England, Inc.
      Allwaste Environmental Services/North Central, Inc.
      Allwaste Railcar Cleaning, Inc.
      Allwaste Recovery Systems, Inc.
      Allwaste Texquisition Inc.
      Allworth Inc.
      ALRC, Inc.
      APLC, Inc.
      BEC/Philip, Inc.
      Burlington Environmental Inc.
      Burlington Environmental Inc.
      Butco Inc.
      Cappco Tubular Products USA, Inc.
      Chem-Fab, Inc.
      Chem-Freight, Inc.
      Chemical Pollution Control, Inc. of Florida
      Chemical Pollution Control, Inc. of New York
      Chemical Reclamation Service, Inc.
      Cousins Waste Control Corporation
      CyanoKEM, Inc.
      Deep Clean, Inc.
      DM Acquisition Corporation
      Gasoline Tank Service Company Inc.
      Georgia Recovery Systems
      GRS/Lake Charles, Ltd.
      Hartney Corporation
      Hydro-Engineering & Service, Inc.
      Industrial Construction Services Co., Inc.
      Industrial Services Technologies, Inc.
      Intermetco US Inc.
      Intermetco USA Ltd.
      IST Holding Corp.
      James & Luther Services, Inc.
      Jesco Industrial Service, Inc.
      Luntz Acquisition (Delaware) Corporation
      Luntz Corporation
      Mac-Tech, Inc.
      Northland Environmental Inc.
      Nortru, Inc.
      Oneida Asbestos Removal, Inc.
      Oneida Asbestos Abatement, Inc.
      Philip Automotive, Ltd.
      Philip Chemi-Solv, Inc.
      Philip Chemisolv Holdings, Inc.
      Philip Corrosion Services, Inc.
      Philip Enterprise Service Corporation
      Philip Environmental of Idaho Corporation
      Philip Environmental Services Corporation
      Philip Environmental Services, Inc.
      Philip Environmental Washington Inc.
      Philip Industrial Services (Delaware), Inc.
      Philip Industrial Services (USA), Inc.
      Philip Industrial Services Group, Inc.
      Philip Industrial Services of Texas, Inc.
      Philip/J.D. Meagher, Inc.
      Philip Mechanical Services of Louisiana, Inc.
      Philip Metals (New York) Inc.
      Philip Metals (USA), Inc.
      Philip Metals Inc.
      Philip Metals Recovery (Delaware), Inc.
      Philip Metals Recovery (USA) Inc.
      Philip Mid-Atlantic, Inc.
      Philip Oil Recycling, Inc.

      Philip Petro Recovery Systems, Inc.
      Philip Plant Services, Inc.
      Philip Reclamation Services, Houston, Inc.
      Philip Refractory and Corrosion Corporation
      Philip Refractory Services, Inc.
      Philip Scaffold Corporation
      Philip/SECO Industries, Inc.
      Philip Services (Pennsylvania), Inc.
      Philip Services/Atlanta, Inc.
      Philip Services Corp.
      Philip Services Hawaii, Ltd.
      Philip Services/Louisiana, Inc.
      Philip Services/Missouri, Inc.
      Philip Services/Mobile, Inc.
      Philip Services/North Atlantic, Inc.
      Philip Services/North Central, Inc.
      Philip Services/Ohio, Inc.
      Philip Services/Oklahoma, Inc.
      Philip Services South Central, Inc.
      Philip Services/Southwest, Inc.
      Philip ST, Inc.
      Philip ST Piping, Inc.
      Philip Technical Services, Inc.
      Philip Transportation and Remediation, Inc.
      Philip West Industrial Services, Inc.
      Philip/Whiting, Inc.
      Piping Holdings Corp.
      Piping Mechanical Corp.
      Piping Companies, Inc.
      PRS Holding, Inc.
      PSC Enterprises, Inc.
      Republic Environmental Systems (Pennsylvania), Inc.
      Republic Environmental Recycling (New Jersey), Inc.
      Republic Environmental Systems (Transportation Group), Inc.
      Republic Environmental Systems (Technical Services Group) Inc. Resource Recovery Corporation
      Rho-Chem Corporation
      RMF Global, Inc.
      RMF Industrial Contracting, Inc.
      RMF Environmental, Inc.
      Serv-Tech Construction and Maintenance, Inc.
      Serv-Tech Engineers, Inc.
      Serv-Tech EPC, Inc.
      Serv-Tech International Sales, Inc.
      Serv-Tech of New Mexico, Inc.
      Serv-Tech Services, Inc.
      Solvent Recovery Corporation
      Southeast Environmental Services, Inc.
      Termco Corporation
      Terminal Technologies, Inc.
      ThermalKEM, Inc.
      TIPCO Acquisition Corp.
      Total Refractory Systems, Inc.
      United Industrial Materials, Inc.
      United Drain Oil Service, Inc.

                                   EXHIBIT B

                       LIST OF IMPAIRED UNSECURED CLAIMS

                                    EXHIBIT B

                        LIST OF IMPAIRED UNSECURED CLAIMS


                                                                  SCHEDULED
            CREDITOR                                               AMOUNT
            --------                                              ---------

    1.      62 Land, Inc.                                                $0

    2.      Aalborg Keystone, Inc.                                        0

    3.      ABN Amro Bank                                                 0

    4.      Advanta Business Services Corp.                          26,808

    5.      Allen, Leslie                                                 0

    6.      Allwaste Debentures                                  27,500,000

    7.      AMBAC International Corporation                               0

    8.      Arroyo, Krystela Yasmeen, et al.                              0

    9.      Bader, Alfred                                           126,000

    10.     Barnes, Donald                                           25,000

    11.     Big "R" Towing                                           25,000

    12.     Bloomberg, L.P.                                          25,000

    13.     Blue Box of Building and Construction                    12,000

    14.     Bramblatt, Jennifer                                      25,000

    15.     Bryan, J.J.                                             139,000

    16.     BTM Capital Corporation                               1,497,000

    17.     Buck, Sam                                                42,000

    18.     C&S Associates, VIII                                     64,000

    19.     Cadence Environmental Energy, Inc.                      180,000

    20.     Caven Point Realty, Inc.                                      0

    21.     Chazen, Gary                                            503,000

    22.     Chazen, Bob                                             201,000

    23.     Chiste, Robert                                          771,000

    24.     Chiste, Robert                                          435,000

    25.     Comdisco, Inc.                                                0



                                                                  SCHEDULED
            CREDITOR                                               AMOUNT
            --------                                              ---------


    26.     Commercial Portfolio Management Corporation              21,000

    27.     Credit Suisse First Boston Corporation                        0

    28.     DA Consulting Group Inc.                                 50,000

    29.     Daerr, Richard                                          250,000

    30.     Dalton G., Karen A., Glen E., Nancy,
            Kirby., and Barbara Jane Rinehart et al.                 25,000

    31.     Driver, James                                           140,000

    32.     Electric Systems, Inc.                                  250,000

    33.     Emtech                                                    9,000

    34.     Envetech Inc.                                            25,000

    35.     F.C. Schaffer, Geralyn Graphia, Marian
            Schaffer-Whitaker, Jose de Spinoso, Marlan
            J. Mitch, Robert Miller, and Harold Birkett                   0

    36.     F.C. Schaffer, Geralyn Graphia, Marian
            Schaffer-Whitaker, Jose de Spinoso, Marlan
            J. Mitch, Robert Miller, and Harold Birkett                   0

    37.     Fanta, David                                            109,000

    38.     FC Schaffer Shareholders                                      0

    39.     Ferreira, Fred                                          151,000

    40.     Fifth Third Leasing Company                             250,000

    41.     Fillmore Partnership                                    222,000

    42.     Fleet Business Credit Corporation                     1,139,000

    43.     Foster, Norman                                        1,400,000

    44.     Franklin Iron and Metal Recycling, Inc.                  25,000

    45.     Ginsky, Victor                                          437,000

    46.     Gooden, Howard P.                                        97,750

    47.     Group Dekko International, Inc.                               0

    48.     Group Dekko International, Inc.                         397,000

    49.     Hanson, Stefani                                          30,000



                                                                  SCHEDULED
            CREDITOR                                               AMOUNT
            --------                                              ---------


    50.     Harbison-Walker Refractories Company
            (Newminco Joint Venture)                              1,000,000

    51.     Hernandez, Elias                                         25,000

    52.     Hixson, Dale                                            353,000

    53.     Horlacher, Dale                                         300,000

    54.     IBS Incorporated                                              0

    55.     Industrial Finishing Service, Inc.                      230,000

    56.     Ivey, Cecil                                             562,000

    57.     Jay Alix and Associates                                       0

    58.     John Adams Transportation                               150,000

    59.     Jones, Dean                                              25,000

    60.     Kilntech Environmental Services Inc;
            Rick W.                                                 500,000

    61.     Kleingueti, Edward                                       20,000

    62.     Lee, Dwayne                                                   0

    63.     Lentz, Allen D., as successor trustee of
            the August 31, 1990 Liff Irrevocable Life
            Insurance Trust                                               0

    64.     Liberty Mutual Insurance Company/Liberty
            Mutual Fire Insurance                                   316,000

    65.     Liff, Noah; Liff, Adam; Liff, Daniel;
            Jan; Liff, Terence D.; Liff, Zachary;
            Wilson, Robert H.; Gellman, Herman;
            Gellman, Robert; Shapiro, Daniel;
            Bierman, Leonard; Baisley, Albert;
            Baisley, Elizabeth                                            0

    66.     Ludwig Bauch; TMT Industries                                  0

    67.     Luntz, Greg                                                   0

    68.     Luntz, Michelle                                               0

    69.     Luntz, Greg (Shareholders' Representative)                    0

    70.     Luntz, Drew (Andrew)                                          0

    71.     Mains Sr., Gilbert                                      150,000


                                                                  SCHEDULED
            CREDITOR                                               AMOUNT
            --------                                              ---------

    72.     Mains Jr., Gilbert                                      600,000

    73.     Mallen, Michael                                         353,000

    74.     McCombs, Ernest                                         500,000

    75.     MDS Reading, Inc.                                       544,000

    76.     Meier, Frank                                            100,000

    77.     Meltzer, Morton                                         254,000

    78.     Mertz, Forrest                                           18,000

    79.     Metals USA, Inc.                                              0

    80.     Nelson, Pamela                                           25,000

    81.     Nelson, Raymond                                       1,498,000

    82.     Nicholson, Mrs.                                          42,000

    83.     P.A. Pipe, Inc.                                               0

    84.     Pardo, Felix                                            984,000

    85.     Pitney Bowes Credit Corp.                                 8,000

    86.     Plasma Processing Corporation/Chem
            First, Inc.                                           2,417,000

    87.     PNC Leasing Corp.                                     1,050,000

    88.     Powell, Randell F.                                       30,000

    89.     Ramirez, Michael                                          4,000

    90.     Randazzo, Thomas                                         63,000

    91.     Recra Environmental, Inc.                               200,000

    92.     Reliable Uniform Services Inc.                                0

    93.     Renton Office V Realty, Inc.                            362,000

    94.     Republic Environmental Systems (Brantford) Ltd.       7,650,000

    95.     Republic Environmental Systems Inc.                   4,533,000

    96.     Rief, James                                             648,000

    97.     Roth, Eli                                               148,000

    98.     Roth, Larry                                             100,000


                                                                  SCHEDULED
            CREDITOR                                               AMOUNT
            --------                                              ---------

    99.     Rothschild, Sidney                                      130,000

   100.     Shonte Trumbo                                            25,000

   101.     Siemens Westinghouse, Inc./ Siemens
            Westinghouse Power Corporation                        1,500,000

   102.     St. Paul Properties, Inc.                               160,000

   103.     Strata Corporation                                            0

   104.     Strategic Holdings, Inc.; Equus II
            Incorporated; ARTI Partners I, Ltd.;
            ARTI Partners II, LLC; ARI Glass
            Newco, Inc.; and Strategic Materials, Inc.                    0

   105.     Straton, Jeff                                           303,000

   106.     Tennessee Valley Steel Corp, Bankruptcy
            Trustee                                                  25,000

   107.     Theodore M. Luntz, William L. Luntz,
            Robert A. Luntz, and Joan Luntz Goulder                       0

   108.     Theresa Adams, et al.                                   240,000

   109.     Unifirst Corporation                                     20,000

   110.     Wallace, Becky                                           50,000

   111.     Wells, Frederick A.                                     249,000

   112.     Westlake PetroChemicals Corp.                           400,000

   113.     Wheeler, Vikki                                           20,000

   114.     Yanarella                                                     0
                                                                 ==========
                                                                 65,508,558

                                   EXHIBIT C

                   LIST OF CANADIAN IMPAIRED UNSECURED CLAIMS

                                    EXHIBIT C

                   LIST OF CANADIAN IMPAIRED UNSECURED CLAIMS

                                                               SCHEDULED
       CREDITOR                                                 AMOUNT
       --------                                                ---------
  1.   1066424 Ontario, Inc.                                      389,640

  2.   1348040 Ontario Inc.                                     1,650,000

  3.   2418711 Canada Inc.                                              0

  4.   2819635 Canada Inc.                                         15,000

  5.   759082 Ontario Inc.                                         26,000

  6.   963767 Ontario, Ltd.                                             0

  7.   Ablack, Krish                                               50,000

  8.   Agglo Venture Inc., Agglo, Inc.                            340,000

  9.   Alexander Brown, Inc.                                      340,000

 10.   B.A.C.C. Capital Corporation                             1,580,828

 11.   Bell Canada Inc.                                           176,800

 12.   Bernadin, Gilles                                            27,000

 13.   Boughton, Marvin                                            27,000

 14.   Canadian Imperial Bank of Commerce                      15,000,000

 15.   Canadian Imperial Bank of Commerce,
       Ontario Teachers' Pension Plan Board,
       1067892 Ontario, Ltd., C.D.P.Q.
       Venture Capital Inc.                                             0

 16.   Chesterton Investments Limited &
       Morris Investments Limited                                 683,000

 17.   Chodos, Peter                                              476,000

 18.   CIBC Equipment Finance Limited                             665,000

 19.   CIBC Equipment Finance Limited                              51,000

 20.   Cinicorp Holdings Limited                                  212,000

 21.   City of Toronto Economic Development
       Corporation                                              1,016,000

 22.   Clark, Brad                                                  1,360

 23.   Close Quarters Inc.                                        110,666

 24.   Close Quarters Inc. / Tom Close                            506,813

 25.   Comdisco Canada, Ltd.                                            0


                                                               SCHEDULED
       CREDITOR                                                 AMOUNT
       --------                                                ---------


 26.   Compagnie de Gestion, M.P.F., Inc. /
       c/o Chaurette Levesque                                   1,650,000

 27.   Coristine, Bruce                                           563,000

 28.   Coristine, Bruce                                           249,000

 29.   Coristine, Bruce                                            42,000

 30.   Coristine, Bruce  / Close Quarters Inc.                    155,789

 31.   Crawford, Kevin                                             61,000

 32.   D'Allessandro, Gino                                              0

 33.   Enterprises Delcapitale Limitee                                  0

 34.   FP Commodity Master Trust                               16,897,483

 35.   Fracassi, Philip                                            52,000

 36.   Gallagher, John                                             13,600

 37.   Goldblatt, Marvin                                          827,000

 38.   Gore, Reginald J., Gore, Alma P., Gore,
       Larry R., Sebele, Sandra P.,
       and Sebele, Terry C.                                       870,400

 39.   Green, John, Green, Lilla, Stasiuk,
       John, Dynamic Industrial Services, Inc.                     23,800

 40.   GUSO Ltd.                                                   21,553

 41.   Hamilton Harbour Commissioners                             561,000

 42.   Hilson, Michael                                              6,800

 43.   Hoey, Graham                                                20,000

 44.   Imperial Oil, a partnership of Imperial
       Oil Limited and McColl-Frontenac
       Petroleum Inc.                                                   0

 45.   Kimco Steel Sales Limited                                    4,000

 46.   Kumer, Sheldon                                             348,000

 47.   Leasing Solutions (Canada), Inc.                                 0

 48.   Lethbridge, Thomas                                          20,000

 49.   Lions Wrecking Ltd.; Lions Disposal
       and Excavation; Lions Disposal
       Excavation & Demolition  Ltd.; Jose
       Nunes; Honorina Nunes; Olivio Ricardo;
       Maria Ricardo                                                    0

 50.   Liquid Cargo Lines Limited                                       0

 51.   McQuillan, Peter                                            21,000

                                                               SCHEDULED
       CREDITOR                                                 AMOUNT
       --------                                                ---------

 52.   MD Realty Canada Inc., Abrim 11 Inc.,
       & 132001 Canada Inc, Sitq Inc.                              42,000

 53.   MDS Environmental Services Limited                         816,000

 54.   MTC Leasing Inc.                                            16,000

 55.   Myrtle Eva Harrington; Harrington Acquisition
       Corporation; Nancy Hamilton; Myrtle
       Eva Harrington as Trustee for the estate
       of Frederick John Harrington; Bruce Hamilton               170,000

 56.   Newcourt Credit Group, Inc./Newcourt
       Financial Ltd.                                             507,000

 57.   Nortel Networks Corporation                                692,000

 58.   OE Leasing, a division of OE Financial
       Services Inc.                                                  898

 59.   Ontario Paving Inc.; Carmen Alfano                               0

 60.   Palango, Paul                                                    0

 61.   Paletta International Corporation                        1,383,800

 62.   PDQ Mechanical                                               9,000

 63.   Perron, Victor                                              21,000

 64.   Poplack, Bernard                                            82,000

 65.   Port of Quebec Authority                                    67,206

 66.   Royal Bank of Canada                                     2,500,000

 67.   Teperman and Sons Inc.                                           0

 68.   Utter, Christopher                                               0

 69.   Woodcroft, John                                            716,000

 70.   Woodstock Sufferance Warehouse Ltd.                        184,611

 71.   Xerox Canada Ltd.                                            5,862
                                                               ==========
                                                               52,964,909


                                   EXHIBIT D

                          CANADIAN REORGANIZATION PLAN

                                                      Court File No.: 99-CL-3442

                           SUPERIOR COURT OF JUSTICE
                               (Commercial List)

     IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C. 1985,
                              c. C-36., AS AMENDED

AND IN THE MATTER OF THE COURTS OF JUSTICE ACT, R.S.O. 1990, c. C-43, AS AMENDED

       AND IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF PHILIP
            SERVICES CORP. AND THE APPLICANTS LISTED ON SCHEDULE "A".

       APPLICATION UNDER THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C.
                           1985, c. C.-36, AS AMENDED.

                     AMENDED AND RESTATED PLAN OF COMPROMISE

                                 AND ARRANGEMENT





                               September 24, 1999

                    AMENDED AND RESTATED PLAN OF COMPROMISE

                                AND ARRANGEMENT

Amended and Restated Plan of Compromise and Arrangement of Philip Services Corp. and its Canadian subsidiaries listed on Schedule "A" hereto pursuant to the Companies' Creditors Arrangement Act, R.S.C. 1995, c. C-36, as amended.

                                   ARTICLE 1

                                 INTERPRETATION

SECTION 1.1 DEFINITIONS

     In this Plan (including the Schedules hereto), unless otherwise stated or the context otherwise requires:

     "ACCOUNT INTERMEDIARIES" means (a) CIBC in its capacity as the provider of the CIBC Bank Account Services, and (b) Comerica Bank and its affiliates in their respective capacities as the providers of the Comerica Bank Account Services, and (c) for the purposes of Section 6.3 includes Royal Bank of Canada in its capacity as the former provider of bank account services to one or more of the Applicants;

     "ADMINISTRATIVE AGENT" means CIBC or its successor as administrative agent for the Lenders under the Credit Agreement;

     "AFFECTED CLAIM" means an Affected Secured Lender Claim or an Affected Unsecured Claim;

     "AFFECTED CREDITOR" means a holder of an Affected Claim;

     "AFFECTED SECURED LENDER CLAIM" means a Secured Claim of a Lender against the Applicants arising under or as a result of the Credit Facility Agreements other than any Other Secured Claims;

     "AFFECTED SECURED CREDITOR" means a holder of an Affected Secured Lender Claim;

     "AFFECTED TRADE CLAIMS" means Claims in excess of $75,000 of trade vendors who do not agree to continue to provide trade credit to the Applicants in accordance with terms provided prior to the Date of Filing or who have not actually provided such terms during the CCAA Proceedings;

     "AFFECTED UNSECURED CLAIMS" means collectively, Affected Unsecured Lender Claims, those Claims set forth on the Affected Unsecured Claims List, Affected Trade Claims, Contribution and Indemnity Claims and Claims of parties to executory contracts and leases that are repudiated or terminated pursuant to Article 8 hereof, and, for greater certainty, does not include the Unaffected Obligations;

     "AFFECTED UNSECURED CLAIMS LIST" means the list of Affected Unsecured Claims attached hereto as Schedule "B", as amended or supplemented from time to time;

     "AFFECTED UNSECURED CREDITOR" means a holder of an Affected Unsecured
     Claim;

     "AFFECTED UNSECURED LENDER CLAIM" means a Claim of a Lender arising under or as a result of the Credit Facility Agreements that is not an Affected Secured Lender Claim, other than Lender Claims in respect of letters of credit issued pursuant to the Credit Agreement that are contingent as of the Effective Date;

     "AGREED LC CLAIM" means US$20 million;

     "AMENDED AND RESTATED TERM CREDIT AGREEMENT" means collectively, the Amended and Restated Term Credit Agreement, together with ancillary documents, to be entered into among PSC, PSI and holders of Secured Lender Claims as of the Effective Date, pursuant to which the New Senior Secured Term Debt and New Secured PIK Debt will be governed, which agreement shall be substantially in the form to be included as a supplement to the U.S. Plan;

     "APPLICANTS" means PSC and each of the Canadian Subsidiaries and "APPLICANT" means any one of the Applicants;

     "ASSUMED INDEMNIFICATION OBLIGATIONS" means (a) the obligations of PSC pursuant to section 7.02 of its bylaws to indemnify current and former directors and officers, on the terms and subject to the limitations described therein, if and to the extent that such indemnification is permissable under the Business Corporations Act (Ontario) or such other applicable governing corporate statute and (b) the obligations of the Applicants other than PSC to indemnify current and former directors and officers under their respective bylaws to the extent such indemnification obligations are not more expansive than those of PSC under section 7.02 of its bylaws if and to the extent such indemnification is permissible under the applicable governing corporate statute of the applicable Applicant; in each case, including any affirmative obligation of the Applicants to indemnify current and former directors and officers in connection with any governmental, regulatory or enforcement investigation or action and in each case solely with respect to such officer's or director's actions subsequent to becoming an officer or director of PSC or of a director or indirect subsidiary or affiliate of PSC; provided, however, that Assumed Indemnification Obligations shall not include Excluded Indemnification Obligations;

     "BAR DATE" means the date designated by the Court as the last date for filing Proofs of Claim;

     "BTCo" means Bankers Trust Company;

     "BUSINESS DAY" means a day which is not (i) a Saturday or a Sunday; or
     (ii) a day observed as a holiday under the laws of the Province of Ontario or the applicable federal laws of Canada;

     "CANADIAN SECURITIES ACTION" means the class action claim entitled Menegon
     v. Philip Services Corp. et al, File No. 4166 CP 98 (Ontario Superior Court of Justice);

     "CANADIAN SUBSIDIARIES" means, collectively, the direct and indirect subsidiaries of PSC listed on Schedule "A" hereto;

     "CANADIAN UNDERWRITERS" means Merrill Lynch Canada Inc., Midland Walwyn Capital Inc., First Marathon Securities Limited, Gordon Capital Corporation, Salomon Brothers Canada Inc., CIBC Wood Gundy Securities Inc., RBC Dominion Securities Inc. and TD Securities Inc., and their respective successors;

     "CCAA" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

     "CCAA PROCEEDINGS" means the CCAA cases of PSC and the Canadian Subsidiaries before the Court pursuant to the CCAA;

     "CHAPTER 11 CASES" means the jointly administered Chapter 11 cases of PSI, PSC and the U.S. Subsidiaries before the United States Bankruptcy Court pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code;

     "CIBC" means Canadian Imperial Bank of Commerce;

     "CIBC BANK ACCOUNT SERVICES" means "CIBC Bank Account Services" as defined in the Credit Agreement;

     "CLAIM" means any right of any Person against any Applicant in connection with any indebtedness, liability or obligation of any kind of any Applicant whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known, unknown, by guarantee, by surety or otherwise and whether or not such a right is executory in nature, including, without limitation, the right or ability of any person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future based in whole or in part on facts which exist prior to or at the time of the first Creditors' Meeting other than (i) a claim of a United States resident against PSC, or (ii) a claim of a Canadian resident against PSC which the holder of the claim has voluntarily agreed is to be subject to and bound by the provisions of the U.S. Plan, and has consented to have the allowance and priority of such claim determined in accordance with the provisions of the U.S. Bankruptcy Code;

     "CLAIMS OFFICER" means the claims officer designated by PSC and approved by the Court;

     "CLASS" means the Class consisting of all holders of Affected Secured Lender Claims or holders of Affected Unsecured Claims, as the case may be;

     "COMERICA BANK ACCOUNT SERVICES" means "Comerica Bank Account Services" as defined in the Credit Agreement;

     "COMMON SHARES" means common shares in the capital of PSC;

     "CONFIRMATION DATE" means the date that the Confirmation Order is made;

     "CONFIRMATION ORDER" means the order of the Court sanctioning and approving the Plan;

     "CONTRIBUTION AND INDEMNITY CLAIMS" means any Claims of Deloitte & Touche, any of the Canadian Underwriters or any of the Directors and Officers against any of the Applicants for contribution and indemnity.

     "COURT" means the Ontario Superior Court of Justice;

     "CREDIT AGREEMENT" means the Credit Agreement dated as of August 11, 1997 among PSC, as borrower in Canada, PSI, as borrower in the United States, the Lenders, CIBC, as administrative agent for the Lenders, BTCo, as syndication agent, and CIBC and BTCo, as co-arrangers, as amended by amending agreements dated as of October 31, 1997, February 19, 1998, June 24, 1998, October 20, 1998 and December 4, 1998;

     "CREDIT DOCUMENTS" means the "Credit Documents" as defined in the Credit Agreement;

     "CREDIT FACILITY AGREEMENTS" means the Credit Agreement, the Credit Documents and the Lender Lock-Up Agreement;

     "CREDITOR" means any Person having a Claim and may, if the context requires, mean a trustee, receiver, receiver manager or other Person acting on behalf of such Persons, but a Creditor shall not include a Person having a Claim in respect of an Unaffected Obligation;

     "CREDITORS' MEETINGS" means the meetings of the Creditors called for the purpose of considering and voting upon this Plan and includes any adjournment of such meeting;

     "CREDITORS' MEETINGS DATES" means the dates fixed for the Creditors' Meetings under the Creditors' Meetings Order;

     "CREDITORS' MEETINGS ORDER" means the Order of the Court dated September 23, 1999 establishing procedures for proving Claims and setting the date for the Creditors' Meetings, as amended or supplemented from time to time;

     "DATE OF FILING" means June 25, 1999;

     "DELOITTE & TOUCHE" means Deloitte & Touche, its successors and affiliates;

     "DILUTION" means dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes (as defined in the U.S.
     Plan) and the exercise of the Management Options or (b) otherwise as a result of the issuance of Common Shares, implementation of other management incentive programs or other action taken by the new board of directors of PSC referred to in Section 6.1(2)(d).

     "DIP AGENT" means BTCo, in its capacity as administrative agent under the DIP Facility Agreement;

     "DIP CO-ARRANGERS" means BTCo and CIBC, in their capacities as co-arrangers of the DIP Facility;

     "DIP FACILITY AGREEMENT" means the Credit Agreement between PSC and PSI as borrowers, the Canadian Subsidiaries and U.S. Subsidiaries as guarantors, certain other Subsidiaries as guarantors, the DIP Agent, and the DIP Co-Arrangers, and the other lender signatories thereto;

     "DIP FACILITY" means the debtor-in-possession credit facility to be provided to PSC, PSI, the Canadian Subsidiaries and the U.S. Subsidiaries during the CCAA Proceedings and Chapter 11 Cases in the principal amount of US$100 million of available credit pursuant to the DIP Facility Agreement;

     "DIP FACILITY CLAIM" means a Claim arising under or as a result of the DIP Facility;

     "DIRECTORS AND OFFICERS" means the current and former directors and officers of the Applicants resident in Canada;

     "DISBURSING AGENT" means PSC or any party designated by PSC, in its sole discretion, to serve as disbursing agent under the Plan;

     "DISCLOSURE STATEMENTS" means the written disclosure statements that relate to this Plan or the U.S. Plan, as such documents may be amended, supplemented or modified from time to time and "DISCLOSURE STATEMENT" means any one of them;

     "DISPUTED CLAIM AMOUNT" means the amount of a Disputed Unsecured Claim;

     "DISPUTED CLAIMS RESERVE" means the reserve, if any, established and maintained by the Disbursing Agent, into which the Applicants shall deposit the amount of New Unsecured PIK Notes and New Common Shares that would have been distributed on the Distribution Date to holders of Disputed Unsecured Claims if such Claims had been Proven Claims on the Distribution Date, pending the allowance of such Claims;

     "DISPUTED UNSECURED CLAIM" means a Claim that is the subject of a Distribution Dispute Notice;

     "DISTRIBUTION DATE" means a date occurring as soon as practicable after the Effective Date upon which distributions are made to holders of Proven Claims under the Plan provided, however, that in no event shall the Distribution Date occur later than thirty (30) Business Days after the Effective Date;

     "DISTRIBUTION DISPUTE NOTICE" means an "Applicants' Distribution Dispute Notice" or a "Creditor Distribution Dispute Notice" as such terms are defined in the Creditors' Meetings Order;

     "DISTRIBUTION RECORD DATE" means the record date for the purposes of making distributions under this Plan on account of Proven Claims, which shall be the Confirmation Date or such other date designated in the Confirmation Order;

     "DOLLARS" or "$" means lawful money of Canada unless otherwise indicated;

     "EFFECTIVE DATE" means the Business Day on which all conditions to implementation of the Plan as set forth in Section 9.8 have been satisfied or waived as provided in Section 9.9 and is the effective date of the Plan;

     "EMPLOYEES" means those Persons who are or were employed by any Applicant or retained by any Applicant to perform services exclusively for such Applicant;

     "EXCESS PROCEEDS ACCOUNT" means a separate interest-bearing account established by the DIP Agent into which Net Asset Sale Proceeds of all asset sales of PSC and the Subsidiaries consummated on or after the Date of Filing are deposited and into which all proceeds at any time deposited into the Proceeds Account (without giving effect to any disbursements from the Proceeds Account prior to the Date of Filing) in excess of US$93,000,000 (after post-closing adjustments of no greater than US$4,000,000 deposited into the Proceeds Account with respect to the sale of certain assets of PSC's aluminium division prior to the Date of Filing) shall also be deposited, which funds shall be held by the DIP Agent to be distributed in accordance with this Plan and the U.S. Plan on the Effective Date;

     "EXCLUDED INDEMNIFICATION OBLIGATIONS" means, in the case of PSC, "Excluded Indemnification Obligations" (as defined in the U.S. Plan) of PSC to any Canadian resident and, in the case of any of the Canadian Subsidiaries, means Claims of any Canadian residents against any of the Canadian Subsidiaries that would be "Excluded

     Indemnification Obligations" under the U.S. Plan if such Canadian Subsidiaries were U.S. Plan Applicants and in each case includes Claims of any Canadian residents against any of the Applicants that are not Assumed Indemnification Obligations. For greater certainty, "Excluded Indemnification Obligations" shall not affect the set-off rights, if any, of any Person;

     "EXIT FACILITY" means the new senior secured credit facility in an aggregate principal amount of approximately US$125 million, which PSC, PSI and the Subsidiaries anticipate entering into as a condition to the consummation of the Plan;

     "FACE AMOUNT" means (a) when used in reference to a Disputed Unsecured Claim, the full stated amount claimed by the holder of such Claim in any Proof of Claim or Distribution Dispute Notice timely filed with the Court in accordance with this Plan or otherwise deemed timely filed by any Final Order of the Court or other applicable bankruptcy law, and (b) when used in reference to a Proven Claim, the as proven amount of such Claim;

     "FINAL ORDER" means an order or judgment of the Court relating to the Plan, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed, or if filed remains pending;

     "INITIAL ORDER" means the Order of the Court dated June 25, 1999, as amended from time to time, pursuant to which, among other things, the Applicants were granted certain relief pursuant to the CCAA;

     "INTERCOMPANY CLAIMS" means, as the case may be, any Claim of (a) any Subsidiary against an Applicant, (b) any Subsidiary against a Subsidiary, or (c) PSC against any Subsidiary;

     "LC LENDERS" means the "LC Lenders" as defined in the Credit Agreement;

     "LENDER" means a "Lender" as defined in the Credit Agreement, CIBC as administrative agent, BTCo as syndication agent, CIBC and BTCo as co-arrangers, and their individual successors and assigns;

     "LENDER CLAIM" means a Claim of a Lender arising under or as a result of the Credit Facility Agreements;

     "LENDER LOCK-UP AGREEMENT" means the letter agreement dated as of April 5, 1999, as amended and restated as of June 21, 1999, as may be further amended subsequent to the Date of Filing, among PSC and the Lenders signatories thereto with respect to the principal terms and conditions of this Plan and the U.S. Plan;

     "LIEN" means a charge against or interest in property to secure payment of debt or performance of an obligation;

     "MANAGEMENT OPTION AGREEMENT(S)" means stock option agreement(s) to be entered into by PSC and the Management Option Plan Participants, pursuant to which the Management Options will be granted;

     "MANAGEMENT OPTION PLAN" means a stock option plan to be adopted by the new board of directors of PSC referred to in Section 6.1(2)(d) on or after the Effective Date;

     "MANAGEMENT OPTION PLAN PARTICIPANTS" means the employees of PSC entitled to participate in the Management Option Plan;

     "MANAGEMENT OPTIONS" means the options to be issued by PSC pursuant to the Management Option Plan to Management Option Plan Participants to purchase Common Shares pursuant to the provisions of the Management Option Agreements, subject to Dilution;

     "MONITOR" means Ernst & Young Inc. and any successor thereto appointed in accordance with the Initial Order or any further Order;

     "NET ASSET SALE PROCEEDS" means the cash proceeds of asset sales of PSC and the Subsidiaries net only of reasonable costs and expenses and the payment of Other Secured Claims (excluding the Secured Claims of the Account Intermediaries) secured by Liens on such assets senior to the Liens securing the Affected Secured Lender Claims on such assets;

     "NET ASSET SALE PROCEEDS POOL" means the amount of cash in the Excess Proceeds Account equal to sixty-six and two-thirds percent (66-"%) of the first US$200,000,000 of any Net Asset Sale Proceeds of the U.S. Ferrous division, if the US Ferrous division is sold, plus seventy-five percent (75%) of all other Net Asset Sale Proceeds in the Excess Proceeds Account;

     "NEW COMMON SHARES" means the common shares of PSC to be issued pursuant to this Plan and the U.S. Plan;

     "NEW GUARANTEES" means, collectively, the secured guarantees of the Canadian Subsidiaries and the other Restricted Subsidiaries to be entered into as of the Effective Date to guarantee and secure the New Senior Secured Term Debt and the New Secured PIK Debt;

     "NEW SECURED PIK DEBT" means the ten percent (10%) Secured Convertible PIK Debt due 2004 of PSC, in the aggregate principal amount of US$100 million, to be issued and distributed pursuant to this Plan and the U.S. Plan on the Distribution Date and governed by the terms of the Amended and Restated Term Credit Agreement, the original face amount of which will be convertible until maturity at the option of the holders into twenty-five percent (25%) of the PSC Common Shares, in the aggregate, on a fully diluted basis as of the Effective Date and having the usual anti-dilution provisions applicable in a public offering of convertible debt, including giving effect to the issuance of any Common Shares under the Shareholder Rights Plan;

     "NEW SENIOR SECURED TERM DEBT" means the secured term debt of PSI due 2004, to be governed by the terms of the Amended and Restated Term Credit Agreement, to be distributed under the Plan on the Distribution Date in the aggregate principal amount of US$250 million minus an amount equal to the Net Asset Sale Proceeds Pool;

     "NEW UNSECURED PIK NOTES INDENTURE" means the indenture to be entered into between PSC and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Unsecured PIK Notes shall be issued;

     "NEW UNSECURED PIK NOTES" means the six percent (6%) unsecured payment-in-kind notes due 2009 of PSC, in the aggregate principal amount not to exceed US$60 million, to be issued and distributed pursuant to the Plan and the U.S. Plan on the Distribution Date and governed by the terms of the New Unsecured PIK Notes Indenture;

     "ORDER" means any order of the Court in these proceedings;

     "OTHER EQUITY SECURITIES" means, collectively, the outstanding options to purchase Common Shares, as of the Date of Filing, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Common Shares or other ownership interests in any Applicant, or of an affiliate of any Applicant and any contracts, subscriptions, commitments or agreements pursuant to which the non-Applicant party was or could have been entitled to receive shares, securities or other ownership interests in any Applicant, excluding Subsidiary Interests;

     "OTHER SECURED CLAIMS" means, collectively, the Secured Claims of the Account Intermediaries, the issuers of letters of credit issued under the Permitted LC Facility established pursuant to Amending Agreement No. 3 to the Credit Agreement and all other Secured Claims against the Applicants, other than the Affected Secured Lender Claims;

     "PERSON" means any individual, partnership, joint venture, trust, corporation, unincorporated organization, government or any agency or instrumentality thereof, or any other juridical entity howsoever designated or constituted;

     "PLAN" means this amended and restated plan of compromise and arrangement dated September 24, 1999 of all of the Applicants under the CCAA, as same may be amended or supplemented from time to time with the consent of the Required Lenders and to the extent of any modification to the treatment of the Account Intermediaries as holders of Secured Claims, the consent of the Account Intermediaries;

     "PLAN SUPPLEMENT" has the meaning ascribed thereto in Section 6.2;

     "PROCEEDS ACCOUNT" means the account established under the Proceeds Agreement into which proceeds of certain asset sales were deposited prior to the Date of Filing;

     "PROCEEDS AGREEMENT" means the Proceeds Agreement dated April 5, 1999, as amended, made among PSC, the Subsidiaries and the Lenders;

     "PROOF OF CLAIM" means a proof of claim in the form prescribed by the Creditors' Meetings Order;

     "PROTOCOL" means the Cross-Border Insolvency Protocol entered into by the U.S. Bankruptcy Court in the Chapter 11 Cases and by the Court in respect of the CCAA Proceedings;

     "PROVEN ..... CLAIM" of a Creditor means the amount of the Claim of such
     Creditor as finally determined in accordance with the provisions of the CCAA, any applicable Order or this Plan;

     "PSC" means Philip Services Corp. or its successor;

     "PSC COMMON SHARES" means the Common Shares of PSC outstanding after giving effect to the issuance of New Common Shares and the Stock Consolidation;

     "PSI" means Philip Services (Delaware), Inc.;

     "REGISTRATION RIGHTS AGREEMENT" means an agreement to be entered into between PSC and certain Affected Secured Creditors with respect to rights of registration as to the Common Shares, substantially in the form to be included in a supplement to the U.S. Plan;

     "REQUIRED LENDERS" means the "Required Lenders" as defined in the Credit Agreement;

     "REQUIRED MAJORITY" means, in respect of each Class of Creditor, an affirmative vote of two-thirds in value of all Proven Claims of such Class voted in accordance with the voting procedures established hereunder (whether in person or by proxy) and a majority in number of all voting Creditors of such Class;

     "RESTRICTED SUBSIDIARIES" means "Restricted Subsidiaries" as defined in the Credit Agreement;

     "SECURED CLAIM" means a Claim that is secured by a Lien or other interest on property in which an Applicant has an interest, whether the Person with such Claim has a security interest by way of a mortgage, lease, chattel mortgage, conditional sale agreement, debenture, security agreement or other security instrument, to the extent of the value of the Claim holder's interest in the Applicant's interests in such property;

     "SECURITIES ACTIONS" means, collectively, (i) the consolidated, putative class action entitled In re Philip Services Corp. Securities Litigation, 98 CV 835 (MBM), previously pending against PSC in the United States District Court for the Southern District of New York and (ii) the Canadian Securities Action;

     "SECURITY AGENT" means the "Security Agent" as defined in the Credit Agreement;

     "SHAREHOLDERS' MEETING" means the meeting of shareholders of PSC referred to in Section 6.1(2);

     "SHAREHOLDER RIGHTS PLAN" means the shareholder rights plan to be implemented on the Effective Date by PSC substantially in the form to be included as a supplement to the U.S. Plan;

     "STOCK CONSOLIDATION" means the consolidation of PSC's outstanding Common Shares to be implemented simultaneously with the Effective Date pursuant to which each 273 New Common Shares (including the Common Shares outstanding prior to the Effective Date) shall be consolidated into one PSC Common Share and as a result 24,000,000 PSC Common Shares will be issued and outstanding;

     "SUBSIDIARIES" means, collectively, all of the direct and indirect subsidiaries of PSC;

     "SUBSIDIARY INTERESTS" means, collectively, the issued and outstanding shares in the stock of the Subsidiaries as of the Date of Filing;

     "UNAFFECTED OBLIGATIONS" means Claims that are not Affected Claims;

     "UNFUNDED LC CLAIM" means the amount, if any, by which the Agreed LC Claim exceeds the amount actually drawn from the Date of Filing through the Effective Date on letters of credit issued pursuant to the Credit Agreement, which for greater certainty do not include letters of credit issued under the Permitted LC Facility established in Amendment No. 3 to the Credit Agreement;

     "U.S. BANKRUPTCY COURT" means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases;

     "U.S. IMPAIRED UNSECURED CLAIM" means a "Class 7 Claim" under the U.S.
     Plan;

     "U.S. PLAN" means the joint plan of reorganization of the U.S. Plan Applicants as filed with the U.S. Bankruptcy Court, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders;

     "U.S. PLAN APPLICANTS" means PSC, PSI and each of the U.S. Subsidiaries;
     and

     "U.S. SUBSIDIARIES" means PSI and the direct and indirect subsidiaries of PSC set forth in the U.S. Plan.

SECTION 1.2 INTERPRETATION, ETC.

     For purposes of the Plan:

     (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

     (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented;

     (c) unless otherwise specified, all references in the Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to the Plan;

     (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan;

     (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

     (f) where the context requires, a word or words importing the singular shall include the plural and vice versa;

     (g)  the words "includes" and "including" are not limiting;

     (h)  the phrase "may not' is prohibitive and not permissive; and

     (i)  the word "or" is not exclusive.

SECTION 1.3 DATE FOR ANY ACTION

     In the event that any date on which any action is required to be taken under this Plan by any of the parties is not a Business Day, that action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.4 TIME

         All times expressed in this Plan are local time Toronto, Ontario, Canada unless otherwise stipulated.

SECTION 1.5 STATUTORY REFERENCES







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                                     - 13 -


     Any reference in this Plan to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force from time to time.

SECTION 1.6 SUCCESSORS AND ASSIGNS

     This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan.

SECTION 1.7 SCHEDULES

     The following are the Schedules to this Plan, which are incorporated by reference into this Plan and form part of it:


      Schedule "A"  -    Canadian Subsidiaries

      Schedule "B"  -    Affected Unsecured Claims List


                                   ARTICLE 2
                         PURPOSE AND EFFECT OF THE PLAN

SECTION 2.1 BACKGROUND

     The circumstances and events leading up to this Plan and the U.S. Plan are summarized in the Disclosure Statement to be circulated to Affected Creditors in connection with this Plan and to be distributed in accordance with the U.S. Bankruptcy Code in connection with the U.S. Plan.

SECTION 2.2 PERSONS AFFECTED

     This Plan and the U.S. Plan provide for a coordinated restructuring of claims and interests against PSC, PSI, the Canadian Subsidiaries and the U.S. Subsidiaries. This Plan will become effective on the Effective Date and shall be binding on and enure to the benefit of the Applicants and the Creditors.

SECTION 2.3 PERSONS NOT AFFECTED

     For greater certainty this Plan does not affect the holders of Unaffected Obligations. Nothing shall affect any Applicant's rights and defences, both legal and equitable, with respect to any Unaffected Obligations including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Claims. Notwithstanding the substantive consolidation of Claims against the Applicants for certain purposes under this Plan, Claims which are not Affected Claims of any particular Applicant remain the obligations solely of such Applicant and shall not become obligations of any other Applicant.

                                   ARTICLE 3

      CLASSIFICATION OF CREDITORS, VALUATION OF CLAIMS AND RELATED MATTERS






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                                     - 14 -



SECTION 3.1 CLASSES OF CLAIMS

     The classes of Creditors for the purpose of considering and voting on the Plan shall be Creditors holding Affected Secured Lender Claims and Affected Unsecured Claims.

SECTION 3.2 AFFECTED CLAIMS

     Creditors holding Affected Claims shall prove their Claims, vote in respect of the Plan and receive the rights provided for under and pursuant to this Plan.

SECTION 3.3 CREDITORS' MEETINGS

     The Creditors' Meetings shall be held in accordance with this Plan, the Creditors' Meetings Order and any further Order. The only persons entitled to attend a Creditors' Meeting are those persons, including the holders of proxies, entitled to vote at the Creditors' Meeting, their legal counsel and advisors and the officers, directors and legal counsel of the Applicants. Any other Person may be admitted on invitation of the chair of the relevant Creditors' Meeting.

SECTION 3.4 APPROVAL BY CREDITORS

     In order to be approved, the Plan must receive the affirmative vote of the Required Majority of each Class of Creditors.

SECTION 3.5 ORDER TO ESTABLISH PROCEDURE FOR VALUING CLAIMS

     The procedure for valuing Claims and resolving disputes is set forth in the Creditors' Meetings Order. The Applicants reserve the right to seek the assistance of the Court in valuing the Claim of any Affected Creditor, if required, or to ascertain the result of any vote on the Plan or the amount payable or to be distributed to such Affected Creditor under the Plan, as the case may be.

SECTION 3.6 CLAIMS FOR VOTING PURPOSES

     Each Creditor having a Claim in a Class entitled to vote shall be entitled to attend and to vote at the Creditors' Meeting for such Class. Each Creditor of a Class who is entitled to vote shall be entitled to that number of votes at the Creditors' Meeting for such Class as is equal to the dollar value of its Claim for voting purposes as determined in accordance with this Article 3 and the provisions of the Creditors' Meetings Order.


                                   ARTICLE 4
                    PROCEDURE FOR RESOLVING DISPUTED CLAIMS

SECTION 4.1 PROSECUTION OF OBJECTIONS

     After the Confirmation Date, only the Applicants shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Effective Date, the Applicants may settle or compromise any Disputed Unsecured Claim without approval of the Court.






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                                     - 15 -



SECTION 4.2 NO DISTRIBUTIONS PENDING ALLOWANCE

     Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Unsecured Claim unless and until some portion thereof, has become a Proven Unsecured Claim.

SECTION 4.3 DISPUTED CLAIMS RESERVE

     On the Effective Date (or as soon thereafter as is practicable) the Disbursing Agent shall establish the Disputed Claims Reserve by withholding from the initial distribution on account of Proven Unsecured Claims an amount of New Unsecured PIK Notes and New Common Shares calculated as if all Affected Unsecured Claims and U.S. Impaired Unsecured Claims were Proven Unsecured Claims and allowed U.S. Impaired Unsecured Claims under the U.S. Plan as of such date, in an amount equal to one hundred percent (100%) of their Disputed Claim Amount and disputed U.S. Impaired Unsecured Claim amount under the U.S. Plan.

SECTION 4.4 DISTRIBUTIONS AFTER DISPUTED CLAIMS RESOLVED

     The Disbursing Agent shall make payments and distributions from the Disputed Claims Reserve to each holder of a Disputed Unsecured Claim that has become a Proven Unsecured Claim in accordance with the provisions of the Plan, and to each holder of a disputed U.S. Impaired Unsecured Claim that has become an allowed claim under the U.S. Plan. On the next succeeding interim distribution date after the date that the value of a Proven Unsecured Claim has been determined in accordance with this Plan, the Disbursing Agent shall distribute to the holder of such Claim any New Unsecured PIK Notes and PSC Common Shares in the Disputed Claims Reserve that would have been distributed on the Distribution Date had such Claim been a Proven Unsecured Claim on the Distribution Date (after giving effect to the Stock Consolidation). After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Unsecured Claim and each disputed U.S. Impaired Unsecured Claim (i) any New Unsecured PIK Notes and PSC Common Shares that remain in the Disputed Claims Reserve shall be distributed pro rata to holders of Proven Unsecured Claims and holders of U.S. Impaired Unsecured Claims allowed under the U.S. Plan. All distributions made under this Article 4 on account of a Proven Unsecured Claim shall be made together with any payments or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Proven Unsecured Claim had been a Proven Unsecured Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this Article 4 more frequently than once every 180 days.


                                   ARTICLE 5
                        TREATMENT OF AFFECTED CREDITORS

SECTION 5.1 AFFECTED CLASSES

(1)  Affected Secured Lender Claims






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                                     - 16 -



     (a) On the Effective Date, the Credit Facility Agreements shall be amended and restated by the Amended and Restated Term Credit Agreement without any further action by any party. Each holder of a Proven Secured Lender Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Proven Secured Lender Claim and its allowed Class 6 Claim in the U.S. Plan, shall receive on or as soon as practicable after the Distribution Date its pro rata share of (a) the Net Asset Sale Proceeds Pool, (b) the New Secured PIK Debt, (c) the New Senior Secured Term Debt and (d) (i) if the holders of U.S. Impaired Unsecured Claims vote to accept the U.S. Plan and the holders of Proven Unsecured Claims vote to accept the Plan, 5,967,052,592 New Common Shares which shall be ninety-one percent (91%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 21,840,000 PSC Common Shares after giving effect to the Stock Consolidation) subject to Dilution, or (ii) if the holders of U.S. Impaired Unsecured Claims vote to reject the U.S. Plan, but the holders of Proven Unsecured Claims vote to accept the Plan, 22,800,000 PSC Common Shares which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date plus an amount of PSC Common Shares equal to the aggregate number of PSC Common Shares that would have been available for distribution to holders of U.S. Impaired Unsecured Claims under the U.S. Plan had such holders voted to accept the U.S. Plan (based on the Applicants' estimate of the aggregate allowed amount of such claims), subject to Dilution, and an amount of New Unsecured PIK Notes equal to the amount that would have been distributed to holders of U.S. Impaired Unsecured Claims under the U.S. Plan had such holders voted to accept the U.S. Plan (based on the Applicants' estimate of the aggregate allowed amount of such claims).

     (b)  Each LC Lender will fund its pro rata share of the Unfunded LC
          Claim (i) in cash, or (ii) by foregoing distributions that it would otherwise receive in respect of a Claim in the amount of its pro rata share of the Unfunded LC Claim. If the distributions that would otherwise be received by an LC Lender are insufficient to fund its pro rata share of the Unfunded LC Claim, such deficiency may be funded by foregoing distributions to the extent necessary by the Lender that is an affiliate of such LC Lender. Any such cash paid or distributions foregone shall be reallocated pro rata among the holders of Proven Secured Lender Claims. Letters of credit issued pursuant to the Credit Agreement that remain outstanding and undrawn on the Effective Date shall be replaced or, with the consent of the issuers of such letters of credit, supported by letters of credit issued under the Exit Facility.

     (c)  On the Effective Date, PSC shall record the holders of Proven
          Secured Lender Claims as holders of record of such New Common Shares. Each holder of a Secured Lender Claim shall vote the New Common Shares distributed to it under the Plan in favour of each of the matters set forth in Section 6.1(2)(c) hereof.

(2)  Affected Unsecured Claims

     Subject to Section 5.2, on or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Affected Unsecured Claim becomes a Proven Unsecured Claim,

     (a) if the holders of Proven Unsecured Claims vote to accept the Plan then each holder of a Proven Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Proven Unsecured Claim, its pro rata share (determined as described below) of (i) US$60 million of New Unsecured PIK Notes to be issued pursuant to Article 7 of this Plan and the U.S. Plan (subject to certain election rights of holders of U.S. Impaired Unsecured Claims) and (ii) 327,860,033 New Common Shares which shall be five percent (5%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 1,200,000 PSC Common Shares, after giving effect to the Stock Consolidation), subject to Dilution (in each case, such distribution shall be shared pro rata with the holders of U.S. Impaired Unsecured Claims under the U.S. Plan) and the holders of Affected Unsecured Lender Claims shall be deemed to have waived any and all distributions to which they would be entitled under the Plan as holders of Affected Unsecured Lender Claims, including the benefit of any and all contractual subordination provisions in respect of their Unsecured Lender Claims; or

     (b) if the holders of Proven Unsecured Claims vote to reject the Plan, then the holders of such Claims shall not receive anything on account of such Claims.

     For purposes of distributions to holders of Proven Unsecured Claims, the pro rata calculations shall include in the determination of the Face Amount of all Proven Unsecured Claims (i) if the class of holders of U.S. Impaired Unsecured Claims under the U.S. Plan votes to accept the U.S. Plan, the aggregate amount of all allowed U.S. Impaired Unsecured Claims or (ii) if the class of holders of U.S. Impaired Unsecured Claims under the U.S. Plan votes to reject the U.S. Plan, the Applicant's estimate of the aggregate amount of all allowed U.S. Impaired Unsecured Claims. Claims under the Canadian Plan will be converted to United States' dollars ("US$") for purposes of distributions at a rate of CDN$1.465097244 per US$1.00.

SECTION 5.2 SETTLEMENT OF CERTAIN CLAIMS

     The proposed treatment of Affected Creditors set forth in Section 5.1 is subject to the satisfaction of the following conditions prior to October 27, 1999:

     (a) (i) the claims of the Applicants and the Lenders against Deloitte & Touche, the Securities Actions, and all Contribution and Indemnity Claims shall have been settled among all parties on mutually acceptable terms, including as to the amount and voting of the Contribution and Indemnity Claims; or

          (ii) the amounts of the Contribution and Indemnity Claims shall have been agreed to by the holders of such Claims, the Applicants and the Lenders and the holders of the Contribution and Indemnity Claims shall have agreed to vote such Claims in favour of this Plan, and

     (b) the Canadian Securities Action shall have been settled between PSC and the plaintiffs and the settlement shall have been approved by the Court.


                                   ARTICLE 6
                      MEANS FOR IMPLEMENTATION OF THE PLAN

SECTION 6.1 PLAN IMPLEMENTATION

     Subject to Section 5.2, if the Required Majority of each Class of Creditors vote to accept the Plan, the transactions described in Section 6.1(1) and the corporate actions described in Section 6.1(2) shall occur.

(1)  Plan Transactions

     (a) New Securities. As of the Effective Date the issuance by PSC of US$100 million in principal amount of New Secured PIK Debt, up to US$60 million in principal amount of New Unsecured PIK Notes, up to 6,426,056,637 New Common Shares, and Management Options to purchase PSC Common Shares pursuant to the terms of the Management Option Plan to be adopted by the new board of directors of PSC referred to in
          Section 6.1(2)(d) on or after the Effective Date, subject to Dilution (except with respect to the New Secured PIK Debt), is hereby authorized without further act or action under applicable law, regulation, order or rule.

     (b)  New Senior Secured Term Debt.  On the Effective Date, PSC and
          PSI shall execute and deliver the Amended and Restated Term Credit Agreement to govern the New Secured PIK Debt and the New Senior Secured Term Debt.

     (c)  New Guarantees.  On the Effective Date, the Canadian
          Subsidiaries shall enter into the New Guarantees and the related security.

     (d) Exit Facility. PSC and PSI, together with the Subsidiaries, expect to enter into a post-confirmation loan facility, the Exit Facility, in order to (a) refinance amounts outstanding on the Effective Date under the DIP Facility, (b) make other payments required to be made on the Effective Date or the Distribution Date, and (c) provide the additional borrowing capacity required by PSC, PSI and the Subsidiaries following the Effective Date to maintain their operations.

     (e) Tax Related Transactions. The following transactions shall occur immediately prior to implementation of the Plan: (a) each holder of a Claim under the Credit Agreement shall be deemed to have exchanged such Claim for an undivided co-ownership interest in all of the Claims under the Credit Agreement in the same aggregate principal amount as the Claim so exchanged, and (b) each holder of a Claim against one or more of the Applicants which becomes a Proven Unsecured Claim shall be deemed to have exchanged such Claim for an undivided co-ownership interest in all Proven Unsecured Claims in the same aggregate amount.

(2)  Corporate Action

1   Shareholder Rights Plan.  On the Effective Date, PSC shall implement the
Shareholder Rights Plan.

2   Stock Consolidation.  On the Effective Date, if the holders of U.S.
Impaired Unsecured Claims under the U.S. Plan have voted to accept the U.S. Plan and the holders of Affected Unsecured Claims under this Plan have voted to accept this Plan, PSC shall take all steps necessary to implement the Stock Consolidation.

     (c)  Shareholder Approval.  On or immediately after the Effective
          Date and the distribution of New Common Shares to holders of Affected Secured Lender Claims, PSC shall hold a meeting of its shareholders for the purposes of: (i) approving and ratifying the Shareholder Rights Plan; (ii) electing the new board of directors referred to in
          Section 6.1(2)(d); (iii) amending the articles of incorporation of PSC to allow for the implementation of the Stock Consolidation; (iv) authorizing the continuance of PSC under the laws of New Brunswick; and (v) if the holders of U.S. Impaired Unsecured Claims reject the U.S. Plan, cancelling the Common Shares outstanding immediately prior to the Effective Date.

     (d) Directors and Officers. On the Effective Date, the new board of directors for PSC will consist of nine (9) directors, who will be nominated by holders of Lender Claims. The nominees of the holders of Lender Claims shall include two (2) members of the existing PSC board of directors and will include two (2) members nominated by High River Limited Partnership ("High River") provided that High River and any holders of Lender Claims acting in concert with it beneficially own at least twenty-five (25%) of the Lender Claims. If one or both of the nominees from the existing board is a nominee on that board of High River or persons acting in concert with it, that person will be counted as a High River nominee on the slate for the new board of directors.

SECTION 0.1 ASSET TRANSFERS

     If the conditions set forth in Section 5.2 are not met, or if the holders of Proven Unsecured Claims vote to reject this Plan, the reorganization of the Applicants will be effected through the transfer of the business of the Applicants as a going concern to one or more direct or indirect subsidiaries of PSI. This transfer will occur in conjunction with the implementation of the U.S. Plan through the enforcement of remedies available to the Lenders, and will be more fully described in a supplement to this Plan (the "Plan Supplement") that will be filed prior to the meeting of the holders of Affected Secured Lender Claims. The transferee(s) will assume the Claims which would have been Unaffected Obligations if the arrangement described in Section 5.1 had been implemented. The proceeds paid on the transfers will be distributed in accordance with the legal priority of the claims against the transferred assets. In that case, the Affected Unsecured Claims will not be compromised, but it is expected that no distributions will be made to the holders of such Claims. The holders of Affected Unsecured Claims will have the right, but will not be required, to elect to participate in distributions under the U.S. Plan as provided in that plan.

SECTION 0.2 PLAN RELEASES

     Subject to Section 5.2 and to the approval of the Plan by the Required Majority of each Class of Creditors, the following releases will become effective on the Effective Date:

(1)  Releases by Applicants

     As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Applicants and the Subsidiaries will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Applicants to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants or the Subsidiaries, the parties released pursuant to this Section 6.3(1), the CCAA Proceedings, the Lender Lock-Up Agreement or the Plan, and that could have been asserted by or on behalf of the Applicants or their Subsidiaries against (i) directors, officers and employees of the Applicants or the Subsidiaries in each case, as of the Date of Filing or that have become officers and/or directors thereafter but prior to the Effective Date (other than for indebtedness owed by any such directors, officers or employees to any of the Applicants or their Subsidiaries) and the Applicants' or Subsidiaries' agents and professionals (including, for greater certainty, the Monitor but excluding Deloitte & Touche and any insurance brokers retained by the Applicants), (ii) the Lenders (other than any person excluded from the releases in this Plan which has become a Lender), (iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as administrative agent and co-arranger under the Credit Agreement, (v) BTCo as Syndication Agent and co-arranger under the Credit Agreement, (vi) any official committees appointed by the Court in connection with the CCAA Proceedings or the Chapter 11 Cases, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases in this Plan which has become a holder of a DIP Facility Claim),
(viii) the Security Agent, (ix) the Account Intermediaries, (x) any individual, corporation or other entity that was at any time formerly one of the released parties identified in subclauses (ii) - (viii) of this Section 6.3(1), and (xi) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals (including, for greater certainty, the Monitor but excluding Deloitte & Touche, Robert Waxman, Greg Madesker, Rik Barrese and any insurance brokers retained by the Applicants) (including the current and former directors, officers, employees, agents, shareholders and professionals of the released professionals) of the entities released in subclauses (ii)-(viii) of this Section 6.3(1) acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Applicants described in clause (i) of this Section 6.3(1) may be revoked by the Applicants by written notice to such director, officer or employee, in the event that the Applicants reasonably determine that any such director, officer or employee has failed to provide factual information as reasonably requested by the Applicants or any successor to the Applicants with authority to direct such claim, or by the Administrative Agent, in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or related to the same nucleus of operative facts alleged as of the Date of Filing in the Securities Actions, the Chazen Actions or the Liff Actions (as defined in the U.S. Plan), including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Applicants, to reimbursement of that person's foregone income and reasonable expenses.

(2)  Releases by Holders of Lender Claims

     As of the Effective Date, in consideration for the obligations of the Applicants and the Subsidiaries under the Plan and the Lender Lock-up Agreement, and the cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the holders of Lender Claims, the ad hoc steering committee and any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, the DIP Agent, the DIP Co-Arrangers, the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Applicants' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants and Subsidiaries, the CCAA Proceedings, the Lender Lock-up Agreement or the Plan against (i) the Applicants and Subsidiaries; provided, however that this release in clause (i) shall not be given by any Account Intermediary who is a current Bank Account Services Provider, (ii) the directors, officers and employees of the Applicants or Subsidiaries in each case as of the Date of Filing (and in addition, those who become officers and/or directors thereafter but prior to the Effective Date), (iii) the Lenders (other than any person excluded from the releases in this Plan that has become a Lender), (iv) the ad hoc steering committee and any other committee of holders of Lender Claims, (v) CIBC, as Administrative Agent and co-arranger under the Credit Agreement, (vi) BTCo as Syndication Agent and co-arranger under the Credit Agreement, (vii) any official committees appointed in the CCAA Proceedings or the Chapter 11 Cases,
(viii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claim (other than any entity specifically excluded from the releases granted in this Section 6.3(2) that has become a holder of a DIP Facility Claim, (ix) the Security Agent, (x) the Account Intermediaries, (xi) any individual, corporation or other entity that was at any time formerly one of the released parties identified in subclauses (iii)-(ix) of this Section 6.3(2), or (xii) the respective current and former professionals of the entities in subclauses
(i)-(ix) of this Section 6.3(2) (including, for greater certainty, the Monitor but excluding Deloitte & Touche and any insurance brokers retained by the Applicants) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Applicants described in clause (ii) of this Section 6.3(2) may be revoked by the Administrative Agent or its successor, by written notice to such director, officer or employee, in the event that the Administrative Agent or its successor reasonably determines that any such director, officer or employee has failed to provide factual information reasonably requested by the Administrative Agent or its successor in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or relating to the same nucleus of operative facts alleged as of the Date of Filing in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Applicants, to reimbursement of that person's foregone income and reasonable expenses, provided further, that nothing contained herein shall affect the rights and obligations of the parties designated in clauses (iii), (v), (vi),
(ix) and (x) of this Section 6.3(2) under the Priority and Subordination Agreement, dated as of December 4, 1998, the Security Sharing Agreement, dated as of November 30, 1998 and the Intercreditor Agreement, dated as of June 25, 1999.

(3)  Holders of Claims

     As of the Effective Date, to the fullest extent permitted under applicable law, in consideration for the obligations of the Applicants under the Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Lenders and the Account Intermediaries under the Plan, each present and former holder of a Claim (other than the parties referred to in Section 6.3(2) above or any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties) will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Applicants' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants or Subsidiaries, the parties released pursuant to this Section 6.3(3), the CCAA Proceedings, the Lender Lock-up Agreement or the Plan against (i) the Applicants and Subsidiaries, (ii) the Lenders as of September 15, 1999 or an entity that subsequently becomes a Lender subject to the Applicants' consent, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in the CCAA Proceedings or the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims as of September 15, 1999 or an entity that subsequently becomes a holder of a DIP Facility Claim subject to the Applicants' consent, and the Security Agent, (iii) the Account Intermediaries, (iv) any individual, corporation or other entity that was formerly one of the foregoing released parties identified in subclause (ii) of this Section 6.3(3) and (v) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals of the entities referred to in subclause
(ii) of this Section 6.3(3) (excluding Deloitte & Touche and any insurance brokers retained by the Applicants) acting in such capacity. Under the Plan, holders of Claims (other than the Lenders) are not deemed to have released any non-Applicant third party other than the Lenders and those parties explicitly listed in clauses (ii), (iii), (iv) and (v) above.

SECTION 0.3 INJUNCTION RELATED TO RELEASES

     The Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

SECTION 0.4 REVOCATION OF CERTAIN RELEASES

     The revocation of any release of any director, officer or employee pursuant to Section 6.3 hereof shall be void ab initio to the extent that a court of competent jurisdiction, including, but not limited to the Court, determines that such director, officer or employee has provided the factual information reasonably requested by the Applicants or any successor pursuant to
Section 6.3(1) or the Administrative Agent or its successor pursuant to Section 6.3(2).

SECTION 0.5 SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING AFFECTED CLAIMS

     The Plan is premised upon the substantive consolidation of the Applicants only for purposes of treating Affected Secured Lender Claims and Affected Unsecured Claims under the Plan, including for voting, Plan sanction and distribution purposes. This Plan does not contemplate substantive consolidation of the Applicants with respect to Unaffected Obligations.
Subject to Section 5.2 and the approval of the Plan by the Required Majority of each Class of Creditors, on the Effective Date, (a) all guarantees of any Applicants of the payment, performance or collection of another Applicant with respect to Affected Claims shall be deemed eliminated and cancelled; (b) any obligation of any Applicant and all guarantees with respect to Affected Claims thereof executed by one or more of the other Applicants shall be treated as a single obligation and any obligation of two or more Applicants, and all multiple Affected Claims against such entities on account of such joint obligations, shall be treated and allowed only as a single Affected Unsecured Claim against the consolidated Applicants; and (c) each Affected Claim of any Applicant shall be deemed filed against the consolidated Applicants and shall be deemed one Affected Claim against and obligation of the consolidated Applicants. Except as set forth in this Section 6.6, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Applicants, (b) cause any Applicant to be liable for any Claim under the Plan, for which it otherwise is not liable and the liability of any Applicant for any such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims of Applicants against Applicants, or (d) affect Subsidiary Interests.

SECTION 0.6 ASSUMED INDEMNIFICATION OBLIGATIONS

     The Assumed Indemnification Obligations (other than Excluded
Indemnification Obligations) shall be deemed effective as of the Effective Date without any further action by any party.


                                   ARTICLE 1
                       PROVISIONS GOVERNING DISTRIBUTIONS

SECTION 1.1 DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of Claims that are Proven Unsecured Claims and Proven Secured Lender Claims as of the Effective Date shall be made not later than the Distribution Date. Distributions on account of Claims that first become Proven Unsecured Claims or a Proven Secured Lender Claim after the Effective Date shall be made pursuant to Articles 4,5 and 7 of this Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim that is a Proven Unsecured Claim or a Proven Secured Lender Claim on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

SECTION 1.2 INTEREST ON CLAIMS

     Unless otherwise specifically provided for in this Plan or the Confirmation Order, interest shall not accrue or be paid on Claims after the Date of Filing, and no holder of a Claim shall be entitled to interest accruing on or after the Date of Filing on any Claim. Interest shall not accrue or be paid upon any Disputed Unsecured Claim in respect of the period from the Date of Filing to the date a final distribution is made thereon if and after such Disputed Unsecured Claim becomes a Proven Unsecured Claim.

SECTION 1.3 DISTRIBUTIONS BY DISBURSING AGENT

     (a) The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles 4, 5 and 7 hereof). If the Disbursing Agent is an independent third party designated by the Applicants to serve in such capacity, such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Applicants on terms acceptable to the Applicants. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.

     (b) At the close of business on the Distribution Record Date, the transfer records for the Lender Claims shall be closed, and there shall be no further changes in the record holders of Lender Claims. The Applicants, the Disbursing Agent and the Administrative Agent for the Lenders shall have no obligation to recognize any transfer of Lender Claims after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

SECTION 1.4 CALCULATION OF DISTRIBUTION AMOUNTS

(1) Common Shares

     No fractional New Common Shares shall be issued or distributed under the Plan or by PSC or the Disbursing Agent. Each Person entitled to receive New Common Shares will receive the total number of whole New Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New

Common Share, the actual distribution of shares shall be rounded to the next higher or lower whole number as follows: (a) fractions ? or greater shall be rounded to the next higher whole number, and (b) fractions of less than ? shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section 7.4. No consideration shall be provided in lieu of fractional shares that are rounded down.

(2)  New Unsecured PIK Notes

     New Unsecured PIK Notes will be issued in denominations of US$1,000 and such fractions thereof as is necessary.

SECTION 1.5 DELIVERY OF DISTRIBUTIONS

     Distributions to holders of Proven Unsecured Claims shall be made by the Disbursing Agent (a) at the last known address of such persons or at the addresses set forth on the Proofs of Claim filed by such holders (b) at the addresses reflected in the Affected Unsecured Creditors List, or (c) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. No undeliverable distributions will go back to the Applicants. All claims for undeliverable distributions in respect of Proven Unsecured Claims must be made on or before the expiration of the eighteenth (18th) month following the Effective Date, after which date all unclaimed property shall be distributed pro rata to the other holders of Proven Unsecured Claims and the Claim of any holder or successor of such holder with respect to such property shall be discharged, and forever barred, notwithstanding any federal or provincial laws to the contrary. Nothing contained in the Plan shall require the Applicants or any Disbursing Agent to attempt to locate any holder of a Proven Unsecured Claim.

SECTION 1.6 WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each holder of a Proven Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and
(ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any distributions to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 7.5. It is the Applicants' intent that distributions under the Plan to holders of Claims are in respect of, and to be applied to, principal first and then interest.

SECTION 1.7 SET-OFF TO APPLY

     The Applicants may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claims, claims of any nature whatsoever that the Applicants may have against the holder of such Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Applicants of any such claim that the Applicants may have against such holder. Notwithstanding anything to the contrary, the Applicants will not exercise any right of setoff against any Lender, any agents under the Credit Agreements or the DIP Facility Agreement, the Account Intermediaries or the DIP Lenders.


                                   ARTICLE 2
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

SECTION 2.1 CONTRACTS AND LEASES

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Applicant shall be deemed to have ratified each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously repudiated or terminated by such Applicant, (ii) previously expired or terminated pursuant to its own terms, or (iii) as otherwise set forth in an amendment to the Affected Unsecured Claims List as being an executory contract or unexpired lease to repudiate or terminate. Without limiting the foregoing, all obligations of the Applicants with respect to Other Equity Securities and Excluded Indemnification Obligation shall be terminated and cancelled.


                                   ARTICLE 3
                                 MISCELLANEOUS

SECTION 3.1 CONFIRMATION OF PLAN

     (a) Provided that the conditions in Section 5.2 are satisfied by the deadline set forth therein and the Plan is approved by the Required Majority of each Class of Creditors, the Applicants will seek the Confirmation Order (which as proposed shall be in form and substance acceptable to the Applicants and the Required Lenders) for the sanction and approval of the Plan as provided in Sections 5.1 and 6.1; and

     (b) subject only to the Confirmation Order being granted and becoming a Final Order in form and substance reasonably acceptable to the Applicants and the Required Lenders and the satisfaction of those conditions precedent to implementation of the Plan described in Section 9.8, the Plan will be implemented by the Applicants and will be binding upon the Applicants and all Creditors.

SECTION 3.2 PARAMOUNTCY

     Subject to the obligations of the Applicants pursuant to the Exit Facility or the Amended and Restated Term Credit Agreement, from and after the Effective Date, any conflict between the Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, by-laws of the Applicants, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between one or more of the Creditors and the Applicants as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of the Plan and the Confirmation Order, which shall take precedence and priority.

SECTION 3.3 WAIVER OF DEFAULTS

     Other than in relation to the Exit Facility or the Amended and Restated Term Credit Agreement, from and after the Effective Date, each Creditor shall be deemed to have waived any and all defaults then existing or previously committed by the Applicants in any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto, existing between such Creditor and the Applicants and any and all notices of default and demands for payment under any instrument, including, without limitation any guarantee, shall be deemed to have been rescinded.

SECTION 3.4 COMPROMISE EFFECTIVE FOR ALL PURPOSES

     The payment, compromise or other satisfaction of any Claim under the Plan, if sanctioned and approved by the Court shall be binding upon such Creditor, its heirs, executors, administrators, successors and assigns, for all purposes.

SECTION 3.5 PARTICIPATION IN DIFFERENT CAPACITIES

     Creditors whose Claims are affected by this Plan may be affected in more than one capacity. Each such Creditor shall be entitled to participate hereunder in each such capacity. Any action taken by a Creditor in any one capacity shall not affect the Creditor in any other capacity unless the Creditor agrees in writing.

SECTION 3.6 MODIFICATION OF PLAN

     Subject to the consent of the Required Lenders, the Applicants reserve the right to file any modification of, amendment or supplement to the Plan by way of a supplementary plan or plans of compromise or arrangement or both filed with the Court at any time or from time to time prior to the Creditors' Meetings Dates, in which case any such supplementary plan or plans of compromise or arrangement or both shall, for all purposes, be and be deemed to be a part of and incorporated into the Plan. The Applicants shall give notice by publication or otherwise to all

Creditors in an affected Class of the details of any modifications or amendments prior to the vote being taken to approve the Plan. Subject to the consent of the Required Lenders, the Applicants may propose an alteration or modification to the Plan at any Creditors' Meeting. After such Creditors' Meetings (and both prior to and subsequent to the Confirmation Order) and subject to the consent of the Required Lenders, the Applicants may at any time and from time to time vary, amend, modify or supplement the Plan if the Court determines that such variation, amendment, modification or supplement is of a minor, immaterial or technical nature that would not be materially prejudicial to the interests of any of the Creditors under the Plan or the Confirmation Order and is necessary in order to give effect to the substance of the Plan or the Confirmation Order.

SECTION 3.7 DEEMING PROVISIONS

     In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

SECTION 3.8 CONDITIONS PRECEDENT TO IMPLEMENTATION OF PLAN

     The implementation of the Plan is subject to the following conditions precedent which may not be waived by the Applicants without the consent of the Required Lenders:

     (a) the Confirmation Order sanctioning the Plan, as such Plan may have been modified, in form and substance reasonably satisfactory to the Applicants and the Required Lenders, shall have been entered and the operation and effect of the Confirmation Order shall not have been stayed, reversed or amended, and shall provide that:

          (i) the Applicants are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

          (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

          (iii) PSC is authorized to issue the New Unsecured PIK Notes, New Common Shares, and Management Options and incur the New Senior Secured Term Debt and New Secured PIK Debt; and

          (iv) the New Secured PIK Debt, New Unsecured PIK Notes, and the New Common Shares issued under the Plan in exchange for Claims against the Applicants and the first trade of such securities are exempt from the dealer registration and prospectus requirements of applicable Canadian securities laws except to the extent that holders of New Secured PIK Debt, New Unsecured PIK Notes and New Common Shares are control block holders for the purposes of applicable Canadian securities laws.

     (b) the Applicants shall have credit availability under the Exit Facility in an amount, form and substance acceptable to the Applicants and the Required Lenders, to provide the Applicants and the Subsidiaries with working capital to meet ordinary and peak requirements and additional borrowings to support further projects;

     (c) the following agreements, in form and substance satisfactory to the Applicants and the Required Lenders shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

          (i)    New Unsecured PIK Notes Indenture;

          (ii)   Amended and Restated Term Credit Agreement;

          (iii)  New Guarantees and related security documents;

          (iv)   Registration Rights Agreement;

          (v)    Exit Facility;

          (vi)   Shareholder Rights Plan; and

          (vii) Agreements evidencing sufficient bonding to meet the Applicants' projected bonding requirements;

     (d) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

     (e) the U.S. Bankruptcy Court shall have issued a final order under the U.S. Bankruptcy Code confirming the U.S. Plan and all conditions to the effectiveness of the U.S. Plan shall have been satisfied other than the condition that this Plan shall have become effective; and

     (f) the new board of directors of PSC referred to in Section 6.1(2)(d) shall have been appointed.

SECTION 3.9 WAIVER OF CONDITIONS

     Each of the conditions set forth in Section 5.2 and 9.8 above, may be waived in whole or in part by the Applicants with the written consent of the Required Lenders, without any other notice to parties in interest or the Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Applicants regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by an Applicant). The failure of an Applicant to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

SECTION 3.10 DISCLOSURE STATEMENT

     Copies of the Plan and the applicable Disclosure Statement will be mailed in accordance with the procedures approved by the Court.

SECTION 3.11 NOTICES

     Any notices or communication to be made or given hereunder shall be in writing and shall refer to this Plan and may, subject as hereinafter provided, be made or given by personal delivery, by courier, by prepaid mail or by telecopier addressed to the respective parties as follows:

     (a)  if to the Applicants:

          Philip Services Corp.
          100 King Street West
          Hamilton, Ontario
          L8N 4J6

          Attention:   Colin Soule
                       Executive Vice-President, General Counsel and
                       Corporate Secretary

          Telecopier:  (905) 521-9160


     (b)  if to a Creditor:

          to the address for such Creditor specified in the Proof of Claim filed by a Creditor or, if no Proof of Claim has been filed, to such other address at which the notifying party may reasonably believe that the Creditor may be contacted.

     (c)  if to the Monitor:

          P.O. Box 251
          Ernst & Young Tower
          222 Bay Street, 21st Floor
          Toronto-Dominion Centre
          Toronto, Ontario
          M5K 1J7

          Attention:     Murray McDonald
                         President

          Telecopier:    (416) 943-3300


or to such other address as any party may from time to time notify the others in accordance with this Section 9.11. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by the Applicants to give notice contemplated hereunder to any particular Creditor shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

SECTION 3.12 SEVERABILITY OF PLAN PROVISIONS

     If, prior to the Confirmation Date, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of any Applicant, with the consent of the Required Lenders, and to the extent of any modification to the treatment of the Account Intermediaries as holders of Other Secured Claims, the consent of the Account Intermediaries, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

SECTION 3.13 SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

SECTION 3.14 EXCULPATION AND LIMITATION OF LIABILITY

     Neither the Applicants, the Subsidiaries, the Lenders, any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in the CCAA Proceedings, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the CCAA Proceedings or the Chapter 11 Cases, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, no holder of a Claim, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Applicant, Subsidiary, any Lender, any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in CCAA Proceedings or the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates, or agents, for any act or omission in connection with, relating to, or arising out of, the CCAA Proceedings, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

     The Applicants and the Subsidiaries hereby jointly and severally fully indemnify each of the Lenders, any individual, corporation or other entity that was at any time a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, and their respective agents, affiliates, directors, officers, employees, and representatives, including counsel (collectively, the "Indemnitees") against any manner of actions, causes of action, suits, proceedings, liabilities and claims of any nature, costs and expenses (including reasonable legal fees) which may be incurred by such Indemnitee or asserted against such Indemnitee arising out of or during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan, other than any liabilities to the extent arising from the gross negligence or willful or intentional misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any of the Applicants or any of the Subsidiaries, the Indemnitee shall promptly notify the Applicants in writing, and the Applicants may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all costs and expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to consult with the Applicants in the defense thereof and the fees and expenses of such counsel shall be at the expense of the Applicants unless and until the Applicants shall have assumed the defense of such claim, action or proceeding. If the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and any of the Applicants or Subsidiaries, and the Indemnitee reasonably believes that the joint representation of such entity and the Indemnitee may result in a conflict of interest, the Indemnitee may notify the Applicants in writing that it elects to employ separate counsel at the expense of the Applicants, and the Applicants shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee. In addition, the Applicants shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from the Applicants, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

SECTION 3.15 BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Applicants and all present and former holders of Claims.

SECTION 3.16 REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

     Subject to the approval of the Required Lenders, the Applicants reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or arrangement. If the Applicants revoke or withdraw the Plan, or if the Confirmation does not occur,
(i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or termination, repudiation of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and
(iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against any Applicant or any other Person; (b) prejudice in any manner the rights of any Applicant or any Person in any further proceedings involving an Applicant; or (c) constitute an admission of any sort by any Applicant or any other Person.

SECTION 3.17 GOVERNING LAW

     This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Subject to the Protocol, any questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

                                  SCHEDULE "A"

                             CANADIAN SUBSIDIARIES



2766906 Canada Inc.                ServTech Canada, Inc.
721646 Alberta Ltd.                ST Delta Canada, Inc.
Allwaste of Canada Ltd.            Sablix Inc.
Caligo Reclamation Ltd.            Philip Analytical Services Corporation
Philip Enterprises Inc./
  Les Entreprises Philip Inc.      Philip Environmental (Atlantic) Limited
1195613 Ontario Inc.               Philip Environmental (Elmira) Inc.
1233793 Ontario Inc.               Philip Environmental Services Limited
2842-7979 Quebec Inc.              Delsan Demolition Limited
800151 Ontario Inc.                Philip Investment Corp.
842578 Ontario Limited.            Philip Plasma Metals Inc.
912613 Ontario Ltd.                PSC/IML Acquisition Corp.
Nortru, Ltd.                       Recyclage d'Aluminium Quebec Inc./Quebec
                                   Aluminium Recycling Inc.

Allies Staffing Ltd.

                                  SCHEDULE "B"

                         AFFECTED UNSECURED CLAIMS LIST

                                                                        AMOUNT
                                                                       ---------
  CREDITOR                          CREDITOR'S ADDRESS                  (CDN$)
  --------                          ------------------                 ---------
                              39 Anne Street South, Barrie, ON  L4N
                              2C7, attention Brian D. Smith,
1066424 Ontario Ltd.          President                                  573,000
--------------------          ---------------------------------------  ---------
                              Mr. Rod Hudson, 48 Moorehead Crescent,
1348040 Ontario Ltd.          Brampton, ON  L6Z 4K4                    1,743,693
--------------------          ---------------------------------------  ---------
                              1100 Boulevard Cremazie est, bureau
                              805, Montreal, Quebec  H2P 2X2,
2418711 Canada Inc.           attention Mr. Paul Boyer                         0
-------------------           ---------------------------------------  ---------
                              1100 Boulevard Cremazie est, bureau
                              805, Montreal, Quebec  H2P 2X2,
2819635 Canada Inc.           attention Mr. Paul Boyer                    22,000
-------------------           ---------------------------------------  ---------
                              220 John St., Barrie, ON  L4N 2L3,
759082 Ontario Inc.           attention Mary Kitchener                    38,000
-------------------           ---------------------------------------  ---------
                              c/o William R. Gilmour, Prouse, Dasht
                              & Crouch, 201-37 George Street West,
963767 Ontario Inc.           Brampton, Ontario L6X 1R5                        0
-------------------           ---------------------------------------  ---------
                              53 Challenger Cres., Scarborough,
Ablack, Krish                 Ontario, M1C 4Z4                            74,000
-------------                 ---------------------------------------  ---------
                              c/o William Black, McCarthy Tetrault,
                              Suite 4700, Toronto Dominion Bank
Agglo Venture Inc.,           Tower, Toronto Dominion Centre,
Agglo Inc.                    Toronto, Ontario, M5K 1E6                  500,000
-------------------           ---------------------------------------  ---------
                              c/o David Wires of McCague, Wires,
                              Peacock, Borlack, McInnis & Lloyd,
                              Suite 2700, P.O. Box 136, The Exchange
                              Tower, 2 First Canadian Place,
Alexander Brown Inc.          Toronto, Ontario, M5X 1C7                  500,000
--------------------          ---------------------------------------  ---------
                              250 University Avenue, 2nd. Floor,
                              Toronto, ON M5H 3E5, attention Mr.
B.A.C.C. Capital Corporation  Terry Jaszkowski, Regional Manager       2,324,747
----------------------------  ---------------------------------------  ---------
                              2265 Roland Therrien Blvd., Longueil,
                              QC J4N 1C5, attention M. Corbeil
Bell Canada Inc.              Corporate Purchasing                       260,000
----------------              ---------------------------------------  ---------
                              26 Rue du Coteau, Vaudreuil
Bernadin, Gilles              Sur-le-Lac, Quebec, J7V 8P3                 40,000
----------------              ---------------------------------------  ---------

                                                                        AMOUNT
                                                                       ---------
  CREDITOR                               CREDITOR'S ADDRESS             (CDN$)
  --------                               ------------------            ---------
                                        2023 Cheviot Cr.,
                                        Burlington, Ontario, L7P
Boughton, Marvin                        1N7                               40,000
----------------                        ----------------------------  ----------
                                        199 Bay St., 6th Floor,
                                        Commerce Court West,
                                        Toronto, Ontario  M5L 1A2,
Canadian Imperial Bank of Commerce      attention Mr. Wim Faassen     22,058,824
----------------------------------      ----------------------------  ----------
                                        CIBC Wood Gundy Capital, a
                                        division of Canadian
                                        Imperial Bank of Commerce,
                                        BCE Place, 161 Bay Street,
                                        6th. Floor, Toronto, ON,
                                        M5J 2S8; Ontario Teachers'
                                        Pension Plan Board, 5650
                                        Yonge Street, North York,
                                        ON, M2M 4H5, attention
                                        Portfolio Manager, Special
                                        Situations and Legal
                                        Counsel, Investments;
                                        1067892 Ontario Limited, 1
                                        Toronto Street, Suite 806,
                                        Toronto, ON, M5C 2V6,
                                        attention Derrick Rolf;
                                        and, C.D.P.Q. Venture
Canadian Imperial Bank of               Capital Inc., 1981 McGill
Commerce/Ontario                        College, Montreal, QC, H3A
Teachers' Pension Plan Board/1067892    3C7, attention
Ontario Limited/C.D.P.Q. Venture        Vice-President, National
Capital Inc.                            Corporate Investments                  0
                                        ----------------------------  ----------
                                        C/o Cassels Brock &
                                        Blackwell, Barristers &
                                        Solicitors, Scotia Plaza,
                                        Suite 2100, Toronto, ON M5H
Chesterton Investments Limited &        3C2, attention Lorne S.
Morris Investments Limited              Silver                         1,004,000
--------------------------------------  ----------------------------  ----------
                                        157 Beechwood Avenue,
                                        Willowdale, Ontario, M2L
Chodos, Peter                           1J9                              700,000
-------------                           ----------------------------  ----------
                                        C/o  Newcourt Credit Group
                                        Inc., Newcourt Centre, 207
                                        Queens Quay West, Suite
                                        700, Toronto, ON, Canada,
                                        M5J 1A7, attention Dan
CIBC Equipment Finance Limited          Billard                           75,000
------------------------------          ----------------------------  ----------
                                        C/o  Newcourt Credit Group
                                        Inc., Newcourt Centre, 207
                                        Queens Quay West, Suite
                                        700, Toronto, ON, Canada,
                                        M5J 1A7, attention Dan
CIBC Equipment Finance Limited          Billard                          621,726
------------------------------          ----------------------------  ----------
                                        C/o Feigt Nawrocki & Baker
                                        Company, Suite 3300, 130
                                        Adelaide Street West,
Cinicorp Holdings Limited               Toronto, Ontario M5H 3P5         312,000
-------------------------               ----------------------------  ----------

                                                                        AMOUNT
                                                                       ---------
  CREDITOR                                 CREDITOR'S ADDRESS           (CDN$)
  --------                                 ------------------          ---------
                                            C/o Conway Kleinman
                                            Kornhauser & Gotlieb,
                                            390 Bay Street, 5th.
                                            Floor, Toronto, ON M5H
City of Toronto Economic Development        2Y2, attention Michael
Corporation                                 A. Kleinman                1,494,000
------------------------------------------  ------------------------  ----------
                                            c/o Mr. Shane M.
                                            Watson, Barrister and
                                            Solicitor, 760 Brant
                                            Street, Suite 407B,
Clark, Brad                                 Burlington, ON L7R 4B7         2,000
-----------                                 ------------------------  ----------
                                            PO Box 520, Alliston,
Close Quarters Inc.                         ON  L9R 1V9                  162,744
-------------------                         ------------------------  ----------
                                            PO Box 520, Alliston,
Close Quarters Inc. / Tom Close             ON  L9R 1V9                  745,313
-------------------------------             ------------------------  ----------
                                            Royal Bank Plaza, South
                                            Tower, 200 Bay Street,
                                            Suite 2200, Toronto, ON
Comdisco Canada Ltd.                        M5J 2J3                            0
--------------------                        ------------------------  ----------
                                            C/o Chaurette Levesque,
                                            410 Saint-Nicholas,
                                            Bureau 006, Montreal,
                                            QC, H2Y 2P5, attention
Compagnie de Gestion, M.P.F. Inc.           Alida Gualtieri            2,426,000
---------------------------------           ------------------------  ----------
                                            257 Lakeview Road, Bell
Coristine, Bruce                            River, Ontario N0R 1A0       366,176
----------------                            ------------------------  ----------
                                            257 Lakeview Road, Bell
Coristine, Bruce                            River, Ontario N0R 1A0        61,765
----------------                            ------------------------  ----------
                                            257 Lakeview Road, Bell
Coristine, Bruce                            River, Ontario N0R 1A0       745,313
----------------                            ------------------------  ----------
                                            257 Lakeview Road, Bell
Coristine, Bruce / Close Quarters Inc.      River, Ontario N0R 1A0       229,102
--------------------------------------      ------------------------  ----------
                                            213 Chebucto Dr.,
                                            Oakville, Ontario L6J
Crawford, Kevin                             5R1                           90,000
---------------                             ------------------------  ----------
                                            c/o Corrent & Macri,
                                            Barristers and
                                            Solicitors, 110
                                            Tecumseh Road East,
                                            Windsor, ON N8X 2P8,
D'Allessandro, Gino                         attention John L. Rossi            0
-------------------                         ------------------------  ----------
                                            c/o Koskie Minsky, 20
                                            Queen Street West,
                                            Suite 900, Box 52,
                                            Toronto, Ontario  M5H
                                            3R5, attention Larry
Enterprises Delcapitale Limitee             Banack                             0
-------------------------------             ------------------------  ----------
                                            c/o Canadian Imperial
                                            Bank of Commerce, 199
                                            Bay St., 6th Floor,
                                            Commerce Court West,
                                            Toronto, Ontario  M5L
                                            1A2, attention Mr. Wim
FP Commodity Master Trust                   Faassen                   24,849,240
-------------------------                   ------------------------  ----------
                                            RR#1, 1087 Old Mohawk
                                            Road, Ancaster,
Fracassi, Philip                            Ontario, L9G 3K9              76,000
----------------                            ------------------------  ----------

                                                                        AMOUNT
                                                                       ---------
  CREDITOR                                 CREDITOR'S ADDRESS           (CDN$)
  --------                                 ------------------          ---------

                                         c/o Findlay & McCarthy,
                                         Barristers and Solicitors,
                                         66 James Street North,
                                         Hamilton, ON L8R 2K5,
Gallagher, John                          attention Mr. John Findlay       20,000
---------------                          ----------------------------  ---------
                                         45 St. James Place,
Goldblatt, Marvin                        Hamilton, Ontario L8P 2N4     1,216,000
-----------------                        ----------------------------  ---------
                                         c/o McCarthy Tetrault,
                                         Barristers and Solicitors,
                                         Suite 2000, One London
                                         Place, 255 Queens Avenue,
Gore, Reginald J., Gore, Alma P.,        London, ON N6A 5R8,
Gore, Larry R., Sebele, Sandra P., and   attention Ms. Alissa K.
Sebele, Terry C.                         Mitchell                      1,280,000
---------------------------------------  ----------------------------  ---------
                                         c/o Weir & Foulds,
                                         Barristers and Solicitors,
                                         Exchange Tower, Suite 1600,
                                         130 King Street West,
                                         Toronto, ON M5X 1J5,
Green, John/Green, Lilla/Stasiuk,        attention Mr. Gary M.
John/Dynamic Industrial Services Inc.    Caplan                           35,000
---------------------------------------  ----------------------------  ---------
                                         c/o Re-Tech Products
                                         Limited, 582 Bowes Rd.,
                                         Concord, Ontario  L4K 1K2,
GUSO Ltd.                                attention Gary Grant             31,695
---------                                ----------------------------  ---------
                                         605 James Street North,
Hamilton Harbour Commissioners           Hamilton, Ontario L8L 1K1       825,000
------------------------------           ----------------------------  ---------
                                         c/o Findlay & McCarthy,
                                         Barristers and Solicitors,
                                         66 James Street North,
                                         Hamilton, ON L8R 2K5,
Hilson, Michael                          attention Mr. John Findlay       10,000
---------------                          ----------------------------  ---------
                                         2005 Woodglen Crescent,
                                         Gloucester, Ontario, K1J
Hoey, Graham                             6G7                              29,000
------------                             ----------------------------  ---------
                                         c/o Imperial Oil Limited,
                                         237 Fourth Avenue, Station
                                         "M", Calgary, Alberta, T2P
Imperial Oil Limited/McColl Frontenac    3M9, attention Mr. D. J.
Petroleum Inc.                           Saretzky, Contracts Manager           0
---------------------------------------  ----------------------------  ---------
                                         c/o Willoughby, MacLeod,
                                         734 Arlington Park Place,
Kimco Steel Sales Limited                Kingston, Ontario  K7M 8H9        6,000
-------------------------                ----------------------------  ---------
                                         41 Terrace Drive, Dundas,
Kumer, Sheldon                           Ontario L9H 3X1                 512,000
--------------                           ----------------------------  ---------
                                         151 Yonge Street, Suite
                                         1710 Toronto, Ontario  M5C
                                         2W7 Attention:  Rick
Leasing Solutions (Canada) Inc.          Morrison                              0
-------------------------------          ----------------------------  ---------

                                                                        AMOUNT
                                                                       ---------
  CREDITOR                               CREDITOR'S ADDRESS             (CDN$)
  --------                               ------------------            ---------
                                       c/o of Elliot, Porter,
                                       McFayden & McFayden, Kendall
                                       Street. Point Edwards,
                                       Ontario, N7V 4G6, attention
Lethbridge, Thomas                     George F. McFayden                 29,000
------------------                     ------------------------------  ---------
Lions Wrecking Ltd.; Lions Disposal
and Excavation; Lions Disposal         C/o Polsinelli and DaRe, 3700
Excavation & Demolition Ltd.; Jose     Steeles Ave. West, Suite 502,
Nunes; Honorina Nunes; Olivio          Woodbridge, Ontario, L4L 8K8,
Ricardo; Maria Ricardo                 attention John DaRe                     0
-------------------------------------  ------------------------------  ---------
                                       C/o Armstrong, Meakings,
                                       Barristers, Solicitors,
                                       Notaries, 111 Toronto Street,
                                       Barrie, ON L4N 1V1, attention
Liquid Cargo Lines Limited             Gordon V. Meakings Esq.                 0
--------------------------             ------------------------------  ---------
                                       34 Davidson Blvd., Dundas,
McQuillan, Peter                       Ontario, L9H 6X9                   31,000
----------------                       ------------------------------  ---------
                                       c/o SITQ Inc. / Division
                                       Industrielle, 3300 Blvd. Cote
MD Realty Canada Inc.                  Vertu, Suite 400, Ville Saint
Abrim 11 Inc. & 132001 Canada Inc.,    Laurent, QC H4R 2B7,
Sitq Inc.                              attention Charles Bourgeois        62,000
------------------------------------   ------------------------------  ---------
                                       MDS Inc. 100 International
                                       Blvd., Etobicoke, ON  M9W
                                       6J6, attention Peter E.
                                       Brent, Vice-President, Legal
                                       Affairs and Corporate
MDS Environmental Services Limited     Secretary                       1,200,000
----------------------------------     ------------------------------  ---------
                                       3310 South Service Road, PO
                                       Box 906, Burlington, ON, L7R
                                       3Y7, attention Kelly Peters,
MTC Leasing Inc.                       Collections Department             24,000
----------------                       ------------------------------  ---------
Myrtle Eva Harrington; Harrington      c/o Winchie, Lamont,
Acquisition Corporation; Nancy         Paquette, 105 Main Street
Hamilton; Myrtle Eva Harrington as     East, Suite 1001, Hamilton,
Trustee for the estate of Frederick    ON  L8N 1G6, attention Terry
John Harrington; Bruce Hamilton        Winchie                           250,000
-------------------------------------  ------------------------------  ---------
                                       Newcourt Centre, 207 Queens
                                       Quay West, Suite 700,
Newcourt Credit Group Inc./Newcourt    Toronto, ON, Canada, M5J 1A7,
Financial Ltd.                         attention Gunther Boenisch        746,000
-------------------------------------  ------------------------------  ---------
                                       8200 Dixie Road, Brampton, ON
Nortel Networks Corporation            L6T 5P6                         1,018,000
---------------------------            ------------------------------  ---------
                                       P.O. Box 5027, 4145 North
OE Leasing, a division of OE           Service Road, #401,
Financial Services Inc.                Burlington, Ontario, L7R 3Y8        1,320
-------------------------------------  ------------------------------  ---------

                                                                        AMOUNT
                                                                       ---------
  CREDITOR                                CREDITOR'S ADDRESS            (CDN$)
  --------                                ------------------           ---------
                                          c/o of Piersanti &
                                          Company Royal Centre,
                                          3300 Highway Number 7,
                                          Suite #800, Vaughan,
                                          Ontario, L4K 4M3,
                                          attention David
Ontario Paving Inc.; Carmen Alfano        D'Angela                            0
----------------------------------        ------------------------  -----------
                                          c/o Weir & Foulds,
                                          Barristers and
                                          Solicitors, Exchange
                                          Tower, Suite 1600, 130
                                          King Street West,
                                          Toronto, ON M5X 1J5,
                                          attention Mr. Barnet H.
Palango, Paul                             Kussner                             0
-------------                             ------------------------  -----------
                                          4480 Paletta Court,
Paletta International Corporation         Burlington, ON L7L 5R2      2,035,000
---------------------------------         ------------------------  -----------
                                          c/o Bishop & McKenzie,
                                          2500, 10104-103rd Ave.,
                                          Edmonton, Alberta  T5J
                                          1V3, attention Robert
PDQ Mechanical                            A. Fariner                     13,000
--------------                            ------------------------  -----------
                                          1494 Powerline Rd.
                                          West, RR#2 Lynden,
Perron, Victor                            Ontario, L0R 1T0               31,000
--------------                            ------------------------  -----------
                                          65 Wembley Road,
                                          Toronto, Ontario, M6C
Poplack, Bernard                          2G1                           121,000
----------------                          ------------------------  -----------
                                          c/o Boily Morency,
                                          Advocates, 70
                                          Dalhousie, bureau 230,
                                          Quebec City, QC G1K
                                          4B2, attention
Port of Quebec Authority                  Jean-Paul Boily                98,832
------------------------                  ------------------------  -----------
                                          20 King Street West,
                                          9th. Floor, Toronto, ON
                                          M5H 1C4, attention
                                          Bernie A. A, LaCroix,
                                          Vice-President,
Royal Bank of Canada                      Business Banking            3,676,471
--------------------                      ------------------------  -----------
                                          Suite 1500, 151 Yonge
                                          Street, Toronto,
Teperman and Sons Inc.                    Ontario, M5C 2W7                    0
----------------------                    ------------------------  -----------
                                          22 Green Mountain Rd.
                                          W., Stoney Creek,
                                          Ontario  L8J 2W4,
                                          attention Susan
Utter, Christopher/ Buleychuk, Susan      Buleychuk                           0
------------------------------------      ------------------------  -----------
                                          88 Highland Park Drive,
                                          Dundas, Ontario  L9H
Woodcroft, John                           6G8                         1,053,000
---------------                           ------------------------  -----------
                                          430 Springbank Avenue
                                          South, Woodstock, ON
                                          N4V 1B2, attention Bill
Woodstock Sufferance Warehouse Ltd.       Hamilton                      271,487
-----------------------------------       ------------------------  -----------
                                          33 Bloor Street East,
Xerox Canada Ltd.                         Toronto, ON M4W 3H1             8,621
-----------------                         ------------------------  -----------
                                          TOTAL                     $76,769,069
                                          -----                     -----------

                                   APPENDIX B

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                 CORPORATE STRUCTURE OF PHILIP SERVICES CORP.,
            PHILIP SERVICES (DELAWARE), INC. AND SUBSIDIARY DEBTORS

COMPANY                                                                  OWNERSHIP   JURISDICTION
-------                                                                  ---------   ------------
Philip Services Corp.                                                                     Ontario
  Luntz Corporation                                                         81%          Delaware     98-016592
    Luntz Acquisition (Delaware) Corporation                               100%          Delaware     52-2062642
      21st Century Environmental Management, Inc.                          100%          Delaware     05-0476857
        21st Century Environmental Management, Inc. of Nevada              100%            Nevada     88-0315217
        21st Century Environmental Management, Inc. of Puerto Rico         100%          Delaware     65-0577580
        21st Century Environmental Management, Inc. of Rhode Island        100%      Rhode Island     05-0475858
        Chemical Pollution Control, Inc. of Florida                        100%           Florida     65-0475480
        Chemical Pollution Control, Inc. of New York                       100%          New York     11-3202344
        Northland Environmental, Inc.                                      100%          Delaware     05-0436875
    RESI Acquisition (Delaware) Corporation                                100%          Delaware     98-0171911
      Chem-Freight, Inc.                                                   100%              Ohio     34-1659465
      Republic Environmental Recycling (New Jersey), Inc.                  100%        New Jersey     22-2601518
      Republic Environmental Systems (Pennsylvania), Inc.                  100%      Pennsylvania     23-2146567
      Republic Environmental Systems (Technical Services Group), Inc.      100%        New Jersey     22-2713662
      Republic Environmental Systems (Transportation Group), Inc.          100%      Pennsylvania     25-1509265
  Philip Enterprises Inc./Les Entreprises Philip Inc. (Non-filing entity)  100%           Ontario

COMPANY                                                                 OWNERSHIP  JURISDICTION
--------                                                                ---------  ------------
Philip Enterprises Inc./Les Enterprises Philip Inc. (Non-filing entity)
  Luntz Corporation                                                         19%      Delaware      98-0165922
  Philip Services (Delaware), Inc.                                         100%      Delaware      96-0131394
    Philip Industrial Services (USA), Inc.                                 100%         Texas      98-0185025
    Cousins Waste Control Corporation                                      100%          Ohio      34-1852236
    Nortru Inc.                                                            100%      Michigan      38-2387251
      Allworth Inc.                                                        100%       Alabama      63-1059703
      Chemical Reclamation Service, Inc.                                   100%         Texas      75-1730470

COMPANY                                                        OWNERSHIP    JURISDICTION
-------                                                        ---------    ------------
    Philip Reclamation Services, Houston, Inc.                    100%            Texas     76-0284668
    Southeast Environmental Services, Inc.                        100%            Texas     76-0493864
  CyanoKEM, Inc.                                                  100%         Michigan     38-2263067
  Rho-Chem Corporation                                            100%       California     95-2139931
  ThermalKEM, Inc.                                                100%         Delaware     23-2246990
Philip Environmental (Idaho)                                      100%         Delaware     37-1340690
Philip Environmental (Washington) Inc.                            100%       Washington     91-1677847
  Burlington Environmental Inc.                                   100%         Delaware     91-1420691
    Burlington Environmental Inc.                                 100%       Washington     91-0656173
      Resource Recovery Corporation                               100%       Washington     91-1358675
      Termco Corporation                                          100%       Washington     91-0951797
        Gasoline Tank Service Company Inc.                        100%       Washington     91-0724168
      United Drain Oil Service Inc.                               100%       Washington     91-0898030
  Philip Environmental Services Corporation                       100%         Missouri     37-1021508
  Solvent Recovery Corporation                                    100%         Missouri     43-1196595
Philip Industrial Services Group, Inc.                            100%         Delaware     72-2427167
  ALRC, Inc.                                                      100%         Delaware     51-0369902
  APLC, Inc.                                                      100%         Delaware     51-0370285
  Allwaste Asbestos Abatement Holdings, Inc.                      100%         Delaware     76-0347893
  Allwaste Asbestos Abatement, Inc.                               100%         Delaware     76-0240995
    Allwaste Asbestos Abatement of New England, Inc.              100%    Massachusetts     04-3072029
    Oneida Asbestos Removal, Inc.                                 100%         New York     16-1162689
      Oneida Asbestos Abatement, Inc.                             100%         Delaware     16-1313624
  Allwaste Tank Cleaning, Inc.                                    100%          Georgia     58-1615191
    Allwaste Railcar Cleaning, Inc.                               100%         Delaware     76-0294899
    Allwaste Recovery Systems, Inc.                               100%          Georgia     76-0309456
      Georgia Recovery Systems                                    7.5%          Georgia     76-0309458
      GRS/Lake Charles, Ltd.                                       50%        Louisiana     76-0309459
        Georgia Recovery Systems (a general partnership)         92.5%          Georgia     76-0309458
    GRS/Lake Charles, Ltd. (a limited partnership)                 50%        Louisiana     76-0309459

COMPANY                                                    OWNERSHIP   JURISDICTION
-------                                                    ---------   ------------
Philip Industrial Services Group, Inc.
   Philip Environmental Services, Inc.                       100%         Delaware    76-0241692
       Ace/Allwaste Environmental Services of Indiana, Inc.  100%         Illinois    36-2999642
       AllScaff, Inc.                                        100%        Tennessee    62-1354747
       Allwaste Environmental Services/North Central,        100%         Illinois    76-0520913
       All Safety and Supply, Inc.                           100%            Texas    74-2517209
       Allwaste Texquisition Inc.                            100%            Texas    76-0516301
       Industrial Construction Services Co., Inc.            100%          Alabama    63-0981654
       James & Luther Services, Inc.                         100%         Delaware    74-2473241
       Allwaste Services of El Paso, Inc.                    100%         Delaware    76-0311655
       Jesco Industrial Service, Inc.                        100%         Kentucky    61-1090858
       Philip Automotive, Ltd.                               100%     Pennsylvania    25-1420632
       Deep Clean, Inc.                                      100%         Michigan    38-3411761
       Philip Services Hawaii, Ltd.                          100%           Hawaii    99-0218068
       Philip Industrial Services of Texas Inc.              100%            Texas    76-0123203
       Philip Services/Louisiana, Inc.                       100%        Louisiana    76-0221047
       Philip Mid-Atlantic, Inc.                             100%         Maryland    52-1070911
       Philip Services/Missouri, Inc.                        100%         Delaware    76-0485735
       Philip Services/Mobile, Inc.                          100%          Alabama    63-0910227
       BCE/Philip Inc.                                       100%          Alabama    63-0499474
       Philip Services/North Atlantic, Inc.                  100%         Delaware    01-0469413
       Philip Services/North Central, Inc.                   100%         Illinois    42-1167435

COMPANY                                           OWNERSHIP    JURISDICTION
-------                                           ---------    ------------
  Philip Environmental Services Inc.
    Philip Services/Ohio, Inc.                       100%              Ohio      31-1388231
    Philip Oil Recycling, Inc.                       100%      North Dakota      45-0408694
    Philip Services/Oklahoma, Inc.                   100%          Oklahoma      76-0226995
    Philip Plant Services, Inc.                      100%          Delaware      74-2678443
    Philip Scaffold Corporation                      100%          Colorado      84-0685455
    Philip Services/Atlanta, Inc.                    100%           Georgia      58-1215331
    Philip Services/Southwest, Inc.                  100%           Arizona      86-0486938
    Philip Services South Central, Inc.              100%          Colorado      84-0806648
    Philip West Industrial Services, Inc.            100%        California      76-0234169
    Philip Transportation and Remediation, Inc.      100%        California      95-3484009
    Philip/J.D. Meagher, Inc.                        100%     Massachusetts      04-2996197
    Philip/Whiting, Inc.                             100%          Delaware      76-0474965
  PSC Enterprises, Inc.                              100%          Delaware      76-0491466
    Allies Staffing, Inc.                            100%          Delaware      76-0479977
    Allquest Capital, Inc.                           100%          Delaware      76-0517516
Philip ST, Inc.                                      100%             Texas      74-1396757
  Philip Chemisolv Holdings, Inc.                    100%          Delaware      76-0380074
    Philip Chemi-Solv, Inc.                          100%             Texas      76-0230090
  DM Acquisition Corporation                         100%            Nevada      86-0291611
  Industrial Services Technologies, Inc.             100%          Colorado      84-1103940

COMPANY                                                 OWNERSHIP    JURISDICTION
-------                                                 ---------    ------------
  Industrial Services Technologies, Inc.
    Advanced Environmental Systems, Inc.                    100%         Colorado     84-1059226
      Advanced Energy Corporation                           100%         Colorado     76-0262307
    IST Holding Corp.                                       100%         Colorado     84-1216114
      Chem-Fab, Inc.                                        100%            Texas     74-1937645
      Piping Holdings Corp.                                 100%         Oklahoma     84-1144710
        Piping Companies, Inc.                              100%         Oklahoma     73-0619652
      Piping Mechanical Corp.                               100%         Colorado     33-0449964
        Hydro-Engineering & Service, Inc.                   100%            Texas     74-1888655
  Mac-Tech, Inc.                                            100%            Texas     74-1396758
  Philip Enterprise Service Corporation                     100%   North Carolina     56-1752650
  Philip Mechanical Services of Louisiana, Inc.             100%        Louisiana     72-1067641
  Philip Refractory and Corrosion Corporation               100%           Nevada     76-0350313
    Hartney Corporation                                     100%           Nevada     76-0109676
      Philip Corrosion Services, Inc.                       100%           Nevada     76-0292240
      Total Refractory Systems, Inc.                        100%           Nevada     76-0109675
      United Industrial Materials, Inc.                     100%           Nevada     76-0317881
    Philip Refractory Services, Inc.                        100%           Nevada     76-0283174
  Philip ST Piping, Inc.                                    100%            Texas     76-0317640
  Philip Technical Services, Inc.                           100%            Texas     76-0427657
  Philip/SECO Industries, Inc.                              100%        Louisiana     72-0628047
    TIPCO Acquisition Corp.                                 100%            Texas     76-0396382
  PRS Holding, Inc.                                         100%            Texas     76-0500096
    Philip Petro Recovery Systems, Inc.                     100%            Texas     76-0362573
  Serv-Tech EPC, Inc.                                        70%           Nevada     72-1265495
    Serv-Tech Engineers, Inc.                               100%        Louisiana     72-1212309

COMPANY                                                    OWNERSHIP        JURISDICTION
-------                                                    ---------        ------------
    Philip ST, Inc.
      Serv-Tech International Sales, Inc.                    100%    U.S. Virgin Islands
       Serv-Tech Construction and Maintenance, Inc.          100%                  Texas   76-0396055
       Serv-Tech EPC, Inc.                                    30%                 Nevada   72-1265495
      Serv-Tech EPC, Inc.                                     70%                 Nevada   72-1265495
       Serv-Tech Engineers, Inc.                             100%              Louisiana   72-1212309
      Serv-Tech of New Mexico, Inc.                          100%             New Mexico   96-0185027
      Serv-Tech Services, Inc.                               100%                  Texas   76-0092646
      Terminal Technologies, Inc.                            100%                  Texas   76-0362572
    RMF Global, Inc.                                         100%                   Ohio   52-2026970
        RMF Industrial Contracting, Inc.                     100%                   Ohio   38-2736173
          RMF Environmental, Inc.                            100%                   Ohio   31-1262167
Philip Industrial Services (Delaware), Inc.                  100%               Delaware   52-2064372
Philip Metals Recovery (Delaware), Inc.                      100%               Delaware   52-2064371
Philip Metals (USA), Inc.                                    100%                   Ohio   98-0185026
    D & L, Inc. (formerly D & L Holding, Inc.)               100%           Pennsylvania   25-1538512
    Intermetco US Inc.                                       100%               Michigan   38-2120662
      Butco Inc.                                             100%               New York   06-1113143
    Intermetco USA Ltd.                                      100%               New York   16-1053968
      Cappco Tubular Products USA, Inc.                      100%                Georgia   58-1647392
    Philip Metals Recovery (USA) Inc.                        100%                Arizona   86-0795633
      Philip Metals (New York), Inc.                         100%               New York   15-0433570
      Philip Metals Inc.                                     100%                   Ohio   31-1574374
Philip Services (Pennsylvania), Inc.                         100%           Pennsylvania   98-0175247

                                   APPENDIX C

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                            LIST OF CANADIAN DEBTORS

                                   APPENDIX C

                                CANADIAN DEBTORS


2766906 Canada Inc.
721646 Alberta Ltd.
Allwaste of Canada Ltd.
Caligo Reclamation Ltd.
Philip Enterprises Inc./Les Entreprises Philip Inc.
1195613 Ontario Inc.
1233793 Ontario Inc.
2842-7979 Quebec Inc.
800151 Ontario Inc.
842578 Ontario Limited
912612 Ontario Ltd.
Nortru, Ltd
Allies Staffing Ltd.
ServTech Canada, Inc.
ST Delta Canada, Inc.
Sablix Inc.
Philip Analytical Services Corporation
Philip Environmental (Atlantic) Limited
Philip Environmental (Elmira) Inc.
Philip Environmental Services Limited
Delsan Demolition Limited
Philip Investment Corp.
Philip Plasma Metals Inc.
PSC/IML Acquisition Corp.
Recyclage d'Aluminum Quebec Inc./Quebec Aluminum Recycling Inc.

                                  APPENDIX D-1

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.


PHILIP SERVICES (DELAWARE) INC., ET AL.'S 10-K FOR YEAR ENDED DECEMBER 31, 1998


                 Due to the voluminous nature of this Appendix,
              copies have not been included in this distribution.
        You may obtain a copy, if you so desire, by written request to:

                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 West Wacker Drive
                            Chicago, Illinois 60606
                     Attention: Joseph E. Miller, III, Esq.

                                  APPENDIX D-2

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.


 PHILIP SERVICES (DELAWARE) INC., ET AL.'S 10-Q FOR QUARTER ENDED JUNE 30, 1999


                 Due to the voluminous nature of this Appendix,
              copies have not been included in this distribution.
        You may obtain a copy, if you so desire, by written request to:

                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 West Wacker Drive
                            Chicago, Illinois 60606
                     Attention: Joseph E. Miller, III, Esq.

                                   APPENDIX E

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                              LIQUIDATION ANALYSIS

                                   APPENDIX E

           CONSOLIDATED PSC HYPOTHETICAL LIQUIDATION ANALYSIS (NOTE 1)
                          (IN THOUSANDS OF US DOLLARS)
                        ESTIMATED AS AT OCTOBER 31, 1999

                                                                        PROJECTED NEW         ESTIMATED
                                                                       BOOK VALUE AS AT      LIQUIDATION
                                                              NOTES    OCTOBER 31, 1999       PROCEEDS
                                                              -----    ----------------      -----------
                                                                         (UNAUDITED)

Cash                                                            2         $  67,707          $  67,707
Accounts Receivable, net                                        3           284,298             87,825
Inventory                                                       4            39,872             29,904
Other Current Assets                                            5            73,861              6,601
Landfill                                                        6            14,508             12,500
Land, Buildings & Leaseholds, net                               7           125,421             46,589
Equipment, net                                                  8           204,088             73,015
Other Non-Current Assets                                        9            50,070             14,573
Other assets                                                   10             -                  -

Other asset Recoveries:
o Investment in Phencorp Finance                               11             -                  5,000

o Investment in Phencorp Reinsurance                           12            37,392              5,900
                                                                          ---------          ---------
                                                                          $ 897,217          $ 349,614
                                                                          =========
Less:
o Estimated Costs of Liquidation                               13                              (52,107)
o Estimated DIP Facility Claim                                 14                              (20,000)
                                                                                              --------
Amount Available for Distribution                                                              277,507
o Secured Lender Claims                                        15                           (1,004,226)
o Restricted Cash Applied Against Debt:                        16
               Pre-Petition Proceeds Account                                                    33,277
               Excess Proceeds Account                                                           5,777
o Secured letters of credit, net of cash collateral            17                              (38,615)
                                                                                             ---------
Shortfall to Secured Lender Claims                                                           $(726,280)
                                                                                             =========
Available to Unsecured Priority and Ordinary Creditor Claims                                 $   -
                                                                                             =========



THE ANALYSIS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS AS SET OUT IN THE ATTACHED NOTES AND THE DISCUSSION UNDER ARTICLE "XI.C FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS--BEST INTEREST TESTS" AND "XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN".

NOTE 1

         The Liquidation Analysis reflects an estimate by Ernst and Young Inc. with input from the management of PSC (the "Management") of the proceeds that would be realized if the Debtors, the Canadian Debtors and the non-filing Subsidiaries (collectively "Consolidated PSC") were to be liquidated in accordance with the respective insolvency legislation in the jurisdiction governing the individual Subsidiaries (e.g. Chapter 7 of the United States Bankruptcy Code for United States Subsidiaries, the Canadian Bankruptcy and Insolvency Act for Canadian Subsidiaries, etc.). The Liquidation Analysis is based on the projected assets as at October 31, 1999. The Liquidation Analysis assumes that all operations will cease effective October 31, 1999.

         It is foreseeable that a trustee under a Chapter 7 filing in the United States, under Canadian Bankruptcy and Insolvency Act or under comparable bankruptcy legislation in other jurisdictions would identify certain operations which may be able to continue as profitable operations during the filing and the trustee may be able to obtain additional recovery under a going-concern sale. Such operation would require operating financing without assurance as to ultimate sales proceeds. As a result, realizations may be higher or lower than those anticipated in the above Liquidation Analysis. However, given the level of the secured debt outstanding, any additional potential recovery would only serve to improve the position of the Secured Lenders and would not likely result in any recovery to the unsecured creditors.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by Management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Consolidated PSC and Management, and upon assumptions with respect to a liquidation, decisions which could be subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized of Consolidated PSC were, in fact, to undergo such a liquidation, nor can there be any assurance that the Bankruptcy Court will accept such analysis or concur with such assumptions in making its determinations under section 1129(a) of the Bankruptcy Code. In addition, any liquidation ultimately undertaken necessarily would take place under future circumstances that cannot presently be predicted with certainty. Accordingly, although the analysis that follows is necessarily presented with numerical specificity, if Consolidated PSC's estates were in fact liquidated, the actual liquidation proceeds could vary from the amounts set forth above. Such actual liquidation proceeds could be materially lower or higher than the amounts set forth above, and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated in liquidations of Consolidated PSC under Chapter 7 of the United States Bankruptcy Code, under the Canadian Bankruptcy and Insolvency Act or under comparable legislation in other jurisdictions. The liquidation valuations have been prepared solely for purposes of estimating the proceeds available in a Chapter 7, Canadian and/or other liquidation of Consolidated PSC's assets and do not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Plan. Nothing contained in these valuations is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis.

NOTE 2

         Cash is based on the estimated book balances as at October 31, 1999, plus an estimate for outstanding checks of $37.0 million which would be added to the Cash book balance as at October 31, 1999, based on the Company's disbursement patterns from January to May 1999 and assuming cheques remain outstanding for an average of 7 days. The estimated book balance excludes any estimate of restricted cash or cash which may be held in escrow by the Secured Lenders or DIP Lender (refer to Note 16). No setoff against the DIP Facility Claim has been calculated. These amounts may be subject to right of setoff and combination of account in favor of the DIP lenders. In such case, the amount of the DIP Facility Claim and the amount available for distribution would be affected without impact on the net shortfall to the Secured Lender Claim. The Liquidation Analysis assumes that operations during the liquidation period cease and therefore no additional Cash will be available for distribution except for net proceeds generated by liquidating non-Cash assets.

NOTE 3

         Accounts Receivable is based on receivables net of a provision for doubtful accounts as all receivables for which allowances have previously been established are assumed to be uncollectible. In addition, accounts which would be subject to a trade creditor's right of setoff have been assumed to be approximately 2% of net receivables and accounts receivable where collection may be impaired as a result of the bonding companies collecting the receivables or payments applicable to project completion costs have been estimated to be approximately 2% of net receivables.

         The recovery of receivables is based on Management's estimate of receivables, given such factors as the aging of the receivables, the time and effort necessary to make inquiries and the potential uncollectible accounts. The estimated realization range is below book value as it is assumed that credit quality will deteriorate once Consolidated PSC ceases to be a continuing entity. It is assumed that off-set claims, warranty and similar claims will be advanced in such circumstances.

NOTE 4

         Inventory is projected to consist of unprocessed metal scrap. The inventory is assumed to be liquidated for 75% of net book value, before operating costs and liquidation consultant fees based on Management's estimate. No reductions have been made for potential reclamation Claims and/or 30-day good Claims which would otherwise reduce the recovery value.

NOTE 5

         Other Current Assets consists of additional third party receivables, work in process, miscellaneous parts and supplies not held for resale, and prepaid expenses relating to insurance and professional fees. The October 31, 1999 forecast balances have been allocated to these categories based on Consolidated PSC's historical information. Proceeds from prepaid expenses and third party receivables have been assumed to be recoverable at 0% and 31% of the estimated book value at October 31, 1999 respectively. Work in process and parts/supplies have been assumed to be recoverable at 0% and 10% of the estimated book value at October 31, 1999 respectively.

NOTE 6

         Landfill includes the landfill site, capitalized costs relating to the landfill and the cost of the operating licenses. For the purposes of the liquidation value, it has been assumed that the operating licenses can be transferred to a purchaser and the landfill site can be sold in a liquidation. In consideration for the license transfer, it is assumed the purchaser will assume the environmental liabilities associated with this site.

NOTE 7

         Land, Buildings & Leaseholds are included at the estimated net book value and may include improvements to properties which are under lease agreements. All leaseholds at non-owned locations are assumed to have no recovery value as the leases would be abandoned at the date of the liquidation. No assessment of the potential value of leases which may have been below market lease rates has been calculated or included in the liquidation value. The value of the owned real estate has been based on recent appraisals and tax assessments, to the extent they are available, Management's estimates of the current real estate market conditions, the environmental condition of the property and the estimated effect of liquidation of these properties in a relatively short period of time.

NOTE 8

         Equipment includes equipment that is under capital leases, furniture and fixtures, heavy machinery (including cranes, scales, shredders and containers), vehicles, office equipment and computers (including hardware and software). Proceeds are estimated net of an estimate of the amount of secured capital lease claims. The recovery value has been based on Management's estimate for market conditions, the costs of removal and transportation of certain of the heavy equipment to the purchaser's location, and the effect of liquidating the equipment in a relatively short period of time.

NOTE 9

         Other Non-Current Assets are forecast to include third-party investments, intangibles, long term receivables from third parties and miscellaneous long term assets. These have been valued based on estimated recoveries provided by Management. Third-party investments have been valued based on current market values, if available, expressions of interest and Management's estimate of the investments' underlying asset values. Recoveries for third-party investments are assumed to be $13.7 million. Recoveries for intangibles are assumed to be zero. Recoveries for long term receivables are assumed to be approximately $0.4 million. Recoveries for miscellaneous assets are assumed to be approximately $0.5 million.

NOTE 10

         Estimated recoveries for potential assets which are not reflected in the forecast balance sheet have not been quantified but may include recoveries from outstanding lawsuits, fidelity insurance coverage, potential pension surpluses, proprietary technology and potential equity in operating leases. The valuation and inclusion of these items would in no way effect the position of the unsecured creditors and would only serve to increase the estimated recovery by the Secured Lenders.

NOTE 11

         Phencorp International Finance Inc. ("Phencorp"), a wholly-owned Irish captive finance Subsidiary of Consolidated PSC, has loaned funds to certain of PSC's Subsidiaries and its assets comprise intercompany long-term receivables and Cash on hand. Phencorp has no material third party receivables. A liquidation of all PSC's Subsidiaries would result in Phencorp's operations being wound up and its intercompany receivables being written off thereby generating tax losses. Management has estimated that approximately $5.0 million could be recovered from the carryback of these losses.

NOTE 12

         Phencorp Reinsurance Company Inc. ("Phencorp Reinsurance"), a wholly-owned Barbados insurance Subsidiary of PSC has forecast October 31, 1999 net book value of assets of $37.4 million, the estimated gross recovery of which is estimated at $39.5 million. In order to realize on this investment, Phencorp Reinsurance would be wound up and all obligations satisfied. Based on discussions with Management, the value of the potential insurance claims against Phencorp Reinsurance are estimated at approximately $25.9 million, and the estimated tax liability and other costs of windup have been estimated to be $7.7 million resulting in a net liquidation value of approximately $5.9 million.

NOTE 13

         Estimated Costs of Liquidation. Professional Fees have been estimated at 3% of the net realizations on the assets. Additional out-of-pocket expenses, professional fees, operating and administrative overhead costs have been included. The completion of the majority of asset realizations is assumed to take approximately six months to complete and therefore substantial overhead costs would continue to be incurred during the liquidation period. No potential statutory lien claimants, reclamation claimants, employee termination and related costs, or secured creditors (other than the Secured Lenders, as defined in the Plan) have been included in this Liquidation Analysis. These costs would only serve to reduce the net realization on the assets and in no way would change the amount distributable to the holders of the Unsecured Claims.

NOTE 14

         The DIP Facility Claim has been forecast to be $20.0 million at October 31, 1999 under the assumption that the Company will have fully utilized the DIP Letter of Credit Facility. It is assumed at October 31, 1999 that the Company will not have drawn on the remainder of the DIP Facility. The DIP Facility has a first charge on the assets, in priority to the secured Lender claims.

NOTE 15

                  Secured Lender Claim. The amount estimated for the debt outstanding under the Pre-Petition Credit Agreement is based on the projected balance at October 31, 1999 and has not been adjusted to reflect any right of setoff. Interest on the Pre-Petition Credit Facility Debt has been accrued to June 25, 1999. It is assumed that the Secured Lenders Claim is properly secured, valid and enforceable over all the assets of Consolidated PSC.

NOTE 16

                  Restricted Cash represents an estimate of the remaining cash held in escrow by the Secured Lenders or DIP Lender as a result of asset divestiture proceeds. Approximately $33.3 million is estimated to be available from the first $93.0 million of asset divestiture proceeds and approximately $5.8 million is estimated to be available from the excess asset divestiture proceeds. It is assumed that these funds will be offset against the Secured Lender Claim.

NOTE 17

         Secured and outstanding letters of credit have been estimated to be $65.2 million (at face value) which are assumed to be called upon the conversion of the case to a Chapter 7 in the United States and concurrent liquidation proceedings in Canada and other jurisdictions. This amount has been reduced by $26.6 million of cash collateral forecast to be held by the administrative agent on behalf of the Secured Lenders.

                                   APPENDIX F

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                        PROJECTED FINANCIAL INFORMATION

                                   APPENDIX F

                         PROJECTED FINANCIAL INFORMATION



A.       INTRODUCTION

This projected financial information (the "Projections") was prepared to show the estimated consolidated financial position, results of operations and cash flows, and capitalization of Philip Services Corp. , the Debtors, the Canadian Debtors and the non-filing Subsidiaries (collectively the "Company" or "Consolidated PSC") following December 31, 1999, which is assumed to be the date the Plan is implemented (the "Effective Date") and assume that the Canadian Reorganization Plan is implemented. The Projections are based on the assumptions discussed below and should be read together with the information in Article VII of the Disclosure Statement entitled "Certain Factors to be Considered".

All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA"), THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB") OR THE CANADIAN INSTITUTE OF CHARTERED ACCOUNTANTS ("CICA") REGARDING PROJECTIONS OR FUTURE ORIENTED FINANCIAL INFORMATION. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE COMPANY'S INDEPENDENT AUDITORS. THE INDEPENDENT AUDITORS OR THE FINANCIAL ADVISORS OF THE COMPANY HAVE NOT EXAMINED OR COMPILED THE PROJECTIONS PRESENTED HEREIN AND, ACCORDINGLY, ASSUME NO RESPONSIBILITY FOR THEM. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE COMPANY, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS.

The Projections included herein are:

1. Projected Pro Forma Consolidated Balance Sheet, Statement of Earnings, and Statement of Cash Flows of Consolidated PSC as at December 31, 1999 based on an opening historical consolidated balance sheet as at June 30, 1999 adjusted for the effects of projected operating activity up to the Effective Date (assumed to be December 31, 1999), and reflecting the financial transactions necessary to implement the Plan including adjustments necessary to reflect "fresh start" accounting as promulgated by the AICPA Statement of Position 90-7 entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

2. Projected Consolidated Balance Sheets of Reorganized Consolidated PSC as at December 31, 1999, December 31, 2000 and December 31, 2001.

3. Projected Consolidated Statements of Earnings of Reorganized Consolidated PSC for the two fiscal years in the period ending December 31, 2001.

4. Projected Consolidated Statements of Cash Flows of Reorganized Consolidated PSC for each of the two fiscal years in the period ending December 31, 2001.

5. Projected Capitalization Table of Reorganized Consolidated PSC as at December 31, 1999, December 31, 2000 and December 31, 2001.

The projections have been prepared on the basis of generally accepted accounting principles of the United States, consistent with those currently utilized by the Company in the preparation of its historical consolidated financial statements except as noted in the accompanying assumptions. The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the audited consolidated financial statements for fiscal year ended December 31, 1998 included in the 1998 Annual Form 10-K and June 30, 1999 Form 10-Q as filed with the Securities and Exchange Commission included in Exhibit D of the Disclosure Statement.

The Projections present managements' estimate of the expected consolidated financial position, results of operations, cash flows, and capitalization of Reorganized Consolidated PSC. Accordingly, the Projections reflect managements' judgement, as of the date of this Disclosure Statement, of expected future operating and business conditions which are subject to change. All estimates and assumptions shown within the Projections were developed by management. The assumptions disclosed herein are those management believes are significant to the Projections. There will be differences between projected and actual results because events and circumstances frequently do not occur as expected.

The Projections assume implementation of the Plan on December 31, 1999 and adjustments necessary to reflect "fresh start" accounting. The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies, some of which are beyond the control of the Company and its management. Accordingly, there can be no assurance the projected results will be realized and actual results may vary materially from those projected. If actual results are lower than those projected or if the assumptions used in formulating the Projections are not realized, Reorganized Consolidated PSC's operating results and cash flows, may be materially and adversely affected.

The Company does not, as a matter of course, publish its business plans and strategies or projections of its anticipated financial position, results of operations or cash flows. Accordingly, the Company does not intend, and disclaims any obligation to, (a) furnish updated business plans or projections to holders of Claims or Equity Interests, or (b) include such updated information in any documents which may be required to be filed with the Securities and Exchange Commission or applicable Canadian Securities Regulatory Authorities. The Company does not intend to update or otherwise revise the Projections to reflect circumstance existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the Projections to reflect regular quarterly and annual financial statements, and the accompanying discussion and analysis. The Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K will contain disclosure concerning the Company's actual financial condition and results of operations.

Management does not intend to revise the Projections solely to reflect circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. Management assumes no responsibility to advise recipients of the Projections about any subsequent changes.

While management believes the assumptions underlying the projected financial information for the projection period, when considered on an overall basis, are reasonable in light of current circumstances and expectations, no assurance can be given that the projections will be realized. The Company urges the holders of claims to consider carefully the underlying assumptions in reaching their determination of whether to accept or reject the Plan.

A.       PHILIP SERVICES CORP.'S BUSINESS

The Company is an integrated metals recovery and industrial services company, which provides metals recovery and processing services, by-products recovery and industrial outsourcing services to major industry sectors from over 260 locations across North American and Europe. The Company's primary base of operations is in the United States.

The Company's business is organized into two operating divisions, the Metals Services Group and the Industrial Services Group.

Metals Services Group ("MSG")

MSG's primary business operations are ferrous processing and industrial metals services

The ferrous metals operations include the collection and processing of ferrous scrap materials for shipment to steel mills and the provision of significant brokerage services for scrap materials. The industrial metals services include engineering and construction management, on-site services, by-product management and coil processing and distribution services to steel mills. MSG primarily services the steel, foundry and automotive industries.

During 1998, the Company decided to discontinue its Non-Ferrous and Copper operations. The operations related to the recovery of copper and aluminum from wire and cable scrap, the management of material recycling centers for telecommunications industry customers, the processing of aluminum dross and the production of aluminum deoxidizing agents and aluminum alloys from aluminum scrap.

Industrial Services Group ("ISG")

ISG is an integrated provider of by-products recovery and industrial outsourcing with a network of over 230 facilities. By-products recovery includes solvent distillation, paint overspray recovery, organic and inorganic waste collection processing and polyurethane recycling. Industrial outsourcing services includes cleaning and maintenance, waste collection and transportation, container and tank cleaning, turnaround and outage services, mechanical contracting, refractory services, decommissioning and remediation, analytical services and emergency response services.

The Company historically provided municipal water and wastewater management services in Ontario and the United States through its investment in Philip Management Utilities Corporation ("PUMC"), which was sold on May 18, 1999 and is now treated as a discontinued operation.

C.       GENERAL IMPROVEMENTS

Overall, the Projections assume that the Company' operations will return to the profitability levels achieved in early 1998 and that these levels will be achieved by the end of 2000 and sustained for 2001.

Key Improvements encompassed in these Projections include:

MSG

MSG will decrease its emphasis on owning metal and the classic buy, process, sell operations. Instead MSG will focus its strategy on dedicating its processing capabilities and its commercial and technical expertise to its client base - the steel industry. The foundation of this strategy will be long term service contracts as well as supply arrangements. Furthermore, this strategy will mitigate competing with MSG's customers for metals units, and concentrate MSG's efforts on helping customers lower cost and increase productivity. This strategic shift will also result in a redistribution of our total costs, not only reducing costs of goods sold, but diminishing inventories and working capital requirements.

MSG's integration program will be realized by removing the divisional barriers through the Company's reorganization. MSG will rationalize facilities and overhead, share functions and transfer skills as required.

Furthermore, MSG will begin to run its metals recycling and brokerage business without the marked differentiation between US and Canada.

Rather than trying to create market differentiation by becoming bigger than its competitors, MSG will establish its goals to become the best, through a customer focused, technology based and service driven mentality.

ISG

Despite the financial difficulties the Company experienced during 1998 and 1999, ISG was generally successful in retaining customers by managing key customer relationships. However, in order to retain these customers, ISG was forced to be aggressive in pricing to retain volume and counter competitive attacks. Financial uncertainty also contributed to increased costs as suppliers required additional security to do business with the Company. Both factors contributed to reduced margin. The Projections for fiscal 2001 assume a margin improvement due to reduced costs as a result of returning to normal operating conditions encompassing stabilized relationships with suppliers and customers.

D. SIGNIFICANT ASSUMPTIONS FOR PROJECTIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1999 AND FOR THE TWO FISCAL YEARS IN THE PERIOD ENDING DECEMBER 31, 2001

1.       Consolidation

These Projections include PSC and its subsidiaries on a consolidated basis.

2.       Economic Assumptions

The overall economic assumption with respect to MSG assumes that the domestic steel market improves from that experienced in 1998. For ISG, the general assumption is that the general trend of industrial companies to outsource non-core industrial services continues. Manufacturers are seeking to improve competitiveness by focusing on their core business and by reducing costs in non-core, non-revenue producing activities. Three key trends that have developed as a result are: (i) increased outsourcing of non-core services, (ii) a reduction by manufacturers in the number of vendors from which outsourced services are purchased and (iii) maximizing resource recovery opportunities from waste and by-product streams.

3.       Sales Growth

The Projections are based upon a return to the historical levels achieved by the Company in the first quarter of fiscal 1998 which was prior to the financial difficulties which caused erosion of revenue in the second half of 1998.

4.       Operating Expenses

Included in the six-month 1999 and the fiscal year 2000 Projections are approximately $26.2 million and $5.5 million respectively of non-recurring expenses related to the professional fees incurred in connection with the restructuring of the Company, expenses related to Key Employee Retention Program, and consulting fees related to Year 2000 compliance issues. These costs are not included in the Projections for fiscal 2001.

5.       Selling, Administrative and General Expenses ("SG&A")

The new management team is currently reviewing the level of expenses and will likely institute a variety of programs to streamline the organization, potentially exiting certain lines of business and divesting of certain assets. The Company has not included any costs of such reorganization in the Projections, as they are not determinable at this time, but has shown a reduction in the level of expenses in Fiscal 2001 projections.

6.       Income Taxes

The projected provisions for income taxes have been calculated in accordance with FASB Statement No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

For purposes of the Projections, the provision for income taxes assume the Company will have consolidated 1999 net operating loss ("NOL") carryforward remaining after the debt forgiveness. On a consolidated income basis, as a combined result of forecast operating losses and utilization of NOLs, the Company will not be taxable in the six months ended December 31, 1999 and each of the years 2000 and 2001, other than for US state taxes of approximately $2.0 million annually.

The above should be read together with the information in Article X of the Disclosure Statement entitled "Income Tax Consequences of the Plan".

7.       Dividends

These Projections assume no dividends are paid during the period ending December 31, 2001.

8.       Capital Expenditures

These Projections assume aggregate capital expenditures of $28.9 million in the six months ended December 31, 1999, $69.9 million in fiscal 2000 and $74.2 million in fiscal 2001. These amounts are estimated to be sufficient to replace and maintain the Company's existing equipment with minimal growth expectations.

9.       Inventory and Accounts Payable

These Projections anticipate trade credit terms gradually improving by mid fiscal 2000, which represent historical levels enjoyed by the Company prior to experiencing financial difficulties.

Inventory levels are assumed to increase to normal carrying levels by the end of 2000.

10.      Exit Financing

These Projections assume the Company has access to a working capital facility in the aggregate amount of $100.0 million to repay the debtor in possession financing in an aggregate amount of up to $100.0 million, fund letter of credit requirements and potential working capital needs. It is assumed that sufficient eligible accounts receivable will be available to support the borrowing base necessary to fully draw the Exit Financing, if necessary.

11.      Bonding Facilities

The Projections assume that ISG continues to have the support of its Bonding Companies and that the available bonding facility will be sufficient for ISG to operate its business in the normal course and enable ISG to achieve its projected revenues.

12.      Basis of Fiscal 2000 and Fiscal 2001 forecasts

The Projections for fiscal years 2000 and 2001 have been prepared taking into account projected results for fiscal 1999. The fiscal 2000 and 2001 Projections are based on assumptions with respect to market demand, cost reductions and selling prices. The nature of the Company's operations result in a minimal backlog, typically less than $100.0 million, with respect to known customers and sales volume. In view of this fact the Projections for fiscal years 2000 and 2001 may materially change depending on prevailing business conditions.

13.      Divestiture of Assets

Sale of PUMC

The Projections exclude the Company's 68% investment in Philip Utilities Management Corp. ("PUMC") which was sold in May 1999 for gross proceeds of $70.1 million and the assumption of PUMC's bank indebtedness. Pursuant to the terms of the amended Lock-Up Agreement the Company repaid $70.0 million of existing Syndicate debt and the amount of New Senior Secured Term Debt was reduced from $300.0 million to $250.0 million.

Sale of Other Assets

The Company has identified other non-core assets which are to be sold. The Projections assume that the Company will receive net proceeds of $1.3 million during the six months ended December 31, 1999 and $1.9 million in fiscal 2000 and $0 in fiscal 2001.

14.      Risks and Uncertainties inherent in the Projections

The Projections include significant assumptions, including, the ability of the Company to retain existing customers and obtain new customers, obtain projected profit margins on existing and future business, return to more normal levels of ferrous trading volumes and pricing, realize potential sales value of certain non-core assets and the realization of cost savings and other efficiencies. Other factors that could affect the Company's future operating results and financial condition include the assumption by the Company of an ongoing trend by industrial companies to outsource non-core industrial services, increased price competition and the entrance of new competitors, the ability to fully integrate previously acquired businesses and upgrading existing financial and management information systems.

The assumptions and estimates underlying the Projections are inherently uncertain and are subject to a wide variety of significant business, industry, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, risks and uncertainties relating to: (i) the ability of the Company to achieve substantial improvements in the results of the operations of its major divisions; (ii) the potentially adverse effects that the filing of the Chapter 11 and CCAA cases could have on the Company's business relationships, including relationships with customers, suppliers, employees, regulators and bonding companies; (iii) the ability of the Company to effect the Plan in a timely manner and within the timeline contemplated by the Plan; (iv) the expected enhancements of the Companies' ability to attract and profitable exploit new business opportunities;
(v) the ability of the Company to generate sufficient funds from operations and to gain access to sufficient working capital financing to meet its working capital and capital expenditure needs (vi) the ability of the Company to retain key employees and senior management at the corporate and divisional level both during the insolvency proceedings and after consummation of the Plan; (vii) industry business cycles and the effect of economic downturns in the automotive, petrochemical and steel industries and (viii) the effect that a new Board of Directors will have on the implementation of the overall strategy underlying the Company's Projections. The new Board of Directors and the new CEO are currently reviewing the overall level of expenses and may institute a cost savings program. The Company has not included any costs of reorganization in the Projections.

E. SIGNIFICANT ASSUMPTIONS FOR THE PROJECTED CONSOLIDATED BALANCE SHEET OF PHILIP SERVICES CORP. AS OF DECEMBER 31, 1999

1. The Projected Consolidated Balance Sheet assumes the Plan is confirmed by the Bankruptcy Courts in the United States and Canada and the terms of the Plan are implemented on the Effective Date.

2. "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to develop "fresh start" reporting in accordance with SOP 90-7. "Fresh Start" reporting requires that the reorganization value of the Company be allocated to the Company's assets in conformity with APB Opinion 16 "Business Combinations", for transactions reported on the basis of the purchase method. Any reorganization value less than the amount allocable to specific tangible or identified tangible assets is to be allocated back to its tangible assets on a pro rata basis after offsetting the intangible assets. For purposes of the Projections, the reorganization value was assumed to be $550 million. Based on an assumed total debt (including capital lease obligations) of $407.4 million, the equity book value of the Company is calculated to be approximately $142.6 million.

     The foregoing assumptions and related calculations were made solely for purposes of preparing the Projections. The reorganized Company will be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective Date. Such determination will be based upon the fair values as of that time, which could be materially greater or lower than the values assumed in the foregoing computations, and may be based on a different methodology, including, with respect to the valuation of Reorganized Consolidated PSC's reorganization value. In all events, such valuation, as well as the determination of its actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

3. No assumptions have been made to reflect the number of shares to be issued pursuant to the Plan and no assumptions have been made to reflect any share consolidation which may occur in order to implement the Plan. Therefore, projected 'Earnings per Share' information has not been disclosed in the Projections, contrary to SOP 90-7.

4. The significant "fresh start" accounting adjustments are summarized as follows:

     - Based on the Reorganization value of the Reorganized Consolidated PSC, the book value of the assets would require a total write down of $79.0 million. The Company anticipates recognizing $50.0 million of this write down prior to the Plan confirmation date. The remaining $29.0 million will be recognized on the Effective Date.

     - The fair value of the identifiable assets in excess of the reorganization value ("Negative goodwill") of $29.0 million is allocated to reduce the fair values of certain non-current assets in accordance with generally accepted accounting principles.

                                CONSOLIDATED PSC

                 PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET

                                  (Unaudited)
                          (In thousands of US dollars)

                                                                                 Projected
                                             ------------------------------------------------------------------------------
                                                                               As at December 31, 1999
                                             ------------------------------------------------------------------------------

                                                                       Reorganization Adjustments
                                                                    --------------------------------
                                              Pre Confirmation          Debt                              Post Confirmation
                                               Balance Sheet          Discharge        Fresh Start          Balance Sheet
                                             ------------------     ------------      -------------       -----------------

ASSETS
  Current assets:
    Cash and cash equivalents                   $    64,359          $    (5,623)(a)    $        --            $ 58,736
    Accounts receivable, net                        270,522                   --                 --             270,522
    Inventory for resale                             40,914                   --                 --              40,914
    Other current assets                             98,345                   --                 --              98,345
                                                -----------          -----------        -----------            --------
      Total Current Assets                          474,140               (5,623)                --             468,517

   Fixed assets                                     339,481                   --            (17,037)(d)         322,444
   Other assets                                      83,639                   --            (12,000)(d)          71,639
                                                -----------          -----------        -----------            --------
      Total Assets                              $   897,260          $    (5,623)       $   (29,037)           $862,600
                                                -----------          -----------        -----------            --------
                                                -----------          -----------        -----------            --------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  Liabilities Not Subject to Compromise:
    Current liabilities:
    Accounts payable                            $    68,941          $        --        $        --            $ 68,941
    Accrued liabilities                             112,294                   --                 --             112,294
    Current maturities of long-term debt             13,822                   --                 --              13,822
                                                -----------          -----------        -----------            --------
      Total Current Liabilities                     195,057                   --                 --             195,057

    Long-term debt                                    7,241              380,343 (b)             --             387,584
    Deferred income taxes                            18,018               22,500 (b)             --              40,518
    Other liabilities                                96,858                   --                 --              96,858
  Liabilities subject to compromise               1,128,911           (1,128,911)(b)             --                  --
                                                -----------          -----------        -----------            --------
      Total Liabilities                           1,446,085             (726,068)                --             720,017

  Shareholders' equity (deficit)
    Common stock                                  1,351,482              142,583 (b)     (1,351,482)(c)         142,583
    Retained earnings, opening balance           (1,737,556)                  --          1,737,556 (c)              --
      Earnings                                      (90,748)                  --             90,748 (c)              --
      Retained earnings -- effects of the
        Plan -- debt discharge and fresh
         start adjustments                               --              577,862 (b)        (29,037)(d)              --
      Retained earnings: effects of the
        Plan -- fresh start adjustments                  --                   --           (548,825)(c)              --
      Cumulative foreign currency translation
        adjustment                                  (72,003)                  --             72,003 (c)              --
                                                -----------          -----------        -----------            --------
      Total Shareholders' equity (deficit)         (548,825)             720,445 (b)        (29,037)            142,583
                                                -----------          -----------        -----------            --------
      Total Liabilities and Shareholders'
        equity (deficit)                        $   897,260          $    (5,623)       $   (29,037)           $862,600
                                                -----------          -----------        -----------            --------
                                                -----------          -----------        -----------            --------


     The financial projections should be read only in conjunction with the accompanying assumptions, qualifications, and Notes to Projected
                              Financial Statements

                              PHILIP SERVICES CORP.

             NOTES TO PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET



(a) Under the terms of the Plan, the New Senior Secured Term Debt will be reduced by 75% of the Excess Proceeds Pool, which has been forecast to be approximately $7.5 million as at the Effective Date, resulting in a reduction of the New Senior Secured Term Debt of approximately $5.6 million.

(b) To record the conversion of liabilities subject to compromise, and Secured Lender Claims into $250.0 million of New Senior Secured Term Debt, $100.0 million of New Secured PIK Debt, $48.0 million of New Unsecured PIK Notes (which have been discounted at a rate of 12%), $18.0 million of New Unsecured Convertible Notes (which have been discounted at a rate of 12%) and $142.6 million of common stock. The conversion is expected to result in a post-tax gain on debt discharge of $577.9 million.

(c) To record the elimination of pre-confirmation accumulated deficit, cumulative foreign exchange adjustment and capital stock.

(d) To record the write-down of other non-current assets for the fair value in excess of the Reorganization Value ("Negative Goodwill") in accordance with SOP 90-7 in the amount of $29.0 million.

                                   APPENDIX G

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                               VALUATION ANALYSIS

                                    EXHIBIT G

                               VALUATION ANALYSIS



September 9, 1999

PRIVATE AND CONFIDENTIAL

Mr. Phillip C. Widman,
Executive Vice-President and
         Chief Financial Officer
Philip Services Corp.
100 King Street West,
P.O. Box 2440, LCD 1,
Hamilton, Ontario
L8N 4J6


Dear Sirs:    Re: Valuation of Philip Services Corp. for Purposes of
                  Restructuring Filings

In connection with the filing of a plan of reorganization under Chapter 11 of the Bankruptcy Code in the United States and under the Companies' Creditors Arrangement Act in Canada, for purposes of restructuring secured debt, certain unsecured debt and shareholders' equity, Philip Services Corp. ("Philip", "PSC" or "the Company", where these references are to the parent corporation and all its subsidiaries as a consolidated entity) retained Ernst & Young Corporate Finance Inc. ("EYCF") to prepare an estimate of the post-confirmation, going concern total enterprise value of Philip. For purposes of our initial value analysis we made reference to financial data for the Company's first quarter of 1999 ending March 31 together with business plan and financial projection data for its 1999 and 2000 fiscal years, with all monetary amounts stated in United States currency and expressed in financial statements prepared in accordance with United States generally accepted accounting principles.

Subsequent to that initial analysis, the Company undertook a process of review and updating of its business plans and projections with consequent revisions to the expected amounts, patterns and timing of revenue and earnings recoveries (with earnings defined as Earnings Before Interest, Taxes, Depreciation and Amortization or "EBITDA") that are expected to accrue as the business emerges from the uncertainties inherent in the restructuring process. These plan revisions resulted in reductions of near term expected results to reflected a management assessment that it would take longer to return the operations to previously achieved performance levels (as adjusted for actions to exit operations considered to be unattractive to the Company going forward into a restructured operating environment.) The business plan revisions involved restatement of 1999 and 2000 expected results and the addition of data for the year 2001. For purposes of our valuation analysis, we performed a general review of the basis for these adjustments to the previously reviewed plans and incorporated the relevant revisions into our estimates of the post-confirmation, going concern total enterprise value of Philip.

The valuation analysis reported on herein has been undertaken under an assumption that the proposed restructuring has been completed and confirmed in both the Canadian and United States jurisdictions with effect on or about December 31, 1999 such that assumed conditions at the latter date are the reference point for the value estimation process. The valuation estimates developed by EYCF have been prepared for the sole purpose of the reorganization filings and certain related and ancillary uses in connection with the restructuring process. The valuation has accordingly not been prepared in contemplation of any other uses and EYCF does not accept any responsibility for costs or losses resulting from unauthorized use of this estimated value range outside its intended context of consideration.

We have developed our valuation estimates by reference to the concept of fair market value which we consider to have a comparable substantive meaning in Canada and the United States although the conventional method of expression is somewhat different in the two countries. In that regard, in Canada the concept is expressed as "the highest cash price that would prevail in an open and unrestricted market between willing and informed parties acting at arm's length where neither party is under any compulsion to transact" while in the United States the general wording is "the amount at which the property would change hands between a willing seller and a willing buyer when neither is under compulsion and when both have reasonable knowledge of the relevant facts". The focus of the value analysis is upon the total enterprise value of the business defined as the aggregate long term capital employed in the operations without regard to how it might be financed with debt and equity funds and as viewed from a trading market perspective on corporate worth.

In order to estimate a range of enterprise values for Philip, EYCF undertook a review of both Company information and externally sourced data bearing on the objective of analysing economic value. Included in such information were: (1) historical financial and operating data respecting the different segments of the businesses in which Philip is engaged (generally described as the Metal Services Group ("MSG") and the Industrial Services Group ("ISG"); (2) management prepared prospective operating and financial data for the ongoing businesses over the period 1999 to 2001, including revisions to the data as originally reviewed; (3) management prepared information on miscellaneous assets and operations to the extent they were considered relevant to the estimation of post-confirmation total enterprise value; (4) publicly available information on comparable companies and comparable transactions in other businesses where market data were considered to be relevant to the estimation of the enterprise value of a restructured Philip and including an updating review of such data in conjunction with the revisions to the business plan data as referred to above; (5) general economic and industry data considered to provide a relevant background to the estimation of post-confirmation total enterprise value for the Philip operations; (6) such details of the restructuring plan as were considered relevant to the estimation of total enterprise value; and (7) such other information and analyses as EYCF considered necessary or appropriate to its analysis and estimate of the value range. EYCF applied selected analytical procedures to interpret the information assembled from the Company and elsewhere in the process of formulating the judgements necessary to the objective of estimating a range of total enterprise values for PSC.

In preparing its analysis and estimate of a range of values on this basis, EYCF assumed and relied upon the presumed accuracy and completeness of all of the financial and other information that was made available to it by the Company or its representatives, as well as the data obtained from public sources. EYCF did not undertake any independent verification of such information and assumes no responsibility for performing any such verification. EYCF has assumed that the financial projections provided to it have been prepared by management in good faith and on a basis reflecting the best available judgements and estimates of the management of the Company and its operating segments as to the prospective future financial performance of the businesses and that both original forecasts and the subsequent revisions thereto reflect management's best judgements at the time the relevant plans were prepared. To the extent these assumptions prove unwarranted in the event -- and in the nature of the case the process of forecasting future results of operations for a complex business such as PSC is virtually certain to involve some deviation from plans and projections -- adjustments of the valuation results of the EYCF review as described herein may be indicated, and such adjustments may be material. In this regard, in accordance with the terms of its engagement, EYCF is under no obligation to revise the value estimates developed herein which are solely predicated on the assumptions required for their development.

In addition to the foregoing considerations, EYCF relied upon the following major assumptions in developing the range of indicated values for PSC:

     * That the total enterprise value of PSC is appropriately ascertained as the aggregate of enterprise value estimates for its major MSG and ISG operating segments less a deduction for the burden of corporate overheads on such values plus estimated net values for its holdings of redundant assets and other interests that should be viewed as relevant to the value of the post-confirmation corporate entity.

     * That the post-confirmation total enterprise value of the Company should be ascertained on a basis which excludes the value of any assets planned to be disposed of prior to the December 31, 1999 reference date as set out in the Company's plans where such values will not be available to the ongoing post-confirmation PSC entity.

     * That management estimates of provisions required to deal with such matters as environmental liability exposures and lawsuits in which the Company has been named as a defendant, viewed on a going concern basis as to timing of possible expenditures, represent appropriate provisions for the contingencies involved and their relevance to the estimation of going concern enterprise value; and that the Company has made adequate provisions and arrangements to deal with potential year 2000 computer issues in its own operations and that the latter will not be seriously disrupted by such problems as may originate with the Company's suppliers, customers or other parties with which it is involved.

     * That the confirmation applications will be successful and the operating businesses will emerge from the restructuring process with sufficient financial capacity to undertake the actions required to pursue management's plans for the future of the restructured entity.

     * That there will be a general continuation of the present management group at Philip under conditions where pursuit of the plan underlying the restructuring proposal will be the focus of future development of the businesses so long as market and operating circumstances warrant such actions.

     * That for purposes of valuing PSC on a post-confirmation basis when viewed as a stand alone going concern business, no recognition of a possible control premium is warranted; nor should possible synergistic benefits that might be available from a combination of the business with a comparable sized operator having similar business attributes and, for example, available fixed overhead cost capacity, be assumed for valuation purposes.

On the basis of these assumptions and the various analyses, reviews, discussions and considerations considered necessary to the formulation of the requisite valuation judgements, EYCF has estimated the aggregate enterprise value of Philip on a post-confirmation going concern basis to fall in a range from $ 500 million to $ 600 million. (Particulars of the manner in which this range of values was ascertained are set out in the attached Appendix A although the analysis has primarily been focused upon estimating the aggregate rather than the component value amounts.) This value range represents a notional or hypothetical value based on the application of valuation techniques and factors to operating and financial position data for the businesses of PSC under assumptions considered appropriate to the estimation of post-confirmation going concern enterprise value. As such, this valuation range does not purport to represent valuation levels that might be reflected in public markets for debt and equity securities that might be issued by the Company under various prospective capital market and operating circumstances which the Company might encounter. This range of values is considered by EYCF to be warranted for PSC at the total enterprise value level on the basis of the information respecting the Company and the environment in which it will operate as provided to or developed by EYCF in the course of the valuation review described herein.

The following is a brief summary of the financial and valuation analyses performed by EYCF in order to arrive at its estimates of the enterprise value of Philip as described above.

     * To obtain a framework and context for considering values for the various components of Philip, EYCF compared selected data and ratios on publicly traded companies having some similarities to the operations of the Philip business segments where generally relevant valuation factors were either observable from market data or could be derived with reasonable facility. In appropriate circumstances such data included calculations of revenue, EBITDA, and EBIT ratios for consideration in relation to relevant operating data for the Philip business segments. While data for the companies selected for this purpose was employed in formulating judgements respecting the Philip businesses, none of the companies selected was entirely comparable to the Company's business segments. As a result, direct inferences from the observed valuation factors on the comparable companies to the value of the Philip operating segments was not possible and various analyses and judgements with respect to the complex of factors involved had to be made in order to relate the public company data to the total enterprise valuation of the Philip operations.

     * Some consideration of valuation factors indicated by acquisition transactions in shares of companies with operations having some similarity to those of the Philip businesses was also undertaken. However, because of changes in underlying market conditions and other factors, strong comparisons with the PSC operations were not judged to be reflected in these transactions so that only broad indications of the likely zone of total enterprise valuation factors could be derived from these data.

     * To develop valuation information based on the future business plans and related projected cash flows of the Philip businesses, EYCF estimated ranges of enterprise values for the different business segments in relation to their estimated unlevered cash flows together with total enterprise terminal values quantified on a capitalized perpetual return basis. The discounted cash flow values indicated by these analyses resulted from the application of discount rates developed to reflect estimates of the cost of capital that would apply to the various business units at the enterprise value level, under conditions where they were operating as segments of the overall Philip business and on a going concern, post-confirmation basis. While these calculations necessarily involved the use of formulas to convert valuation factor and cash flow data into value estimates, the inputs to such calculations were developed through a process of judgement and not simply as a matter of applying observed data to the subject company context.

     * EYCF applied a number of procedures to assess the sensitivity of the valuation results to key factors involved in the estimation process to assist with the process of formulating an overall valuation judgement as to the range within which the estimated total enterprise value of Philip should be judged to lie.

     * In addition to the going concern valuation estimates for the operating segments of Philip as developed on the basis described above, EYCF also estimated values for a number of relatively minor ancillary operations and asset positions of the overall Philip corporate undertaking and assigned values to the net corporate level operating costs associated with the Company's consolidated operating structure as a deduction from the operations and asset values as otherwise determined.

The foregoing summary does not purport to be a full description of the procedures and analyses that EYCF performed in order to develop the estimated valuation range set out above. Philip is a complex business and development of valuation estimates in relation to its various segments necessarily involved a myriad of judgements, estimates and interpretations leading to an overall result and the processes involved are not amenable to detailed description or summarization. In addition, strong and clearly relevant comparisons of the Philip operations to similar businesses could not be established on the basis of available information, in part because of the unique attributes of the Company's operations and in part because conditions in markets for certain of its segments were generally in an unstable state over some part of the period of the review with the result that unrepresentative financial performance was generally pervasive in the industry. A general result of these conditions was that necessary valuation judgements had to be based on a combination of currently observable data informed by more general principles and considerations bearing on the valuation of industrial business operations. EYCF gave various weights to the variety of factors considered in performing its valuation analyses but does not consider that any one factor or analysis should be viewed as determinative of the results obtained as all such considerations interact in the development of necessary valuation judgements.

Yours sincerely,

/s/ Ernst & Young Corporate Finance. Inc.

Ernst & Young Corporate Finance Inc.
rws:jw:cm:rm:am

                                                                      Appendix A

                              Philip Services Corp.
                              Summary of Estimated
                      Going Concern Total Enterprise Value
                       On a Post-Restructuring Basis As Of
                                December 31, 1999


           ($US Millions)                               Low              High
           -------------                                ---              ----

Metals Services Group                                  $ 200            $ 235

Industrial Services Group                                390              455

Other assets                                              30               35

Less Capitalized Corporate Overheads                    (120)            (130)
                                                       -----            -----

      Total                                            $ 500            $ 595
                                                       -----            -----

      Rounded                                          $ 500            $ 600
                                                       =====            =====

                                  APPENDIX H-1

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

                       LIST OF IMPAIRED UNSECURED CLAIMS

                                  APPENDIX H-1

                        LIST OF IMPAIRED UNSECURED CLAIMS

                   Comparison of Scheduled vs. Claimed Amount
                         Claims as of September 9, 1999

                                                  SCHEDULED             CLAIMED
       CREDITOR                                     AMOUNT               AMOUNT                             DESCRIPTION
       --------                                     ------               ------                             -----------

  1.   62 Land, Inc.                                     0                     (1)    Continental office building parking lot
                                                                                      lease (Canton, Ohio) rejected pursuant
                                                                                      to Global Rejection Motion.  62 Land,
                                                                                      Inc. is controlled by the Luntz family.

  2.   Aalborg Keystone, Inc.                            0           325,510.47*      Litigation against F.C. Schaffer primar-
                                                                                      ily and against Philip Services Corp. as
                                                                                      alter ego. Relates to Ethiopian services
                                                                                      contract.

  3.   ABN Amro Bank                                     0                            Contingent liability under guarantee of
                                                                                      letter of credit which expired on June 8,
                                                                                      1999.

  4.   Advanta Business Services Corp.              26,808                     **     Equipment lease #50-334807-166 for
                                                                                      photocopier.

  5.   Allen, Leslie                                     0                     **     Litigation - Claim by Southdown against
                                                                                      Allen for breach of representation relat
                                                                                      ing to Allworth facility.  Allen has filed a
                                                                                      thrid party claim against Allworth, Inc.,
                                                                                      the owner and operator of the facility,
                                                                                      and Nortru, Inc., parent company of All
                                                                                      worth, Inc.

  6.   Allwaste Debentures                      27,500,000        28,233,047.46       Claim based on Allwaste debentures,
                                                                                      interest and attorneys' fees.  Original
                                                                                      amount calculated at June 1, 1999.  New
                                                                                      amount as of June 24, 1999 comes to
                                                                                      over $27,626,000.

  7.   AMBAC International Corporation                   0                     **     Litigation for breach of contract.

  8.   Arroyo, Krystela Yasmeen, et al.                  0                     **     Claim by residents of Pharr, Texas relat
                                                                                      ing to alleged damages for spill of haz
                                                                                      ardous waste materials.

  9.   Bader, Alfred                               126,000                            Based on actuarial calculation performed
                                                                                      by Benefit Plans Administrators of dis
                                                                                      counted present value of remaining pay
                                                                                      ments under Roth Brothers retirement
                                                                                      plan.

--------

1 This debt arises out of an executory lease obligation and is therefore subject to change.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 10.   Barnes, Donald                               25,000            50,000.00       Litigation for wrongful termination.

 11.   Big "R" Towing                               25,000                            Litigation based on claimed breach
                                                                                      of contract for termination
                                                                                      without notice.

 12.   Bloomberg, L.P.                              25,000                            Information services and related equip
                                                                                      ment contract.  Equipment was returned
                                                                                      and final invoice delivered prepetition.

 13.   Blue Box of Building and Construc-           12,000                     **     Claim for amount owed for advertising
       tion

 14.   Bramblatt, Jennifer                          25,000                            Sexual harassment litigation.

 15.   Bryan, J.J.                                 139,000           139,000.00       Remaining amounts owed under
                                                                                      amended and restated settlement agree-
                                                                                      ment pertaining to acquisition note.

 16.   BTM Capital Corporation                   1,497,000         1,364,648.00*      Master equipment lease included in
                                                                                      Global Rejection Motion.

 17.   Buck, Sam                                    42,000                            Based on actuarial calculation performed
                                                                                      by Benefit Plans Administrators of dis-
                                                                                      counted present value of remaining pay-
                                                                                      ments under Roth Brothers retirement
                                                                                      plan.

 18.   C&S Associates, VIII                         64,000                     **     Real property lease at 495 Commerce
                                                                                      Drive, Suite 700, Amherst, NY.

 19.   Cadence Environmental Energy, Inc.          180,000                     **     Fuel supply contract expiring April 30,
                                                                                      2000.

 20.   Caven Point Realty, Inc.                          0           300,000.00*      Damages alleged for repairs under real
                                                                                      property lease rejected pursuant to
                                                                                      Global Rejection Motion, plus additional
                                                                                      unliquidated amounts relating to poten-
                                                                                      tial environmental liabilities.

 21.   Chazen, Gary                                503,000           503,000.00(2)*   Remaining amounts owed under employ-
                                                                                      ment agreement rejected pursuant to
                                                                                      Global Rejection Motion.

--------

2 Gary and Bob Chazen, Michael Mallen, Dale Hixson and Jeff Straton each submitted proofs of claim agreeing with the scheduled amount, but also filed additional proofs of claim for administrative priority claims in the amount of $4,300 each as employee wages/benefits earned within 90 days of the petition date. The attorney for these creditors sent the Claims Agent a letter explaining that they did not disagree with the amounts scheduled, but believed a portion was owed as an administrative expense. The administrative expense amounts are not included in this list as the amounts would not be part of Class 7 under the Plan.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy
   Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 22.   Chazen, Bob                               201,000           201,000.004 *    Remaining amounts owed under employ-
                                                                                    ment agreement rejected pursuant to
                                                                                    Global Rejection Motion.

 23.   Chiste, Robert                            771,000         4,683,003.00(3)    Present value of future obligations owed
                                                                                    under supplemental retirement plan.
                                                                                    Employment Agreement rejected pursu-
                                                                                    ant to Global Rejection Motion.

 24.   Chiste, Robert                            435,000                            Remaining amounts owed under sever-
                                                                                    ance plan.  Settlement agreement re-
                                                                                    jected pursuant to Global Rejection Mo-
                                                                                    tion.

 25.   Comdisco, Inc.                                  0                     **     Technology services agreement dated
                                                                                    June 17, 1998.

 26.   Commercial Portfolio Management            21,000                            Real property lease rejected pursuant to
       Corporation                                                                  Global Rejection Motion

 27.   Credit Suisse First Boston Corpora-             0                     **     Engagement letter dated June 19, 1998
       tion

 28.   DA Consulting Group Inc.                   50,000                     **     Supplier of MIS consulting services to
                                                                                    ISG under engagement letter/projects
                                                                                    (Project JDE4 and JDE5).

 29.   Daerr, Richard                            250,000         1,200,000.00(4)*   Pending arbitration claim arising from
                                                                                    alleged breach of employment agreement
                                                                                    rejected pursuant to Global Rejection
                                                                                    Motion.

 30.   Dalton G., Karen A., Glen E.,              25,000                            Litigation relating to superfund site.
       Nancy, Kirby., and Barbara Jane
       Rinehart et al.

 31.   Driver, James                             140,000           142,163.29(5)    Balance due on promissory note.

 32.   Electric Systems, Inc.                    250,000                            Remaining amounts owed under cancel-
                                                                                    led purchase agreement rejected pursuant
                                                                                    to Global Rejection Motion, after deducting
                                                                                    estimated resale value of motor.

--------

3 A single proof of claim was filed by Robert Chiste, which includes $435,000 for as an undisputed amount. The remainder relates to supplemental employee retirement plan and additional amounts.

4   The majority of this claim, $906,271.24, relates to stock options.

5   alleges claim is secured.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 33.   Emtech                                         9,000             9,000.00(6)    Preference litigation in Emtech's chapter
                                                                                       11 proceedings.

 34.   Envetech Inc.                                 25,000            25,000.00       Litigation pertaining to trade secret in
                                                                                       fringement, breach of contract, unfair
                                                                                       competition, interference of economic
                                                                                       advantage.
                                                                    5,000,000.00

 35.   F.C. Schaffer, Geralyn Graphia,                    0                     **     Claim for unpaid commissions, pursuant
       Marian Schaffer-Whitaker, Jose de                                               to employment agreements.
       Spinoso, Marlan J. Mitch, Robert
       Miller, and Harold Birkett

 36.   F.C. Schaffer, Geralyn Graphia,                    0                     **     Claim for unpaid vacation pay.
       Marian Schaffer-Whitaker, Jose de
       Spinoso, Marlan J. Mitch, Robert
       Miller, and Harold Birkett

 37.   Fanta, David                                 109,000           169,794.75       Present value of future obligations owed
                                                                                       under supplemental retirement plan.

 38.   FC Schaffer Shareholders                           0                     **     Balance of purchase price due under pur-
                                                                                       chase and sale agreement.

 39.   Ferreira, Fred                               151,000                            Remaining amounts owed under sever-
                                                                                       ance plan.  Settlement Agreement re-
                                                                                       jected pursuant to Global Rejection Mo-
                                                                                       tion.

 40.   Fifth Third Leasing Company                  250,000                            Fuchs 380 scraper equipment lease re-
                                                                                       jected pursuant to Global Rejection Mo-
                                                                                       tion.

 41.   Fillmore Partnership                         222,000                            Real property lease rejected pursuant to
                                                                                       Global Rejection Motion

 42.   Fleet Business Credit Corporation          1,139,000            94,915.60*      Equipment lease pertaining to Brook
                                                                                       Park shredder rejected pursuant to
                                                                                       Global Rejection Motion.

 43.   Foster, Norman                             1,400,000         1,487,724.56*      Noncompetition and employment agree
                                                                                       ments rejected pursuant to Global Rejec-
                                                                                       tion Motion.

 44.   Franklin Iron and Metal Recycling,            25,000            25,000.00       Litigation pursuant to sale of crane.
       Inc.

--------

6 Two additional proofs of claim filed by Emtech are superseded by this claim, as noted on the claim by the attorney for Emtech's chapter 11 trustee.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 45.   Ginsky, Victor                               437,000                            Based on actuarial calculation performed
                                                                                       by Benefit Plans Administrators of dis-
                                                                                       counted present value of remaining pay-
                                                                                       ments under Roth Brothers retirement
                                                                                       plan.

 46.   Gooden, Howard P.                             97,750                     **     Real Property Lease - 2525 McAllister,
                                                                                       Houston, TX.

 47.   Group Dekko International, Inc.                    0                 0.00(7)*   Estimated remaining obligations under
                                                                                       remediation agreement pursuant to
                                                                                       Global Rejection Motion.

 48.   Group Dekko International, Inc.              397,000                            Real property lease rejected pursuant to
                                                                                       Global Rejection Motion

 49.   Hanson, Stefani                               30,000                            Litigation for wrongful discharge.

 50.   Harbison-Walker Refractories Com-          1,000,000         5,015,810.00       Breach of agreement to fund joint ven-
       pany (Newminco Joint Venture)                                                   ture.

 51.   Hernandez, Elias                              25,000            25,000.00(8)    Employment discrimination litigation.

 52.   Hixson, Dale                                 353,000           353,000.00(9)*   Employment agreement rejected pursu-
                                                                                       ant to Global Rejection Motion.

 53.   Horlacher, Dale                              300,000           335,747.21       Employment agreement rejected pursu-
                                                                                       ant to Global Rejection Motion.

 54.   IBS Incorporated                                   0                     **     Claim for alleged amounts due to former
                                                                                       trade creditor.

 55.   Industrial Finishing Service, Inc.           230,000                            Judgment for damages, interest and fees
                                                                                       in breach of contract litigation.

 56.   Ivey, Cecil                                  562,000           562,000.00       Remaining amounts owed under
                                                                                       amended and restated settlement agree-
                                                                                       ment pertaining to acquisition note.

 57.   Jay Alix and Associates                            0                     **     Engagement letter dated October 13,
                                                                                       1998

--------

7 Proof of claim states amount as "unknown," but is included as zero for calculation purposes.

8   The Attorney for Elias Hernandez sent a letter accepting the $25,000 offer.

9 Gary and Bob Chazen, Michael Mallen, Dale Hixson and Jeff Straton each submitted proofs of claim agreeing with the scheduled amount, but also filed additional proofs of claim for administrative priority claims in the amount of $4,300 each as employee wages/benefits earned within 90 days of the petition date. The attorney for these creditors sent the Claims Agent a letter explaining that they did not disagree with the amounts scheduled, but believed a portion was owed as an administrative expense. The administrative expense amounts are not included in this list as the amounts would not be part of Class 7 under the Plan.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 58.   John Adams Transportation                 150,000           150,000.00       Litigation arising from sale of real prop-
                                                                                    erty.

 59.   Jones, Dean                                25,000                            Wrongful discharge litigation.

 60.   Kilntech Environmental Services           500,000        20,000,000.00(10)   Patent infringement litigation.
       Inc; Rick W.

 61.   Kleingueti, Edward                         20,000            20,000.00       Employment agreement rejected pursu-
                                                                                    ant to Global Rejection Motion.

 62.   Lee, Dwayne                                     0                            Tort litigation claim.

 63.   Lentz, Allen D., as successor trustee           0            78,202.96(11)** Claim for payment of loan balance under
       of the August 31, 1990 Liff Irrevoca-                                        insurance policy on the lives of Noah
       ble Life Insurance Trust                                                     and Judith Liff

 64.   Liberty Mutual Insurance Com-             316,000                            Retro-premium adjustment.
       pany/Liberty Mutual Fire Insurance

 65.   Liff, Noah; Liff, Adam; Liff, Daniel;           0                     *      Employment related claims.
       Liff, Jan; Liff, Terence D.; Liff,
       Zachary; Wilson, Robert H.;
       Gellman, Herman; Gellman, Robert;
       Shapiro, Daniel; Bierman, Leonard;
       Baisley, Albert; Baisley, Elizabeth

 66.   Ludwig Bauch; TMT Industries                    0                            Patent infringement litigation.

 67.   Luntz, Greg                                     0           728,416.92(12)*  Employment agreement rejected pursu-
                                                                                    ant to Global Rejection Motion.

 68.   Luntz, Michelle                                 0           317,624.70(13)*  Employment agreement rejected pursu-
                                                                                    ant to Global Rejection Motion.

 69.   Luntz, Greg (Shareholders' Repre-               0                            Promissory note re: acquisition of Luntz
       sentative)                                                                   Corporation.

--------

10 This entity was granted an extension until August 27, 1999 to file its proof of claim.

11 To avoid double counting, claims added to Exhibit B after July 22, 1999 but for which claims were filed are included in the claimed amount in the of this Appendix (rather than in the scheduled amount in Appendix H-3). Although not on Amended Exhibit B, Allen Lentz filed two unliquidated proofs of , one in the amount of $78,202.96 and one in the amount of zero.

12 This proof of claim indicates that $4,300 of the claimed amount should be treated as a priority claim. In addition, Greg Luntz filed a duplicate claim a lesser time period against the Luntz Corporation in the amount of $372,280.28.

13 This proof of claim indicates that $4,300 of the claimed amount should be treated as a priority claim. In addition, Michelle Luntz filed a duplicate claim for a lesser time period against the Luntz Corporation in the amount of $170,019.15.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 70.   Luntz, Drew (Andrew)                               0           758,389.92(14)*  Employment agreement rejected pursu-
                                                                                       ant to Global Rejection Motion.

 71.   Mains Sr., Gilbert                           150,000           155,000.00       Consulting agreement rejected pursuant
                                                                                       to Global Rejection Motion.

 72.   Mains Jr., Gilbert                           600,000           200,000.00       Noncompetition agreement rejected pur-
                                                                                       suant to Global Rejection Motion.

 73.   Mallen, Michael                              353,000           353,000.00(15)*  Employment agreement rejected pursu-
                                                                                       ant to Global Rejection Motion.

 74.   McCombs, Ernest                              500,000           500,000.00(16)   Antitrust litigation.

 75.   MDS Reading, Inc.                            544,000           544,000.00       Remaining amounts owed under promis-
                                                                                       sory note.

 76.   Meier, Frank                                 100,000                            Based on actuarial calculation performed
                                                                                       by Benefit Plans Administrators of dis-
                                                                                       counted present value of remaining pay-
                                                                                       ments under Roth Brothers retirement
                                                                                       plan.

 77.   Meltzer, Morton                              254,000                            Based on actuarial calculation performed
                                                                                       by Benefit Plans Administrators of dis-
                                                                                       counted present value of remaining pay-
                                                                                       ments under Roth Brothers retirement
                                                                                       plan.

 78.   Mertz, Forrest                                18,000            37,500.00       Real property lease rejected pursuant to
                                                                                       Global Rejection Motion.

 79.   Metals USA, Inc.                                   0                     **     Indemnification and contribution under
                                                                                       Stock Purchase Agreement dated June
                                                                                       24, 1998.

 80.   Nelson, Pamela                                25,000           150,000.00       Sexual harassment litigation.

 81.   Nelson, Raymond                            1,498,000                            Present value of future obligations owed
                                                                                       under supplemental retirement plan.

--------

14 This proof of claim indicates that $4,300 of the claimed amount should be treated as a priority claim. In addition, Andrew Luntz filed a duplicate claim for a lesser time period against the Luntz Corporation in the of $387,028.21.

15 Gary and Bob Chazen, Michael Mallen, Dale Hixson and Jeff Straton each submitted proofs of claim agreeing with the scheduled amount, but also filed proofs of claim for administrative priority claims in the amount of $4,300 each as employee wages/benefits earned within 90 days of the petition. The attorney for these creditors sent the Claims Agent a letter explaining they did not disagree with the amounts scheduled, but believed a portion owed as an administrative expense. The administrative expense amounts are included in this list as the amounts would not be part of Class 7 under the Plan.

16 The attorney for McCombs sent a letter electing not to file proof of claim but instead to accept scheduled amount.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 82.   Nicholson, Mrs.                             42,000                            Based on actuarial calculation performed
                                                                                     by Benefit Plans Administrators of
                                                                                     discounted present value of
                                                                                     remaining pay ments under Roth Brothers
                                                                                     retirement plan.

 83.   P.A. Pipe, Inc.                                  0                    **      Indemnification and contribution under Asset
                                                                                     Purchase Agreementd ated May 21, 1998.

 84.   Pardo, Felix                               984,000         1,015,000.00       Employment agreement rejected pursu-
                                                                                     ant to Global Rejection Motion.

 85.   Pitney Bowes Credit Corp.                    8,000                            Agreed rejection damages claim amount
                                                                                     owed under equipment lease rejected
                                                                                     pursuant to Global Rejection Motion.

 86.   Plasma Processing Corpora-               2,417,000         2,417,000.00       Amount due under promissory note in
       tion/Chem First Inc.                                                          litigation.

 87.   PNC Leasing Corp.                        1,050,000                            Equipment lease rejected pursuant to
                                                                                     Global Rejection Motion.

 88.   Powell, Randell F.                          30,000           300,000.00       ADA litigation.

 89.   Ramirez, Michael                             4,000            19,588.00(17)   Present value of future obligations owed
                                                                                     under supplemental retirement plan.

 90.   Randazzo, Thomas                            63,000                            Employment agreement rejected pursu-
                                                                                     ant to Global Rejection Motion.

 91.   Recra Environmental, Inc.                  200,000           200,000.00(18)   Litigation for breach of contract con-
                                                                                     cerning conveyance agreement.

 92.   Reliable Uniform Services Inc.                   0                            Uniform service contract rejected pursu-
                                                                                     ant to Global Rejection Motion.

 93.   Renton Office V Realty, Inc.               362,000                            Real property lease rejected pursuant to
                                                                                     Global Rejection Motion.

 94.   Republic Environmental Systems           7,650,000        $7,970,957.40(19)** Republic promissory note
       (Brantford) Ltd.

--------
17 Michael Ramirez did not indicate an amount on his proof of claim, but attached a supporting breakout of his claim in the amount of $19,588.00.

18 Recra filed identical claims for $200,000 each against Philip Services Corp., Philip Services (Delaware), Inc. and Philip Environmental Services Corp.

19 To avoid double counting, claims added to Exhibit B after July 22, 1999 but for which claims were filed are included in the claimed amount in the total this Appendix (rather than in the scheduled amount in Appendix H-3). Although on Amended Exhibit B, Republic Environmental Systems (Brantford) Ltd. filed proof of claim in the amount of $7,970,957.40.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                SCHEDULED             CLAIMED
       CREDITOR                                   AMOUNT               AMOUNT                             DESCRIPTION
       --------                                   ------               ------                             -----------

 95.   Republic Environmental Systems            4,533,000         4,548,980.37       Amount due under promissory notes in
       Inc.                                                                           litigation

 96.   Rief, James                                 648,000         1,698,208.00       Present value of future obligations owed
                                                                                      under supplemental retirement plan.

 97.   Roth, Eli                                   148,000                            Based on actuarial calculation performed
                                                                                      by Benefit Plans Administrators of dis-
                                                                                      counted present value of remaining pay-
                                                                                      ments under Roth Brothers retirement
                                                                                      plan.

 98.   Roth, Larry                                 100,000                            Balance due under consulting agreement
                                                                                      rejected pursuant to Global Rejection
                                                                                      Motion.

 99.   Rothschild, Sidney                          130,000                            Based on actuarial calculation performed
                                                                                      by Benefit Plans Administrators of dis-
                                                                                      counted present value of remaining pay-
                                                                                      ments under Roth Brothers retirement
                                                                                      plan.

 100.  Shonte Trumbo                                25,000                            Sexual harassment litigation.

 101.  Siemens Westinghouse, Inc./               1,500,000         2,236,101.00       Estimated settlement amount for breach
       Siemens Westinghouse Power Cor-                                                of contract litigation.
       poration

 102.  St. Paul Properties, Inc.                   160,000                            Damage cap calculation and arrearages
                                                                                      under real property lease rejected pursu-
                                                                                      ant to Global Rejection Motion.

 103.  Strata Corporation                                0                     **     Litigation - Claim for $666,975 for non-
                                                                                      payment under a contract to provide
                                                                                      landfill material.

 104.  Strategic Holdings, Inc.; Equus II                0                     **     Indemnification under Agreement and
       Incorporated; ARTI Partners I, Ltd.;                                           Mutual Release dated November 13,
       ARTI Partners II, LLC; ARI Glass                                               1998.
       Newco, Inc.; and Strategic Materials,
       Inc.

 105.  Straton, Jeff                               303,000           303,000.00(20)*  Employment agreement rejected pursu-
                                                                                      ant to Global Rejection Motion.

--------

20 Gary and Bob Chazen, Michael Mallen, Dale Hixson and Jeff Straton each submitted proofs of claim agreeing with the scheduled amount, but also filed additional proofs of claim for administrative priority claims in the amount of $4,300 each as employee wages/benefits earned within 90 days of the date. The attorney for these creditors sent the Claims Agent a letter explaining that they did not disagree with the amounts scheduled, but believed a was owed as an administrative expense. The administrative expense are not included in this list as the amounts would not be part of Class 7 under the Plan.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                  SCHEDULED             CLAIMED
       CREDITOR                                     AMOUNT               AMOUNT                             DESCRIPTION
       --------                                     ------               ------                             -----------

 106.  Tennessee Valley Steel Corp, Bank              25,000                     **     Remaining amount owed on preference
       ruptcy Trustee                                                                   payment claimed by Trustee in creditor's
                                                                                        bankruptcy case.

 107.  Theodore M. Luntz, William L.                       0                     (21)   Continental office building lease rejected
       Luntz, Robert A. Luntz, and Joan                                                 pursuant to Global Rejection Motion.
       Luntz Goulder

 108.  Theresa Adams, et al.                         240,000                            Agreed settlement Tort litigation claim.
                                 Adams, Theresa                          5,546.59
                            Betsill, William D.                          6,597.37
                            Brown, Geraldine M.                          9,616.18
                        Fahrenkamp, Kathleen M.                          5,546.59
                                  Johnson, Joey                         14,182.32
                                 Johnson, Robin                        104,243.91
                                  Lovell, Tanya                         10,613.66
                                    Reasor, Ann                         11,582.59
                           Reid-Betsil, Lucinda                          9,616.19
                                   Viar, Sandra                         64,152.20

 109.  Unifirst Corporation                           20,000            35,231.06       Litigation for breach of contract.

 110.  Wallace, Becky                                 50,000                            Sexual harassment litigation.

 111.  Wells, Frederick A.                           249,000                            Based on actuarial calculation performed
                                                                                        by Benefit Plans Administrators of
                                                                                        discounted present value of payments
                                                                                        under Roth Brothers retirement plan.

 112.  Westlake PetroChemicals Corp.                 400,000                            Product litigation claim.

 113.  Wheeler, Vikki                                 20,000                     **     Litigation - Civil rights law suit

--------

21 This debt arises out of an executory lease obligation and is therefore subject to change.

* Claims filed as unliquidated are subject to later adjustment as they become liquidated.

** Claims not originally on Amended Exhibit B when filed with the Bankruptcy Court on July 22, 1999.

                                                  SCHEDULED             CLAIMED
       CREDITOR                                     AMOUNT               AMOUNT                             DESCRIPTION
       --------                                     ------               ------                             -----------

 114.  Yanarella                                                   0                            Tort litigation claim.
                                                ==================== ====================
                                                          65,508,558        95,222,262.27
               Factoring in all other claims on
                   Amended Exhibit B not filing
                  proofs of claim and therefore
                  presumed to have accepted the
               amount on Amended Exhibit B:(22)                              7,236,000.00
                                                                     ====================
                                                                           102,458,262.27
                  Factoring in all other claims
                  on Exhibit B-1 that have been
                      added since the filing of
                         Amended Exhibit B:(23)                                475,558.00
                                                                     ====================
                                                                           102,933,820.27

--------

       22                     See Appendix H-2.

       23                     See Appendix H-3.

                                  APPENDIX H-2

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN
          OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.

       LIST OF U.S. CREDITORS NOT RESPONDING TO AUGUST 13, 1999 BAR DATE

                                  APPENDIX H-2

       LIST OF U.S. CREDITORS NOT RESPONDING TO AUGUST 13, 1999 BAR DATE(1)

                                                                                    SCHEDULED
         CREDITOR                                                                     AMOUNT
         --------                                                                   ---------
  1.     62 Land, Inc.                                                                      0
  2.     ABN Amro Bank                                                                      0
  3.     Bader, Alfred                                                                126,000
  4.     Big "R" Towing                                                                25,000
  5.     Bloomberg, L.P.                                                               25,000
  6.     Bramblatt, Jennifer                                                           25,000
  7.     Buck, Sam                                                                     42,000
  8.     Commercial Portfolio Management Corporation                                   21,000
  9.     Dalton G., et al.                                                             25,000
  10.    Electric Systems, Inc.                                                       250,000
  11.    Ferreira, Fred                                                               151,000
  12.    Fifth Third Leasing Company                                                  250,000
  13.    Fillmore Partnership                                                         222,000
  14.    Ginsky, Victor                                                               437,000
  15.    Group Dekko International, Inc.                                              397,000
  16.    Hanson, Stefani                                                               30,000
  17.    Industrial Finishing Service, Inc.                                           230,000
  18.    Jones, Dean                                                                   25,000
  19.    Lee, Dwayne                                                                        0
  20.    Liberty Mutual Insurance Company/Liberty Mutual Fire                         316,000
         Insurance
  21.    Ludwig Bauch; TMT Industries                                                       0
  22.    Luntz, Greg (Shareholders' Representative)                                         0
  23.    Meier, Frank                                                                 100,000
  24.    Meltzer, Morton                                                              254,000
  25.    Nelson, Raymond                                                            1,498,000
  26.    Nicholson, Mrs.                                                               42,000

--------

(1) Excluding those creditors who were not on Amended Exhibit B as filed with the Bankruptcy Court on July 22, 1999 and those creditors on Amended Exhibit B but subsequently transferred to Exhibit C.

                                                                                    SCHEDULED
         CREDITOR                                                                     AMOUNt
         --------                                                                   ---------
  27.    Pitney Bowes Credit Corp.                                                      8,000
  28.    PNC Leasing Corp.                                                          1,050,000
  29.    Randazzo, Thomas                                                              63,000
  30.    Reliable Uniform Services Inc.                                                     0
  31.    Renton Office V Realty, Inc.                                                 362,000
  32.    Roth, Eli                                                                    148,000
  33.    Roth, Larry                                                                  100,000
  34.    Rothschild, Sidney                                                           130,000
  35.    Shonte Trumbo                                                                 25,000
  36.    St. Paul Properties, Inc.                                                    160,000
  37.    Theodore M. Luntz, William L. Luntz, Robert A. Luntz, and                          0
         Joan Luntz Goulder
  38.    Wallace, Becky                                                                50,000
  39.    Wells, Frederick A.                                                          249,000
  40.    Westlake PetroChemicals Corp.                                                400,000
  41.    Yanarella                                                                          0
                                                                                    =========
                                                                                    7,236,000

                                  APPENDIX H-3

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.


         LIST OF U.S. CREDITORS ADDED TO EXHIBIT B AFTER JULY 22, 1999

                                  APPENDIX H-3

          LIST OF U.S. CREDITORS ADDED TO EXHIBIT B AFTER JULY 22, 1999

                                                                                    SCHEDULED
         CREDITOR                                                                    AMOUNT
         --------                                                                   ---------
  1.     Advanta Business Services Corp.                                               26,808
  2.     Allen, Leslie                                                                      0
  3.     Blue Box of Building and Construction                                         12,000
  4.     C&S Associates, VIII                                                          64,000
  5.     Cadence Environmental Energy, Inc.                                           180,000
  6.     Comdisco, Inc.                                                                     0
  7.     Credit Suisse First Boston Corporation                                             0
  8.     DA Consulting Group Inc.                                                      50,000
  9.     F.C. Schaffer, Geralyn Graphia, Marian Schaffer-Whitaker,                          0
         Jose de Spinoso, Marlan J. Mitch, Robert Miller, and Harold
         Birkett
  10.    F.C. Schaffer, Geralyn Graphia, Marian Schaffer-Whitaker,                          0
         Jose de Spinoso, Marlan J. Mitch, Robert Miller, and Harold
         Birkett
  11.    FC Schaffer Shareholders                                                           0
  12.    Gooden, Howard P.                                                             97,750
  13.    IBS Incorporated                                                                   0
  14.    Jay Alix and Associates                                                            0
  15.    Lentz, Allen D., as successor trustee of the August 31, 1990                             (1)
         Liff Irrevocable Life Insurance Trust
  16.    Metals USA, Inc.                                                                   0
  17.    P.A. Pipe, Inc.                                                                    0
  18.    Republic Environmental Systems (Brantford) Ltd.                                          (2)
  19.    Strata Corporation                                                                 0

--------
(1) To avoid double counting, claims added to Exhibit B after July 22, 1999 but for which claims were filed are included in the claimed amount in the total of Appendix H-1 (rather than in the scheduled amount in this Appendix). Allen D. Lentz, as successor trustee of the August 31, 1990 Liff Irrevocable Life Insurance Trust, was added after the filing of Amended Exhibit B in the amount of $0, but had previously filed a proof of claim in the amount of $78,202.96 and has therefore been included in Exhibit B-1 in that amount.

(2) To avoid double counting, claims added to Exhibit B after July 22, 1999 but for which claims were filed are included in the claimed amount in the total of Appendix H-1 (rather than in the scheduled amount in this Appendix). Republic Environmen tal Systems (Brantford) Ltd. was added after the filing of Amended Exhibit B in the amount of $7,650,000, but had previously filed a proof of claim in the amount of $7,970,957.40 and has been included in Exhibit B-1 in that amount.

                                                                                    SCHEDULED
         CREDITOR                                                                    AMOUNT
         --------                                                                   ---------
  20.    Strategic Holdings, Inc.; Equus II Incorporated; ARTI Partners                     0
         I, Ltd.; ARTI Partners II, LLC; ARI Glass Newco, Inc.; and
         Strategic Materials, Inc.
  21.    Tennessee Valley Steel Corp, Bankruptcy Trustee                               25,000
  22.    Wheeler, Vikki                                                                20,000
                                                                                    =========
                                                                                      475,558

                                  APPENDIX H-4

                                       TO

         DISCLOSURE STATEMENT WITH RESPECT TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC., et al.


                   LIST OF CANADIAN IMPAIRED UNSECURED CLAIMS

                                  APPENDIX H-4

                   LIST OF CANADIAN IMPAIRED UNSECURED CLAIMS



                                                        SCHEDULED
    CREDITOR                                             AMOUNT                        DESCRIPTION
    --------                                            ---------                      -----------

1.  1066424 Ontario, Inc.                                  $389,640      Property lease at 200 Brock Street, Barrie, Ontario
                                                                         (copper operations) including estimated repairs.

2.  1348040 Ontario Inc.                                  1,650,000+     Equipment lease rejected pursuant to Global
                                                                         Rejection Motion.  Equipment to be returned to lessor.

3.  2418711 Canada Inc.                                           0      Litigation re non-utilization of tax loss
                                                                         carryforwards by Philip

4.  2819635 Canada Inc.                                      15,000      Litigation -- unpaid amounts for work performed
                                                                         repairing sewers

5.  759082 Ontario Inc.                                      26,000      Property lease at 220 John Street East,
                                                                         Barrie, ON (copper operations)

6.  963767 Ontario, Ltd.                                          0(1) + Litigation for beach of contract. Idle since 1995

7.  Ablack, Krish                                            50,000(2) + Litigation based on severance under employment contract rejected pursuant to Global Rejection
                                                                         Motion.  Alleged under the employment agreement
                                                                         that we owed a year's severance. Based on Philip
                                                                         Services Corp.'s calculations of what may have
                                                                         been owed for a year, minus the payments made
                                                                         (approx. $62,000).

8.  Agglo Venture Inc., Agglo, Inc.                         340,000+     Claimed breach of contract. Damages alleged
                                                                         in excess of $12 million.  Scheduled amount
                                                                         based on prepetition settlement negotiations.

9.  Alexander Brown, Inc.                                   340,000(3) + Claimed breach of contract. Claims $2.3
                                                                         million in damages, plus attorneys fees,
                                                                         interest and others.  Scheduled amount
                                                                         based on prepetition settlement negotiations.


________________

1 Unliquidated Claim filed for $3,500,000 Canadian in the U.S. Bankruptcy Cases, converted by 0.68254855, the Dow Jones Canadian to United States exchange rate as of June 25, 1999 to U.S. $2,388,919.93.

2     Claim filed for $114,951.49 in the U.S. Bankruptcy Cases.

3     Claim filed for $3,552,000.00 in the U.S. Bankruptcy Cases.

+     This Claim was originally scheduled on Amended Exhibit B to the Plan.



                                                        SCHEDULED
    CREDITOR                                             AMOUNT                        DESCRIPTION
    --------                                            ---------                      -----------

10. B.A.C.C. Capital Corporation                          1,580,828      Equipment lease # 97-321.

11. Bell Canada Inc.                                        176,800      Trade supplier to Barrie Copper operations

12. Bernadin, Gilles                                         27,000      Litigation - claim for unpaid bonus

13. Boughton, Marvin                                         27,000+     Severance for former CFO, based on employment
                                                                         contract rejected pursuant to Global Rejection
                                                                         Motion.  Scheduled amount based on remaining
                                                                         payments believed owed.

14. Canadian Imperial Bank of Commerce                   15,000,000(4)+  Commitment fee pertaining to extension of line of credit for proposed acquisition of Safety Kleen.

15. Canadian Imperial Bank of Commerce, Ontario                   0      Investors Agreement & Subscription Agreement
    Teachers' Pension Plan Board, 1067892                                dated March 3, 1998 regarding Environmental
    Ontario, Ltd., C.D.P.Q. Venture Capital Inc.                         Research & Development Capital Corporation.

16. Chesterton Investments Limited &                        683,000      Property lease re 75 Windemere Road and 80
    Morris Investments Limited                                           Glow Avenue, Hamilton, ON

17. Chodos, Peter                                           476,000(5)+  Severance - former Exec VP Corp Development

18. CIBC Equipment Finance Limited                          665,000(6)+  Lease of AFS wire reclamation system equipment
                                                                         - rejected pursuant to Global Rejection Motion.

19. CIBC Equipment Finance Limited                           51,000      Equipment lease # 553396 Electrostatic Line
                                                                         (Firestone Plant, Hamilton, ON)

20. Cinicorp Holdings Limited                               212,000+     Balance of payments owed under 5 year
                                                                         consulting agreement.

21. City  of  Toronto   Economic   Development            1,016,000      Property lease re 595 Commissioners Street,
                                                                         Toronto, ON


_____________

4 CIBC in its representative capacity as administrative agent for the Prepetition Bank Group filed an unliquidated claim for $1,039,042,345.00 in the U.S. Bankruptcy Cases. CIBC did not file a claim in response to the fee on Amended Exhibit B.

5     Claim filed for $476,000.00 in the U.S. Bankruptcy Cases.

6 Claim filed for $69,958.66 in the U.S. Bankruptcy Cases. CIBC Equipment Finance Limited filed an additional proof of claim in the U.S. Bankruptcy Cases relating to lease of electrostatic equipment in the amount of $69,138.81 which relates to a lease the debtors intend to reject in the U.S. proceedings.

+     This Claim was originally scheduled on Amended Exhibit B to the Plan.



                                                        SCHEDULED
    CREDITOR                                             AMOUNT                        DESCRIPTION
    --------                                            ---------                      -----------

22. Clark, Brad                                               1,360      Litigation (Ontario Court) - claim is for
                                                                         costs awarded pursuant to an endorsement by the
                                                                         Ontario Court (General Division).

23. Close Quarters Inc.                                     110,666      Lynx promissory - note originally with a face
                                                                         amount of $300,000 CDN

24. Close Quarters Inc. / Tom Close                         506,813      Consulting agreement re acquisition of Lynx
                                                                         Environmental Services Ltd.

25. Comdisco Canada, Ltd.                                         0      Technology services agreement dated May 25,
                                                                         1998.

26. Compagnie de Gestion, M.P.F., Inc. / c/o              1,650,000      Obligation to confer benefit of tax losses
    Chaurette Levesque                                                   stemming from Acquisition of Service Central
                                                                         De Reservoirs (1990) Ltee.

27. Coristine, Bruce                                        563,000+     Balance owing on promissory note for
                                                                         acquisition of Lynx Environmental Services Ltd.

28. Coristine, Bruce                                        249,000      Severance - employment contract

29. Coristine, Bruce                                         42,000      "Past performance" payment

30. Coristine, Bruce  / Close Quarters Inc.                 155,789      "Hyatt" note repayment

31. Crawford, Kevin                                          61,000      Severance - former VP Caligo

32. D'Allessandro, Gino                                           0      Litigation - plaintiff is claiming C$12,586
                                                                         for the value of tools stolen from Philip's
                                                                         premises (Lynx Environmental), C$50,000 in
                                                                         punitive damages and solicitor costs

33. Enterprises Delcapitale Limitee                               0+     Litigation pertaining to the purchase of
                                                                         Delsan Demolition.

34. FP Commodity Master Trust                            16,897,483(7)   Copper Monetization Note

35. Fracassi, Philip                                         52,000+     Balances due under employment agreement
                                                                         rejected pursuant to Global Rejection Motion.

36. Gallagher, John                                          13,600      Litigation (Ontario Court) - claim is for
                                                                         costs awarded pursuant to an endorsement
                                                                         by the Ontario Court (General Division).



________________

7     Claim filed for $16,897,483.35 in the U.S. Bankruptcy Cases.

+     This Claim was originally scheduled on Amended Exhibit B to the Plan.



                                                        SCHEDULED
    CREDITOR                                             AMOUNT                        DESCRIPTION
    --------                                            ---------                      -----------

37. Goldblatt, Marvin                                       827,000+     Remaining amounts owed under employment
                                                                         agreement rejected pursuant to Global Rejection Motion.

38. Gore,  Reginald  J.,  Gore,  Alma P., Gore,             870,400      Claim for PSC to fund Philip Gore Landfill
    Larry R., Sebele, Sandra P., and                                     Inc. to satisfy redemption of Preference Shares
    Sebele, Terry C.                                                     (100 shares per year at C$800 per share).

39. Green, John, Green, Lilla,  Stasiuk,  John,              23,800      Litigation claim for fees and expenses
    Dynamic Industrial Services, Inc.                                    relating to action for injunctive relief
                                                                         brought by Philip Services Corp.

40. GUSO Ltd.                                                21,553      Property lease - 111 Ingram Drive, North York,

41. Hamilton Harbour Commissioners                          561,000(8)+  Estimated rejection damages under real
                                                                         property lease rejected pursuant to Global
                                                                         Rejection Motion.

42. Hilson, Michael                                           6,800      Litigation (Ontario Court) - claim is for
                                                                         costs awarded pursuant to an endorsement by the
                                                                         Ontario Court (General Division).

43. Hoey, Graham                                             20,000+     Remaining severance amounts owed under
                                                                         employment agreement rejected pursuant
                                                                         to Global Rejection Motion.

44. Imperial Oil, a partnership of Imperial Oil                   0      Demolition and waste removal agreement dated
    Limited and McColl-Frontenac Petroleum Inc.                          February 9, 1998.

45. Kimco Steel Sales Limited                                 4,000      Litigation

46. Kumer, Sheldon                                          348,000(9)+  Settlement of remaining severance obligations outstanding under employment contract rejected
                                                                         pursuant to Global Rejection Motion.

47. Leasing Solutions (Canada), Inc.                              0+     Estimated amount owed under master equipment
                                                                         lease.  Lease rejected pursuant to Global
                                                                         Rejection Motion.

48. Lethbridge, Thomas                                       20,000      Litigation - breach of contract


________________

8 Unliquidated Claim filed for $29,922.95 Canadian in the U.S. Bankruptcy Cases, converted by 0.68254855, the Dow Jones Canadian to United States exchange rate as of June 25, 1999 to U.S. $20,423.87.

9     Claim filed for $348,000.00 in the U.S. Bankruptcy Cases.

+     This Claim was originally scheduled on Amended Exhibit B to the Plan.



                                                        SCHEDULED
    CREDITOR                                             AMOUNT                        DESCRIPTION
    --------                                            ---------                      -----------

49. Lions  Wrecking  Ltd.;  Lions  Disposal and                   0      Litigation - breach of contract
    Excavation; Lions Disposal Excavation &
    Demolition Ltd.; Jose Nunes; Honorina
    Nunes; Olivio Ricardo; Maria Ricardo

50. Liquid Cargo Lines Limited                                    0      Damages to formerly leased property at 474
                                                                         Southdown Road, Mississauga, ON.  Philip has
                                                                         vacated this site.  The lease expired
                                                                         January 31,1999.

51. McQuillan, Peter                                         21,000(10)+ Remaining balance of unpaid severance owed
                                                                         under employment agreement rejected pursuant
                                                                         to Global Rejection Motion.

52. MD Realty Canada Inc., Abrim 11 Inc., &                  42,000+     Arrearages owed on month-to-month tenancy on
    132001 Canada Inc, Sitq Inc.                                         real property lease rejected pursuant to
                                                                         Global Rejection Motion.

53. MDS Environmental Services Limited                      816,000(11)+ Remaining amounts owed under promissory note.

54. MTC Leasing Inc.                                         16,000      Computer equipment leases #'s 049-66288-00-00002
                                                                         and 049-66288-00-00001.

55. Myrtle Eva Harrington; Harrington                       170,000+     Remaining amounts owed under promissory note.
    Acquisition Corporation; Nancy
    Hamilton; Myrtle Eva Harrington
    as Trustee for the estate of
    Frederick John Harrington; Bruce
    Hamilton

56. Newcourt Credit Group, Inc./Newcourt                    507,000(12)+ Remaining amounts owed under computer software
    Financial Ltd.                                                       contract rejected pursuant to Global Rejection Motion.

57. Nortel Networks Corporation                             692,000      Trade supplier to Barrie Copper operations

58. OE Leasing, a division of OE Financial                      898      Equipment lease.
    Services Inc.

59. Ontario Paving Inc.; Carmen Alfano                            0      Litigation

60. Palango, Paul                                                 0      Litigation - Defamation


________________

10 Claim filed for $21,000.00 in the U.S. Bankruptcy Cases, indicating that $4,300 of the claimed amount should be treated as a priority claim.

11     Claim filed for $816,000.00 in the U.S. Bankruptcy Cases.

12     Claim filed for $504,521.55 in the U.S. Bankruptcy Cases.

+      This Claim was originally scheduled on Amended Exhibit B to the Plan.



                                                        SCHEDULED
    CREDITOR                                             AMOUNT                        DESCRIPTION
    --------                                            ---------                      -----------

61. Paletta International Corporation                     1,383,800      Mortgage on property at 272 First Road, Stoney
                                                                         Creek, ON.

62. PDQ Mechanical                                            9,000      Litigation - breach of contract

63. Perron, Victor                                           21,000(13)+ Remaining severance amounts owed under
                                                                         employment agreement rejected pursuant to
                                                                         Global Rejection Motion.

64. Poplack, Bernard                                         82,000      Litigation - judgement under appeal

65. Port of Quebec Authority                                 67,206      Property leases: Lease Q-281(9) (Yard) and
                                                                         Q-413(6) (Dock), Port of Quebec

66. Royal Bank of Canada                                  2,500,000(14)+ Anticipated rejection damages under equipment leases rejected pursuant to Global Rejection Motion.

67. Teperman and Sons Inc.                                        0      Litigation - Breach of Contract

68. Utter, Christopher                                            0      Litigation

69. Woodcroft, John                                         716,000+     Remaining severance amounts owed under
                                                                         employment agreement rejected pursuant to
                                                                         Global Rejection Motion.

70. Woodstock Sufferance Warehouse Ltd.                     184,611      Property lease re 415 Norwich Ave., Woodstock, ON

71. Xerox Canada Ltd.                                         5,862      Equipment leases (3) (3 photo copiers and 1 fax).
                                                         ==========
                                                         52,964,909


________________

13     Claim filed for $34,477.72 in the U.S. Bankruptcy Cases.

14 Royal Bank of Canada was granted an extension in the U.S. Bankruptcy Cases to file a proof of claim.

+      This Claim was originally scheduled on Amended Exhibit B to the Plan.